Exhibit 4.11
CREDIT AGREEMENT
dated as of
June 5, 2006
Between
CONSTELLATION BRANDS, INC.,
The SUBSIDIARY GUARANTORS Party Hereto,
The LENDERS Party Hereto
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
CITICORP NORTH AMERICA, INC.,
as Syndication Agent
J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Bookrunners
and
THE BANK OF NOVA SCOTIA
and
SUNTRUST BANK
as Co-Documentation Agents
U.S.$3,500,000,000

- i -

- ii -

- iii -

SCHEDULE I	-	Indebtedness and Liens
SCHEDULE II	-	Disclosed Matters
SCHEDULE III	-	Subsidiaries and Investments
SCHEDULE IV	-	Stock Options and Stock Based Plans
SCHEDULE V	-	Certain Adjustment Amounts
SCHEDULE VI	-	Senior Unsecured Notes
SCHEDULE VII	-	Non-Controlled Joint Venture Entities
SCHEDULE VIII	-	Certain U.S. Subsidiaries
SCHEDULE IX	-	Vincor Agreements

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B-1	-	Form of U.S. Pledge Agreement
EXHIBIT B-2	-	Form of U.K. Equity Pledge Agreement
EXHIBIT B-3	-	Form of Australian Equity Pledge Agreement
EXHIBIT B-4	-	Form of Luxembourg Equity Pledge Agreement
EXHIBIT B-5	-	Form of New Zealand Equity Pledge Agreement
EXHIBIT B-6	-	Form of Canadian Pledge Agreement
EXHIBIT C	-	Form of Guarantee Assumption Agreement
EXHIBIT D-1	-	Form of Opinion of U.S. Counsel to the Obligors
EXHIBIT D-2	-	Form of Opinion of U.K. Counsel to the Obligors
EXHIBIT D-3	-	Form of Opinion of Luxembourg Counsel to the Obligors
EXHIBIT D-4	-	Form of Opinion of Australian Counsel to the Obligors
EXHIBIT D-5	-	Form of Opinion of New Zealand Counsel to the Obligors
EXHIBIT D-6	-	Form of Opinion of Nova Scotia Counsel to the Obligors
EXHIBIT E	-	Form of Opinion of Special New York Counsel to JPMorgan Chase
EXHIBIT F	-	Form of Intercompany Note
EXHIBIT G-1	-	Form of Officer’s Certificate pursuant to 5.01(a)(v)
EXHIBIT G-2	-	Form of Officer’s Certificate pursuant to 5.01(d)
EXHIBIT H	-	Form of Lender Addendum
EXHIBIT I	-	Form of Escrow Agreement

- iv -

          CREDIT AGREEMENT dated as of June 5, 2006, between CONSTELLATION BRANDS, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITICORP NORTH AMERICA, INC., as Syndication Agent, and J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Bookrunners and THE BANK OF NOVA SCOTIA and SUNTRUST BANK, as Co-documentation Agents.
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
           “ABR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means an acquisition by the Borrower or any of its Subsidiaries of a business of any Person or a business line or division of any Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, by acceptance of a contribution of capital from another Person, or otherwise). For purposes hereof, the term “Acquisition” shall include the Vincor Acquisition.
          “Adjusted Cash Flow” means, for any period (the “calculation period”), the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Operating Cash Flow for the calculation period minus (b) Capital Expenditures made during the calculation period (excluding Capital Expenditures made from the proceeds of Indebtedness other than Indebtedness hereunder).
          “Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
          “Adjustment Amount” means, for any period, (i) the amount for such period specified on Schedule V hereto and (ii) in connection with any Acquisition or Disposition after the date hereof the sum of (x) all non-cash non-recurring charges for such period (which charges are reasonably acceptable to the Administrative Agent) and (y) all non-recurring cash charges associated with cost savings acceptable under Regulation SX of the Securities Act of 1933, as amended, in each case against net operating income of the Borrower, any Subsidiary or the Person subject to an Acquisition.

          “Administrative Agent” means JPMorgan Chase, in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (provided that no Subsidiary will be deemed to be an Affiliate of the Borrower or of any other Subsidiary).
          “Agreement” means this credit agreement and all Schedules and Exhibits forming part of this credit agreement.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Alternative Currency” means any currency (other than U.S. Dollars) so long as at such time, (a) such currency is dealt with in the London interbank deposit market, (b) such currency is freely transferable and convertible into U.S. Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Issuing Lender for issuance, renewal, extension or amendment of any Alternative Currency Letter of Credit or funding or making drawings thereunder and/or to permit the Borrower to pay the reimbursement obligation of any drawing thereunder and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
          “Alternative Currency Equivalent” shall mean, with respect to any amount in Dollars, the amount of the relevant Alternative Currency that could be purchased with such amount of Dollars using the foreign exchange rate(s) specified in the definition of “Dollar Equivalent” below, as determined by the relevant Issuing Lender.
          “Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements under Alternative Currency Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Alternative Currency LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Alternative Currency LC Exposure in respect of all Alternative Currency Letters of Credit that constitute utilizations of such Revolving Lender’s Revolving Commitments.
          “Alternative Currency Letter of Credit” means a Letter of Credit issued by an Issuing Lender in an Alternative Currency pursuant to Section 2.05(c).

          “Alternative Currency Letter of Credit Report” has the meaning assigned to such term in Section 2.05(c)(ii).
          “AmalCo” means CBV Canada Holdings Limited, a Canadian corporation incorporated under the CBCA and a Wholly-Owned Subsidiary of the Borrower.
          “Applicable Percentage” means (a) with respect to any Revolving Lender for purposes of Sections 2.04 or 2.05, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment, (b) with respect to any Revolving Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent, the Swingline Lender or any Issuing Lender under this Agreement relating to Swingline Loans or Letters of Credit, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment and (c) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement (other than one relating to Swingline Loans or Letters of Credit), the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder. If the Revolving Commitments have terminated or expired, the Applicable Percentage for any Revolving Lender shall be determined based upon the Revolving Commitments of such Revolving Lender most recently in effect (and giving effect to any assignments).
          “Applicable Rate” means, for any day, (i) in the case of any Tranche B Term Loan, with respect to any (x) ABR Borrowing, 0.50% and (y) Eurodollar Borrowing, 1.50% and (ii) (x) in the case of any Revolving Loan or Tranche A Term Loan, with respect to any ABR Borrowing (including any Swingline ABR Borrowing) or Eurodollar Borrowing or Swingline FFBR Borrowing, as the case may be, or (y) with respect to the commitment fees payable hereunder, the rate per annum set forth in the schedule below, as applicable, based upon the Debt Ratio as of the most recent determination date:

Revolving
Loan
and
Swingline
	Loan: ABR			Tranche A
	Rate	Revolving		Term
	and	Loan:	Tranche A	Loan:
	Swingline	Eurodollar	Term Loan:	Eurodollar	Commitment
Debt Ratio:	FFBR Rate	Rate	ABR Rate	Rate	Fee Rate
Category 1
< 2.50 to 1	0.00%	1.00%	0.00%	1.00%	0.375%

Category 2
≥ 2.50 to 1	0.25%	1.25%	0.25%	1.25%	0.50%
          For purposes of the foregoing, (i) the Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 4.04(a)(i) or Section 6.01(a) or (b) and

(ii) subject to the foregoing provisions of this definition, each change in the Applicable Rate resulting from a change in the Debt Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (A) subject to clauses (B) and (c), at all times prior to the first delivery after the Effective Date of financial statements pursuant to Section 6.01(a) or (b), the Debt Ratio shall be deemed to be as specified in the certificate of the Borrower delivered on the Effective Date pursuant to Section 5.01(a)(vi), (B) the Debt Ratio shall be deemed to be in Category 2 at any time that an Event of Default has occurred and is continuing and (C) the Debt Ratio shall be deemed to be in Category 2 if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          Notwithstanding the foregoing, the “Applicable Rate” for any Incremental Term Loan of any Series shall be the respective rates specified in the Incremental Term Loan Agreement for such Series; provided that, if the interest rate for either Type of any Series of Incremental Term Loans shall be greater than 0.25% above the interest rate for the corresponding Type of Tranche B Term Loans (including any original issue discount (“OID”) in respect of such Incremental Term Loans in calculation of such interest, with such OID being equated to such increased interest rate in a manner determined by the Administrative Agent and consistent with GAAP based on an assumed four-year life to maturity), the Applicable Rate for such Type of Tranche B Term Loans shall be automatically adjusted upwards on the date upon which the Incremental Term Loan Commitments of such Series are established pursuant to Section 2.01(e) so that the interest rate for such Type of such Series of Incremental Term Loans is 0.25% above such interest rate for such Type of Tranche B Term Loans.
          “Applicable U.S. Subsidiary” means any Subsidiary (i) organized under the laws of United States of America or a State thereof for the purpose of holding (directly or indirectly) the equity interests of one or more Foreign Subsidiaries and (ii) which, if such Subsidiary were to become a Subsidiary Guarantor hereunder, the Borrower and the Administrative Agent have determined would result in adverse tax consequences under Section 956 of the Code. The Applicable U.S. Subsidiaries as of the Effective Date are specified in Part A of Schedule III hereto.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised by or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangement Effective Date” means the date on which the Certificate of Arrangement is issued pursuant to the CBCA.
          “Arrangement Resolution” has the meaning specified in the Vincor Arrangement Agreement.

          “Articles of Arrangement” has the meaning specified in the Vincor Arrangement Agreement.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Australian Equity Pledge Agreement” means each Mortgage of Shares, substantially in the form of Exhibit B-3, executed and delivered by Constellation Australia in favor of the Administrative Agent, creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of BRL Hardy, up to but not exceeding such portion thereof that does not represent more than 65% of the aggregate outstanding voting stock issued by BRL Hardy.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Constellation Brands, Inc., a Delaware corporation.
          “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan. For all purposes of this Agreement, the date of a Borrowing initially shall be the date on which the Borrowing is made and, in the case of a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “BRL Hardy” means Hardy Wine Company Limited ACN 008 273 907 (f/k/a BRL Hardy Limited), a company organized under the laws of Australia.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (i) if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Borrowing or a notice by the Borrower with respect to any such Borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market and (ii) if such day relates to an Alternative Currency Letter of Credit Report in respect to any Alternative Currency Letter of Credit, such day shall also be a day on which dealings in the spot market for the purchase of Dollars with the relevant Alternative Currency are carried out in the London foreign exchange market.
          “Canadian Acquisition Subsidiary” means Constellation Canada Holdings Limited, a Canadian corporation incorporated under the CBCA and a Wholly-Owned Subsidiary of the Borrower.

          “Canadian Dollars” or “C$” refers to lawful money of Canada.
          “Canadian Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B-6 executed and delivered by ULC Subsidiary in favor of the Administrative Agent, creating in favor of the Administrative Agent for the benefit of the Lenders a security interest in the partnership interests of LP (Canada), up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding voting ownership interests issued by LP (Canada).
          “Canandaigua B.V.” means Canandaigua B.V., a company organized under the laws of The Netherlands and a Wholly-Owned Subsidiary of the Borrower.
          “Canandaigua Limited” means Canandaigua Limited, a company organized under the laws of England and Wales and a Wholly-Owned Subsidiary of the Borrower.
          “Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP. Notwithstanding the foregoing, no Acquisition permitted pursuant to Section 7.05(b) or 7.05(c) shall be treated as a Capital Expenditure.
          “Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
          “Certificate of Arrangement” has the meaning specified in the Vincor Arrangement Agreement.
          “CBCA” means the Canada Business Corporations Act, as amended.
          “CBI Australia” means CBI Australia Holdings Pty Limited ACN 103 359 299 an unlisted proprietary company incorporated in the Australian Capital Territory and a Wholly-Owned Subsidiary of the Borrower.
          “CBI Preferred Stock” means senior mandatorily convertible preferred stock of the Borrower (of one or more series), but only so long as such preferred stock (i) is mandatorily convertible into Class A common stock of the Borrower, (ii) except as provided in the foregoing clause (i) or in the anti-dilution adjustments for such preferred stock, is not convertible (including at the option of any Person) into any debt or equity security of the Borrower or any Subsidiary at any time and (iii) has an aggregate liquidation preference (for all series) not exceeding U.S.$530,000,000 (plus any accrued and unpaid dividends thereon, subject to the terms of Section 7.07).
          “CBI Preferred Stock Payments” means quarterly cash dividend payments on the CBI Preferred Stock.
          “Change in Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof (the “Exchange Act”)), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the voting power of the total outstanding Voting Stock of the Borrower voting as one class (provided that the Permitted Holders “beneficially own” (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower), (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office, or (iii) any event that requires the Borrower, pursuant to the provisions of any instrument evidencing or governing any Senior Unsecured Indebtedness or any Subordinated Indebtedness, to redeem, or make an offer to redeem or repurchase, all or any portion of such Senior Unsecured Indebtedness or Subordinated Indebtedness, as the case may be, as a result of a change of control (however defined).
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Circular” has the meaning specified in the Vincor Arrangement Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment,

Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Incremental Term Loan Commitment.
          “Cleanup Period” has the meaning specified in Section 10.16.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means, collectively, the “Collateral” specified in the U.S. Pledge Agreement and all collateral pledged pursuant to the Foreign Pledge Agreements.
          “Collateral Account” has the meaning assigned to such term in Section 4.01 of the U.S. Pledge Agreement.
          “Commissioner” shall have the meaning assigned to such term in Section 6.11(c).
          “Committed LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Committed Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Committed Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Committed LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Committed LC Exposure in respect of all Committed Letters of Credit that constitute utilizations of such Revolving Lender’s Revolving Commitments.
          “Commitment” means a Revolving Commitment, Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Incremental Term Loan Commitment, or any combination thereof (as the context requires).
          “Commitment Letter” means the Commitment Letter dated as of April 7, 2006 between the Borrower, JPMorgan Chase, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and The Bank of Nova Scotia, as amended, supplemented and otherwise in effect from time to time.
          “Committed Letter of Credit” means a Letter of Credit issued by an Issuing Lender in Dollars pursuant to Section 2.05(a).
          “Companies Act” means the Companies Act of 1985 of England and Wales, as amended from time to time.
          “Competition Act” means the federal Competition Act (Canada), as amended.
          “Computershare” means Computershare Trust Company of Canada, a trust company licensed to carry on business in all Provinces in Canada.
          “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are required to be consolidated with the financial statements of such Person in accordance with GAAP. For purposes hereof, upon the Effective Date, Vincor and its Subsidiaries shall be deemed to be “Consolidated Subsidiaries” of the Borrower.

          “Consolidated Tangible Assets” means, as at any date, the total assets of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, “tangible assets” means all assets of the Borrower and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets.
          “Constellation Australia” means Constellation Australia Pty Limited ACN 103 362 232, an unlisted proprietary company incorporated in the Australian Capital Territory and a Wholly-Owned Subsidiary of the CBI Australia.
          “Constellation International Holdings” means Constellation International Holdings Limited, a New York corporation (f/k/a Canandaigua Europe Limited) and a Wholly-Owned Subsidiary of the Borrower.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Covered Taxes” means any and all present or future withholding taxes, including levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Director” has the meaning specified in the Vincor Arrangement Agreement.
          “Debt Incurrence” means a Foreign Subsidiary Debt Incurrence, a Senior Debt Incurrence or a Subordinated Debt Incurrence, as applicable.
          “Debt Ratio” means, as at the last day of any fiscal quarter of the Borrower (or, for purposes of the certificate of the Borrower delivered pursuant to Section 5.01(a)(vi), as at the Effective Date) (in any case, the “day of determination”), the ratio of (a) the sum of (i) the aggregate amount of Indebtedness of the Borrower and its Consolidated Subsidiaries as at such day of determination (determined on a consolidated basis, without duplication, in accordance with GAAP, but excluding any Revolving Loans) plus (ii) the average of the aggregate outstanding principal amounts of Revolving Loans as at such day of determination and as at the last days of each of the three immediately preceding fiscal quarters (including, as applicable, “Revolving Loans” under (and as defined in) the Existing Credit Agreement) to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Designated Revolving Borrowing” means a Borrowing of Revolving Loans (a) for which the related Borrowing Request certifies that the proceeds thereof will be applied to finance one or more Acquisitions in compliance with Section 7.05 and (b) that is prepaid with the Net Available Proceeds of a Senior Debt Incurrence or a Subordinated Debt Incurrence within 180 days of the making of such Borrowing.
          “Disclosed Matters” means the actions, suits, proceedings, intellectual property matters, environmental matters and, to the extent not reasonably likely to result in a Material Adverse Effect, matters of the type described in Section 4.06(a)(ii), in each case disclosed in Schedule II.
          “Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries (other than any Inactive Subsidiary or Non-Controlled Joint Venture Entity) to any other Person including, without limitation, any sale of Receivable Assets as part of a Permitted Receivable Financing but excluding (a) any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms and (b) any Sale and Leaseback Transaction.
          “Disqualified Stock” means any capital stock or other ownership interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, at any time prior to the date six months after the final maturity of the Loans hereunder, (b) is secured by any assets of the Borrower or any Subsidiary or is Guaranteed by any Subsidiary or (c) is exchangeable or convertible at the option of the holder into Indebtedness of the Borrower or any Subsidiary.
          Notwithstanding the preceding sentence, any capital stock or other ownership interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the respective issuer thereof to repurchase such capital stock or other ownership interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such capital stock or other ownership interest provide that such issuer may not repurchase or redeem any such capital stock or other ownership interest pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 7.07.
          “Dissent Rights” has the meaning specified in the Circular.
          “Dollar” or “$” refers to lawful money of the United States of America.
          “Dollar Equivalent” means, as used in each Alternative Currency Letter of Credit Report and with respect to any Alternative Currency Letter of Credit, the amount of Dollars that would be required to purchase the amount of the relevant Alternative Currency with respect to such Alternative Currency Letter of Credit, as specified in such Alternative Currency Letter of Credit Report as determined by the Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate with respect to such Alternative Currency.

          “Effective Date” means the date requested by the Borrower pursuant to Section 5.01(a)(v) and on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).
          “Environmental Claim” means, with respect to any Person, (a) any written notice, claim, demand or other written communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any written claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries (excluding any such security or instrument the issuance of which constitutes a Debt Incurrence) or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower, any Wholly-Owned Subsidiary thereof or any Joint Venture Entity (y) any capital contribution by any Person other than the Borrower or any Subsidiary thereof to any Joint Venture Entity or (z) any capital contribution by the Borrower, any Wholly-Owned Subsidiary thereof or any Joint Venture Entity to any Subsidiary of the Borrower or any Joint Venture Entity.

          “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) to which such Person is a party for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Escrow Agent” means Computershare, in its capacity as escrow agent under the Escrow Agreements.
          “Escrow Agreement” means an Escrow Agreement substantially in the form of Exhibit I between Vincor, Canadian Acquisition Subsidiary, the Administrative Agent and Computershare.
          “Escrow Account” means the account subject to the Escrow Agreement and specified in Section 4.1(a) of Schedule C of the Vincor Arrangement Agreement.
          “Eurodollar” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VIII.

          “Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars based upon the spot selling rate at which a relevant reference dealer chosen by the Administrative Agent (which reference dealer may be an Affiliate of the Administrative Agent) offers to sell such Alternative Currency in the London foreign exchange market at approximately 11:00 a.m. (London time) for delivery two Business Days later.
          “Excluded Entities” means, collectively, (i) Inactive Subsidiaries, Joint Venture Entities, Applicable U.S. Subsidiaries and Foreign Subsidiaries (in the case of each such Subsidiary, for so long as it does not provide any Guarantee of any Indebtedness of any Obligor), (ii) for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and having Indebtedness outstanding to Constellation International Holdings, Canandaigua B.V, (iii) for so long as it shall conduct no business other than holding equity interests in LP (Canada) and acting as the general partner thereof and conducting activities described in Section 7.14(i), GP (Canada), (iv) for so long as it shall have assets with a fair market value of less than U.S.$5,000,000 and gross revenues of less than U.S.$10,000,000 (in each case calculated as at the end of and for the most recently-ended fiscal quarter), Constellation Brands Ireland Limited and (v) at any time prior to the date on which it is required to become a Subsidiary Guarantor pursuant to Section 6.09(b) of this Agreement, each Specified Vincor Entity.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
          “Existing Credit Agreement” means the Credit Agreement dated as of December 22, 2004 between the Borrower, certain Subsidiaries, certain lenders, certain other parties and JPMorgan Chase, as Administrative Agent.
          “Federal Funds Base Rate” means, for any Interest Period for any Swingline Loan, the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) determined by the Swingline Lender to be equal to the rate charged to the Swingline Lender on Federal funds transactions for such Interest Period with members of the Federal Reserve System arranged by Federal funds brokers on such day.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day for the immediately preceding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for such preceding Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “FFBR” means, when used in reference to any Swingline Loan, that such Swingline Loan bears interest at a rate determined by reference to the Federal Funds Base Rate.
          “Final Order” has the meaning specified in the Vincor Arrangement Agreement.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.
          “FinCo” means CB International Finance S.a.r.l., a company organized under the laws of Luxembourg and a Wholly-Owned Subsidiary of the Borrower with (i) a registered office at S, rue Guillaume Kroll, L-1882 Luxembourg, (ii) share capital of U.S.$15,000 and (iii) the trade register number of B.93.303.
          “Fixed Charges” means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period unless refinanced or otherwise paid with the proceeds of Indebtedness or Equity Issuances (to the extent permitted under this Agreement) plus (b) all Interest Expense for such period plus (c) the aggregate amount of federal, state, provincial and foreign income taxes paid during such period to the extent that net operating income for such period pursuant to clause (a) of the definition of “Operating Cash Flow” in this Section has been calculated before giving effect to such taxes plus (d) the aggregate amount of cash dividends made by the Borrower pursuant to Section 7.07 during such period.
          “Fixed Charges Ratio” means, as at any date, the ratio of (a) Adjusted Cash Flow for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Fixed Charges for such period (it being understood that, as specified in the definitions of “Interest Expense” and “Operating Cash Flow”, neither Adjusted Cash Flow nor Fixed Charges will be adjusted on a pro forma basis with respect to any Acquisition or Disposition).
          “Foreign Pledge Agreement” means (i) with respect to the capital stock of Matthew Clark, a U.K. Equity Pledge Agreement in substantially the form of Exhibit B-2, (ii) with respect to the capital stock of BRL Hardy, an Australian Equity Pledge Agreement in substantially the form of Exhibit B-3, (iii) with respect to the capital stock of FinCo, a Luxembourg Equity Pledge Agreement in substantially the form of Exhibit B-4, (iv) with respect to the capital stock of Nobilo Wine Group, a New Zealand Equity Pledge Agreement in substantially the form of Exhibit B-5, (v) with respect to the partnership interests of LP (Canada), a Canadian Pledge Agreement in substantially the form of Exhibit B-6, and (vi) with respect to the capital stock of any other applicable Subsidiary of the Borrower organized under the laws of any country other than the United States of America or a State thereof, a pledge agreement, mortgage of shares or similar agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Borrower or any other Subsidiary (to the extent required under Section 6.09) in favor of the Administrative Agent creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of stock of other equity interests of such first Subsidiary.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiaries” means any Subsidiary organized under the laws of any country other than the United States of America, or a State thereof, which (if such Subsidiary were to become a Subsidiary Guarantor hereunder) the Borrower and the Administrative Agent have determined would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation. The Foreign Subsidiaries as of the Effective Date are specified in Part A of Schedule III hereto.
          “Foreign Subsidiary Debt Incurrence” means the incurrence by any Subsidiary after the Effective Date of any Foreign Subsidiary Indebtedness.
          “Foreign Subsidiary Indebtedness” means Indebtedness incurred in compliance with Section 7.01(f).
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, the government of Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, stock exchange, regulatory body, securities commission, bureau, board, court, central bank, Person or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “GP (Canada)” means CB Nova Scotia ULC, an unlimited liability company organized under the laws of Nova Scotia and a Wholly-Owned Subsidiary of ULC Subsidiary.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 6.09(b) is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.
          “Guaranteed Obligations” has the meaning set forth in Section 3.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (and, for avoidance of doubt, excluding any type of hedging arrangement other than in respect of interest rate protection, foreign currency exchange or commodity price protection).
          “Hedging Guaranteed Obligations” has the meaning set forth in Section 3.10.
          “Immaterial Acquisition Approvals” has the meaning set forth in Section 4.03(a)(iii).
          “Inactive Subsidiary” means, as at any date, any Subsidiary of the Borrower that as at the end of and for the fiscal quarter ending on or most recently ended prior to such date, shall have assets with a fair market value of less than U.S.$5,000,000 and gross revenues of less than U.S.$5,000,000, as so certified in the certificate of a Financial Officer of the Borrower delivered with respect to such fiscal quarter pursuant to Section 6.01(c). For purposes hereof, the fair market value of any trade name, trademark, service mark, logo, trade dress, trademark or service mark registration, or application for trademark or service mark registration (including any rights relating thereto) held by any Subsidiary shall be determined without giving effect to any licenses or user agreements granted by such Subsidiary to any other Person. The Inactive Subsidiaries as of the date hereof are specified in Part A of Schedule III hereto.
          “Incremental Principal Payment Dates” means, for any Series of Incremental Term Loans, the dates specified in the Incremental Term Loan Agreement for such Series as the dates upon which payments of principal in respect of the Incremental Term Loans of such Series are to be made.
          “Incremental Term Loan” means an “Incremental Term Loan” provided for by Section 2.01(e), which may be an ABR Loan and/or a Eurodollar Loan.

          “Incremental Term Loan Agreement” means, with respect to any Series of Incremental Term Loans, an agreement between the Borrower and one or more Lenders pursuant to which each such Lenders agrees to become obligated in respect of an Incremental Term Loan Commitment of such Series hereunder.
          “Incremental Term Loan Availability Date” means the day one year prior to the Term Loan Maturity Date for Tranche B Term Loans or, if such day is not a Business Day, the next preceding Business Day.
          “Incremental Term Loan Availability Period” means the period from and including the Effective Date to and including the Incremental Term Loan Availability Date.
          “Incremental Term Loan Commitment” of any Series means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Incremental Term Loans of such Series, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Incremental Term Loan Commitment of any Series will be specified in the Incremental Term Loan Agreement for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Term Loan Commitment of such Series, as applicable.
          “Incremental Term Loan Lender” means, in respect of any Series of Incremental Term Loans, a Lender with an Incremental Term Loan Commitment of such Series or, if the Incremental Term Loan Commitments of such Series have terminated or expired, a Lender with outstanding Incremental Term Loans of such Series.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than documentary letters of credit related to trade payables with a maturity date of 90 days or less, which letters of credit are not Letters of Credit issued pursuant to this Agreement), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the Maximum Receivable Exposure under all Permitted Receivable Financings entered into by such Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Covered Taxes other than Excluded Taxes.
          “Initial Lenders” means, collectively, JPMorgan Chase, Citicorp North America, Inc. and The Bank of Nova Scotia.
          “Intercompany Note” means a promissory note of a Foreign Subsidiary in substantially the form of Exhibit F.
          “Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) Operating Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
          “Interest Expense” means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) minus (c) all interest income during such period.
          Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrower shall have consummated any Acquisition or Disposition for aggregate consideration of U.S.$50,000,000 or more then, for all purposes of this Agreement (other than for purposes of the definition of Fixed Charges), Interest Expense shall be determined on a pro forma basis as if such Acquisition or Disposition (and any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (and interest on any such Indebtedness shall be deemed to be calculated for such period at a rate per annum equal to the actual rate of interest in effect in respect of Indebtedness under this Agreement outstanding during such period).
          “Interest Payment Date” means (a) with respect to any ABR Borrowing, each Quarterly Date, (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to such Borrowing and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (with the consent of each Lender directly affected thereby) any other period thereafter, as the Borrower may elect and (b) with respect to any Swingline FFBR Borrowing, the period commencing on the date of such Borrowing and ending on the date that is two weeks after such Swingline Loan is made, as the Borrower may elect; provided, that
     (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and
     (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
          “Interest Rate Protection Agreement” means any Hedging Agreement that consists of an interest rate protection agreement or other interest rate hedging arrangement providing for the transfer or mitigation of interest risks either generally or under specific contingencies.
          “Interim Order” has the meaning specified in the Vincor Arrangement Agreement.
          “Investment” means, for any Person: (a) the making of any deposit with, or advance, loan, extension of credit or capital contribution to, or the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or the purchase of any assets constituting a business unit of, or the making of any other investment in, any Person; or (b) the entering into any Hedging Agreement.
          “Investment Canada Act” means the federal Investment Canada Act, as amended.
          “Irish Equity Pledge Agreement” means a Pledge Agreement in form and substance reasonably acceptable to the Administrative Agent, executed and delivered by Constellation International Holdings Limited in favor of the Administrative Agent, creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of Constellation Brands Ireland Limited up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding Voting Stock issued by Constellation Brands Ireland Limited.
          “Issuing Lender” means each of (i) JPMorgan Chase, (ii) The Bank of Nova Scotia and (iii) each other Lender added hereto as an “Issuing Lender” as contemplated by Section 2.05(k).
          “Joint Venture Entity” means any corporation, limited liability company, partnership, association or other entity less than 100% of the ownership interests of which

(excluding, in the case of a corporation, directors’ qualifying shares) are owned by the Borrower or any Wholly-Owned Subsidiary thereof.
          “JPMorgan Chase” means JPMorgan Chase Bank, N.A.
          “LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” means, with respect to any Revolving Lender, the Committed LC Exposure and Alternative Currency LC Exposure of such Revolving Lender.
          “Lender Addendum” means, with respect to any Lender party hereto on the Effective Date, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on or before the Effective Date as provided in Section 10.17.
          “Lenders” means each Lender that has executed a Lender Addendum, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any Committed Letter of Credit or Alternative Currency Letter of Credit issued by an Issuing Lender pursuant to Section 2.05.
          “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
          “Letter of Transmittal” has the meaning specified in the Circular.
          “LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the applicable rate appearing on the Screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of deposits in Dollars with a maturity comparable to such Interest Period.
          In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in Dollars in the amount of U.S.$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) with respect to any asset, the interest of a vendor or a lessor under any conditional sale agreement,

Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) with respect to any security other than the capital stock of any class of the Borrower, any purchase option, call or similar right of a third party relating to such security.
          “Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents, the Commitment Letter and the fee letters referred to therein and each Incremental Term Loan Agreement.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “LP (Canada)” means Constellation Canada Limited Partnership, a limited partnership organized under the laws of Ontario and 99% owned by ULC Subsidiary and 1% owned by GP (Canada).
          “Luxembourg Equity Pledge Agreement” means a Pledge Agreement, substantially in the form of Exhibit B-4, executed and delivered by the Borrower in favor of the Administrative Agent, creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of FinCo up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding Voting Stock issued by FinCo.
          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the legal ability of any Obligor, or the financial capacity of all of the Obligors collectively, to perform any of its or their material obligations under this Agreement or any of the other applicable Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $40,000,000 (or any lower principal amount that would, were the Borrower or such Subsidiary to default in the payment of such Indebtedness or in the observance of any covenant in respect thereof, cause an “event of default” (as so defined) under the 1999 Indenture or the Senior Subordinated Notes Indenture (whether or not any such “event of default” is cured or waived thereunder). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
          “Matthew Clark” means Matthew Clark Limited, a company organized under the laws of England and Wales and a Wholly-Owned Subsidiary of the Borrower.

          “Maximum Receivable Exposure” means, for any Permitted Receivable Financing, the maximum aggregate amount (expressed in U.S. Dollars) of Receivable Assets that all Receivable Financiers in respect thereof are required to purchase, fund or otherwise finance.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Available Proceeds” means:
     (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;
     (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries (other than Non-Controlled Joint Venture Entities) in respect of such Casualty Event net of (A) expenses incurred by the Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness (other than Indebtedness to the Lenders hereunder) to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event; and
     (iii) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries (other than Non-Controlled Joint Venture Entities) in respect thereof (net of expenses incurred by the Borrower and its Subsidiaries in connection therewith) but excluding, in the case of any Senior Debt Incurrence or Subordinated Debt Incurrence, the first $900,000,000 of aggregate cash received by the Borrower therefrom at any time after the Effective Date and prior to March 1, 2007.
          “Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition, (ii) any Federal, state, local, provincial and foreign income or other taxes reasonably estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition or in connection with the repatriation to the Borrower of any proceeds of a Disposition in a jurisdiction other than the United States of America and (iii) any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property and (b) in the case of any Joint Venture Entity, Net Cash Payments shall include such cash payments only to the extent distributed or otherwise transferred to the Borrower or any of its other Subsidiaries.
          “New Zealand Equity Pledge Agreement” means the Security Agreement, substantially in the form of Exhibit B-5, executed and delivered by Nobilo Holdings in favor of the Administrative Agent, creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of Nobilo Wine Group, up to but not exceeding such portion thereof that does not represent more than 65% of the aggregate outstanding voting stock issued by Nobilo Wine Group.
          “Newco (US)” means Constellation Americas Holdings Limited, a corporation organized under the laws of New York and a Wholly-Owned Subsidiary of the Borrower.
          “1999 Indenture” means the Indenture dated as of February 25, 1999 between the Borrower, certain Subsidiaries and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as trustee.
          “Nobilo Holdings” means Nobilo Holdings, a company organized under the laws of New Zealand and a Wholly-Owned Subsidiary of the Borrower.
          “Nobilo Wine Group” means Nobilo Wine Group Limited, a company organized under the laws of New Zealand and a Wholly-Owned Subsidiary of the Borrower.
          “Non-Controlled Joint Venture Entity” means, as of any date, any Joint Venture Entity that is not Controlled by the Borrower or any Subsidiary as of such date. The Non-Controlled Joint Venture Entities as of the date hereof are specified in Schedule VII hereto.
          “Non-Guarantor Pledgor” means each of Canandaigua Limited, Constellation Australia, Nobilo Holdings and ULC Subsidiary.
          “Obligor” means the Borrower and each Subsidiary Guarantor.
          “Operating Cash Flow” means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before income taxes, interest income, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period plus (c) the Adjustment Amount for such period.
          Notwithstanding the foregoing, if during any period for which Operating Cash Flow is being determined the Borrower or any of its Subsidiaries shall have consummated any Acquisition or Disposition for aggregate consideration of U.S.$50,000,000 or more then, for all purposes of this Agreement (other than for purposes of the definition of Adjusted Cash Flow), Operating Cash Flow shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding all United States Federal taxes other than withholding taxes.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 6.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof;
     (g) Liens arising under (i) standard custodial, bailee or depositary arrangements (including deposit accounts with banks and other financial institutions) and (ii) standard customer agreements in respect of accounts for the purchase and sale of securities and other Property with brokerage firms or other types of financial institutions;
     (h) Liens on goods imported by the Borrower or any Subsidiary in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law or pursuant to a bond to secure payment of customs duties in connection with such importation;
     (i) Liens with respect to reimbursement agreements pertaining to documentary letters of credit relating to trade payables with a maturity date of 90 days or less, which Liens cover the goods delivered under such letters of credit;
     (j) Liens of a lessor or a sublessor with respect to Property under an operating lease and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject, which Liens do not materially impair the usefulness of such Property in the business of the lessee of such Property; and
     (k) Liens with respect to operating leases or operating subleases granted to others in the ordinary course of business that do not interfere with operation of the business of the grantor thereof;
          provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, and “Permitted Encumbrances” of the type described in the foregoing clause (g) shall not secure any obligations (including obligations under Hedging Agreements), other than obligations incidental to the respective custodial, bailee or depositary arrangements or customer agreements referred to in said clause (g).
          “Permitted Holders” means (i) the Estate of Marvin Sands, Marilyn Sands, her descendents (whether by blood or adoption), her descendents’ spouses or Andrew Stern, or the estate of any of the foregoing individuals, or the Mac and Sally Sands Foundation, Incorporated, (ii) trusts which are for the benefit of Marilyn Sands, her descendents, her descendents’ spouses or Andrew Stern, or any trust for the benefit of any such trust which trusts are under the control of any or a combination of Marilyn Sands, her descendents, her descendents’ spouses or Andrew Stern or any trustee of such trusts or (iii) partnerships, limited liability companies or any other entities which are controlled by the Estate of Marvin Sands, any or a combination of Marilyn Sands, her descendents, her descendents’ spouses, Andrew Stern, the estate of any of the foregoing individuals, a trust referred to in the foregoing clause (ii) or an entity that satisfies the conditions of this clause (iii).
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least “A-1” from Standard & Poor’s or “P-1 “from Moody’s;
     (c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of (x) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 or (y) any Lender hereunder;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

     (e) money market funds that (i) (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, and (y) substantially all of whose assets are invested in the types of assets described in clauses (a) through (d) of this definition or (ii) are issued or offered by any of the Lenders hereunder; and
     (f) foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.
          “Permitted Receivable Financing” means any transaction involving one or more sales, contributions or other conveyances by the Borrower or any Subsidiary of any Receivable Assets to a special purpose entity (which may be a Subsidiary or Affiliate of the Borrower), which special purpose entity finances such sales, contributions or other conveyances by in turn conveying an interest in such Receivable Assets to one or more Receivable Financiers; provided that (a) such transaction shall not involve any recourse to the Borrower or any Subsidiary (other than such special purpose entity) for any reason other than (i) repurchases of non-eligible Receivable Assets, (ii) indemnification for losses (including any adjustments for dilutions), other than credit losses related to the Receivable Assets conveyed in such transaction, and (iii) payment of costs, fees, expenses and indemnities relating to such transaction, (b) the terms of such transaction, including the discount at which Receivable Assets are conveyed to any such Receivable Financier and any termination events, shall be reasonably consistent with those prevailing in the market for similarly structured transactions involving Receivable Assets and originators of similar credit quality and a pool Receivable Assets of similar characteristics and (c) the terms of such transaction shall provide for a specified Maximum Receivable Exposure for such Receivable Financiers.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreements” means, collectively, the U.S. Pledge Agreement and the Foreign Pledge Agreements.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Principal Payment Date” means with respect to any Term Loan, each date on which principal of such Term Loan is payable pursuant to Section 2.09(a)(ii) or (iii) and, with respect to each Series of Incremental Term Loans, each Incremental Principal Payment Date.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Quarterly Dates” means the 1st day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day.
          “Receivable Assets” means, collectively, any accounts receivable and property relating thereto (including the rights to any collections in respect thereof).
          “Receivable Financier” means any Person (other than a Subsidiary or Affiliate of the Borrower) that finances the acquisition by a special purpose entity of Receivable Assets from the Borrower or any Subsidiary.
          “Register” has the meaning set forth in Section 10.04(c).
          “Regulation FD” has the meaning set forth in Section 10.12(b).
          “Related Parties” means, with respect to any specified Person, such specified Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such specified Person and such specified Person’s Affiliates.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
          “Required Lenders” means, at any time, subject to the last paragraph of Section 10.02(b), Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments of such Class representing at least 51% of the total Revolving Exposures, outstanding Term Loans and unused Commitments of such Class at such time.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or such Subsidiary (or any other transaction that has a substantially similar effect).
          “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Commitment Termination Date and the date of termination of the Revolving Commitments.

          “Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth opposite the name of such Lender on its Lender Addendum under the heading “Revolving Commitment”, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is U.S.$500,000,000.
          “Revolving Commitment Termination Date” means June 5, 2011 (provided that if such day is not a Business Day, the Revolving Commitment Termination Date shall be the immediately preceding Business Day).
          “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Lender” means (a) initially, a Lender that has a “Revolving Commitment” set forth opposite the name of such Lender on its Lender Addendum and (b) thereafter, a Lender from time to time holding a Revolving Commitment or a Lender from time to time with any Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a), which may be an ABR Loan and/or a Eurodollar Loan.
          “Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary thereof shall sell or transfer to any Person (other than the Borrower or a Subsidiary thereof) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or any Subsidiary thereof shall rent or lease as lessee, or similarly acquire the right to possession or use of, such Property or one or more Properties which it intends to use for the same purpose or purposes as such Property, and in circumstances that give rise to a Capital Lease Obligation of the Borrower or one or more of its Subsidiaries.
          “Screen” means Page 3750 of the Telerate Service of Bridge Information Services (or any successor thereto or substitute therefor, the “Service”) with respect to the LIBO Rate for deposits in Dollars; provided that if the Administrative Agent determines that there is no such relevant display page for the LIBO Rate for deposits in Dollars, “Screen” shall mean the relevant display page for the LIBO Rate for deposits in Dollars (as determined by the Administrative Agent) of the Reuter Monitor Money Rates Service (or any successor thereto or substitute therefor).

          “Security Documents” means, collectively, the Pledge Agreements, the Escrow Agreement and any Uniform Commercial Code financing statements required by the U.S. Pledge Agreement.
          “Senior Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Senior Unsecured Indebtedness.
          “Senior Debt Ratio” means, as at the last day of any fiscal quarter of the Borrower (the “day of determination”), the ratio of (a) the sum of (i) the aggregate amount of Indebtedness of the Borrower and its Consolidated Subsidiaries as at such day of determination (determined on a consolidated basis, without duplication, in accordance with GAAP, but excluding any Revolving Loans and any Subordinated Indebtedness) plus (ii) the average of the aggregate outstanding principal amounts of Revolving Loans as at such day of determination and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination.
          “Senior Subordinated Note Indenture” means Supplemental Indenture No. 7, dated as of January 23, 2002, to the 1999 Indenture among the Borrower, as issuer, certain Subsidiaries, as guarantors, and BNY Midwest Trust Company, as trustee, with respect to the 8 1/8% Senior Subordinated Notes due 2012 in an original aggregate principal amount of U.S. $250,000,000.
          “Senior Subordinated Notes” means Senior Subordinated Notes issued pursuant to the Senior Subordinated Note Indenture.
          “Senior Unsecured Indebtedness” means Indebtedness outstanding in respect of the Senior Unsecured Notes and other Indebtedness of the Borrower incurred in compliance with Section 7.01(c)(ii).
          “Senior Unsecured Notes” means the Borrower’s Senior Unsecured Notes issued pursuant to the indentures on the attached Schedule VI.
          “Series” has the meaning set forth in Section 2.01(e).
          “Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.
          “Specified Vincor Entity” means each Wholly-Owned Subsidiary of Vincor that is organized under the laws of a State of the United States of America.

          “Specified Vincor Obligations” means Indebtedness under a Vincor Agreement specified in Part A of Schedule I that is designated in Part A of Schedule I to be repaid on or as promptly as practicable following the Effective Date.
          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock Based Plans” means, collectively, (i) the stock option and other stock purchase plans specified on Schedule IV hereto and (ii) all other stock option, stock-based incentive compensation and stock purchase plans and other stock-based plans of the Borrower or any of its Subsidiaries adopted from time to time hereafter in the ordinary course of business.
          “Subject Lender” has the meaning assigned to such term in Section 10.04(i).
          “Subordinated Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Subordinated Indebtedness.
          “Subordinated Indebtedness” means, collectively, (a) Indebtedness of the Borrower in respect of the Senior Subordinated Notes and (b) other Indebtedness incurred in accordance with the provisions of Section 7.11.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
          “Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.09(b).

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means Bank of America, N.A., a national banking association, in its capacity as lender of Swingline Loans hereunder, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.04(e).
          “Swingline Loan” means a Loan made pursuant to Section 2.04.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan Commitments” means, collectively, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Incremental Term Loan Commitments.
          “Term Loan Maturity Date” means: (a) with respect to the Tranche A Term Loans, June 5, 2011 (provided that if such day is not a Business Day, the Tranche A Term Loan Maturity Date shall be the immediately preceding Business Day), (b) with respect to the Tranche B Term Loans, June 5, 2013 (provided that if such date is not a Business Day, the Tranche B Term Loan Maturity Date shall be the immediately preceding Business Day) and (c) with respect to the Incremental Term Loans of any Series, the date specified in the Incremental Term Loan Agreement of such Series as the final date upon which any payment of principal in respect of Incremental Term Loans of such Series is to be made.
          “Term Loans” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans.
          “Tranche A Term Loan” means a Loan made pursuant to Section 2.01(c), which may be an ABR Loan and/or a Eurodollar Loan.
          “Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche A Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche A Term Loan Commitment is set forth opposite the name of such Lender on its Lender Addendum under the caption “Tranche A Term Loan Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Loan Commitments is U.S.$1,200,000,000.
          “Tranche A Term Loan Lender” means (a) initially, a Lender that has a “Tranche A Term Loan Commitment” set forth opposite the name of such Lender on its Lender

Addendum and (b) thereafter, a Lender from time to time holding a Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.
          “Tranche B Term Loan” means a Loan made pursuant to Section 2.01(c), which may be an ABR Loan and/or a Eurodollar Loan.
          “Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche B Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche B Term Loan Commitment is set forth opposite the name of such Lender on its Lender Addendum under the caption “Tranche B Term Loan Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Term Loan Commitments is U.S.$1,800,000,000.
          “Tranche B Term Loan Lender” means (a) initially, a Lender that has a “Tranche B Term Loan Commitment” set forth opposite the name of such Lender on its Lender Addendum and (b) thereafter, a Lender from time to time holding a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.
          “Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof, the consummation of the Vincor Acquisition and the issuance of Letters of Credit hereunder.
          “2006 Senior Notes” means Borrower’s 8 5/8% Senior Unsecured Notes due August 1, 2006 in an aggregate principal amount of U.S.$200,000,000.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of Swingline Loans, the Alternate Base Rate or the Federal Funds Base Rate.
          “U.K. Equity Pledge Agreement” means a Mortgage of Shares, substantially in the form of Exhibit B-2, executed and delivered by Canandaigua Limited in favor of the Administrative Agent, creating in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the shares of Matthew Clark, up to but not exceeding such portion thereof as does not represent more than 65% of the aggregate outstanding Voting Stock issued by Matthew Clark.
          “ULC Subsidiary” means 3112751 Nova Scotia Company, an unlimited liability company organized under the laws of Nova Scotia and an indirect Wholly-Owned Subsidiary of the Borrower.

          “Uniform Commercial Code” has the meaning assigned thereto in the U.S. Pledge Agreement.
          “U.S. Dollars” or “U.S.$” refers to lawful money of the United States of America.
          “U.S. Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B-1 between the Borrower, the Subsidiary Guarantors and the Administrative Agent.
          “Vincor” means Vincor International Inc., a Canadian corporation incorporated under the CBCA.
          “Vincor Acquisition” means the acquisition of Vincor by the Borrower (indirectly through Canadian Acquisition Subsidiary) pursuant to the Vincor Arrangement Agreement, whereby Vincor will become a Wholly-Owned Subsidiary of Canadian Acquisition Subsidiary.
          “Vincor Acquisition Entities” means, collectively, Newco (US), Constellation International Ventures, Inc., ULC Subsidiary, GP (Canada), LP (Canada), Canadian Acquisition Subsidiary and AmalCo.
          “Vincor Agreements” means each commitment letter, credit agreement, loan agreement, indenture and other agreement or instrument constituting or evidencing or establishing terms and conditions for Indebtedness of Vincor or any of its Subsidiaries, in each case as identified on Schedule IX.
          “Vincor Arrangement Agreement” means the Arrangement Agreement dated April 2, 2006 between the Borrower, Canadian Acquisition Subsidiary and Vincor (including the Plan of Arrangement attached thereto as Schedule C), as in effect on the date hereof.
          “Vincor Shareholder” has the meaning ascribed to the term “Shareholder” in the Vincor Arrangement Agreement.
          “Vincor Shares” has the meaning ascribed to the term “Common Shares” in the Vincor Arrangement Agreement.
          “Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          “Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Revolving Eurodollar Loan”); each Series of Incremental Term Loans shall be deemed a separate Class of Loans hereunder. Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Revolving Eurodollar Borrowing”); and each Series of Incremental Term Loan Borrowings and Incremental Term Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder. Swingline ABR Loans and Swingline FFBR Loans shall be deemed to be Loans of the same Class but different Types.
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. Currency Equivalents. At any time that any Alternative Currency Letter of Credit is issued and outstanding:
     (a) For purposes of determining (i) whether the amount of any issuance, renewal or extension of any Alternative Currency Letter of Credit, together with all other Letters of Credit then issued, and all Borrowings then outstanding, would exceed the aggregate amount of Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings or aggregate face amount of issued Alternative Currency Letters of Credit, the face amount of any Alternative Currency Letter of Credit shall be deemed to be the Dollar Equivalent of the face amount of such Alternative Currency Letter of Credit determined as of the date of such determination. In connection with any issuance, renewal or extension of an Alternative Currency Letter of Credit where a required minimum or multiple amount is expressed in Dollars, the minimum or multiple amount will be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of the relevant Alternative Currency).
     (b) Not later than 1:00 p.m., New York City time, on the last Business Day of each calendar month (each such day, a “Calculation Date”), the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date to be used for calculating the Dollar Equivalent amounts of each Alternative Currency in which there is an outstanding Alternative Currency Letter of Credit or an unreimbursed LC Disbursement denominated in an Alternative Currency and (ii) give notice thereof to the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than converting into Dollars under Sections 2.05(f), (g), (j), (l) and (n) and 2.11(b) the obligations of the Borrower and the Dollar Revolving Lenders in respect of LC Disbursements denominated in an Alternative Currency that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies.
     (c) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the Alternative Currency LC Exposure on such date (after giving effect to any Alternative Currency Letters of Credit issued, renewed or terminated or requested to be issued, renewed or terminated on such date) and (ii) notify the Borrower and each Issuing Lender of the results of such determination.
ARTICLE II
THE CREDITS
          SECTION 2.01. The Commitments.
          (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such

Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          (b) Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Term Loan Lender agrees to make a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Term Loan Commitment. Amounts repaid in respect of Tranche A Term Loans may not be reborrowed hereunder.
          (c) Tranche B Term Loans. Subject to the terms and conditions set forth herein, each Tranche B Term Loan Lender agrees to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Term Loan Commitment. Amounts repaid in respect of Tranche B Term Loans may not be reborrowed hereunder.
          (d) Limit on Revolving Loans. Notwithstanding the foregoing provisions of this Section 2.01, in no event shall the total Revolving Exposure, after giving effect to any borrowing on any date of Revolving Loans, Swingline Loans or issuance, renewal or extension of any Letter of Credit hereunder, exceed the lesser of (i) U.S.$500,000,000 and (ii) the aggregate outstanding principal amount of the Revolving Commitments on such date.
          (e) Incremental Term Loans. In addition to Borrowings of Revolving Loans, Tranche A Term Loans and Tranche B Term Loans specified in Section 2.01(a), (b) and (c), respectively, at any time and from time to time prior to the Incremental Term Loan Availability Date, the Borrower may request that the Lenders offer to enter into commitments to make Incremental Term Loans to the Borrower in U.S. Dollars. It is understood in each case that such offer may be made by any financial institution that is to become a Lender hereunder in connection with the making of such offer under this paragraph (e), so long as the Administrative Agent shall have consented to such financial institution being a Lender hereunder (such consent shall not be unreasonably withheld). In the event that one or more of the Lenders offer, in their sole discretion, to enter into such commitments, and such Lenders and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders making such offers, as to the fees (if any) to be payable by the Borrower in connection therewith and the Applicable Rate and (in the case of Incremental Term Loans) amortization relating thereto, the Borrower, the Administrative Agent and such Lenders shall execute and deliver an Incremental Term Loan Agreement and such Lenders shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Term Loan Commitments as specified in such Incremental Term Loan Agreement. The Incremental Term Loans to be made pursuant to any Incremental Term Loan Agreement in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Term Loans for all purposes of this Agreement.
          Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Term Loan Commitments entered into pursuant to any request specified above (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Term Loans) shall be $75,000,000, (ii) the aggregate outstanding principal amount of Incremental Term Loans of all Series, together with the aggregate unutilized Incremental

Term Commitments of all Series, shall not exceed $500,000,000 at any time, (iii) the Incremental Term Loan Commitments of any Series shall terminate on the earlier of the Incremental Term Loan Availability Date and the date after the date of the respective Incremental Term Loan Agreement for such Series as agreed upon by the Borrower and the Incremental Term Loan Lenders and (iv) in no event shall the Incremental Term Loan Agreement for any Series of Incremental Term Loans provide for the final maturity of the Incremental Term Loans of such Series to be earlier than the Tranche B Term Loan Maturity Date, or for the weighted average life to maturity of the Incremental Term Loans of such Series to be less than the weighted average life to maturity of the Tranche B Term Loans as of the date of such Incremental Term Loan Agreement (such determination of average life to be made by the Administrative Agent).
          Following agreement by the Borrower and one or more of the Lenders as provided above, subject to the terms and conditions set forth herein, each Incremental Term Loan Lender of any Series agrees to make Incremental Term Loans of such Series to the Borrower from time to time during the period from and including the date of the respective Incremental Term Loan Agreement for such Series to and including the earlier of the Incremental Term Loan Availability Date and the date after the date of such Incremental Term Loan Agreement as agreed upon by the Borrower and the Incremental Term Loan Lenders, in an aggregate principal amount up to but not exceeding the amount of the Incremental Term Loan Commitment of such Series of such Incremental Term Loan Lender.
          SECTION 2.02. Loans and Borrowings.
          (a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Type of Loans. Subject to Section 2.13, each Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans (as the Borrower may request) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of U.S.$3,000,000 or a larger multiple of U.S.$100,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to U.S.$3,000,000 or a larger multiple of U.S.$100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(g). Each Swingline Loan shall be in an amount equal to U.S.$500,000 or a larger multiple of U.S.$100,000. Borrowings of more than one Type and

Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirty (30) Eurodollar Borrowings outstanding.
          (d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing: (i) any Revolving Borrowing if the Interest Period requested therefor would end after the Revolving Commitment Termination Date; (ii) any Term Loan Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date for the relevant Class; or (iii) unless the Borrower shall confirm to the Administrative Agent in connection with such request or election that the Borrower intends to compensate each Lender pursuant to Section 2.15 (to the extent required to do so thereunder), any Term Loan Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, as the case may be, having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.
          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Revolving ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(g) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by such Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Loan Borrowing, Tranche B Term Loan Borrowing or Incremental Term Loan Borrowing (including, if applicable, the respective Series of Incremental Term Loans to which such Borrowing relates);
     (ii) the aggregate amount of the requested Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Swingline Loans.
          (a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding U.S.$50,000,000 or (ii) the total Revolving Exposure exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) Interest Rates. Swingline Loans shall be ABR Loans or FFBR Loans (with an Interest Period of two weeks), as selected by the Borrower, except that the Swingline Lender and the Borrower may agree that the interest rate in respect of a Swingline Loan made by the Swingline Lender, for a period ending on the date that is not earlier than one day and not later than fifteen days after such Swingline Loan is made, be at an alternative rate of interest (and with such applicable margins and prepayment premiums) as may from time to time be offered by the Swingline Lender to the Borrower in its sole discretion; provided that upon any sale pursuant to Section 2.04(d) of participations in any Swingline Loan the interest on which is determined by reference to the Federal Funds Base Rate or any such alternative rate, such Swingline Loans shall automatically be converted into an ABR Loan.
          (c) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount and Type of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to a deposit account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(g), by remittance to the respective Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (d) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time,

on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans on the applicable Business Day as provided above. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          (e) Replacement of Swingline Lender. The Borrower may at any time, and from time to time, request that the then-current Swingline Lender be replaced with another Lender hereunder designated by the Borrower and reasonably satisfactory to the Administrative Agent. Any such replacement shall be effected pursuant to a written instrument, in form and substance reasonably satisfactory to the Administrative Agent, under which such new Lender agrees to become the “Swingline Lender” hereunder, and the predecessor Swingline Lender is relieved of all of its obligations hereunder as the “Swingline Lender”; provided that in no event shall any such replacement occur unless the principal of and interest on all of the Swingline Loans of the predecessor Swingline Lender shall have been paid in full.
          SECTION 2.05. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request an Issuing Lender to issue, at any time and from time to time during the Revolving Availability Period, Committed Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. Committed Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments specified by the Borrower at the time it requests such Committed Letter of Credit to be issued hereunder.
          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Committed Letter of Credit (or the amendment, renewal or extension of an outstanding Committed Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the respective Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Committed Letter of Credit, or identifying the Committed Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Committed Letter of Credit is to expire (which shall comply with paragraph (e) of this Section) and the amount of such Committed Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Committed Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Committed Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Committed Letter of Credit, the terms and conditions of this Agreement shall control.
          (c) Alternative Currency Letters of Credit.
          (i) Requests for Offers. From time to time during the Revolving Availability Period the Borrower may request the Issuing Lenders to make offers to issue a Letter of Credit denominated in an Alternative Currency for account of the Borrower. Each Issuing Lender may, but shall have no obligation to, make such offers on terms and conditions that are satisfactory to such Issuing Lender, and the Borrower may, but shall have no obligation to, accept any such offers. The issuance of each Alternative Currency Letter of Credit shall be subject to the conditions of Section 5.02 and to such other conditions as are agreed upon by the Borrower and the Issuing Lender issuing such Alternative Currency Letter of Credit. Subject to the other provisions of this Section 2.05, each such Alternative Currency Letter of Credit shall be issued, and subsequently, renewed, extended, amended and confirmed, on such terms as the Borrower and such Issuing Lender shall agree, including, without limitation, expiry, drawing conditions, reimbursement, interest, fees and provision of cover. Each Alternative Currency Letter of Credit shall constitute utilization of the Revolving Commitments specified by the Borrower at the time it requests such Alternative Currency Letter of Credit to be issued hereunder.
          (ii) Reports to Administrative Agent. Each Issuing Lender shall deliver to the Administrative Agent and each other Issuing Lender a report in respect of each Alternative Currency Letter of Credit (each such report, an “Alternative Currency Letter of Credit Report”) on and as of the date on which (x) such Alternative Currency Letter of Credit is issued, (y) the issuance, renewal, extension or amendment of a Committed Letter of Credit, if any Alternative Currency Letter of Credit is then outstanding, and (z) the Revolving Commitments are to be reduced pursuant to Section 2.08, specifying for each such Alternative Currency Letter of Credit (after giving effect to issuance thereof, as applicable):
     (A) the date on which such Alternative Currency Letter of Credit was or is being issued;
     (B) the Alternative Currency of such Alternative Currency Letter of Credit;
     (C) the aggregate undrawn amount of such Alternative Currency Letter of Credit (in such Alternative Currency);
     (D) the aggregate unpaid amount of LC Disbursements under such Alternative Currency Letter of Credit (in such Alternative Currency);
     (E) the Dollar Equivalent of the Alternative Currency LC Exposure in respect of such Alternative Currency Letter of Credit; and
     (F) the Dollar Equivalent of the aggregate amount of Alternative Currency LC Exposures in respect of Alternative Currency Letters of Credit issued by such Issuing Lender.
          Each Alternative Currency Letter of Credit Report shall be delivered to the Administrative Agent and the Issuing Lenders by 10:00 a.m. (New York City time) on the date on which it is required to be delivered. The Borrower agrees to promptly provide the Issuing Lenders with such reasonably requested information as may be needed to prepare an Alternative Currency Letter of Credit Report.
          (d) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (f) of this Section) shall not exceed U.S.$200,000,000, (ii) the total Revolving Exposure shall not exceed the total Revolving Commitments and (iii) the aggregate LC Exposure of such Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (f) of this Section) shall not exceed the maximum LC Exposure for such Issuing Lender, if any, specified in the instrument contemplated by clause (k) below.
          (e) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date.
          (f) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender in respect of the Revolving

Commitments, and without any further action on the part of such Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Lender’s Applicable Percentage of (x) each LC Disbursement made by an Issuing Lender in respect of each Committed Letter of Credit and (y) the Dollar Equivalent, using the Exchange Rates on the date such payment is required, of each LC Disbursement made by such Issuing Lender in an Alternative Currency, promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (g) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement (i) under a Committed Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to such LC Disbursement not later than 12:00 noon, New York City time, on (x) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (y) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time (provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Revolving ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan) and (ii) under an Alternative Currency Letter of Credit by paying to the Administrative Agent an amount in the relevant Alternative Currency equal to such LC

Disbursement or, if the Lenders have paid in Dollars to acquire a participation, an amount of Dollars equal to such LC Disbursement not later that 12:00 noon, London time, on (x) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., London time, or (y) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time.
          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof, together with, in the case of an LC Disbursement under an Alternative Currency Letter of Credit, the Dollar Equivalent of the Lender’s Applicable Percentage thereof, using the Exchange Rates which would apply were such Lender to pay such amount on the date such notice is delivered to such Lender.
          (h) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (g) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
          Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
     (i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
     (ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
     (iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
          (i) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.
          (j) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (g) of this Section, then Section 2.12(d) shall apply; provided further that, in case of any LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall be payable in U.S. Dollars and shall accrue on the Dollar Equivalent thereof calculated using the Exchange Rates on the date such LC Disbursement was made. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.
          (k) Addition / Termination of Issuing Lenders. Any Lender may be added as an Issuing Lender (each such Lender, an “Additional Issuing Lender”) at any time pursuant to a written agreement among the Borrower, the Administrative Agent and such Additional Issuing Lender and to be in form and substance reasonably satisfactory to such Additional Issuing Lender and the Administrative Agent. The Administrative Agent shall notify the Lenders of each Additional Issuing Lender. From and after the effective date of any such addition, (i) the Additional Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Additional Issuing Lender.

          In addition, any Issuing Lender, with the consent of the Borrower, may cease being an Issuing Lender (each such Issuing Lender, a “Terminating Issuing Lender”) at any time pursuant to a written agreement among the Borrower, the Administrative Agent and such Terminating Issuing Lender and to be in form and substance reasonably satisfactory to such Terminating Issuing Lender, the Administrative Agent and the Borrower. The Administrative Agent shall notify the Lenders of each Terminating Issuing Lender. At the time such termination is effective, the Borrower shall pay all unpaid fees accrued for account of the respective Terminating Issuing Lender. After the termination of a Terminating Issuing Lender, such Terminating Issuing Lender shall remain a party hereto as an Issuing Lender and shall continue to have all the rights and obligations of an Issuing Lender with respect to the Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.
          (l) Cash Collateralization. If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 66- 2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to Alternative Currency Letters of Credit or LC Disbursements denominated in Alternative Currencies shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Alternative Currency Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. For purposes of this paragraph, Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Borrower. Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the U.S. Pledge Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other Property held therein.
          (m) Existing Letters of Credit. Pursuant to (i) section 2.05 of the Existing Credit Agreement, JPMorgan Chase, as an “Issuing Lender” thereunder, has issued various “Letters of Credit” under and as defined in the Existing Credit Agreement, and (ii) the The Bank of Nova Scotia has issued various Letters of Credit as listed identified on Schedule IX. On the Effective Date, subject to the satisfaction of the conditions to effectiveness of the obligations of the Lenders hereunder set forth in Article V, each of such “Letters of Credit” under the Existing Credit Agreement and Letters of Credit issued by the The Bank of Nova Scotia shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder and constitute a utilization of the Revolving Commitments. Each Letter of Credit issued by The Bank of Nova Scotia will constitute a Letter of Credit under this Agreement notwithstanding that it does not comply with Section 2.05(e) of this Agreement; provided that any replacement, varied or amended Letter of Credit issued by The Bank of Nova Scotia as listed in Schedule IX after the date hereof must comply with all provisions of this Section 2.05.
          (n) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to paragraph (l) of this Section, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Lenders pursuant to paragraph (g) of the Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Lenders or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
          SECTION 2.06. Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(g) shall be remitted by the Administrative Agent to the respective Issuing Lender.
          (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections.
          (a) Elections for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing made to it to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, the Borrower, in the case of a Eurodollar Borrowing, may elect the Interest Period for Borrowings made to it, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Term Loans to which such Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
     (iii) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, each of which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of each such Lender’s portion of each resulting Borrowing.
          (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing under clause (a), (b), (h) or (i) of Article VIII and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination and Reduction of the Commitments.
          (a) Scheduled Termination. Unless previously terminated, (i) the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Incremental Term Loan Commitments of each Series shall terminate on the Incremental Term Loan Availability Date and (iii) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.
          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is U.S.$3,000,000 or a larger multiple of U.S.$100,000, or the remaining amount of the Commitments of such Class and (ii) except as provided in Section 2.08(d) (but subject to Section 2.10(c)), the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the total Revolving Exposure would exceed the total Revolving Commitments.
          (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any

Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.09. Repayment of Loans; Evidence of Debt.
          (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:
     (i) to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date;
     (ii) to the Administrative Agent for account of the Tranche A Term Loan Lenders the outstanding principal amount of the Tranche A Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to the first sentence of paragraph (b) of this Section):

Principal Payment Date	Amount (U.S.$)
September 1, 2006	45,000,000
December 1, 2006	45,000,000

March 1, 2007	45,000,000
June 1, 2007	45,000,000
September 1, 2007	45,000,000
December 1, 2007	45,000,000

March 1, 2008	45,000,000
June 1, 2008	45,000,000
September 1, 2008	60,000,000
December 1, 2008	60,000,000

March 1, 2009	60,000,000
June 1, 2009	60,000,000
September 1, 2009	75,000,000
December 1, 2009	75,000,000

March 1, 2010	75,000,000
June 1, 2010	75,000,000
September 1, 2010	75,000,000
December 1, 2010	75,000,000

March 1, 2011	75,000,000
June 1, 2011	75,000,000

     (iii) to the Administrative Agent for account of the Tranche B Term Loan Lenders the outstanding principal amount of the Tranche B Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to the first sentence of paragraph (b) of this Section):

Principal Payment Date	Amount (U.S.$)
September 1, 2006	4,500,000
December 1, 2006	4,500,000

March 1, 2007	4,500,000
June 1, 2007	4,500,000
September 1, 2007	4,500,000
December 1, 2007	4,500,000

March 1, 2008	4,500,000
June 1, 2008	4,500,000
September 1, 2008	4,500,000
December 1, 2008	4,500,000

March 1, 2009	4,500,000
June 1, 2009	4,500,000
September 1, 2009	4,500,000
December 1, 2009	4,500,000

March 1, 2010	4,500,000
June 1, 2010	4,500,000
September 1, 2010	4,500,000
December 1, 2010	4,500,000

March 1, 2011	4,500,000
June 1, 2011	4,500,000
September 1, 2011	4,500,000
December 1, 2011	4,500,000

March 1, 2012	4,500,000
June 1, 2012	4,500,000
September 1, 2012	423,000,000
December 1, 2012	423,000,000

March 1, 2013	423,000,000
June 1, 2013	423,000,000
     (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (A) the Revolving Commitment Termination Date, (B) the

fifteenth day after such Loan is made (but not earlier than one Business Day after such Swingline Loan is made) and (C) in the case of any Swingline FFBR Loan, the earlier of (x) the last day of the Interest Period for such Loan and (y) the last day of each March, June, September and December in each year; provided that (i) if any such day is not a Business Day, then the Borrower shall pay such Swingline Loan on the next preceding Business Day and (ii) on each date that a U.S. Dollar Revolving Borrowing is made, the Borrower shall repay all Swingline ABR Loans then outstanding; and
     (v) to the Administrative Agent for the account of each Incremental Term Loan Lender of any Series the outstanding principal amount of each Incremental Term Loan of such Lender of such Series on the respective Incremental Term Loan Principal Payments Dates for the Incremental Term Loans of such Series.
          (b) Adjustment of Amortization Schedule. The scheduled repayments of Borrowings of Term Loans of each Class to be made pursuant to clause (a)(ii) and (iii) above shall be reduced as provided in Sections 2.10(a) and 2.10(b)(vi). To the extent not previously paid, all Term Loans of each Class shall be due and payable on the Term Loan Maturity Date for such Class.
          (c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, four Business Days before the scheduled date of such payment; provided that, in the case of a payment by the Borrower, unless otherwise specified by the Borrower, each payment of Borrowings by the Borrower of any Class shall be applied to pay any outstanding ABR Borrowings of such Class before any other Borrowings by the Borrower of such Class. If the Borrower fails to make a selection of the Borrowing or Borrowings by the Borrower to be repaid or prepaid within the applicable time period, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of the Borrower of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be paid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.
          (d) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

          (f) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (g) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.10. Prepayment of Loans.
          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it identified by the Borrower in whole or in part, subject to the requirements of this Section; provided that the aggregate principal amount of any prepayment on any date pursuant to this paragraph shall be at least equal to U.S.$2,000,000. Any prepayment of a Tranche A Term Loan Borrowing, Tranche B Term Loan Borrowing or an Incremental Term Loan Borrowing pursuant to this paragraph shall be applied (i) at the Borrower’s option, first to reduce up to the next four scheduled repayments thereof in direct chronological order and second to reduce the remaining scheduled repayments thereof on a pro rata basis, or (ii) if the Borrower so elects or does not designate its option under the immediately preceding clause (i), to reduce the remaining scheduled payments thereof on a pro rata basis.
          (b) Mandatory Prepayments — All Loans. The Borrower will make prepayments of the Loans hereunder as follows:
     (i) Casualty Events. Upon the date 270 days following the receipt by the Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Borrower or any of its Subsidiaries (other than any Non-Controlled Joint Venture Entity) (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Borrower shall prepay the Loans in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such Property, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (i) to the extent that
     (A) the Borrower advises the Administrative Agent at the time of receipt thereof that it or such Subsidiary intends to reinvest such Net Available Proceeds into the business of the Borrower and its Subsidiaries, and

     (B) such Net Available Proceeds are in fact so applied to such reinvestment within 270 days of receipt thereof (it being understood that, in the event Net Available Proceeds from more than one Casualty Event are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Casualty Event occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 270 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to make such reinvestment as provided above, or does not in fact apply such Net Available Proceeds to reinvestments within the time periods specified above, the Borrower shall immediately prepay Loans in an amount equal to the amount specified above.
     (ii) Dispositions. In the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions consummated in the then-current fiscal year of the Borrower as to which a prepayment has not yet been made under this paragraph, shall exceed U.S.$30,000,000 then, no later than 365 days after the occurrence of the Current Disposition, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in reasonable detail, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay Loans in an aggregate amount equal to 100% of such excess amount of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below; provided that, notwithstanding the foregoing, so long as the Current Disposition is not a Disposition of Receivable Assets as part of a Permitted Receivable Financing, the Borrower shall not be required to make a prepayment under this clause (iii) to the extent that
     (A) the Borrower advises the Administrative Agent at the time of such Disposition, or as promptly as is reasonably practical thereafter, that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.05(b), or otherwise to reinvest the proceeds thereof into the business of the Borrower and its Subsidiaries, and
     (B) such Net Available Proceeds are in fact so applied to such Acquisition(s) or reinvestment within 365 days of such Disposition (it being understood that, in the event Net Available Proceeds from more than one Disposition are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans for more than 365 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it or such Subsidiary intends to use such Net Available Proceeds to finance one or more Acquisitions or make such reinvestment as provided above, or does not in fact apply such Net Available Proceeds to one or more Acquisitions or reinvestments within the time periods specified above, the Borrower shall immediately prepay Loans in an amount equal to the amount specified above.
     Notwithstanding the foregoing, to the extent that the amount of the required prepayment on any date is not greater than U.S.$50,000,000, the Borrower shall not be required to make any prepayment of a Eurodollar Borrowing until the expiration(s) of the then-current Interest Periods.
     (iii) Senior Debt Incurrence. On or prior to the date 90 days after the date of any Senior Debt Incurrence, the Borrower shall prepay Loans in an aggregate amount equal to the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iii) with respect to the Net Available Proceeds of Senior Debt Incurrences after the date hereof to the extent that
     (A) the Borrower advises the Administrative Agent at the time of the relevant Senior Debt Incurrence that it intends to use such Net Available Proceeds, in compliance with Section 7.01(c)(ii)(A), to finance one or more Acquisitions pursuant to Section 7.05(b), to prepay a Designated Revolving Borrowing in respect of which the related Acquisition has been consummated as of the time of the relevant Senior Debt Incurrence, to repay, prepay or redeem Senior Unsecured Indebtedness, or a combination of such Acquisitions and payments,
     (B) such Net Available Proceeds are held by the Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of a Designated Revolving Borrowing or other Revolving Loans), until so used to finance one or more Acquisitions, or to repay, prepay or redeem such Senior Unsecured Indebtedness, as contemplated above, and
     (C) such Net Available Proceeds are in fact so applied to such Acquisition(s), or to the repayment, prepayment or redemption of such Senior Unsecured Indebtedness, within 180 days of such Senior Debt Incurrence (it being understood that, in the event Net Available Proceeds from more than one Senior Debt Incurrence are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Senior Debt Incurrences occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans (other than any Designated Revolving Borrowing) for more than 180 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions, to prepay a Designated Revolving Borrowing or to repay, prepay or redeem such Senior Unsecured Indebtedness, or does not in fact apply such Net Available Proceeds to one or more Acquisitions, to the prepayment of a Designated Revolving Borrowing or to the repayment, prepayment or redemption of such Senior Unsecured Indebtedness within the time periods specified above, the Borrower shall immediately prepay Loans in an amount equal to the amount specified above.
     (iv) Subordinated Debt Incurrence. On or prior to the date 90 days after the date of any Subordinated Debt Incurrence, the Borrower shall prepay Loans in an aggregate amount equal to the portion of the Net Available Proceeds thereof that exceeds (in the aggregate for all Subordinated Debt Incurrences after the date hereof that are not excluded by virtue of the exclusion in clause (iii) of the definition of “Net Available Proceeds”) U.S.$200,000,000, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iv) to the extent that
     (A) the Borrower advises the Administrative Agent at the time of the relevant Subordinated Debt Incurrence that it intends to use such Net Available Proceeds to finance one or more Acquisitions pursuant to Section 7.05(b), to make one or more Investments permitted under Section 7.06(e), to prepay a Designated Revolving Borrowing in respect of which the related Acquisition has been consummated as of the time of the relevant Subordinated Debt Incurrence, to repay, prepay or redeem Subordinated Indebtedness or Senior Unsecured Indebtedness, or a combination of such Acquisitions, Investments and payments,
     (B) such Net Available Proceeds are held by the Borrower in a segregated investment or other account (or, alternatively, applied to the prepayment of a Designated Revolving Borrowing or other Revolving Loans), until so used to finance one or more Acquisitions or pay such Indebtedness, as contemplated above, and
     (C) such Net Available Proceeds are in fact so applied to such Acquisition(s) or to the payment, repayment or redemption of such Indebtedness within 180 days of such Debt Incurrence (it being understood that, in the event Net Available Proceeds from more than one Subordinated Debt Incurrence are held by the Borrower, or have been applied to the prepayment of Revolving Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Subordinated Debt Incurrences occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Loans (other than any Designated Revolving Borrowing) for more than 180 days shall be forthwith applied to the prepayment of Loans as provided above), it being understood that, if the Borrower does not so advise the Administrative Agent that it intends to use such Net Available Proceeds to finance one or more Acquisitions or to make one or more Investments, or pay, repay or redeem such Indebtedness, or does not in fact apply such Net Available Proceeds to one or more Acquisitions or Investments or pay such Indebtedness within the time periods specified above, the Borrower shall immediately prepay Loans in an amount equal to the amount specified above.
          (v) Foreign Subsidiary Debt Incurrence. On or prior to the date 90 days after the date of any Foreign Subsidiary Debt Incurrence, the Borrower shall prepay Loans in an aggregate amount equal to the Net Available Proceeds thereof unless such Net Available Proceeds are applied or maintained for working capital or other general corporate purposes of the applicable Foreign Subsidiary, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) below.
     (vi) Application. Prepayments by the Borrower pursuant to this paragraph (b) shall be applied as follows:
     first, such prepayment shall be applied to any then outstanding Term Loans, ratably in accordance with the then-outstanding aggregate principal amounts thereof; and
     second, after the payment in full of any then outstanding Term Loans, such prepayment shall be applied to any then outstanding Revolving Loans (without reduction of Revolving Commitments), ratably in accordance with the then-outstanding aggregate principal amounts thereof.
     Each such prepayment of the Term Loans of any Class pursuant to this clause (b)(vi) shall be applied (i) at the Borrower’s option, first to reduce up to the next four scheduled repayments thereof in direct chronological order and second to reduce the remaining scheduled repayments thereof on a pro rata basis or (ii) if the Borrower so elects or does not designate its option under the immediately preceding clause (i), to reduce the remaining scheduled repayments thereof on a pro rata basis.
     (vii) Escrow Agreement. If any funds are returned to the Administrative Agent in accordance with the terms of clause 6(b) of the Escrow Agreement, the Administrative Agent on behalf of the Borrower shall prepay Loans in an aggregate amount equal to the amount of such funds, such prepayment to be effected in the manner and to the extent specified in clause (vi) above.
          (c) Mandatory Prepayments — Revolving Loans. The Borrower will prepay the Revolving Loans hereunder if requested by the Required Revolving Lenders (through the Administrative Agent) if the Administrative Agent or such Lenders determine on any date that the total Revolving Exposure, after giving effect to any Borrowing on any date of Revolving Loans or issuance, renewal or extension of any Letter of Credit hereunder exceeds the aggregate outstanding principal amount of the Revolving Commitments on such date, in an aggregate principal amount equal to such excess.

          (d) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(c).
          SECTION 2.11. Fees.
          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Commitments of such Revolving Lender during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Commitment terminates and the applicable Revolving Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Commitments terminate and the Revolving Commitment Termination Date, commencing on the first such date to occur after the date hereof. For purposes of this Section 2.11(a), outstanding Swingline Loans shall not constitute a usage of the Revolving Commitments. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Lender, a fronting fee, which shall accrue at the rate set forth in the instrument of such Issuing Lender contemplated by Section 2.05(j) on the average daily amount of the LC Exposure of such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements and determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (f) of Section 2.05) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of calculating the average daily balance of the LC Exposure for any period under this Section 2.11(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (x) the average daily balance of each Alternative Currency Letter of Credit (expressed in the Alternative Currency of such Alternative Currency Letter of Credit) by (y) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.
     (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          SECTION 2.12. Interest.
          (a) ABR Loans. The Loans constituting each ABR Borrowing (other than in respect of Swingline Loans, as to which paragraph (c) below shall apply) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
          (b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.
          (c) Swingline ABR and FFBR Borrowings. Each ABR Borrowing constituting a Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. Each Swingline Borrowing the interest on which is determined by reference to the Federal Funds Base Rate for any Interest Period therefor shall bear interest at a rate per annum, for each day during such Interest Period, equal to the Federal Funds Base Rate for such period plus the Applicable Rate plus 0.50%. Each Swingline Borrowing the interest on which is determined at an alternate rate of interest as contemplated in Section 2.04(b), shall bear interest at the respective alternate rate of interest so agreed for the period so contemplated by Section 2.04(b).
          (d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Revolving Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
          (f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
     (b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate or the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be converted to, or continued as, an ABR Borrowing and (ii) any Borrowing Request that requests a Eurodollar Borrowing shall be made as an ABR Borrowing.
          SECTION 2.14. Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or
     (ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will upon request pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
          (c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error (such certificate, in the case of any amount payable as specified in paragraph (a) of this Section, shall set forth in reasonable detail the calculation of such amount). The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Swingline FFBR Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(d) and is revoked in accordance herewith), (d) the Borrowing of any Term Loan the Interest Period for which commences before and ends after any Principal Payment Date (unless, after giving effect thereto, the aggregate principal amount of the Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, as the case may be, having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date), or (e) the assignment of any Eurodollar Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including such loss, cost and expense as calculated below but otherwise excluding any lost profit):
     (a) in the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, Borrowing, failure or assignment to the last day of then current Interest Period for such Loan (or (x) in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation and (y) in the case of a Borrowing of any Term Loan, the period from the date of such Borrowing to the applicable Principal Payment Date) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (or, in the case of any Borrowing of Term Loans, such other period), over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in U.S. Dollars from other banks in the Eurodollar market at the commencement of such period; and
     (b) in the case of a Swingline FFBR Loan, the loss to the Swingline Lender attributable to any such event shall be deemed to include an amount determined by the Swingline Lender to be equal to the excess, if any, of (i) the Federal Funds Base Rate for the period commencing on the date of such payment to but not including the last day of the Interest Period for such Swingline FFBR Loan, over (ii) the Federal Funds Base Rate for such Interest Period.
          A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error (such certificate to include in reasonable detail the calculation of such amount or amounts). The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
          SECTION 2.16. Taxes.
          (a) Payments Free of Covered Taxes. Any and all payments by or on account of any obligation of the Borrower or Subsidiary Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or such Subsidiary Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Subsidiary Guarantor shall make such deductions and (iii) the Borrower or such Subsidiary Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. In addition, the Borrower or Subsidiary Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrowers. The Borrower or Subsidiary Guarantor shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error (such certificate to include in reasonable detail the calculation of such amount).

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Subsidiary Guarantor to a Governmental Authority, the Borrower or such Subsidiary Guarantor, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          (f) Refund. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Tax or Other Tax as to which it has been indemnified by the Borrower or any Subsidiary Guarantor under this Section 2.16, it shall pay over such refund to the Borrower or such Subsidiary Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Guarantor under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower or such Subsidiary Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Subsidiary Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, any Subsidiary Guarantor or any other Person.
          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set—offs.
          (a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.06 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an office specified by it, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in U.S. Dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the relevant Revolving Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Revolving Loans, Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
          (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.
          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
          (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05(f) or (g), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.18. Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may exercise its rights under Section 10.04(i).
ARTICLE III
GUARANTEE
          SECTION 3.01. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, and all obligations of the Borrower or any of its Subsidiaries to any Lender (or any Affiliate of any Lender) in respect of any Hedging Agreement, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any of its Subsidiaries shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 3.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. In full recognition and in furtherance of the foregoing, each Subsidiary Guarantor agrees that:
     (a) Without affecting the enforceability or effectiveness of Section 3.01 in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of such Subsidiary Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, the Administrative Agent and the Lenders may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:

     (i) amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Guaranteed Obligations (including any increase or decrease in the rate or rates of interest on all or any part of the Guaranteed Obligations);
     (ii) amend, supplement, modify, extend, renew, waive or otherwise change, or enter into or give, any Loan Document or any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Guaranteed Obligations, any Loan Document or any such other instrument or any term or provision of the foregoing (it being understood that this clause (ii) shall not be deemed to constitute a consent by any Subsidiary Guarantor to any such amendment with respect to any Loan Document to which it is a party);
     (iii) accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Guaranteed Obligations or any collateral now or in the future serving as security for the Guaranteed Obligations;
     (iv) accept or receive (including from any other Subsidiary Guarantor) partial payments or performance on the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);
     (v) accept, receive and hold any additional collateral for all or any part of the Guaranteed Obligations (including from any other Subsidiary Guarantor);
     (vi) release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any collateral, security documents or guarantees (including letters of credit or the obligations of any other Subsidiary Guarantor) for or relative to all or any part of the Guaranteed Obligations;
     (vii) apply any collateral or the proceeds of any collateral or guarantee (including any letter of credit or the obligations of any other Subsidiary Guarantor) to all or any part of the Guaranteed Obligations in such manner and extent as the Administrative Agent or any Lender may in its discretion determine;
     (viii) release any Person (including any other guarantor) from any personal liability with respect to all or any part of the Guaranteed Obligations;
     (ix) settle, compromise, release, liquidate or enforce upon such terms and in such manner as the Administrative Agent or the Lenders may determine or as applicable law may dictate all or any part of the Guaranteed Obligations or any collateral on or guarantee (including any letter of credit issued with respect to) of all or any part of the Guaranteed Obligations;

     (x) consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Borrower or any other Person (including any other Subsidiary Guarantor);
     (xi) proceed against the Borrower, such or any other Subsidiary Guarantor or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Guaranteed Obligations or any collateral provided by any Person and exercise the right, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any other agreement or instrument referred to herein or therein, or otherwise in such order and such manner as the Administrative Agent or any Lender may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce Section 3.01 as to any Subsidiary Guarantor;
     (xii) foreclose upon any deed of trust, mortgage or other instrument creating or granting liens on any interest in real Property by judicial or nonjudicial sale or by deed in lieu of foreclosure, bid any amount or make no bid in any foreclosure sale or make any other election of remedies with respect to such liens or exercise any right of set-off;
     (xiii) obtain the appointment of a receiver with respect to any collateral for all or any part of the Guaranteed Obligations and apply the proceeds of such receivership as the Administrative Agent or any Lender may in its discretion determine (it being agreed that nothing in this clause (xiii) shall be deemed to make the Administrative Agent or any Lender a party in possession in contemplation of law, except at its option);
     (xiv) enter into such other transactions or business dealings with any other Subsidiary Guarantor, the Borrower, any Subsidiary or Affiliate of the Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; and
     (xv) do all or any combination of the actions set forth in this Section.
     (b) The enforceability and effectiveness of this Article and the liability of the Subsidiary Guarantors, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Agreement or any other agreement or instrument referred to herein or therein, shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives any defense now or in the future arising, by reason of:
     (i) the illegality, invalidity, irregularity, authenticity, or unenforceability of all or any part of the Guaranteed Obligations, this Agreement or any other agreement or instrument referred to herein or therein, or any agreement, security document, guarantee or other instrument relative to all or any part of the Guaranteed Obligations;

     (ii) any disability or other defense of the Borrower or any other Subsidiary Guarantor with respect to all or any part of the Guaranteed Obligations or any other guarantor of all or any part of the Guaranteed Obligations (including any issuer of any letters of credit), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;
     (iii) the illegality, invalidity, irregularity, authenticity or unenforceability of any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any lien on any collateral for all or any part of the Guaranteed Obligations;
     (iv) the cessation, for any cause whatsoever, of the liability of the Borrower or any other Subsidiary Guarantor (other than subject to Section 3.05, by reason of the full payment and performance of all Guaranteed Obligations);
     (v) any failure of the Administrative Agent or any Lender to marshal assets in favor of the Borrower or any other Person (including any other guarantor), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any other Subsidiary Guarantor, the Borrower, any other guarantor, all or any part of the Guaranteed Obligations (including any Issuing Lender in respect of Letters of Credit) or any other Person or to take any action whatsoever to mitigate or reduce such or any other Subsidiary Guarantor’s liability under this Article, neither the Administrative Agent nor any Lender being under any obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Borrower may be in default of its obligations under this Agreement or any other agreement or instrument referred to herein or therein;
     (vi) any failure of the Administrative Agent or any Lender to give notice after any Default of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real Property serving as collateral for all or any part of the Guaranteed Obligations) for all or any part of the Guaranteed Obligations to the Borrower, any Subsidiary Guarantor or any other Person or any defect in, or any failure by any Subsidiary Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;
     (vii) any failure of the Administrative Agent or any Lender to comply with applicable laws in connection with the sale or other disposition of any collateral for all or any part of the Guaranteed Obligations, including any failure to conduct a commercially reasonable sale or other disposition of any collateral for all or any part of the Guaranteed Obligations;

     (viii) any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real Property or other collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of any Subsidiary Guarantor or may preclude any Subsidiary Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from any other Subsidiary Guarantor, the Borrower any other guarantor or any other Person and even though the Borrower may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;
     (ix) any benefits the Borrower, any Subsidiary Guarantor or any other guarantor may otherwise derive from Sections 580(a), 580(b), 580(d) or 726 of the California Code of Civil Procedure or any comparable provisions of the laws of any other jurisdiction;
     (x) any act or omission of the Administrative Agent, any Lender or any other person that directly or indirectly results in or aids the discharge or release of the Borrower or any other Subsidiary Guarantor, of all or any part of the Guaranteed Obligations or any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations by operation of law or otherwise;
     (xi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s principal obligation;
     (xii) the possibility that the obligations of the Borrower to the Administrative Agent and the Lenders may at any time and from time to time exceed the aggregate liability of the Subsidiary Guarantors under this Article;
     (xiii) any counterclaim, set-off or other claim which the Borrower or any other Subsidiary Guarantor has or alleges to have with respect to all or any part of the Guaranteed Obligations;
     (xiv) any failure of the Administrative Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
     (xv) the election by the Administrative Agent or any Lender, in a bankruptcy proceeding of any Person, of the application or nonapplication of Section 1111(b)(2) of the United States Bankruptcy Code;
     (xvi) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code;
     (xvii) any use of cash collateral under Section 363 of the United States Bankruptcy Code;

     (xviii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;
     (xix) the avoidance of any lien in favor of the Administrative Agent or any Lender for any reason;
     (xx) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;
     (xxi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including by reason of Sections 2809, 2810, 2819, 2839, 2845, 2850, 2899, 3275 and 3433 of the California Civil Code, and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction; or
     (xxiii) diligence, presentment, demand of payment, protest and all notices whatsoever.
     (c) Each Subsidiary Guarantor represents and warrants to the Administrative Agent that it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial and otherwise) of the Borrower and its properties on a continuing basis and that such Subsidiary Guarantor is now and will in the future remain fully familiar with the business, operations and condition (financial and otherwise) of the Borrower and its properties. Each Subsidiary Guarantor further represents and warrants that it has reviewed and approved this Agreement and the related Loan Documents and is fully familiar with the transactions contemplated by such Loan Documents and that it will in the future remain fully familiar with such transaction and with any new Loan Documents and the transaction contemplated by such Loan Documents. Each Subsidiary Guarantor hereby expressly waives and relinquishes any duty on the part of the Administrative Agent or the Lenders (should any such duty exist) to disclose to such or any other Subsidiary Guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Borrower or its properties or to any Loan Documents or the transactions undertaken pursuant to, or contemplated by, such Loan Documents, whether now or in the future known by the Administrative Agent or any Lender.
          SECTION 3.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
          SECTION 3.04. Subrogation. Each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the United States Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Article until such time as the obligations under this Agreement have been indefeasibly paid and satisfied in full and the Commitments have terminated. Each Subsidiary Guarantor understands that, by reason of the foregoing provisions of this Section, the exercise by the Administrative Agent or any Lender of the rights, remedies, powers and privileges that it has under this Article and under the other Loan Documents will result in nonreimbursable liabilities under this Agreement. Nevertheless, each Subsidiary Guarantor hereby authorizes and empowers the Administrative Agent and the Lenders to exercise, in its or their sole discretion, any combination of such rights, remedies, powers and privileges as they, in their sole discretion, shall deem appropriate.
          SECTION 3.05. Remedies. Each Subsidiary Guarantor jointly and severally agrees that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.
          SECTION 3.06. Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.
          SECTION 3.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
          SECTION 3.08. Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this

Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
          For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
          SECTION 3.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal, provincial or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally (including “financial assistance” rules under the laws of England, including Sections 151 to and including 158 of the Companies Act), if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding (or, in the case of Canandaigua Limited, be limited so as not to guarantee the portion of the Loans that are not permitted to be guaranteed under such “financial assistance” rules).
          SECTION 3.10. Borrower Guarantee with Respect to Hedging Agreements. Subject to the relevant requirements and limitations set forth in Sections 7.01 and 7.06, the Borrower hereby guarantees the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all amounts owing from time to time by any Subsidiary of the Borrower under any Hedging Agreement entered into by such Subsidiary with any Lender or any Affiliate of any Lender in strict accordance with the terms thereof (such obligations being herein collectively called the “Hedging Guaranteed Obligations”). The Borrower hereby further agrees that if any Subsidiary shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Hedging Guaranteed Obligations, the Borrower will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Hedging Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          Sections 3.02 through 3.07, inclusive, shall apply, mutatis mutandis, to the Guarantee by the Borrower contained in the preceding paragraph, as if each reference in said Sections to the “Guaranteed Obligations” were a reference to the Hedging Guaranteed Obligations and each reference in said Sections to the “Administrative Agent” or to any “Lender” were a reference to the Lender or Affiliate thereof that is a party to the applicable Hedging Agreement referred to in the preceding paragraph.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Lenders as follows (provided that such representations and warranties in the case of Vincor and its Subsidiaries are subject to Section 10.16). Unless indicated otherwise, any reference in this Article IV to “Subsidiary” or “Subsidiaries” assumes that the Vincor Acquisition has been consummated and that Vincor and its Subsidiaries (other than, except with respect to Sections 4.06(a) and 4.07, Specified Vincor Entities at any time during the Cleanup Period) are Subsidiaries of the Borrower.
          SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries and Non-Controlled Joint Venture Entities) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 4.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and (other than with respect to Borrowings of Incremental Term Loans until such date as any such Borrowings are made) have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by,

any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect,(ii) for filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) for consents, approvals, registrations or filings in connection with the Vincor Acquisition either (x) that are specified in Schedule A to the Vincor Arrangement Agreement (all of which required consents, approvals, registrations and filings shall have been obtained as of the Effective Date) or (y) in the case of any consents, approvals, registrations and filings that are not specified in Schedule A to the Vincor Arrangement Agreement, the absence of which could not reasonably be expected to have a Material Adverse Effect (collectively for this clause (y), “Immaterial Acquisition Approvals”), (b) will not violate any applicable law or regulation or any order of any Governmental Authority (other than any such violations resulting from a failure to obtain any Immaterial Acquisition Approvals) or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets (other than any applicable Disclosed Matters), or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
          SECTION 4.04. Financial Condition; No Material Adverse Change.
          (a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended February 28, 2006, reported on by KPMG LLP, independent public accountants, certified by a financial officer of the Borrower. Such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries (excluding Vincor and its Subsidiaries) as of such date and for such period. The Borrower and its Consolidated Subsidiaries (excluding Vincor and its Subsidiaries) do not have any material liabilities or obligations (contingent or otherwise) that are not reflected in such financial statements or the footnotes thereto that would otherwise be required to be reflected therein in accordance with GAAP.
          (b) No Material Adverse Change. Since February 28, 2006, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.
          SECTION 4.05. Properties.
          (a) Property Generally. Each of the Borrower and its Subsidiaries (excluding Inactive Subsidiaries and Non-Controlled Joint Venture Entities) has good title to, or valid leasehold interests in, all its real and personal Properties material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title or leasehold interests that do not interfere with its ability to conduct its business as currently conducted or to utilize such Properties for their intended purposes or where failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.

          (b) Intellectual Property. Except as set forth in Schedule II, each of the Borrower and its Subsidiaries (other than Inactive Subsidiaries and Non-Controlled Joint Venture Entities) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiaries does not infringe upon the rights of any other Person, except for any failure to own or license any such trademarks, tradenames, copyrights, patents and other intellectual property, or any such infringements, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 4.06. Litigation.
          (a) Actions, Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the applicable Disclosed Matters) or (ii) that involve this Agreement or the Transactions (other than the applicable Disclosed Matters).
          (b) Disclosed Matters. Since the date hereof, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
          SECTION 4.07. Environmental Matters. Except as described in the Disclosed Matters, each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in Disclosed Matters and except to the extent failure to comply therewith could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
          In addition, except as described in Disclosed Matters:
     (a) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any

Hazardous Materials generated by the Borrower or any of its Subsidiaries, in each case in circumstances which could reasonably be expected to have a Material Adverse Effect.
     (b) No Permits Required; Certain Specific Representations. Neither the Borrower nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state, local, provincial or foreign statute except as otherwise authorized by Environmental Laws and/or environmental, health and safety permits and licenses; and
     (i) no polychlorinated biphenyls (PCB’s) are or have been present at any site or facility now or, during the Borrower’s period of ownership, operation or lease, previously owned, operated or leased by the Borrower or any of its Subsidiaries;
     (ii) no asbestos or asbestos-containing materials is or has been present at any site or facility now or, during the Borrower’s period of ownership, operation or lease, previously owned, operated or leased by the Borrower or any of its Subsidiaries;
     (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or, during the Borrower’s period of ownership, operation or lease, previously owned, operated or leased by the Borrower or any of its Subsidiaries; and
     (iv) no Hazardous Materials have been otherwise Released at, on or under any site or facility now or, during the Borrower’s period of ownership, operation or lease, previously owned, operated or leased by the Borrower or any of its Subsidiaries;
that, in the case of any of clauses (i) through (iv) above, could reasonably be expected to have a Material Adverse Effect.
     (c) No Hazardous Material Transported to NPL Sites. Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5 (“CERCLIS”), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries, except to the extent any such listing, enforcement action or other investigation could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.
     (d) No Notifications or Listings. No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its

Subsidiaries and no site or facility now or, to the Borrower’s knowledge, previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up that in any such case could reasonably be expected to result in remediation costs and fines that in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (e) No Liens or Restrictions. No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located, except to the extent any such event or action could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
     (f) Full Disclosure. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could reasonably be expected to have a Material Adverse Effect have been made available to the Lenders.
          SECTION 4.08. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. On the date hereof, no Default has occurred and is continuing.
          SECTION 4.09. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 4.10. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have in a Material Adverse Effect.
          SECTION 4.11. ERISA. Except to the extent not reasonably expected to have a Material Adverse Effect, the Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or

Multiemployer Plan (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business).
          SECTION 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or the Transactions or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and does not omit information that would render such projections misleading in any material respect.
          SECTION 4.13. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.
          SECTION 4.14. Capitalization. Except for conversion rights associated with the Borrower’s Class B common stock, conversion rights and Equity Rights associated with the CBI Preferred Stock, purchase rights and options associated with Stock Based Plans and as disclosed in Schedule IV, as of the Effective Date there are no outstanding Equity Rights with respect to the Borrower. As of the Effective Date, except Stock Based Plans, there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any Subsidiary. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of each Stock Based Plans specified on Schedule IV (as in effect as of the Effective Date).
          SECTION 4.15. Subsidiaries and Investments.
          (a) Subsidiaries. Set forth in Part A of Schedule III (subject to the footnotes therein) is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date (excluding any Subsidiaries of “first-tier” Foreign Subsidiaries), together with, for each such Subsidiary (other than the Specified Vincor Entities), (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is as of the Effective Date a Foreign Subsidiary, an Applicable U.S. Subsidiary or an Inactive Subsidiary. Set forth in Part A(1) of Schedule III, is a complete and correct list of all

Specified Vincor Entities. Except as disclosed in Part A of Schedule III, (x) each of the Borrower and each such Subsidiary owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and (except with respect to Joint Venture Entities) has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule III, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person (other than Joint Venture Entities).
          (b) Restrictions on Subsidiaries. None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.09 (and not permitted by clauses (i) through (iv) thereof).
          SECTION 4.16. Solvency. The Borrower and the Subsidiary Guarantors, taken as a whole, are, and immediately after the making of each Borrowing and issuance, renewal and extension of each Letter of Credit will be, Solvent.
ARTICLE V
CONDITIONS
          SECTION 5.01. Effective Date. This Agreement, and the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date requested by the Borrower pursuant to paragraph (a)(v) below, provided that on such requested date each of the following conditions has been satisfied (or waived in accordance with Section 10.02):
     (a) Financing Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
               (i) Executed Counterparts. From each party hereto (subject to Section 10.17) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy (or other electronic) transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
               (ii) Opinions of Counsel to the Obligors. Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (u) Nixon Peabody LLP, U.S. counsel for the Obligors, in the form of Exhibit D-1, and covering such other customary matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request, (v) McDermott, Will and Emery, U.K. counsel for certain of the Obligors, in the form of Exhibit D-2, and covering such other customary matters relating to Canandaigua Limited and the U.K. Equity Pledge Agreement as the Administrative Agent shall reasonably request, (w) Clifford Chance, Luxembourg counsel for certain of the Obligors, in the form of Exhibit D-3, and covering such other customary matters relating to FinCo and the Luxembourg Equity Pledge

Agreement as the Administrative Agent shall reasonably request, (x) Clayton Utz, Australian counsel for certain of the Obligors, in the form of Exhibit D-4, and covering such other customary matters relating to BRL Hardy and the Australian Equity Pledge Agreement as the Administrative Agent shall reasonably request, (y) Chapman & Tripp, New Zealand counsel for certain of the Obligors, in the form of Exhibit D-5, and covering such other customary matters relating to Nobilo Wine Group and the New Zealand Equity Pledge Agreement as the Administrative Agent shall reasonably request and (z) Stewart McKelvey Stirling Scales, Nova Scotia counsel for certain of the Obligors, in the form of Exhibit D-6, and covering such other customary matters relating to ULC Subsidiary and the Canadian Pledge Agreement as the Administrative Agent shall reasonably request (and each such Person hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).
               (iii) Opinion of Special New York Counsel to JPMorgan Chase. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan Chase, in the form of Exhibit E (and JPMorgan Chase hereby instructs such counsel to deliver such opinion to the Lenders).
               (iv) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor and Non-Guarantor Pledgors, the authorization and consummation of the Transactions and any other legal matters relating to the Obligors and Non-Guarantor Pledgors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel (it being understood in respect of any Obligor that documents and certificates in substantially similar forms to documents and certificates delivered in respect of such Obligor under the Existing Credit Agreement shall be deemed to be reasonably satisfactory for purposes of this clause (v)).
               (v) Officer’s Certificate. A certificate in the form of Exhibit G-1, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (A) notifying the Administrative Agent of a requested Effective Date under this Agreement and (B) certifying to the effect specified in Section 5.01(e).
               (vi) Security Documents. The (w) U.S. Pledge Agreement, duly executed and delivered by the Borrower, the Subsidiaries specified therein and the Administrative Agent and, to the extent required, any additional certificates identified under the name of an Obligor in Annex 1 thereto accompanied by undated stock powers executed in blank, (w) the U.K. Equity Pledge Agreement, duly executed and delivered by Canandaigua Limited, together with certificates evidencing the applicable shares of Matthew Clark, (x) the Luxembourg Equity Pledge Agreement, duly executed and delivered by the Borrower, together with certificates evidencing the applicable shares of FinCo, (y) the Australian Equity

Pledge Agreement, duly executed and delivered by Constellation Australia, together with certificates evidencing the applicable shares of BRL Hardy and (z) the New Zealand Equity Pledge Agreement, duly executed and delivered by Nobilo Holdings, together with certificates evidencing the applicable shares of Nobilo Wine Group. In addition, the Borrower shall have taken such other action as the Administrative Agent shall have reasonably requested in order to perfect the security interests created pursuant to such Security Documents.
               (vii) Canadian Pledge Agreement. The Canadian Pledge Agreement, duly executed and delivered by ULC Subsidiary, together with certificates evidencing the requisite equity interests of LP (Canada) and, to the extent any of the interests pledged thereby are not certificated, (x) the Administrative Agent shall have received a custodian acknowledgment agreement in form and substance reasonably satisfactory to the Initial Lenders and (y) all necessary registrations in respect of such interests and the applicable security interests thereon shall have been made.
               (viii) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMorgan Chase may reasonably request.
          (b) Vincor Acquisition.
               (i) Acquisition Documents. The Administrative Agent shall have received:
                    (A) copies of the Vincor Arrangement Agreement, the Circular, the Letter of Transmittal, the Arrangement Resolution as approved and adopted in accordance with the Initial Order, the Interim Order, the Articles of Arrangement and the Final Order as issued approving the Plan of Arrangement and of all other material documents and materials filed or released publicly by the Borrower or Vincor in connection with the Vincor Acquisition, certified as true, correct and complete copies thereof as of the Effective Date by the President, a Vice President or a Financial Officer of the Borrower;
                    (B) to the extent that as of the Effective Date Vincor Shareholders holding Vincor Shares constituting more than 20% of the issued and outstanding Vincor Shares have in connection with the Vincor Acquisition properly exercised Dissent Rights, a certificate of the Borrower specifying the number of Vincor Shares subject to such Dissent Rights; and
                    (C) a certificate of the Borrower certifying that the total funds payable in Canadian Dollars required to consummate the Vincor Acquisition do not exceed $1,300,000,000.

               (ii) Preliminary Consummation of Vincor Acquisition. (A) Prior to or simultaneously with the Effective Date, the Vincor Acquisition shall have been consummated substantially in accordance with the terms of the Vincor Arrangement Agreement, subject to any waivers permitted in the Vincor Arrangement Agreement, provided that:
                    (1) the Articles of Arrangement shall not yet have been filed with the Director,
                    (2) the conditions in section 5.1 of the Vincor Arrangement Agreement shall have been satisfied,
                    (3) the conditions in section 5.2 of the Vincor Arrangement Agreement shall have been satisfied or waived (provided that, with respect to the condition in section 5.2(d) thereof only, the Borrower may not waive such condition if such waiver would be materially adverse to the Lenders (as reasonably determined by the Initial Lenders), unless consented to by the Initial Lenders (such consent not to be unreasonably withheld or delayed)), and
                    (4) any required approvals or consents of holders of Indebtedness of Vincor and its Subsidiaries not being refinanced upon consummation of the Vincor Acquisition shall have been obtained and be in full force and effect; and
               (B) subject only to the issuance of the Certificate of Arrangement pursuant to the CBCA, Vincor shall be a Wholly-Owned Subsidiary of Canadian Acquisition Subsidiary.
          (c) Financing Approvals. All governmental, shareholder and other third-party approvals necessary (or, in the reasonable judgment of the Administrative Agent, advisable) in connection with the Transactions (excluding the Vincor Acquisition) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions (excluding the Vincor Acquisition).
          (d) Officer’s Certificate; Borrowing Request. The Administrative Agent shall have received (i) a certificate in the form of Exhibit G-2, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming each of the matters set forth in Section 5.02(a) and (b) and calculating the Debt Ratio as of the Effective Date (after giving effect to the Vincor Acquisition) and (ii) a Borrowing Request with respect to the Loans to be made on the Effective Date.
          (e) No Other Facilities. Prior to and during the syndication of the Commitments and Loans evidenced by this Agreement there shall be no offering, placement or arrangement of any other bank financing or debt securities by or on behalf of the Borrower or Vincor or any affiliate thereof Controlled by either the Borrower or Vincor.

          (f) Escrow Agreement. The Administrative Agent shall have received the Escrow Agreement executed and delivered by each party thereto in form and substance reasonably satisfactory to the Administrative Agent.
          The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on June 8, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan Chase, and Fraser Milner Casgrain LLP, special Canadian counsel to JPMorgan Chase, local Nova Scotia counsel for JPMorgan Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).
          The Administrative Agent shall notify the Borrower and the Lenders of the satisfaction (or waiver in accordance with Section 10.02) of the conditions specified in this Section 5.01, and such notice shall be conclusive and binding.
          SECTION 5.02. Initial Borrowing of Loans. The obligation of each Lender to make the initial Loans made on the Effective Date is subject to the satisfaction of the following conditions:
     (a) the representations and warranties of the Borrower set forth in Sections 4.01, 4.02, 4.09, 4.13 and 4.16 (with respect to the Borrower and Canadian Acquisition Subsidiary only), and of each Obligor in each of the other Loan Documents to which it is a party (but as to such other Loan Documents, in all material respects), shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
     (b) at the time of and immediately after giving effect to such Borrowing, no (i) Default arising under clause (a) or (b) of Article VIII, (ii) Event of Default arising under clause (h) or (i) of Article VIII with respect to Borrower or any Vincor Acquisition Entity and (iii) Event of Default arising as a result of a breach of any covenant restricting the activities of Canadian Acquisition Subsidiary or otherwise governing the Vincor Acquisition, shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.
          The Administrative Agent shall apply (or cause to be applied) the proceeds of the Loans borrowed pursuant to this Section 5.02 first to repay all Indebtedness owing under the Existing Credit Agreement and second, to a deposit to the Loan Escrow Account under the Escrow Agreement.
          SECTION 5.03. Release of Funds from Escrow Account. As provided in the Escrow Agreement, on the Arrangement Effective Date (subject to the receipt of the Certificate of Arrangement issued pursuant to the CBCA and to satisfaction of the other conditions specified therein): (a) the Escrow Agent shall transfer an amount of funds on deposit in or credited to the Escrow Account equal to the aggregate amount of the Specified Vincor Obligations referred to in Section 6.08(c) to the relevant financial institutions (pursuant to written transfer instructions provided by the Borrower) to repay such Specified Vincor Obligations in full and (b) the remaining funds on deposit in or credited to the Escrow Account shall be available for payment of the consideration in respect of the Vincor Shares as provided in Section 4.1(a) of Schedule C of the Vincor Arrangement Agreement. The Borrower agrees that it will not, and will not cause any applicant under the Escrow Agreement to, direct any release pursuant to clause 6 of the Escrow Agreement until the Certificate of Arrangement is issued pursuant to the CBCA.
          SECTION 5.04. Each Credit Event. The obligation of each Lender to make any Loan (excluding any Borrowing of Revolving Loans pursuant to Section 5.02, as to which the conditions precedent set forth therein shall apply), and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
     (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing pursuant to this Section 5.04 and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) within 100 days after the end of each fiscal year of the Borrower (or ten (10) days after such shorter period as may be required for filing the Borrower’s Annual Report on Form 10-K with the Securities and Exchange Commission), the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or ten (10) days after such shorter period as may be required for filing the Borrower’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission), the consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter (for the statement of operations only) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating compliance with Sections 7.01(f), 7.01(g), 7.01(h), 7.06(e), 7.06(g) and 7.10, (iii) setting forth a calculation of the Debt Ratio as at the end of the respective fiscal period (and indicating which Category of Applicable Rate shall become effective upon the delivery of such financial statements as contemplated by the definition of the term “Applicable Rate” in Section 1.01), (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) certifying that, except as otherwise specified, no Subsidiaries that were Inactive Subsidiaries as at the delivery of the immediately preceding certificate under this paragraph (c) (or, in the case of the first such delivery, as at the date hereof) has ceased to be an Inactive Subsidiary;
          (d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally or to holders of Senior Unsecured Indebtedness or Subordinated Indebtedness generally, as the case may be; and
          (f) promptly following any request therefor, such other information (including without limitation information regarding the operations, business affairs and financial condition) of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.
     SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to have a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;
          (d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that could not

(either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; and
          (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 6.03. Existence; Conduct of Business. Except as otherwise expressly permitted hereunder, the Borrower will, and will cause each of its Subsidiaries (other than Non-Controlled Joint Venture Entities) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises relating to the conduct of its business (except where the failure to do so (in each case other than with respect to the existence of the Borrower), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); provided that the foregoing shall not prohibit the Vincor Acquisition or any merger, consolidation, liquidation, disposition or dissolution otherwise permitted under Section 7.03.
          SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than Non-Controlled Joint Venture Entities) to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than any Non-Controlled Joint Venture Entities) to, (a) keep and maintain all Property relating to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and except for Dispositions permitted by Section 7.04), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries (other than any Non-Controlled Joint Venture Entities) to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries (other than any Non-Controlled Joint Venture Entities), to permit any representatives designated by the Administrative Agent or any Lender at their sole cost and expense (except during the continuance of any Default or Event of Default, in which case, without limiting the provisions of Section 10.03, all costs and expenses shall be paid or reimbursed by the Borrower), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          SECTION 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries (other than Non-Controlled Joint Venture Entities) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.08. Use of Proceeds. The proceeds of the Term Loans will be used solely to (a) repay Indebtedness owing under the Existing Credit Agreement and to cancel any commitment thereunder, (b) finance the Vincor Acquisition (including the payment of fees and expenses related thereto) and (c) repay Specified Vincor Obligations identified in Part A of Schedule I. The proceeds of the Revolving Loans will be used solely (i) for purposes described in clause (c) above, (ii) to provide working capital for the Borrower and its Subsidiaries and (iii) to provide funds for other general corporate purposes of the Borrower and it Subsidiaries (including without limitation prepayment of the 2006 Senior Notes (but not any other Senior Unsecured Indebtedness or Subordinated Indebtedness) and, subject to any requirements specified in Section 7.05(b), making any Acquisition). The proceeds of the Incremental Term Loans of each Series will be used as provided in the Incremental Term Loan Agreement of for such Series. No part of the proceeds of any Loan or other extension of credit hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries.
          SECTION 6.09. Certain Obligations Respecting Subsidiaries.
          (a) Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of the Borrower’s Subsidiaries is a Wholly-Owned Subsidiary (other than Joint Venture Entities and any Subsidiary that would become a Joint Venture Entity in connection with any disposition of Property permitted pursuant to Section 7.04, Inactive Subsidiaries.
          (b) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower that are not Excluded Entities are “Subsidiary Guarantors” hereunder, provided that no Specified Vincor Entity shall be required to be a Subsidiary Guarantor for so long as the requirements under Rule 3-10(g) of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”) would be applicable with respect to such Specified Vincor Entity if it were an issuer of a registered security that is guaranteed or a guarantor of a registered security under a registration statement filed with the SEC. In furtherance of the foregoing, in the event that (x) the Borrower or any of its Subsidiaries shall acquire or form any new Subsidiary after the date hereof that is not at such time an Excluded Entity or (y) any Excluded Entity shall cease to be an Excluded Entity but shall continue to be a

Subsidiary of the Borrower, the Borrower will cause (or will cause its Subsidiaries to cause) such new Subsidiary or previously Excluded Entity to (i) become a “Subsidiary Guarantor” hereunder, and a “Subsidiary Guarantor” under the U.S. Pledge Agreement, by delivering to the Administrative Agent a Guarantee Assumption Agreement; (ii) take the actions, if any, required to be taken by such new Subsidiary or previously Excluded Entity under paragraph (d) below; and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.
          (c) Applicable U.S. Subsidiaries. Without limiting the obligations of the Borrower under paragraph (b) above, the Borrower will cause any Applicable U.S. Subsidiary that is not an Obligor hereunder and that enters into (or otherwise gives) any Guarantee of any Indebtedness of the Borrower or any other Obligor to, concurrently with the entry into (or giving) of such Guarantee, become a “Subsidiary Guarantor” hereunder (and the Borrower will cause such Applicable U.S. Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date).
          (d) Pledge Agreements. If after the date hereof (x) any Obligor, including any Subsidiary (herein, a “Paragraph (b) Obligor”) that becomes a Subsidiary Guarantor pursuant to paragraph (b) above and therefor an Obligor hereunder, shall acquire or form any new Subsidiary (it being understood that the term “new Subsidiary” includes any entity that is a Subsidiary of any Paragraph (b) Obligor at the time it becomes an Obligor hereunder), or (y) any Excluded Entity shall cease to be an Excluded Entity but shall continue to be a Subsidiary of the Borrower, then, in addition to any actions that may be required to be taken as a result thereof pursuant to paragraph (b) above, each Obligor (including any Paragraph (b) Obligor) will, to the extent that such actions had not already been taken, take the following actions with respect to such new Subsidiary or previously Excluded Entity:
          (i) if such new Subsidiary or previously Excluded Entity is organized under the laws of the United States of America or a State thereof, each Obligor that holds any of the shares of capital stock or other ownership interests in such new Subsidiary or previously Excluded Entity shall take such action (including delivering the certificates, if any, evidencing such shares or other ownership interests, accompanied by undated stock or other powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens in such shares and other ownership interests under the U.S. Pledge Agreement (or, if necessary, a supplement thereto);
          (ii) if such new Subsidiary or previously Excluded Entity is organized under the laws of a jurisdiction other than the United States of America or a State thereof, the Borrower shall ensure that each Obligor that holds any of the shares of capital stock or other ownership interests in such new Subsidiary or previously Excluded Entity shall execute and deliver a Foreign Pledge Agreement (or, as applicable, a supplement to a relevant existing Foreign Pledge Agreement) with respect to such shares of capital stock or other ownership interests and take such other action (including delivering the certificates, if any, evidencing such shares or other ownership interests, accompanied by undated stock or other powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens in such shares and other ownership interests under the law governing such Foreign Pledge Agreement; and
          (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have reasonably requested;
provided, however, that (A) the foregoing shall not require any action that the Borrower and the Administrative Agent have determined would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation, (B) notwithstanding anything in this Agreement or the Pledge Agreements to the contrary, none of the Borrower or any of its Subsidiaries shall be required to pledge more than 65% of the outstanding shares of Voting Stock of any Foreign Subsidiary or any Subsidiary specified on Schedule VIII (for so long as, in the case of any such Subsidiary specified on Schedule VIII, the Borrower and the Administrative Agent have determined that such pledge would either result in adverse tax consequences under Section 956 if the Code or would contravene any applicable law, rule or regulation) and (C) the foregoing shall not require the Borrower or any of its Subsidiaries to pledge any shares of stock or other ownership interests in Inactive Subsidiaries, Joint Venture Entities and, (i) for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and having Indebtedness outstanding to the Constellation International Holdings, Canandaigua B.V., (ii) for so long as it shall have assets with a fair market value of less than U.S.$5,000,000 and gross revenues of less than U.S.$10,000,000 (in each case, calculated as at the end of, and for the most recently ended, fiscal quarter), Constellation Brands Ireland Limited and (iii) any Specified Vincor Entity to the extent that the Borrower’s ownership interest therein is indirectly held through a Foreign Subsidiary.
          Without limiting the foregoing, the Borrower will cause Constellation International Holdings Limited within 60 days after the Effective Date to (a) execute and deliver the Irish Pledge Agreement, and (b) deliver to the Administrative Agent documents specified in clauses (ii) and (iii) above with respect thereto.
          (e) Shares of Subsidiary Stock. In the event that any additional shares of stock shall be issued to any Obligor by any Subsidiary of the Borrower (other than any Joint Venture Entity), such Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the U.S. Pledge Agreement and, if applicable, any Foreign Pledge Agreement, the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall reasonably request to perfect the security interest created therein pursuant to such Pledge Agreement; provided that notwithstanding anything in this Agreement to the contrary, the Obligors shall not be required to pledge more than 65% of the outstanding shares of Voting Stock of any Foreign Subsidiary or any Subsidiary specified on Schedule VIII (for so long as, in the case of any such Subsidiary specified on Schedule VIII, the Borrower and the Administrative Agent have determined that such pledge would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation).

          (f) Intercompany Notes. If required by the terms of Section 7.06(e)(i), the Borrower shall, concurrently with the making of any loan or advance to a Foreign Subsidiary specified therein, cause such Foreign Subsidiary to execute an Intercompany Note in favor of the Borrower and shall forthwith deliver to the Administrative Agent pursuant to the U.S. Pledge Agreement such Intercompany Note, accompanied by an undated bond power executed in blank, and shall take such other action as the Administrative Agent shall reasonably request to perfect the security interest created therein pursuant to such Pledge Agreement (provided that no such pledge will be required to the extent that the Borrower and the Administrative Agent have determined that such pledge would result in adverse tax consequences under Section 956 of the Code).
          (g) Further Assurances with Respect to the Pledge Agreements. The Borrower will, and will cause each of its Subsidiaries (other than Excluded Entities) to, take such action from time to time (including executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in all Collateral required to be pledged by such Subsidiary under the U.S. Pledge Agreement and, if applicable, any Foreign Pledge Agreement, which Collateral shall include all shares of stock and other ownership interests of each direct and indirect Subsidiary of the Borrower, subject to the proviso to Section 6.09(d) and the provisions of the U.S. Pledge Agreement.
          (h) Further Assurances with Respect to Specified Vincor Entities. The Borrower will use commercially reasonable efforts to (A) dissolve or legally wind-up each Specified Vincor Entity (including by way of merger into, or transfer of all of the assets to, one or more Subsidiary Guarantors or, in the case of any such Specified Vincor Entity that would constitute a Foreign Subsidiary, by merger into, or transfer of all of the assets to, one or more Foreign Subsidiaries) or (B) transfer all of the stock or assets of, each Specified Vincor Entity designated in Schedule III or (C) otherwise give effect to a corporate reorganization or restructuring the purpose of which is to cause one or more of the Specified Vincor Entities to become a Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary on or prior to the end of the Cleanup Period; it being understood that to the extent any such Specified Vincor Entity shall not have been so dissolved, wound up, reorganized or restructured prior to the end of the Cleanup Period, such Specified Vincor Entity shall cease to constitute an Excluded Entity under clause (iv) of the definition of such term and shall accordingly be subject to the requirements of this Section 6.09.
          SECTION 6.10. Commitment Letter. The Borrower will comply with its obligations under the Commitment Letter and the fee letters referred to therein, provided that the Commitment Letter shall have no further force or effect after the Effective Date other than with respect to those provisions of the Commitment Letter that are expressly stated therein to survive the Effective Date or any date corresponding thereto.

          SECTION 6.11. Certain Matters Relating to the Vincor Acquisition.
          (a) Conduct of Vincor Acquisition. In connection with the Vincor Acquisition, the Borrower will cause Canadian Acquisition Subsidiary to:
          (i) comply with the CBCA, the Competition Act, the Investment Canada Act and the Securities Act (Ontario), as amended, and other relevant securities laws, and all other applicable laws and regulations and requirements of any Governmental Authority relevant in the context of the Vincor Acquisition, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
          (ii) subject to any requirements of the CBCA or Securities Act (Ontario) or other applicable law, not issue any press release or make any public statement during the course of the Vincor Acquisition that contains any information or statement concerning this Agreement or the Lenders without first obtaining the prior approval of the information or statement from the Initial Lenders.
              (b) Vincor Agreements. As promptly as practicable following the Arrangement Effective Date, the Borrower shall cause Vincor to repay or prepay all Indebtedness then due and owing under any Vincor Agreement and shall cancel or terminate, as applicable, all funding commitments thereunder.
              (c) Notices, Etc. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any of the following events:
          (i) the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) shall have provided written notice that she intends to oppose the Vincor Acquisition or seek dissolution of the Vincor Acquisition or divestiture of Vincor Shares or assets;
          (ii) the Commissioner shall have rescinded or amended a written notice previously delivered by the Commissioner stating that she does not intend to oppose the Vincor Acquisition;
          (iii) the Commissioner shall have made, or threatened to make, an application or require that proceedings be initiated under the Competition Act in respect of the Vincor Acquisition;
          (iv) the Commissioner shall have declined to issue an advance ruling certificate or a no action letter in respect of the Vincor Acquisition pursuant to the Competition Act;
          (v) the Commissioner shall have withdrawn, or purported to have withdrawn, an advance ruling certificate or a no action letter previously issued in respect of the Vincor Acquisition pursuant to the Competition Act; and

          (vi) any approval required pursuant to the Investment Canada Act shall have been refused or declined, or any demand or application shall have been made under Part VII of the Investment Canada Act.
ARTICLE VII
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
      (a) Indebtedness created hereunder;
      (b) Indebtedness existing on the Effective Date the principal or face amount of which does not exceed $10,000,000 with respect to each individual item of Indebtedness or that is otherwise set forth in Part A of Schedule I, and any extension, renewal, refinancing or replacement of any such Indebtedness so long as (i) such existing Indebtedness being extended, renewed, refinanced or replaced pursuant to this clause (b) does not constitute Senior Unsecured Indebtedness or Subordinated Indebtedness and (ii) at the time of such extension, renewal, refinancing or replacement, and after giving effect thereto, (A) the Borrower shall be in compliance with Section 7.10 (the determination of such ratios to be calculated under the assumption that such extension, renewal, refinancing or replacement occurred at the beginning of the respective period) and (B) no Default or Event of Default shall have occurred and be continuing hereunder; provided that the principal of and interest on, and all other amounts owing in respect of Indebtedness under the Existing Credit Agreement (other than in respect of letters of credit which, as provided in Section 2.05(m) are to become Letters of Credit hereunder) and Specified Vincor Obligations shall in any event be repaid in full as promptly as practicable following the Arrangement Effective Date;
          (c) (i) Indebtedness outstanding in respect of the Senior Unsecured Notes and (ii) other unsecured Indebtedness (other than Subordinated Indebtedness); provided that the following conditions shall be satisfied with respect to such other Indebtedness (each of which shall be fulfilled in form and substance reasonably satisfactory to the Administrative Agent):
               (A) the Net Available Proceeds of such other Indebtedness shall be applied to (x) prepay Loans in accordance with Section 2.10(b)(iii), (y) refinance or pay at maturity the Senior Unsecured Indebtedness (in accordance with Section 7.12) or (z) finance one or more Acquisitions pursuant to Section 7.05(b) (provided that the aggregate principal amount of such Senior Unsecured Indebtedness the Net Available Proceeds of which is applied to finance one or more such Acquisitions shall not exceed U.S.$750,000,000 unless at the time such Indebtedness is incurred, the Senior Debt Ratio is less than or equal to 3.0 to 1 (the determination of such ratio to be calculated as of the last day of the most recently-ended fiscal quarter of the Borrower under the assumption that such Indebtedness was issued at the beginning of the applicable calculation period);
               (B) the terms of such Indebtedness shall not provide for payment of any portion of the principal thereof prior to the date six months after the final maturity of the Loans hereunder;
               (C) terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be no more restrictive in any material respect on the Borrower or any of its Subsidiaries than the terms of the Senior Unsecured Notes;
               (D) at the time of issuance of such Indebtedness, and after giving effect thereto, the Borrower shall be in compliance with Section 7.10 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance), and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance (including, if applicable, computations in reasonable detail as to the satisfaction of the conditions specified in clauses (A) above);
               (E) at the time of such issuance, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder; and
               (F) prior to such issuance, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect specified in the foregoing clauses (C), (D) and (E) (and setting forth in reasonable detail the computations necessary to determine compliance with said clause (D) and including, if applicable, computations in reasonable detail as to the satisfaction of the conditions specified in the foregoing clause (A));
          (d) Subordinated Indebtedness;
          (e) Indebtedness (i) of any Subsidiary to the Borrower or to any other Subsidiary or (ii) of the Borrower to any Subsidiary Guarantor or to any other Subsidiary (provided, that (x) the aggregate principal amount of such Indebtedness of the Borrower outstanding to such other Subsidiaries shall at no time exceed U.S.$200,000,000 and (y) such Indebtedness of the Borrower shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the reimbursement obligation in respect of each LC Disbursement and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures);

          (f) Indebtedness of any one or more Foreign Subsidiaries denominated in Dollars or in any other currency that is convertible into Dollars in an aggregate principal amount not exceeding U.S.$600,000,000 (or the spot rate equivalent thereof in such other currency as reasonably determined by the Borrower) at any time outstanding;
          (g) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that:
               (i) the aggregate principal amount of Indebtedness of all Foreign Subsidiaries having the benefit of such Guarantees may not exceed U.S.$600,000,000 at any one time;
               (ii) the aggregate principal amount of Indebtedness of all Joint Venture Entities having the benefit of such Guarantees may not exceed U.S.$200,000,000 at any one time (or at any time the Senior Debt Ratio is less than or equal to 2.5 to 1 (the determination of such ratio to be calculated as of the last day of the most recently-ended fiscal quarter of the Borrower), $300,000,000 at any one time); and
               (iii) any Guarantee by a Subsidiary of Subordinated Indebtedness incurred in compliance with Section 7.11 shall comply with the requirements Section 7.11(b);
          (h) Guarantees by the Borrower or any Subsidiary of Indebtedness of any Person (other than the Borrower or any of its Subsidiaries); provided that the aggregate principal amount of Indebtedness in respect of all such Guarantees shall not exceed U.S.$50,000,000 at any time outstanding;
          (i) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $200,000,000 at any time outstanding;
          (j) other Indebtedness to the extent not otherwise permitted by the forgoing paragraphs of this Section of the Borrower and its Subsidiaries; provided that at any time after giving effect thereto the aggregate principal amount of such Indebtedness shall not exceed U.S.$100,000,000; and
          (k) the Maximum Receivable Exposure under all Permitted Receivable Financings.
          SECTION 7.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to the Security Documents;
          (b) Permitted Encumbrances;
          (c) any Lien on any Property or asset of the Borrower or any of its Subsidiaries existing on the Effective Date which Lien secures any item of Indebtedness the principal or face amount of which does not exceed $10,000,000 or that is otherwise set forth in Part B of Schedule I; provided that (x) no such Lien shall extend to any other Property or asset of the Borrower or any of its Subsidiaries and (y) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) any Lien upon tangible Property acquired after the date hereof by the Borrower or any of its Subsidiaries, which Lien either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness permitted under Section 7.01(i) representing, or incurred to finance, refinance or refund, the cost of such Property; provided that (i) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof permitted under clause (h) below;
          (e) any Lien on Property or assets of any Foreign Subsidiary specified in Section 7.01(f) securing Indebtedness of such Foreign Subsidiary permitted thereunder, (provided that such Lien shall not in any event apply to any Property or assets of the Borrower or any other Subsidiary);
          (f) any Lien in favor of a special purpose company or Receivable Financier created or deemed to exist pursuant to a Permitted Receivable Financing, but only to the extent that such Lien relates to the applicable Receivable Assets conveyed by the Borrower or any Subsidiary;
          (g) any Lien on any Property or assets securing Indebtedness of the Borrower or any of its Subsidiaries permitted to be incurred by this Agreement in an aggregate amount not to exceed U.S.$50,000,000 at any time outstanding;
          (h) any purchase option or similar right on securities held by the Borrower or any of its Subsidiaries in any Joint Venture Entity permitted by Section 7.06(g) which option or similar right is granted to a third-party who holds securities in such Joint Venture Entity; and
          (i) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

          SECTION 7.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (x) the Borrower or any Subsidiary may enter into transactions permitted by Section 7.05 and (y) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
          (a) any Subsidiary of the Borrower may be merged or consolidated with or into: (i) the Borrower if the Borrower shall be the continuing or surviving corporation, (ii) any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary (so long as such Wholly-Owned Subsidiary is the continuing or surviving corporation), (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary (so long as such Wholly-Owned Subsidiary is the continuing or surviving corporation) or (iv) if such Subsidiary is not a Foreign Subsidiary, any Foreign Subsidiary (provided that, if such Foreign Subsidiary is the continuing or surviving corporation, such Foreign Subsidiary shall subsequently be merged or consolidated with or into a Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary and such Wholly-Owned Subsidiary shall be the continuing or surviving corporation);
          (b) the Borrower or any such Subsidiary may convey, sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) either (A) in compliance with the provisions of Section 7.04(i), (ii) or (iv) or (B) in the case of any such Subsidiary, to (i) the Borrower, (ii) subject to clause (iii), any Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary (unless any such conveyance, sale, lease, transfer or other disposition constitutes an Investment in a Foreign Subsidiary that is permitted pursuant to Section 7.06) or (iii) if such Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary (including a conveyance, sale, lease, transfer or other disposition of such Property from a Foreign Subsidiary temporarily to a Subsidiary that is not a Foreign Subsidiary with a subsequent conveyance, sale, lease, transfer or other disposition of substantially the same property to another Foreign Subsidiary);
          (c) the Borrower or any Subsidiary of the Borrower may merge or consolidate with any other Person if, in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation, and, in any other case, the surviving corporation is a Wholly-Owned Subsidiary of the Borrower that is not a Foreign Subsidiary or, if such merging or consolidating Subsidiary is a Foreign Subsidiary, any Wholly-Owned Subsidiary of the Borrower that is a Foreign Subsidiary; and
          (d) the Borrower may, for the purpose of transferring its jurisdiction of incorporation from Delaware to another state of incorporation, merge with and into a Wholly-Owned Subsidiary in a transaction constituting a tax-free reorganization under 368(a)(1)(F) of the Code, so long as:

               (x) the Borrower shall give the Lenders and the Administrative Agent at least 15 days prior written notice of the occurrence of such merger;
               (y) such Subsidiary shall execute and deliver an instrument in form and substance satisfactory to each Lender and the Administrative Agent pursuant to which such Subsidiary shall, effective upon such merger, assume all of the obligations of the Borrower hereunder and under the Security Documents (and execute and deliver such other instruments as the Administrative Agent shall request to ensure the continued perfection and priority of any Liens granted by the Borrower pursuant to the Security Documents); and
               (z) such Subsidiary shall deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 5.01 hereof upon the Effective Date or as any Lender or the Administrative Agent shall have requested;
provided, that (A) if any such merger shall be between a Subsidiary Guarantor and a Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the continuing or surviving corporation, then the continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents and (B) if any such sale is by a Subsidiary Guarantor to a Subsidiary of the Borrower not a Subsidiary Guarantor, then such Subsidiary shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents.
          SECTION 7.04. Disposition of Property. The Borrower will not, nor will it permit any of its Subsidiaries (other than Non-Controlled Joint Venture Entities) to, convey, sell, lease, transfer, issue or otherwise dispose of (each a “Transfer”), in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests); provided that the Borrower or any Subsidiary may Transfer (i) any inventory or other Property sold or otherwise disposed of in the ordinary course of business and on ordinary business terms, (ii) Receivable Assets pursuant to any Permitted Receivable Financing, (iii) any Property to the extent permitted by Section 7.03(b)(B) and (iv) other Property so long as:
      (a) the amount of such other Property Transferred in any single fiscal year by the Borrower and its Subsidiaries shall have a fair market value not in excess of 15% of the Consolidated Tangible Assets as at the last day of the fiscal quarter of the Borrower ending prior to the date of determination (and, to the extent any such other property constitutes the stock of any Subsidiary and results in such Subsidiary becoming a Joint Venture Entity, the amount of such stock Transferred for purposes of this clause (a) shall be deemed to be a ratable amount of the total assets of such Subsidiary (determined by reference to the percentage of stock of such Subsidiary Transferred) immediately before giving effect to the Transfer); and
      (b) to the extent any such other Property constitutes the stock of any Subsidiary and results in such Subsidiary becoming a Joint Venture Entity, the Borrower would at the time of such Transfer be permitted to make an Investment in such Subsidiary (as a

Joint Venture Entity) under Section 7.06(g) in an amount equal to the amount of the Borrower’s (or any other Subsidiary’s) Investment in such Subsidiary after giving effect to such Transfer.
          SECTION 7.05. Acquisition of Property. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any Acquisition of, any Person; provided that:
      (a) the Borrower or any such Subsidiary may (i) purchase inventory and other Property to be sold or used in the ordinary course of business, (ii) make Investments permitted under Section 7.06 and (iii) make Capital Expenditures;
      (b) the Borrower may (either directly, or indirectly through its Wholly-Owned Subsidiaries) acquire the business and related assets from, or capital stock of, or enter into a joint venture with, or be a party to an Acquisition of, another Person, so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; provided that (i) at the time of any such transaction, and after giving effect thereto, the Borrower shall be in compliance with Section 7.10(a), (b) and (c) (the determination of such ratios to be calculated under the assumption that such transaction was consummated at the beginning of the respective period) and, to the extent the aggregate consideration to be delivered by the Borrower and its Subsidiaries in connection with such transaction shall exceed U.S.$50,000,000, the Borrower shall have furnished to the Administrative Agent a certificate of a Financial Officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (ii) the Borrower will not use the proceeds of any Revolving Loan to fund any such transaction and/or pay any related fees or expenses if, after giving effect to the Borrowing thereof, the aggregate amount of the unused Revolving Commitments, together with the then aggregate outstanding amount of Revolving Loans theretofore applied by the Borrower for working capital purposes of the Borrower and its Subsidiaries, shall be less than $100,000,000 (and, if the proceeds of any such Revolving Loans so applied to fund any such transaction and/or pay any related fees or expenses is equal to or greater than $250,000,000, the Borrower shall deliver the Administrative Agent concurrently with the Borrowing thereof a certificate of a Financial Officer certifying that the condition specified in this clause (ii) is satisfied) and (iii) in the case of an Acquisition of a Person, such Acquisition has been approved by the board of directors of such Person prior to the commencement of any tender offer, proxy contest or the like in respect thereof; and
      (c) the Borrower and the Vincor Acquisition Entities may consummate the Vincor Acquisition.

          SECTION 7.06. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:
     (a) Investments outstanding on the Effective Date in amounts which do not exceed $10,000,000 with respect to each individual Investment or that are otherwise set forth in Part B of Schedule III;
     (b) operating deposit accounts with banks;
     (c) Permitted Investments;
     (d) Investments by the Borrower and its Wholly-Owned Subsidiaries in the Borrower and its Wholly-Owned Subsidiaries (excluding Foreign Subsidiaries) (including (x) any Investment in the Vincor Acquisition Entities in connection with the Transactions and the repayment or prepayment of Indebtedness under the Vincor Agreements and (y) the reclassification or conversion of any such Investments to debt or equity or any combination thereof);
     (e) Investments by the Borrower and its Wholly-Owned Subsidiaries in Foreign Subsidiaries (including (x) any Investment in the Vincor Acquisition Entities in connection with the Transactions and the repayment or prepayment of Indebtedness under the Vincor Agreements and (y) the reclassification or conversion of any such Investments to debt or equity or any combination thereof); provided, that if such Investments consist of loans or advances by the Borrower to any Foreign Subsidiary, such Foreign Subsidiary shall execute and deliver an Intercompany Note evidencing such Investments and the Borrower shall comply with the requirements of Section 6.09(f);
     (f) Investments consisting of (i) security deposits with utilities, lessors and other like Persons made in the ordinary course of business, (ii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (iii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or indemnity bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (g) Investments by the Borrower and its Subsidiaries in Joint Venture Entities (and Investments by Joint Venture Entities in other Persons);
     (h) acquisitions permitted pursuant to Section 7.05;
     (i) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;
     (j) Investments (x) by the Borrower and its Wholly-Owned Subsidiaries in Foreign Subsidiaries that are Wholly-Owned Subsidiaries of the Borrower and (y) by Foreign Subsidiaries in other Foreign Subsidiaries of the Borrower that are Wholly-Owned Subsidiaries of the Borrower, made directly or indirectly (including through any Obligor), in each case in connection with the corporate reorganization or restructuring of

Vincor and its Subsidiaries after the Effective Date (provided that if the ownership interests of any such Foreign Subsidiary (or any parent Foreign Subsidiary thereof) whose assets are the subject such Investment are required to be pledged to the Administrative Agent pursuant to Section 6.09, the requisite amount of ownership interests of the Foreign Subsidiary that is the recipient of such Investment (or the applicable parent Foreign Subsidiary thereof) shall also be pledged to the Administrative Agent as provided in Section 6.09 following consummation of such reorganization);
     (k) additional Investments by the Borrower or any of its Subsidiaries not otherwise permitted by the foregoing paragraphs of this Section up to but not exceeding U.S.$100,000,000 in the aggregate at any one time outstanding; and
     (l) any note issued by a Foreign Subsidiary to the Borrower or any Subsidiary Guarantor so long as (i) no cash or other Property shall be paid or otherwise transferred by the Borrower or such Subsidiary Guarantor to any Foreign Subsidiary in exchange for the issuance of such note and (ii) such note shall be payable solely in shares of capital stock of a Subsidiary.
The aggregate amount of an Investment at any one time outstanding for purposes of clauses (e), (g) and (j) above shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment or any sale or other disposition thereof (subject to the terms of Section 7.04); the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.
          SECTION 7.07. Restricted Payments.
          (a) The Borrower will not, nor will it permit any of its Subsidiaries (other than Joint Venture Entities) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock (other than Disqualified Stock), (ii) make Restricted Payments in respect of stock appreciation rights, or other stock-based awards, under any stock option plan of the Borrower (including without limitation any Stock Based Plan) so long as no Default shall have occurred and be continuing or would result therefrom, (iii) cancel or terminate any warrants, options or any other rights to acquire any shares of capital stock of the Borrower in exchange for the issuance of any other warrants, options or rights to acquire shares of capital stock of the Borrower, (iv) repurchase its capital stock to the extent provided in paragraph (b) below and (v) declare and make Restricted Payments in cash, subject (in the case of this clause (v)) to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:
     (A) no Default shall have occurred and be continuing;

     (B) except with respect to the CBI Preferred Stock Payments, the aggregate amount of Restricted Payments made during any fiscal year, including the fiscal year ending February 28, 2004, shall not exceed an amount equal to 50% of consolidated net income of the Borrower and its Consolidated Subsidiaries for such fiscal year;
     (C) except with respect to the CBI Preferred Stock Payments, the Debt Ratio for the period of four consecutive fiscal quarters most recently ended prior to the date of any such Restricted Payment shall not exceed 2.00 to 1; and
     (D) except with respect to the CBI Preferred Stock Payments, the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days (but not more than 20 Business Days) prior to the date of declaration of any such Restricted Payment, a certificate of a Financial Officer of the Borrower setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate and stating that such Financial Officer believes in good faith that none of such conditions will fail to be satisfied on the date of payment of such Restricted Payment, it being understood that to the extent the conditions specified in the foregoing clauses (A) through (C) are satisfied on the date of declaration of such Restricted Payment by the board of directors of the Borrower, such Restricted Payment may be made at any time within the 60-day period thereafter, regardless of whether such conditions continue to be satisfied.
          (b) The Borrower may make Restricted Payments consisting of repurchases of its capital stock; provided that:
     (i) the aggregate amount of all such Restricted Payments made during the term of this Agreement shall not exceed (i) U.S.$100,000,000 in the case of the Borrower’s 2007 fiscal year and (ii) for each successive fiscal year of the Borrower thereafter, 120% of the amount permitted during the immediately preceding fiscal year;
     (ii) after giving effect to any such Restricted Payment, the Borrower shall be in compliance, on a pro forma basis, with Section 7.10 during the four quarter period most-recently ended under the assumption that such Restricted Payment, and any related borrowing, shall have been made or incurred at the beginning of such period (and, to the extent requested by the Administrative Agent, the Borrower shall have delivered a calculation demonstrating such pro forma compliance satisfactory to the Administrative Agent); and
     (iii) the Borrower will not make any Restricted Payment under this paragraph (b) unless at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing.
          (c) Nothing in this Section shall be deemed to prohibit the making or paying of any dividends or other distributions (in any type of Property), or entering into any agreement to pay or make dividends or other distributions, directly or indirectly, by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

          SECTION 7.08. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries (other than Non-Controlled Joint Venture Entities) to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates; provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Borrower and its Subsidiaries may enter into transactions with any Affiliate of the Borrower or any Subsidiary if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.
          During any period that the Borrower is a public company regulated by, and required to file regular periodic reports with, the Securities and Exchange Commission, any compensation paid to an executive officer of the Borrower or any Subsidiary (who is an Affiliate) which has been specifically approved by the board of directors of the Borrower (or by the Human Resources Committee of the board of directors of the Borrower or other committee responsible for such approval) during such period will be deemed to be reasonable for purposes of the foregoing. Notwithstanding the foregoing, the Borrower and/or any Subsidiary may enter into so-called split-dollar life insurance agreements with Affiliates, so long as the aggregate amount of premiums payable by the Borrower during any fiscal year pursuant to such agreements shall not exceed U.S.$2,000,000 in the aggregate.
          SECTION 7.09. Certain Restrictions. The Borrower will not permit any of its Subsidiaries (other than Joint Venture Entities) to enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of Property; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or, in the case of any restrictions or conditions other than in respect of the declaration or payment of dividends by Subsidiaries, restrictions or conditions imposed by any evidence of Senior Unsecured Indebtedness, Subordinated Indebtedness or Foreign Subsidiary Indebtedness (so long as no such restriction or condition is materially more restrictive on the Borrower or any Subsidiary than the corresponding provisions of the 1999 Indenture or the Senior Subordinated Note Indentures as in effect on the date hereof), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets or capital stock pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or its assets or capital stock that are to be sold and such sale is permitted hereunder, (iii) as applied to Liens, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) as applied to Liens, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of Foreign Subsidiaries obligated in respect of such Indebtedness and (v) as applied to Liens, the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

          SECTION 7.10. Certain Financial Covenants.
          (a) Debt Ratio. The Borrower will not permit the Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
From the date hereof through February 28, 2007	5.00 to 1

From 1 March 2007 through February 29, 2008	4.00 to 1

From 1 March 2008 and at all times thereafter	3.50 to 1
          (b) Senior Debt Ratio. The Borrower will not permit the Senior Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
From the date hereof through February 28, 2007	4.75 to 1

From March 1, 2007 through February 29, 2008	3.75 to 1

From March 1, 2008 and all times thereafter	3.00 to 1
          (c) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less 3.00 to 1 at any time.
          (d) Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio to be less than 1.00 to 1 as at the last day of any fiscal quarter of each fiscal year.
          SECTION 7.11. Subordinated Indebtedness. The Borrower may after the date hereof incur additional Subordinated Indebtedness subject to the following conditions (each of which shall have been fulfilled in form and substance reasonably satisfactory to the Administrative Agent):
     (a) such Indebtedness shall be subordinated to the obligations of the Borrower to pay principal of and interest on the Loans, the reimbursement obligation in respect of each LC Disbursement and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;
     (b) such Indebtedness shall be an obligation of the Borrower only, and none of its Subsidiaries shall be contingently or otherwise obligated in respect thereof, unless subordinated to the obligations of such Subsidiary to pay principal of and interest on the Loans, the reimbursement obligations and all other amounts payable hereunder on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Note Indentures;
     (c) the Net Available Proceeds of such Indebtedness shall be applied to (i) prepay Loans in accordance with Section 2.10(b)(iv), (ii) repay or prepay Subordinated Indebtedness (in accordance with this Section 7.11) or Senior Unsecured Indebtedness (in accordance with Section 7.12) or (iii) finance one or more Acquisitions pursuant to Section 7.05(b);
     (d) the terms of such Indebtedness shall not provide for payment of any portion of the principal thereof prior to the date six months after the final maturity of the Loans hereunder;
     (e) terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to such Indebtedness shall be terms that are at the time customary in the market for subordinated debt being incurred by the Borrower, and in transactions, comparable to the Borrower’s proposed debt issuance;
     (f) at the time of issuance of such Indebtedness, and after giving effect thereto, the Borrower shall be in compliance with Section 7.10 (the determination of such ratios to be calculated under the assumption that such Indebtedness was issued, at the beginning of the respective period and that any other Indebtedness to be retired with the proceeds thereof was in fact retired on such date of issuance);
     (g) at the time of such issuance, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder; and
     (h) prior to such issuance the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect specified in the foregoing clauses (a), (b), (e), (f) and (g) (and setting forth in reasonable detail the computations necessary to determine compliance with said clause (f)).
Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness (or enter into any transaction that has a substantially similar effect), except that (i) the Borrower may make payments on the regularly-scheduled payment dates with respect to the principal of and interest on the Subordinated Indebtedness as in effect on the date hereof (or, as to any Subordinated Indebtedness issued after the date hereof, as originally in effect) and (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of other Subordinated Indebtedness issued in accordance with the first paragraph of this Section, the Borrower may redeem or prepay such Subordinated Indebtedness.

          SECTION 7.12. Senior Unsecured Indebtedness. Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, Senior Unsecured Indebtedness (or enter into any transaction that has a substantially similar effect), except that the Borrower may (i) make payments on the regularly-scheduled payment dates with respect to the principal of and interest on Senior Unsecured Indebtedness, (ii) make any optional prepayment of the 2006 Senior Notes and (iii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Senior Unsecured Indebtedness incurred in accordance with Section 7.01(c) or the proceeds of Subordinated Indebtedness issued in accordance with Section 7.11(a), redeem any Senior Unsecured Indebtedness being refinanced with such proceeds. Neither the Borrower nor any of its Subsidiaries will consent to any modification, supplement or waiver of any of the provisions of any Senior Unsecured Indebtedness if such amendment, supplement or waiver could reasonably be expected to have a Material Adverse Effect on (x) the legal ability or financial capacity of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (y) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.
          SECTION 7.13. Modifications of Certificate of Incorporation. Notwithstanding the provisions of clause (d) of Section 7.03, the Borrower will not modify or supplement its Certificate of Incorporation as in effect on the date hereof in any manner materially adverse to the interests of the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).
          SECTION 7.14. Vincor Acquisition Entities. Notwithstanding any other term or condition of this Article VII, the Borrower will not permit any Vincor Acquisition Entity that is not a Subsidiary Guarantor to (i) create, incur or assume any Indebtedness owed to any Person other than the Borrower or any Subsidiary thereof (subject to Section 7.01), (ii) convey, sell, lease, transfer or otherwise dispose of any part of its business or Property other than as permitted under Sections 7.03 and 7.04 or (iii) make any Investment; provided that, notwithstanding the foregoing, any Vincor Acquisition Entity shall be permitted to engage in any of the foregoing transactions (including through the Borrower or any Wholly Owned Subsidiary of the Borrower) to the extent such transactions are (x) reasonably necessary in connection with the Vincor Acquisition or to otherwise effect any corporate reorganization or restructuring in connection therewith (including subsequent thereto) or (y) incidental to the business and activities of a holding company.
ARTICLE VIII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a) or (e), 6.03 (with respect to the Borrower’s existence), 6.08, 6.10 (with respect to covenants, conditions or agreements contained in any fee letter referred to in the Commitment Letter other than the payment of amounts due thereunder as to which clause (b) above shall govern) or in Article VII;
     (e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 45 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;
     (f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than any Inactive Subsidiaries and Non-Controlled Joint Venture Entities) or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator, monitor or similar official for the Borrower or any of its Subsidiaries (other than any Inactive Subsidiaries and Non-Controlled Joint Venture Entities) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any of its Subsidiaries (other than any Inactive Subsidiaries and Non-Controlled Joint Venture Entities) shall (i) voluntarily commence any proceeding or file any petition or make any assignment seeking liquidation, reorganization, a plan of arrangement or other relief under any Federal, state, provincial or foreign bankruptcy, insolvency, administration, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator, monitor or similar official for the Borrower or any of its Subsidiaries (other than any Non-Controlled Joint Venture Entities) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any of its Subsidiaries (other than any Inactive Subsidiaries and Non-Controlled Joint Venture Entities) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of U.S.$30,000,000 (exclusive of any judgment amount to the extent covered by insurance, bond, surety or similar instrument where the insurer or holder of such bond, surety or instrument, as the case may be, has not contested liability in respect of such judgment so long as the Borrower or such Subsidiary is seeking to recover under such insurance, bond, surety or similar instrument) shall be rendered against the Borrower or any of its Subsidiaries (other than any Inactive Subsidiaries and Non-Controlled Joint Venture Entities) or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;
     (m) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries of (or there shall have been asserted against the Borrower or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or Affiliates, or any predecessor in interest of the Borrower or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries or Affiliates,

which claims or liabilities (insofar as they are payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof is reasonably likely to have a Material Adverse Effect;
     (n) a Change in Control shall occur; or
     (o) any Lien or Liens created by the Security Documents with respect to any material portion of the Collateral shall at any time not constitute valid and perfected Liens on such collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent for the benefit of the Lenders, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration or termination in accordance with its terms or otherwise permitted hereunder, any of the Security Documents with respect to any material portion of the Collateral shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;
then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Each of the Lenders and the Issuing Lenders hereby appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and as its trustee in respect of the Foreign Pledge Agreements and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related

Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default shall have occurred and be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Without the authorization of the Required Lenders, neither the Administrative Agent nor any Lender shall send to the Borrower or the Trustee under the Senior Subordinated Note Indentures any notice of a Default or Event of Default hereunder if such notice would result in a payment block in respect of the Senior Subordinated Notes.
          The Administrative Agent in its capacity as trustee or otherwise under any Foreign Pledge Agreement:
     (a) shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by such Foreign Pledge Agreement including, without limitation, any failure to (i) register the same in accordance with the provisions of any of the documents of title of the Chargor (as defined in the U.K. Equity Pledge Agreement) to any of the assets thereby charged or (ii) effect or procure registration of or otherwise protect the security created by this deed under any registration laws in any jurisdiction;

     (b) may accept without inquiry such title as the Chargor (as defined in the U.K. Equity Pledge Agreements) or the Mortgagor (as defined in each Australian Equity Pledge Agreement) may have to the Shares (as so respectively defined); and
     (c) shall not be under any obligation to hold any title deed or any other documents in connection with any Foreign Pledge Agreement or to take any steps to protect or preserve the same. The Administrative Agent may permit the Chargor (as defined in the U.K. Equity Pledge Agreements) or the Mortgagor (as defined in each Australian Equity Pledge Agreement) to retain all such title deeds and other documents in its possession.
          Except as otherwise provided in the Foreign Pledge Agreements, all moneys which under the trusts therein contained are received by the Administrative Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Administrative Agent in any investment for the time being authorized by English law (in the case of the U.K. Equity Pledge Agreements), Australian law (in the case of the Australian Equity Pledge Agreements), Luxembourg law (in the case of the Luxembourg Equity Pledge Agreement) or New Zealand Law (in the case of the New Zealand Equity Pledge Agreements), in each case for the investment by trustees of trust money or in any other investments which may be selected by the Administrative Agent. Additionally, the same may be placed on deposit in the name of or under the control of the Administrative Agent at such bank or institution (including JPMorgan Chase) and upon such terms as the Administrative Agent may think fit.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower or any Subsidiary Guarantor, to it at 370 Woodcliff Drive, Suite 300, Fairport, New York 14450, Attention of Thomas Mullin, Esq. (Telecopy No. (585) 218-3603);
     (ii) if to the Administrative Agent, to Loan and Agency Services, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Cherry Arnaez (Telecopy No. (713) 750-2782);
     (iii) if to an Issuing Lender, to it at such address as may be notified by it to the other parties hereto;
     (iv) if to the Swingline Lender, to it at such address as may be notified by it to the other parties hereto; and

     (v) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          SECTION 10.02. Waivers; Amendments.
          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.
          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types or Classes of Loans, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, (y) any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor and (z) subject to the foregoing clause (vi), any Subsidiary Guarantor may be released from its guarantee obligations under Article III if such Subsidiary Guarantor is the subject of a Disposition permitted by this Agreement or if such Subsidiary Guarantor becomes an Inactive Subsidiary (and any other release of a Subsidiary Guarantor not described in the foregoing clause (vi) may be effected only with the consent of the Required Lenders).
          Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.
          (c) Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional or other obligations (excluding any Incremental Term Loans incurred pursuant to Section 2.01(e), but including any other increase in Loans hereunder) of the Obligors except pursuant to an agreement or agreements in writing entered into by the Borrower or any Subsidiary party thereto, and by the Administrative Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender, no such agreement shall release the Borrower or all or substantially all of its Subsidiaries from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional or other obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, except that (A) no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower and the Subsidiary Guarantors), to release any Lien covering property (and to release any such Subsidiary Guarantor) that is the subject of either a Disposition permitted hereunder or a Disposition to which the Required Lenders have consented and (B) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
          SECTION 10.03. Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, provided that to the extent that the costs and expenses referred to in this clause (iii) consist of fees, costs and expenses of counsel, the Borrower shall be obligated to pay such fees, costs and expenses for only two counsel acting for the Lenders (in addition to any counsel for the Administrative Agent) and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such.
          (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 10.04. Successors and Assigns.
          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) (unless in connection with a transaction expressly permitted under Section 7.03) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants referred to in paragraph (e) below and the directors, officers, employees, attorneys, agents, advisors and trustees of each of the Administrative Agent, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders.
          (i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), Loan(s), LC Exposure and Swingline Exposure) with the prior written consent (such consent not to be unreasonably withheld) of:

     (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender or an Approved Fund, (y) if an Event of Default has occurred and is continuing under clause (a), (b), (h) or (i) of Article VIII, to any other assignee or (z) in connection with the syndication contemplated by the Commitment Letter;
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Lender, provided that no such consent of the Issuing Lender shall be required for the assignment of any Term Loan.
          (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of such assigning Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s), Loan(s), LC Exposure or Swingline Exposure, the amount of the Commitment(s), Loan(s), LC Exposure or Swingline Exposure of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5,000,000 (or, in the case of any assignment of a Term Loan or Term Loan Commitment, U.S.$1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under clause (a), (b), (h) or (i) of Article VIII;
     (B) each partial assignment of any Commitment, Loan, LC Exposure or Swingline Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of its Commitment, Loan, LC Exposure and Swingline Exposure;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 payable by the assigning Lender; and
     (D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03 hereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 10.04.
          (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amount of the Loan(s), LC Exposure and Swingline Exposure held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to one or more Lenders or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s), Loan(s), LC Exposure and Swingline Exposure held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) hereof that affects such Participant. Subject to paragraph (f) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d) hereof as though it were a Lender hereunder. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation from CoBank in the minimum amount of U.S.$10,000,000 on or after the Effective Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by CoBank as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of CoBank shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
          (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 and 2.16 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
          (g) Certain Pledges. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or a Farm Credit Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (h) No Assignments to the Borrower or Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Commitment, Loan, LC Exposure or Swingline Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

          (i) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or (ii) the Borrower shall seek any amendment, modification or waiver of any provision of this Agreement or any Security Document that shall require under Section 10.02 (or the terms of such Security Document) the consent of each Lender, and any Lender shall not consent thereto at a time when Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing at least 66 2/3% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time have so consented thereto, then the Borrower may, with respect to any such Lender identified in the foregoing clauses (i) or (ii) (in any case, a “Subject Lender”), at its sole expense and effort, upon notice to such Subject Lender and the Administrative Agent, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Subject Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Subject Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation under this Section 10.04(i) cease to apply.
          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the

Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Affiliate thereof to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 10.09. Governing Law; Jurisdiction; Etc.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Commitment Letter, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the Commitment shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the Commitment Letter against any Obligor or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Commitment Letter in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 except that process may not be served by telecopy. Nothing in this Agreement or the Commitment Letter will affect the right of any party to this Agreement or the Commitment Letter to serve process in any other manner permitted by law.
          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.12. Treatment of Certain Information; Disclosure.
          (a) The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender, subject to applicable Federal or State securities laws, to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          (b) Notwithstanding anything to the contrary herein, neither the Lenders, nor the Administrative Agent may disclose to any Person any information that constitutes material non-public information regarding the Borrower or its securities for purposes of Regulation FD promulgated by the Securities and Exchange Commission of the Securities and Exchange Commission (“Regulation FD”) or any other federal or state securities laws (it being acknowledged and agreed that the provisions of this Section 10.12 with respect to such information are reasonably necessary to comply with Regulation FD and/or such other federal and state securities laws) (such information referred to collectively herein as the “Borrower Information”), except that the Administrative Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ directors, officers, employees and agents, including trustees, accountants, legal counsel, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential) to the extent requested by any regulatory authority or the National Association of Insurance Commissioners, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this paragraph, to any (x) assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement so long as such assignee, Participant or any prospective assignee or Participant agrees to be bound by this Section 10.12(b), (y) direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors or (z) pledgee of, or assignee of a security interest in, all or any portion of its rights under this Agreement, pursuant to Section 10.04(g), (vi) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis through no fault or action by any of the Lenders or the Administrative Agent, or (B) is or becomes available to such Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower and (vii) with the consent of the Borrower.
          SECTION 10.13. “Credit Agreement” under Indentures; Existing Credit Agreement.
          (a) It is the intention of the parties hereto that this Agreement constitutes one of the successive renewals, substitutions, refinancings or replacements of the Credit Agreement dated as of June 29, 1993 between the Borrower, the Subsidiaries of the Borrower identified on the signature pages thereof under the caption “Subsidiary Guarantors”, the lenders named therein and JPMorgan Chase Bank, N.A., as agent, referred to in the definition of “Credit Agreement” in Section 101 of the Senior Subordinated Note Indentures and that, accordingly, this Agreement constitutes the “Credit Agreement” under and as defined in the Senior Subordinated Notes Indentures.
          (b) It is the intention of the parties hereto that this Agreement constitutes one of the successive renewals, substitutions, refinancings or replacements of the “Credit Agreement” referred to in each of the indentures listed in Part A of Schedule I, and that, accordingly, this Agreement constitutes the “Credit Agreement” under and as defined in each such indenture.

          (c) Notwithstanding anything to the contrary in this Agreement, to the extent that compliance by the Borrower with any provision of Article VI or VII would violate or conflict with any provision of the Existing Credit Agreement, then such provision of Article VI or VII (as applicable) shall have no force or effect until on and after the Effective Date.
          SECTION 10.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 10.15. Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternative Currency, as the case may be (the “Specified Currency”), and any payment in New York County or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.
          SECTION 10.16. Cleanup Period. The Lenders and the Administrative Agent acknowledge and agree that if, at any time during the period (herein, the “Cleanup Period”) commencing on the date hereof through but not including the 180th day following the Effective Date, (i) Vincor or any of its Subsidiaries shall fail (or the Borrower shall fail to cause Vincor or any of its Subsidiaries) to comply with any of the covenants herein or in any of the other Loan Documents, (ii) if any of the representations or warranties made herein or in any of the other

Loan Documents (or in any report, financial statement, certificate or other document furnished in connection herewith or therewith) with respect to Vincor or any of its Subsidiaries shall prove to have been incorrect in any material respect or (iii) any event or condition that constitutes a default or an event of default under any Vincor Agreement occurs as a result of or in connection with the Vincor Acquisition or Vincor or any of its Subsidiaries is otherwise in breach or violation of any Vincor Agreement, then, notwithstanding anything herein to the contrary, such failure to comply with covenants (other than any such failure that is caused or authorized by the Borrower, it being understood that mere knowledge of a failure to comply shall not constitute authorization for purposes hereof), any such incorrectness with respect to representations or warranties and any such default, event of default, breach or violation shall not constitute (x) a Default or Event of Default hereunder or (y) a failure by the Borrower to have satisfied any of the conditions in Section 5.02 or 5.04, in each case until after the expiration of the Cleanup Period (and then only to the extent that the same is continuing).
          SECTION 10.17. Delivery of Lender Addenda. Each Lender (other than the Swingline Lender and the Issuing Lender) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender and the Borrower and, by executing its Lender Addendum, each such Lender agrees to be bound by the provisions hereof with the Commitments set forth opposite its name in such Lender Addendum.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION BRANDS, INC.
By:	/s/ Thomas D. Roberts
	Name:	Thomas D. Roberts
	Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Swingline Lender, Issuing Lender and Administrative Agent
By:	/s/ Bruce Borden
	Name:	Bruce Borden
	Title:	Vice President

CITICORP NORTH AMERICA, INC., as Syndication Agent
By:	/s/ Robert H. Chen
	Name:	Robert H. Chen
	Title:	Vice President

J.P. MORGAN SECURITIES, INC., as Joint Lead Arranger and Bookrunner
By:	/s/ Adam Bernard
	Name:	Adam Bernard
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Bookrunner
By:	/s/ Robert H. Chen
	Name:	Robert H. Chen
	Title:	Director
Credit Agreement

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent
By:	/s/ Michael Bradley
	Name:	Michael Bradley
	Title:	Managing Director

SUNTRUST BANK, as Co-Documentation Agent
By:	/s/ Susan M. Hall
	Name:	Susan M. Hall
	Title:	Managing Director
Credit Agreement

SUBSIDIARY GUARANTORS

ALLBERRY, INC.
CLOUD PEAK CORPORATION
CONSTELLATION AVIATION, INC.
CONSTELLATION TRADING COMPANY, INC.
CONSTELLATION WINES U.S., INC.
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
R.M.E., INC.
THE ROBERT MONDAVI CORPORATION
ROBERT MONDAVI AFFILIATES
ROBERT MONDAVI INVESTMENTS
ROBERT MONDAVI PROPERTIES, INC.
ROBERT MONDAVI WINERY

By:	/s/ Thomas D. Roberts
	Name:	Thomas D. Roberts
	Title:	Vice President and Assistant Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BEERS OF WISCONSIN, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
MONARCH IMPORT COMPANY
BARTON FINANCIAL CORPORATION

By:	/s/ Thomas D. Roberts
	Name:	Thomas D. Roberts
	Title:	Vice President
Credit Agreement

     The form of Lender Addendum at Exhibit H had been entered into with the Lenders listed below on or prior to June 5, 2006, the date of funding under the Credit Agreement. The Lender Addendum with respect to each Lender contains the commitments set forth opposite such Lender’s name below. Subsequent to June 5, 2006, certain of the Lenders listed below have assigned all or a portion of their loans under the Credit Agreement pursuant to the terms of the Credit Agreement. Such assignments may also occur in the future.

			Revolving
Initial Lenders	Tranche A	Tranche B	Loan
Australia & New Zealand Banking Group Limited	$7,060,000.00		$2,940,000.00
Allied Irish Banking PLC	$10,590,000.00	$15,000,000.00	$4,410,000.00
Banca Nazionale Del Lavoro SpA	$21,180,000.00		$8,820,000.00
Banco Bilbao Vizcaya Argentaria S.A.	$7,060,000.00		$2,940,000.00
Banco Espirito Santo S.A.	$5,290,000.00		$2,210,000.00
Bank of America, N.A.	$31,760,000.00	$20,000,000.00	$13,240,000.00
Bank of Communications	$3,530,000.00		$1,470,000.00
Bank of New York	$17,650,000.00		$7,350,000.00
Bank of Nova Scotia	$24,710,000.00		$8,820,000.00
Bank of Tokyo-Mitsubishi UFJ Trust Company	$22,940,000.00		$9,560,000.00
Barclays Bank PLC	$14,120,000.00		$5,880,000.00
Bayerische Landesbank, New York Branch	$21,180,000.00		$8,820,000.00
Citicorp North America, Inc.	$31,760,000.00		$13,240,000.00
Citizens Bank, N.A.	$22,940,000.00		$9,560,000.00
CoBank, ACB	$194,120,000.00	$325,000,000.00	$80,880,000.00
Commerzbank AG, New York and Grand Cayman Branches	$7,060,000.00		$2,940,000.00
Commonwealth Bank of Australia	$39,880,000.00	$25,000,000.00	$16,620,000.00
Credit Industriel et Commercial	$22,940,000.00	$10,000,000.00	$9,560,000.00
Deutsche Bank Trust Company Americas	$14,120,000.00		$5,880,000.00
Erste Bank	$7,060,000.00	$6,000,000.00	$2,940,000.00
Fortis Capital Corp.	$14,120,000.00		$5,880,000.00
FCS Commercial Finance Group	$28,240,000.00	$5,000,000.00	$11,760,000.00
Firstrust Bank	$3,530,000.00		$1,470,000.00
Harris Nesbitt Financing, Inc.	$22,940,000.00	$5,000,000.00	$9,560,000.00
HSBC Bank USA, National Association	$22,940,000.00		$9,560,000.00
Hua Nan Commercial Bank Ltd.	$5,290,000.00		$2,210,000.00
ING Capital LLC	$22,940,000.00		$9,560,000.00
Israel Discount Bank Limited	$7,060,000.00		$2,940,000.00
JPMorgan Chase Bank, N.A.	$31,740,000.00		$14,730,000.00
Lasalle Bank N.A.	$14,120,000.00		$5,880,000.00
Lloyds TSB Bank, PLC	$14,120,000.00		$5,880,000.00
Manufacturers and Traders Trust Company	$22,940,000.00	$10,000,000.00	$9,560,000.00
Merrill Lynch Capital Corporation	$22,940,000.00		$9,560,000.00
Metropolitan Life Insurance Co.	$14,120,000.00	$57,000,000.00	$5,880,000.00
Mizuho Corporate Bank Ltd.	$14,120,000.00	$10,000,000.00	$5,880,000.00
Morgan Stanley Senior Funding, Inc.	$7,060,000.00		$2,940,000.00
National Australia Bank Ltd	$14,120,000.00		$5,880,000.00
National City Bank	$14,120,000.00	$6,000,000.00	$5,880,000.00
Norinchukin Bank Ltd	$14,120,000.00		$5,880,000.00
Cooperative Centrale Raiffeisen-Boerenleenbank B.A.	$138,350,000.00	$44,000,000.00	$57,650,000.00
Raymond James Bank, FSB	$14,120,000.00		$5,880,000.00
Sovereign Bank	$21,180,000.00		$8,820,000.00
Sumitomo Mitsui Banking Corporation	$14,120,000.00		$5,880,000.00
Suntrust Banks, Inc.	$31,760,000.00	$10,000,000.00	$13,240,000.00
The Governor and Company of the Bank of Ireland	$22,940,000.00		$9,560,000.00
U.S. Bank National Association	$22,940,000.00	$10,000,000.00	$9,560,000.00

			Revolving
Initial Lenders	Tranche A	Tranche B	Loan
United Overseas Bank Ltd	$22,940,000.00		$9,560,000.00
Wachovia Bank, National Association	$22,940,000.00		$9,560,000.00
Webster Bank, National Association	$7,060,000.00	$1,000,000.00	$2,940,000.00
Wells Fargo Bank NA	$22,940,000.00	$10,000,000.00	$9,560,000.00
Westpac Banking Corporation	$21,180,000.00		$8,820,000.00
Eaton Vance Management Inc.		$100,000,000.00
Fidelity Investments		$60,000,000.00
Babson Capital Management LLC		$55,000,000.00
General Electric Capital Corporation		$50,000,000.00
Franklin Advisors Inc.		$36,000,000.00
Trust Company of the West		$33,000,000.00
Ares Management LP		$30,000,000.00
Invesco		$30,000,000.00
Stone Tower Debt Advisors LLC		$30,000,000.00
New York Life Investment Management		$29,000,000.00
Stanfield Capital Partners		$28,000,000.00
KKR Financial Corp.		$27,000,000.00
Riversource Investments LLC		$27,000,000.00
Blackstone Group L.P.		$26,000,000.00
Octagon Credit Investors		$26,000,000.00
Sankatie Advisors LLC		$25,000,000.00
American Money Management Corp		$20,000,000.00
Highland Capital Management Co.		$20,000,000.00
Four Corners Capital Management		$19,000,000.00
AIG Global Investment Group		$18,000,000.00
Citigroup Alternative Investments		$17,000,000.00
Credit Suisse Asset Management Group		$16,000,000.00
Oakhill Partners		$16,000,000.00
CypressTree Investment Management, Inc.		$15,000,000.00
Hamilton Floating Rate Fund		$15,000,000.00
Bear Stearns Asset Management		$14,000,000.00
GE Asset Management		$14,000,000.00
Hartford Investment Services Inc.		$13,000,000.00
Putnam Investments		$13,000,000.00
Denali Capital		$10,500,000.00
ABP Capital Investments US, Inc.		$10,000,000.00
Aladdin Capital		$10,000,000.00
Carlyle High Yield		$10,000,000.00
Deutsche Asset Management		$10,000,000.00
Marathon Asset Management		$10,000,000.00
McDonnell Investment Management, LLC		$10,000,000.00
MJX Asset Management, LLC		$10,000,000.00
Nomura Corporate Research and Asset Management, Inc.		$10,000,000.00
Prudential Insurance Co.		$10,000,000.00
Symphony Asset Management		$10,000,000.00
West Gate Horizons Advisors LLC		$10,000,000.00
Deerfield Capital Management LLC		$9,000,000.00
Lyon Capital Management		$9,000,000.00
Aegon USA, Inc.		$7,000,000.00
IKB Capital Corporation		$7,000,000.00
Silvermine Capital		$7,000,000.00
Sumitomo Trust & Banking		$7,000,000.00

			Revolving
Initial Lenders	Tranche A	Tranche B	Loan
Whitehorse Capital Partners, LP		$7,000,000.00
GSO Capital Partners		$6,500,000.00
40/86 Advisors		$6,000,000.00
HIM MONEGY		$6,000,000.00
Lightpoint Capital Management LLC		$6,000,000.00
UBS Principal Fund		$6,000,000.00
Apidos Capital		$5,000,000.00
Avenue Capital Management, LLC		$5,000,000.00
CIT Group		$5,000,000.00
Credit Suisse First Boston International		$5,000,000.00
GSC Partners		$5,000,000.00
Gulf Stream Asset Management		$5,000,000.00
Harch Capital Management Inc.		$5,000,000.00
ING Pilgrim		$5,000,000.00
Loews Corporation		$5,000,000.00
Loomis Sayles & Co., L.P.		$5,000,000.00
Oppenheimer Funds, Inc.		$5,000,000.00
PPM America Incorporated		$5,000,000.00
Suntrust-CLO		$5,000,000.00
Sutter/Wells Fargo Asset Management		$5,000,000.00
Van Kampen American Capital Prime Rate Income Tst		$5,000,000.00
WR Huff Asset Management		$5,000,000.00
American Capital Strategies, Ltd.		$4,000,000.00
Aozora Bank		$4,000,000.00
Callidus Capital Management, LLC		$4,000,000.00
Capital Source		$4,000,000.00
Centre Pacific		$4,000,000.00
Goldman Sachs Asset Management		$4,000,000.00
Hypo Vereinsbank		$4,000,000.00
Katonah Capital		$4,000,000.00
Lufkin Advisors, LLC		$4,000,000.00
SAC Capital		$4,000,000.00
Swiss RE Financial Products		$4,000,000.00
Aetna		$3,000,000.00
American Capital Access		$3,000,000.00
Chatham Asset Management		$3,000,000.00
Deutsche Bank Proprietary Positioning		$3,000,000.00
Dimaio Ahmad Capital		$3,000,000.00
Halycon Distressed Securities, L.P.		$3,000,000.00
Kilimanjaro Advisors, LLC		$3,000,000.00
Kingsland Capital		$3,000,000.00
Mackay Shields		$3,000,000.00
Morgan Stanley Investment Management		$3,000,000.00
Blue Mountain Capital		$2,000,000.00
Brightwater Capital Management		$2,000,000.00
Collineo Asset Management, Inc.		$2,000,000.00
Columbus Nova Credit Investments Group		$2,000,000.00

			Revolving
Initial Lenders	Tranche A	Tranche B	Loan
Dresdner Kleinwort Wasserstein		$2,000,000.00
DZ Bank		$2,000,000.00
ING Capital Arb Fund		$2,000,000.00
Kingstreet Capital Management LLC		$2,000,000.00
MFS Family of Funds		$2,000,000.00
Nationwide		$2,000,000.00

			Revolving
Initial Lenders	Tranche A	Tranche B	Loan
Navigare Partners LLC		$2,000,000.00
Nicholas Applegate Capital		$2,000,000.00
Northwestern Mutual Life		$2,000,000.00
Pacific Life Insurance Company		$2,000,000.00
Phoenix American Life Insurance Company		$2,000,000.00
Primus Financial Products LLC		$2,000,000.00
Rabo Prop		$2,000,000.00
RABO-CLO		$2,000,000.00
Salomon Asset Management		$2,000,000.00
Seix Advisors		$2,000,000.00
St. Paul Travelers		$2,000,000.00
Tall Tree Investment Management, LLC		$2,000,000.00
TD Securities		$2,000,000.00
Trimaran Advisors LLC		$2,000,000.00
Wachovia-CLO		$2,000,000.00
East West Banking Corp.		$1,000,000.00

Totals	$1,200,000,000.00	$1,800,000,000.00	$500,000,000.00

SCHEDULES TO
CREDIT AGREEMENT
dated as of June 5, 2006
between
CONSTELLATION BRANDS, INC.,
The SUBSIDIARY GUARANTORS Party Thereto,
The LENDERS Party Thereto
JPMORGAN CHASE BANK, N.A., as Administrative Agent
CITICORP NORTH AMERICA, INC., as Syndication Agent
J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Bookrunners
and
THE BANK OF NOVA SCOTIA, as Documentation Agent
(the “Credit Agreement”)

SCHEDULE I
INDEBTEDNESS AND LIENS
PART A — INDEBTEDNESS
     1. The Senior Unsecured Notes.
     2. The Senior Subordinated Notes.
     3. The Senior Subordinated Note Indenture.
     4. Loan Facility Agreement between Alto De Casablanca, S.A., as Borrower, and Scotiabank Sud Americano, providing for a loan facility in an amount up to $12,000,000.
     5. Credit Facility, dated as of December 16, 2002, between Matthew Clark plc (nka Matthew Clark Limited) and Allied Irish Banks p.l.c. providing for uncommitted £5,000,000 revolving cash facility and uncommitted £2,000,000 derivative facility (forward foreign exchange contracts and/or spot foreign exchange contracts).
     6. Credit Facility, dated as of August 13, 2004, between Matthew Clark plc (nka Matthew Clark Limited), certain of its Subsidiaries and Barclays Bank plc providing for short-term facilities in an aggregate amount of up to £30,000,000, secured by a General Unlimited Guarantee, dated as of August 13, 2004, made by Matthew Clark Limited in favor of Barclays Bank plc for the benefit of Matthew Clark Wholesale Limited, Forth Wines Limited, Matthew Clark Wholesale Bond Limited and Matthew Clark Brands Limited.
     7. Indenture, dated as of February 25, 1999, among the Borrower as issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee (the “1999 Indenture”).
     8. Supplemental Indenture No. 2, dated as of August 4, 1999, to the 1999 Indenture, with respect to the 8 5/8% Senior Notes in the amount of $200,000,000 due in 2006 by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee.
     9. Supplemental Indenture No. 4, dated as of May 15, 2000 (as amended by Supplemental Indenture No. 5 dated as of September 14, 2000), to the 1999 Indenture, with respect to the 8 1/2% Series C Senior Notes in the amount of £154,000,000 due in 2009 by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee.
     10. Indenture with respect to 8 1/2% Series B Senior Notes in the amount of £1,000,000 due in 2009, dated as of November 17, 1999, by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee.

     11. Indenture with respect to 8% Series B Senior Notes in the amount of $200,000,000 due in 2008, dated as of February 21, 2001, by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company, as Trustee.
     12. Investments listed on Part B of Schedule III of the Credit Agreement that also constitute Indebtedness for purposes of Section 7.01 of the Credit Agreement.
     13. Facility Agreement, dated as of December 23, 2003 by and among BRL Hardy and its Subsidiaries, as borrowers, the Borrower, as guarantor, and Commonwealth Bank of Australia, as lender, and subsequent variation letters dated September 6, 2004 and February 15, 2005 and First Variation Deed dated April 27, 2005, with total credit facility limit AUD 214,100,000 (the “Commonwealth Bank Credit Agreement”).
     14. Guaranty by the Borrower of the obligations of BRL Hardy and its Subsidiaries under the Commonwealth Bank Credit Agreement.
     15. Equipment Lease between BRL Hardy and Commonwealth Bank of Australia in the amount of AUD 19,617,000.
     16. Borrower’s guaranty of CB International Finance S.A.R.L.’s obligation as supported by a letter of credit under the Ruffino joint venture agreement (in which CB International Finance S.A.R.L. has a 40% ownership of Ruffino S.r.l., an Italian joint venture), including the obligation to purchase the interests of the other joint venturers upon their election between January 1, 2010 and December 31, 2010.
     17. Guaranty by the Borrower of the obligations of Allied Drinks Distributors, Ltd and its Subsidiaries under the Rabobank Ireland plc Revolving Cash Advance Facility.
     18. Revolving Cash Advance Facility between Nobilo Wine Group Limited and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. for up to NZD 90,000,000 dated May 2006.
     19. Guaranty by the Borrower of the obligations of Nobilo Wine Group Limited and its Subsidiaries under the Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A Revolving Cash Advance Facility.
     20. Short Term Money Market Facility Agreement between Hardy Wine Group Ltd. and Citibank N.A. for AUD 10,000,000 dated November 5, 2004.
     21. Guaranty by the Borrower of the obligations of Hardy Wine Company under the Citibank N.A. Short Term Money Market Facility Agreement.
     22. The Vincor Agreements.
Specified Vincor Obligations (as defined in the Credit Agreement):
     1. Senior Credit Agreement, dated as of July 30, 2004, between Vincor International Inc. and a banking syndicate, providing for a revolving commitment in the aggregate amount of C$175,000,000, a non-revolving term credit facility of C$170,000,000 and a non-revolving credit facility of C$50,000,000. To be repaid with Term Loans.

     2. Senior secured notes, dated as of July 30, 2004, between Vincor International Inc. and John Hancock Life Insurance Company and its affiliates with an aggregate principal amount of US$100,000,000. To be repaid with Revolving Loans.
     3. Australian credit facility with Westpac Banking Corporation with a limit of AUS$15,000,000. To be repaid with Revolving Loans.
     4. New Zealand credit facility with Westpac Banking Corporation with a limit of NZD$10,000,000. To be repaid with Revolving Loans.

PART B — LIENS
     1. Liens created by the Security Documents in connection with the Credit Agreement.
     2. Any Equity Rights with respect to any interest in any Joint Venture Entity.
     3. BRL Hardy — Registered Charge 650666, registered on July 2, 1998, between Barossa Valley Estate Ltd, as Charger, and VGC Co-Operative Ltd, as Chargee. First ranking fixed and floating charge — no amount stated.
     4. BRL Hardy — Registered Charge 801192, registered on May 22, 2001, between Barossa Valley Estate Ltd, as Chargor, and St. George Bank Ltd, as Chargee. Fixed and floating charge with maximum prospective liability of A$50,000,000.
     5. BRL Hardy — Registered Charge, registered on July 31, 1997, between Barossa Valley Estate Ltd, as Chargor, and State Bank of South Australia, as Chargee. Fixed and floating charge — no amount stated.
     6. Statutory Lien covering all of the Borrower’s equity interests in CoBank, ACB, as collateral security for CoBank, ACB’s Loans to Borrower, under this Credit Agreement.
     7. Liens granted in connection with the Equipment Lease between BRL Hardy and the Commonwealth Bank of Australia referenced in item 15 on Part A of this Schedule I.
     8. Liens securing the Indebtedness under the Vincor Agreements.

SCHEDULE II
DISCLOSED MATTERS
NONE

SCHEDULE III
SUBSIDIARIES AND INVESTMENTS
PART A – SUBSIDIARIES
SUBSIDARIES

Name:	Jurisdiction:	Owners:	Nature of interest:[1,2]	Percentage Owned:	Type of Sub:[3]
Barton Incorporated	Delaware	Borrower	7750.765335 shares Class A	100%
			7745.075439 shares Class B
Barton Beers, Ltd.	Maryland	Barton Incorporated	100 shares common stock	100%
Monarch Import Company	Illinois	Barton Beers, Ltd.	1,000 shares common stock	100%
Barton Brands, Ltd.	Delaware	Barton Incorporated	250 shares common stock	100%
Barton Canada, Ltd.	Illinois	Barton Brands, Ltd.	1,000 shares common stock	100%
Barton Brands of California, Inc.	Connecticut	Barton Incorporated	200 shares common stock	100%
Barton Brands of Georgia, Inc.	Georgia	Barton Incorporated	20,000 shares common stock	100%
Barton Distillers Import Corp.	New York	Barton Incorporated	50 shares common stock	100%
Barton Financial Corporation	Delaware	Barton Incorporated	1,000 shares common stock	100%
Schenley Distilleries Inc./ Les Distilleries Schenley Inc.	Canada	Barton Incorporated	10,000 shares common stock	100%	Foreign Subsidiary

[1]	In certain cases, the registered owner may have preemptive rights in the shares of the Subsidiary.

[2]	In certain cases, the shares may be subject to Liens pursuant to the Credit Agreement.

[3]	Where indicated, the Subsidiary is a Foreign Subsidiary, an Inactive Subsidiary, Applicable U.S. Subsidiary or Excluded Entity (each as defined in the Credit Agreement).

Name:	Jurisdiction:	Owners:	Nature of interest:[1,2]	Percentage Owned:	Type of Sub:[3]
Barton Beers of Wisconsin, Ltd.	Wisconsin	Barton Incorporated	254.7 shares capital stock	100%
Constellation Wines U.S., Inc. (f/k/a,	New York	Borrower	100 shares common stock	100%
Canandaigua Wine Company, Inc.)
Canandaigua World Sales Limited	Barbados	Canandaigua Wine Company, Inc.	1,000 shares	100%	Inactive Subsidiary
Constellation International Holdings Limited	New York	Borrower	10 shares common stock	100%	Applicable U.S.
					Subsidiary
Constellation Aviation, Inc.	New York	Borrower	100 shares common stock	100%
Canandaigua Limited[4]	England and Wales	Constellation International Holdings Limited	92,954,506 ordinary shares	100%	Foreign Subsidiary
Canandaigua B.V.	Netherlands	Constellation International Holdings Limited	40,000 shares	100%	Excluded Entity
Franciscan Vineyards, Inc.	Delaware	Borrower	5,099 Class A common	100%
			5,099 Class B common	100%
			628,500 Class C common	100%
			901,087 preferred shares	100%
Cloud Peak Corporation	California	Franciscan Vineyards, Inc.	1,000 shares common stock	100%
Allberry, Inc.	California	Franciscan Vineyards, Inc.	1,000 shares common stock	100%

[4]	This Subsidiary is a Foreign Subsidiary and has other Subsidiaries that are not listed here, all of which are Foreign Subsidiaries or otherwise Excluded Entities for purposes of the Credit Agreement.

Name:	Jurisdiction:	Owners:	Nature of interest:[1,2]	Percentage Owned:	Type of Sub:[3]
M.J. Lewis Corp.	California	Franciscan Vineyards, Inc.	1,000 shares common stock	100%	Inactive Subsidiary
Mt. Veeder Corporation	California	Franciscan Vineyards, Inc.	1,000 shares common stock	100%
Franciscan Trio Sub, LLC	Delaware	Franciscan Vineyards, Inc.	Membership Interests	100%	Inactive Subsidiary
Triple Wines, LLC	Delaware	Franciscan Trio Sub, LLC	Membership Interests	100%	Inactive Subsidiary
CBI Australia Holdings Pty Limited [4]	Australia	Constellation International Holdings Limited	349,359,608 ordinary shares	100%	Foreign Subsidiary
CB International Finance S.A.R.L.[4]	Luxembourg	Borrower	500 shares	100%	Foreign Subsidiary
Constellation Brands Ireland Limited [4]	Ireland	Constellation International Holdings Limited	1 ordinary share	100%	Foreign Subsidiary
Nobilo Holdings [4]	New Zealand	Constellation International Holdings Limited	111,635,000 shares	100%	Foreign Subsidiary
Constellation Wines Japan KK	Japan	Constellation International Holdings Limited	200 shares	100%	Inactive Subsidiary
Constellation Trading Company, Inc.	New York	Borrower	100 shares common stock	100%

Name:	Jurisdiction:	Owners:	Nature of interest:[1,2]	Percentage Owned:	Type of Sub:[3]
RMD Acquisition Corp.	Delaware	Borrower	100 shares	100%	Inactive Subsidiary
The Robert Mondavi Corporation, a California corporation and successor by merger to RMD Acquisition Corp., a California corporation[5]	California	Borrower Robert Mondavi Properties, Inc.	10 shares .1419707267030010 shares	98.6% 1.4%
The Robert Mondavi Corporation, a Delaware corporation	Delaware	The Robert Mondavi Corporation, a California corporation		100%	Inactive Subsidiary

Robert Mondavi Affiliates	California	The Robert Mondavi Corporation, a California corporation	5,500 shares of common stock	100%
R.M.E., Inc.	California	The Robert Mondavi Corporation, a California corporation	324,603 shares of capital stock	100%
Robert Mondavi Winery	California	R.M.E., Inc.	2,083 shares of Class B common	100%
			stock
Robert Mondavi Properties, Inc.	California	R.M.E., Inc.	1,800 shares of common stock	100%
Robert Mondavi Investments	California	Robert Mondavi Properties, Inc.	100,000 shares of common stock	100%
Robert Mondavi Foreign Sales Corp.	Barbados	The Robert Mondavi Corporation, a California corporation	1,000 shares of common stock	100%	Inactive Subsidiary
Vintage Chips Co.	California	The Robert Mondavi Corporation, a California corporation	100,000 shares	100%	Inactive Subsidiary
Robert Mondavi Imports, Inc.	California	The Robert Mondavi Corporation, a California corporation	5,500 shares	100%	Inactive Subsidiary

[5]	This Subsidiary, and not The Robert Mondavi Corporation, a Delaware corporation, is the Subsidiary Guarantor for purposes of the Credit Agreement.

Name:	Jurisdiction:	Owners:	Nature of interest:[1,2]	Percentage Owned:	Type of Sub:[3]
Inversiones RMC Limitada	Chile	The Robert Mondavi Corporation, a California corporation	6,000,000 shares	100%	Inactive Subsidiary
Robert Mondavi GmbH	Germany	The Robert Mondavi Corporation, a California corporation	50,000 shares	100%	Inactive Subsidiary
Robert Mondavi Australia Holdings Pty Ltd.	Australia	The Robert Mondavi Corporation, a California corporation	166,667 shares	100%	Inactive Subsidiary
Robert Mondavi Australia Pty Ltd.	Australia	Robert Mondavi Australia Holdings Pty Ltd.	647,059 shares	100%	Inactive Subsidiary
Robert Mondavi Export Sales Co.	California	Robert Mondavi Winery	5,000 shares	100%	Inactive Subsidiary
Constellation Americas Holdings Limited	New York	Borrower	100 shares of common stock	100%	Applicable U.S. Subsidiary
Constellation International Ventures, Inc.	New York	Borrower	100 shares of common stock	100%	Applicable U.S. Subsidiary
3112751 Nova Scotia Company[4]	Nova Scotia	Constellation International Ventures, Inc.	[28,540,806] shares of common stock	10%	Foreign Subsidiary

		Constellation Americas Holdings Limited	[256,867,013] shares of common stock	90%
Barton Mexico, S.A. de C.V.[4]	Mexico	Barton Incorporated	150 Class A shares	75%	Foreign Subsidiary
			49,800 Class B shares	100%
		Barton Canada, Ltd.	50 Class A shares	25%

JOINT VENTURE ENTITIES

				Percentage
Name:	Jurisdiction:	Owners:	Nature of interest:	Owned:
Alto de Casablanca S.A.[6]	Chile	Franciscan Vineyards, Inc.	3,155,320 shares common stock	70%
		Asesoria E Inversiones Leo S.A.	505,640 shares common stock	11.22%
		Sociedad Inversora Ercilla Limitada	846,640 shares common stock	18.78%
Empresas Vitivinicolas S.A. [6]	Chile	Franciscan Vineyards, Inc.	330,589 shares common stock	70%
		Asesoria E Inversiones Leo S.A.	141,680 shares common stock	30%
Planet 10 Spirits, LLC	Delaware	Barton Brands, Ltd.	Membership Interest	50%
		jstar Brands LLC		50%

[6]	This entity and its Subsidiaries (if any) organized in a foreign jurisdiction are Foreign Subsidiaries for all purposes of the Credit Agreement.

SPECIFIED VINCOR ENTITIES
1. Vincor International Partnership, a Nevada general partnership
2. Vincor International II, LLC, a Delaware limited liability company
3. Vincor Holdings, Inc., a Delaware corporation
4. Inniskillin Napa Vineyards, Inc., a California corporation
5. R.H. Phillips, Inc., a California corporation
6. Vincor (USA) Inc., a California corporation
7. The Hogue Cellars, Ltd., a Washington corporation
8. Vintage New World, Inc., a Washington corporation
9. Latitudes Wine Company LLC, a Washington corporation
10. Vincor Finance LLC, a Delaware limited liability company
Disclosure with respect to Section 4.15(a) (Outstanding Equity Rights)
The voting rights attributable to certain shares of the Borrower’s Class A Common Stock underlying certain depositary interests that represent an interest in such shares are governed by the arrangements relating to the establishment of such depositary interests and the trading of such depositary interests on the Australian Stock Exchange Limited.
Equity Rights, if any, relating to the Vincor Acquisition Entities or Vincor International, Inc. or its Subsidiaries.

PART B — INVESTMENTS
N/A

SCHEDULE IV
STOCK OPTIONS AND STOCK BASED PLANS
1.	Constellation Brands, Inc. Long-Term Stock Incentive Plan, as amended.

2.	Constellation Brands, Inc. Incentive Stock Option Plan, as amended.

3.	Constellation Brands UK Sharesave Scheme.

4.	Constellation Brands, Inc. 1989 Employee Stock Purchase Plan, as restated on June 27, 2001.

SCHEDULE V
CERTAIN ADJUSTMENT AMOUNTS
     The one time incurrence of fees, costs and expenses associated with the Vincor Acquisition in an aggregate amount of not more than $89,000,000.

SCHEDULE VI
SENIOR UNSECURED NOTES
     1. Supplemental Indenture No. 2, dated as of August 4, 1999, to the 1999 Indenture, with respect to the 8 5/8% Senior Notes in the amount of $200,000,000 due in 2006 by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee (as the same has been amended, modified or supplemented).
     2. Supplemental Indenture No. 4, dated as of May 15, 2000 (as amended by Supplemental Indenture No. 5 dated as of September 14, 2000), to the 1999 Indenture, with respect to the 8 1/2% Series C Senior Notes in the amount of £154,000,000 due in 2009 by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee (as the same has been amended, modified or supplemented).
     3. Indenture with respect to 8 1/2% Series B Senior Notes in the amount of £1,000,000 due in 2009, dated as of November 17, 1999, by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company (successor Trustee to Harris Trust and Savings Bank), as Trustee (as the same has been amended, modified or supplemented).
     4. Indenture with respect to 8% Series B Senior Notes in the amount of $200,000,000 due in 2008, dated as of February 21, 2001, by and among the Borrower, as Issuer, certain principal Subsidiaries, as Guarantors, and BNY Midwest Trust Company, as Trustee (as the same has been amended, modified or supplemented).

SCHEDULE VII
NON-CONTROLLED JOINT VENTURE ENTITIES
1.	BRL Hardy owns 2,155,407 ordinary shares of Barossa Valley Estate Limited, representing a 50% ownership interest in such company.
2.	BRL Hardy owns 164 ordinary shares of Willunga Basin Water Company Pty Ltd, representing a 10.9% ownership interest in such company.
3.	BRL Hardy, Huntfield Nominees Pty Ltd, R.J. Nominees Pty Ltd and B.F. Martin Pty Ltd jointly own 216 ordinary shares of Willunga Basin Water Company Pty Ltd, representing a 14.4% ownership interest in such company.
4.	BRL Hardy owns 120,447 ordinary shares of Berren Asset Management Limited (“BAML”), representing a 26% ownership interest in such company. BAML is the Responsible Entity of The International Wine Investment Fund, a “managed investment scheme” (“IWIF”). IWIF owns 14,499,980 CDIs (listed on the Australian Stock Exchange) in the Borrower.
5.	BRL Hardy owns 500 Class B voting common shares of Medallion Wine Marketing, Inc., a British Columbia, Canada company, representing a 50% ownership interest in such company.
6.	BRL Hardy owns 5,000 shares of Churchill Cellars Limited (a 50% ownership interest) which is the exclusive agent for all of BRL Hardy’s wines in Canada’s Eastern Provinces, excluding Quebec.
7.	BRL Hardy owns an interest in the Wegman/BRL Hardy Joint Venture Development Padthaway, an unincorporated joint venture among BRL Hardy and Barzel Corporation Pty Ltd.
8.	BRL Hardy owns a 50% interest in the Gartner-BRL Hardy Coonawarra Joint Venture, an unincorporated joint venture among BRL Hardy, Michael John Gartner and Alice Winifred Gartner.
9.	BRL Hardy owns a 19% interest in the Ausvine Viticultural Management Joint Venture at Coonawarra.
10.	BRL Hardy is party to a joint venture agreement with Moolanda Pty Ltd, an unincorporated joint venture.
11.	BRL Hardy is party to the Heads of Agreement among BRL Hardy, Tilbooroo Nominees Pty Ltd and A&A Kidman Pty Ltd, an unincorporated lease/development arrangement to develop at least 20 hectares of the land.
12.	BRL Hardy owns a 10% interest in the Kamberra Vineyard Partnership, an unincorporated partnership among BRL Hardy, Julian Reynolds, Arthur John Reynolds, John Larsen, Neville Walker, FABAL Management Pty Limited, Jade Securities Pty Limited as Trustee of BEK Unit Trust, Hilltops Agribusiness Management as Trustee of Moppity Park Unit Trust, Rukmal Wijesooriya and Helga Investments Pty Limited.
13.	Nobilo Vintners owns a 24.9% interest in the Springfield Partnership, an unincorporated partnership between Nobilo Vintners and David Rudd Ltd.

14.	Robert Mondavi Investments owns a 50% interest in Opus One Winery LLC, a California limited liability company.
15.	CB International Finance S.a.r.l has a 40% ownership of Ruffino S.r.l., an Italian joint venture, and the Borrower is a Guarantor for CB International Finance S.a.r.l. under this arrangement.
16.	BRL Hardy has a 50% ownership of Pemberton Vineyards Joint Venture, an Australian entity.
17.	Sumac Ridge Estate Winery Ltd. has a 48% ownership of 436167 British Columbia Ltd, Nominee Company, a British Columbia entity.

SCHEDULE VIII
CERTAIN SUBSIDIARIES
NONE

SCHEDULE IX
VINCOR AGREEMENTS
     1. Senior Credit Agreement, dated as of July 30, 2004, between Vincor International Inc. and a banking syndicate, providing for a revolving commitment in the aggregate amount of C$175,000,000, a non-revolving term credit facility of C$170,000,000 and a non-revolving credit facility of C$50,000,000. To be repaid with Term Loans.
     2. Certain capital lease arrangements involving Vincor International, Inc. or its Subsidiaries outstanding as of the Effective Date, including without limitation the following:
a.	Nk’Mip mortgage payable with Bank of Montreal for C$41,483

b.	CWD capital lease with GE Financing/IBM for C$2,632,458

c.	Nk’Mip equipment lease(s) with Bank of Montreal for C$929,108
     3. Senior secured notes, dated as of July 30, 2004, between Vincor International Inc. and John Hancock Life Insurance Company and its affiliates with an aggregate principal amount of US$100,000,000. To be repaid with Revolving Loans.
     4. Australian credit facility with Westpac Banking Corporation with a limit of AUS$15,000,000. To be repaid with Revolving Loans.
     5. New Zealand credit facility with Westpac Banking Corporation with a limit of NZD$10,000,000. To be repaid with Revolving Loans.
     6. Various notes issued by Vincor U.K. PLC to employees of Western Wines in an aggregate outstanding amount of approximately GBP 10.75 million, which will remain outstanding after closing.
BANK OF NOVA SCOTIA LETTERS OF CREDIT

Existing Letters of Credit (“LC”) issued by The Bank of Nova Scotia under Existing Credit Agreement
	Issue Date
LC Number	(mm/dd/yyyy)	Maturity Date	Name of Beneficiary	Currency	Outstanding amount
Name of LC Applicant: Vincor International Inc.
S18572/70765	1/1/1994	12/31/2006	Royal Trust — RCA for Ed Arnold	CAD	1,308,600.00

S18572/103031	2/10/1998	9/15/2008	2725312 Canada Inc. c/o Penreal Advisors Ltd.	CAD	50,000.00

S18572/203802	3/3/2004	12/1/2006	Westpac Banking Corporation	AUD	15,000,000.00

S18572/203819	3/3/2004	12/1/2006	Westpac Banking Corporation	NZD	10,000,000.00

S18572/213399	8/31/2004	8/27/2006	Barclays Bank PLC	GBP	3,500,000.00

S18572/227115	7/8/2005	6/30/2007	The Corporation of the City of Niagara Falls	CAD	45,000.00

Existing Letters of Credit (“LC”) issued by The Bank of Nova Scotia under Existing Credit Agreement
	Issue Date
LC Number	(mm/dd/yyyy)	Maturity Date	Name of Beneficiary	Currency	Outstanding amount
S18572/239951	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Donald Triggs Retirement Trust Fund	CAD	2,575,000.00

S18572/239974	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Donald Dychuck Retirement Trust Fund	CAD	181,480.00

S18572/239979	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Richard Jones Retirement Trust Fund	CAD	927,733.00

S18572/239988	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Frank Syer Retirement Trust Fund	CAD	257,430.00

S18572/239989	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Jonathan Bamberger Retirement Trust Fund	CAD	400,782.00

S18572/239990	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The John (Jay) Wright Retirement Trust Fund	CAD	510,000.00

S18572/239994	4/18/2006	4/17/2007	BMO Trust Company as Trustee of The Roger Provost Retirement Trust Fund	CAD	386,468.00

S18572/240013	4/18/2006	4/17/2007	North Star Trust Company of Chicago as trustee of The Rich Hanen Retirement Trust Fund	USD	280,725.00

S18572/240022	4/18/2006	4/17/2007	North Star Trust Company of Chicago as trustee of The Michael Jaeger Retirement Trust Fund	USD	416,506.00

Name of LC Applicant: Vincor U.K. plc

S18572/211847	7/28/2004	2/21/2008	Michael Anthony Keyes Paul	GBP	1,949,651.66

S18572/211848	7/28/2004	2/21/2008	Anthony William Vaughan Fairbank	GBP	1,562,792.03

S18572/211849	7/28/2004	2/21/2008	Jonathan William David Woodriffe	GBP	1,462,238.75

Existing Letters of Credit (“LC”) issued by The Bank of Nova Scotia under Existing Credit Agreement
	Issue Date
LC Number	(mm/dd/yyyy)	Maturity Date	Name of Beneficiary	Currency	Outstanding amount
S18572/211850	7/28/2004	2/21/2008	Paul David James Letheren	GBP	1,558,990.20

S18572/211851	7/28/2004	2/21/2008	Brian Howard Bunn	GBP	1,017,279.49

S18572/211852	7/28/2004	2/21/2008	Edward Charles William Adams	GBP	1,028,441.25

S18572/211853	7/28/2004	2/21/2008	Harry Rollo Gabb	GBP	974,825.83

S18572/211854	7/28/2004	2/21/2008	Roger Paul Higgs	GBP	1,040,139.17

S18572/211855	7/28/2004	2/21/2008	Investec Trustees (Jersey) Limited as sole trustee of the Reid Trust	GBP	1,017,279.49

S18572/211996	7/28/2004	2/21/2007	Stephen Russell Smith	GBP	2,095,129.63

			Totals	CAD	6,642,493.00
				USD	697,231.00
				GBP	17,206,767.50
				AUD	15,000,000.00
				NZD	10,000,000.00

EXHIBIT A
[Form of Assignment and Assumption]
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3.	Borrower:	Constellation Brands, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.
Assignment and Assumption

5.	Credit Agreement:	The Credit Agreement dated as of June 5, 2006 among
Constellation Brands, Inc., the Lenders parties thereto, and
JPMorgan Chase Bank, N.A., as Administrative Agent
6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date:                      ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Assignment and Assumption

The undersigned hereby consent to the within assignment:4

CONSTELLATION BRANDS, INC.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Lender
By:
Name:
Title:

[4]	Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.
Assignment and Assumption

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement or any other Loan Document, (ii) it satisfies the requirements, if any, specified in the Credit Agreement or any other Loan Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement or any other Loan Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement or any other Loan Document, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or any other Loan Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,
Assignment and Assumption

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Assignment and Assumption

EXHIBIT B-1
[Form of Pledge Agreement]
PLEDGE AGREEMENT
          PLEDGE AGREEMENT dated as of June 5, 2006 between CONSTELLATION BRANDS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower” ); each of the Subsidiaries of the Borrower identified under the caption “PLEDGORS” on the signature pages hereof (individually, a “Pledgor” and, collectively, the “Pledgors” and, together with the Borrower, the “Obligors”); and JPMORGAN CHASE BANK, N.A., as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent” ).
          The Borrower, the Subsidiary Guarantors (being the parties listed in Schedule I to this Pledge Agreement), and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement” ), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $3,500,000,000 (which amount may, in the circumstances therein provided, be increased to $4,000,000,000). In addition, the Borrower may from time to time be obligated to certain of said lenders and other parties in respect of Other Indebtedness (as hereinafter defined). In addition, the Obligors (or any of them) may from time to time be obligated to various of the Lenders (or their Affiliates) in respect of certain Hedging Agreements under and as defined in the Credit Agreement (such indebtedness being herein referred to as “Swap Indebtedness”, it being understood that such Swap Indebtedness shall continue to be secured hereunder whether or not any such Obligor’s counterparty under any Hedging Agreement remains a Lender).
          To induce said lenders and other parties to enter into the Credit Agreement and to make loans and extend credit to the Borrower thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to pledge, hypothecate and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:
          Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
          “Collateral” has the meaning assigned to such term in Section 3 hereof.
          “Collateral Account” has the meaning assigned to such term in Section 4.01 hereof.
          “Equity Collateral” has the meaning assigned to such term in Section 3(d) hereof.
          “Issuers” means, collectively, (a) the respective corporations and other entities identified beside the names of the Obligor on Annex 1 hereto under the caption “Issuer” and (b) any other entity that shall at any time be a Subsidiary of any of the Obligors, excluding, however, (i) any Inactive Subsidiary, (ii) any Joint Venture Entity, (iii) any Applicable U.S. Subsidiary, (iv) for so long as it shall conduct no business other than holding Indebtedness of Canandaigua Limited and
Pledge Agreement

having Indebtedness outstanding to the Borrower, Canandaigua B.V., (v) for so long as it shall have assets with a fair market value of less than U.S.$5,000,000 and gross revenues of less than U.S.$10,000,000 (in each case calculated at the end of and for the most recently-ended fiscal quarter), Constellation Brands Ireland Limited, (vi) any Specified Vincor Entity to the extent that the Borrower’s ownership interest therein is indirectly held through a Foreign Subsidiary, and (vii) for so long as it shall conduct no business other than holding equity interests in Constellation Canada Partnership Limited and acting as the general partner thereof and conducting activities described in Section 7.14(i) of the Credit Agreement, CB Nova Scotia ULC.
          “Pledged Interests” has the meaning assigned to such term in Section 3(b) hereof.
          “Pledged Partnership Interests” has the meaning assigned to such term in Section 3(b) hereof.
          “Pledged Stock” has the meaning assigned to such term in Section 3(a) hereof.
          “Secured Obligations” means, collectively, (a) in the case of the Borrower, the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under the Loan Documents (including, without limitation, all LC Exposure and interest thereon) and all Swap Indebtedness, (b) in the case of the Subsidiary Guarantors, all obligations of the Subsidiary Guarantors under the Credit Agreement and the other Loan Documents (including, without limitation, in respect of their Guarantee under Article III of the Credit Agreement) and all Swap Indebtedness and (c) all obligations of the Obligors to the Lenders and the Administrative Agent hereunder.
          “Swap Indebtedness” has the meaning assigned to such term in the recitals hereof.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          Section 2. Representations and Warranties. Each Obligor represents and warrants to the Lenders and the Administrative Agent that:
     (a) Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof and no Lien exists or will exist upon such Collateral at any time, and no right or option to acquire the same exists in favor of any other Person, except for Liens permitted under Section 7.02 of the Credit Agreement and except for the pledge and security interest in favor of the Administrative Agent for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) created or provided for herein, which pledge and security interest shall constitute a first priority perfected pledge and security interest in and to all of such Collateral.
     (b) The Pledged Interests of such Obligor identified in Annex 1 hereto are, and all other Pledged Interests in which such Obligor shall hereafter grant a security interest pursuant to Section 3 hereof will be, duly authorized, validly issued and fully paid and non assessable, and none of such Pledged Interests will be subject to any contractual restriction, or any restriction under the charter, articles of association, by-laws or operating agreement, as the
Pledge Agreement

case may be, of the respective Issuer of such Pledged Interests, upon the transfer of such Pledged Interests (except for any such restriction contained herein or in or otherwise permitted by the Credit Agreement).
     (c) The Pledged Interests of such Obligor identified in Annex 1 hereto constitute (unless otherwise specified) all of the issued and outstanding shares of capital stock, units, partnership interests or other equity interests or limited liability company interests, as the case may be, of any class of the Issuers beneficially owned by such Obligor on the date hereof (whether or not registered in the name of such Obligor) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Interests and in the case of the Pledged Stock and Pledged Partnership Interests, the respective class and par value of the shares or units, as the case may be, comprising such Pledged Stock and the respective number of shares or units, as the case may be (and registered owners thereof) represented by each certificate evidencing such Pledged Stock and Pledged Partnership Interests (as applicable).
          Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby mortgages, charges, pledges, assigns and grants to the Administrative Agent, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) as hereinafter provided, a security interest in all of such Obligor’s right, title and interest in the following property, whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence, and wherever located (all being collectively referred to herein as “Collateral” ):
     (a) the respective shares of common stock of the Issuers evidenced by the certificates identified in Part A of Annex 1 hereto under the name of such Obligor and all other shares of capital stock of whatever class of the Issuers, now or hereafter owned by such Obligor, together with in each case the certificates evidencing the same, in each case subject to the limitation set forth in the proviso below with respect to shares of any Foreign Subsidiary (collectively, the “Pledged Stock” );
     (b) the partnership units or other interests of the Issuers identified in Part B of Annex 1 hereto under the name of such Obligor, and all partnership units or other interests of the Issuers, now or hereafter owned by such Obligor (the “Pledged Partnership Interests”, respectively, and, together with the Pledged Stock, collectively the “Pledged Interests”);
     (c) all shares, securities, moneys or property representing a dividend or distribution of profits on any of the Pledged Interests, or representing a distribution or return of capital upon or in respect of the Pledged Interests, or resulting from a split up, revision, reclassification or other like change of the Pledged Interests or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Interests, in each case subject to the limitation set forth in the proviso below with respect to shares of any Foreign Subsidiary or any entity identified on Schedule VIII to the Credit Agreement (such entities, together the Foreign Subsidiaries, the “Limited Pledge Entities” );
     (d) without affecting the obligations of such Obligor under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or
Pledge Agreement

merger in which an Issuer is not the surviving corporation or other entity, all shares of each class of the capital stock, partnership units or other ownership interests of the successor corporation, limited partnership, general partnership or other entity (unless such successor corporation, limited partnership, general partnership or other entity is such Obligor itself) formed by or resulting from such consolidation or merger, in each case subject to the limitation set forth in the proviso below with respect to shares of any Limited Pledge Entity (the Pledged Stock and Pledged Interests, collectively together with all other certificates, shares, interests, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a), (b) or (c) above and this clause (d) being herein collectively called the “Equity Collateral” );
     (e) subject to Section 6.09(f) of the Credit Agreement, in the case of the Borrower, all Intercompany Notes executed by any Foreign Subsidiary in favor of the Borrower;
     (f) the balance from time to time in the Collateral Account; and
     (g) all proceeds of any of the property of such Obligor described in the preceding clauses of this Section 3 (including, without limitation, all causes of action, claims and warranties now or hereafter held by any Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers;
provided that, in the case of any pledge of the shares of stock, ownership interests or other equity interests of a Limited Pledge Entity, only a portion of the issued and outstanding shares, ownership interests or other equity interests of such Limited Pledge Entity representing 65% of the aggregate voting shares, ownership interests or other equity interests in such Limited Pledge Entity shall be deemed to be delivered in pledge hereunder by such Obligor.
          In addition to the foregoing, the parties contemplate that (i) the pledge of the shares of capital stock of Matthew Clark Limited provided for in this Agreement will be supplemented by a U.K. Pledge Agreement executed and delivered by Canandaigua Limited, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent), which U.K. Pledge Agreement will provide for the pledge of such shares in accordance with the applicable requirements of the laws of England and Wales, (ii) the pledge of shares of capital stock of Hardy Wine Company Limited provided for in this Agreement will be supplemented by Australian Equity Pledge Agreements executed and delivered by Constellation Australia Pty Limited, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent), which Australian Equity Pledge Agreements will provide for the pledge of such shares in accordance with the applicable requirements of the laws of Australia, (iii) the pledge of the shares of capital stock of Nobilo Wine Group Limited provided for in this Agreement will be supplemented by New Zealand Pledge Agreements executed and delivered by Nobilo Holdings Limited, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent), which New Zealand Pledge Agreements will provide for the pledge of such shares in accordance with the applicable requirements of the laws of New Zealand, (iv) the pledge of the shares of capital stock of CB International Finance S.A.R.L. provided for in this Agreement will be supplemented by a Luxembourg Pledge Agreement executed and delivered by Constellation Brands, Inc. for the benefit of the Lenders (and their applicable
Pledge Agreement

Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent), which Luxembourg Pledge Agreement will provide for the pledge of such shares in accordance with the applicable requirements of the laws of Luxembourg and (v) the pledge of the shares of capital stock of LP (Canada) provided for in this Agreement, will be supplemented by a Canadian Pledge Agreement executed and delivered by ULC Subsidiary, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent), which Canadian Pledge Agreements will provide for the pledge of such shares in accordance with the applicable requirements of the laws of Nova Scotia.
          Section 4. Cash Proceeds of Collateral.
          4.01 Collateral Account. The Administrative Agent shall cause JPMorgan Chase to establish a single, segregated trust account (the “Collateral Account”), which shall be a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code) and in respect of which the Administrative Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code), into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Administrative Agent pursuant hereto and into which the Obligors shall deposit such additional amounts as provided in Section 2.05(l) of the Credit Agreement, as they may be required to pledge as additional collateral security thereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Administrative Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the respective Obligor as such Obligor through the Borrower shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein. In addition to the foregoing, each Obligor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder shall be received by it, such Obligor shall, upon the request of the Administrative Agent, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by the applicable Obligor for and as the property of the Administrative Agent and shall not be commingled with any other funds or property of any Obligor.
          4.02 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Obligor through the Borrower (or, after the occurrence and during the continuance of a Default, the Administrative Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Administrative Agent, provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof.
Pledge Agreement

          4.03 Cover for LC Exposure. Upon receipt of any amounts to be deposited into the Collateral Account as cover for LC Exposure under the Credit Agreement pursuant to Section 2.05(l) thereof, the Administrative Agent shall (i) cause JPMorgan Chase to establish a single, segregated trust sub-account in the Collateral Account (designated “LC Exposure Sub-Account”), which shall be a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code) and in respect of which the Administrative Agent shall be the “entitlement holder” (as defined in Section 8 102(a)(7) of the Uniform Commercial Code) and (ii) deposit such amounts in such sub-account, and all amounts held therein shall constitute collateral security first for the LC Exposure outstanding from time to time and second as collateral security for the other Secured Obligations hereunder.
          Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Obligors hereby jointly and severally agree with each Lender and the Administrative Agent as follows:
          5.01 Delivery and Other Perfection. Each Obligor shall:
     (a) if any of the shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property required to be pledged by such Obligor under clauses (a) through (d), inclusive, of Section 3 hereof are received by such Obligor, forthwith (subject to Section 5.04(c)) transfer and deliver to the Administrative Agent such shares, units, ownership interests, partnership interests, other equity interests or securities so received by such Obligor (together with the certificates for any such shares, units and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral, take such other action as the Administrative Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property referred to in said clauses (a) through (d), inclusive;
     (b) in the case of the Borrower, deliver and pledge to the Administrative Agent any and all Intercompany Notes, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request; provided, that so long as no Default shall have occurred and be continuing, the Administrative Agent shall, promptly upon request of the Borrower, make appropriate arrangements for making any Intercompany Notes pledged by the Borrower available to the Borrower for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document);
     (c) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, following an Event of Default and during the continuance thereof, causing any or all of the Equity Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any Equity Collateral is transferred into its name or the name of its nominee, the Administrative Agent
Pledge Agreement

will thereafter promptly give to the respective Obligor copies of any notices and communications received by it with respect to the Equity Collateral pledged by such Obligor hereunder);
     (d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement;
     (e) subject to Section 6.06 of the Credit Agreement, permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at such Obligor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Administrative Agent may require; and
     (f) in the case of the Borrower, upon the occurrence and during the continuance of any Event of Default, upon request of the Administrative Agent, promptly notify (and the Borrower hereby authorizes the Administrative Agent so to notify) each Foreign Subsidiary that is an obligor in respect of any Intercompany Note that any payments due or to become due in respect of such Intercompany Note are to be made directly to the Administrative Agent.
          5.02 Other Financing Statements and Liens. Except as otherwise permitted under Section 7.02 of the Credit Agreement, without the prior written consent of the Administrative Agent (granted with the authorization of the Lenders as specified in the Credit Agreement), no Obligor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness).
          5.03 Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
          5.04 Special Provisions Relating to Equity Collateral.
          (a) Except with respect to a Limited Pledge Entity, the Obligors will cause the Equity Collateral to constitute at all times 100% of in the case of the Pledged Stock and Pledged Partnership Interests, the total number of shares of each class of capital stock or units, as the case may be, of each applicable Issuer then outstanding. With respect to any Issuer that is a Limited Pledge Entity, the Obligors will cause the Equity Collateral to constitute at all times not less than 65% of the total number of voting shares of each class of capital stock or units or other ownership interests of such Issuer then outstanding.
          (b) For the avoidance of doubt, so long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Equity Collateral for all purposes not inconsistent with the
Pledge Agreement

terms of this Agreement, the Credit Agreement or any other instrument or agreement executed and delivered to the Administrative Agent in connection therewith, provided that the Obligors jointly and severally agree that they will not vote the Equity Collateral in any manner that is inconsistent with the terms of this Agreement, the Credit Agreement or any such other instrument or agreement.
          (c) For the avoidance of doubt, unless and until an Event of Default has occurred and is continuing, the Obligors shall be entitled to receive and retain any dividends and/or other distributions of income or profit on the Equity Collateral paid in cash.
          (d) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Administrative Agent or any Lender exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Equity Collateral shall be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Equity Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to the Obligors.
          5.05 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:
     (a) the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);
     (b) the Administrative Agent in its discretion may, in its name or in the name of the Obligors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and
     (c) the Administrative Agent may, upon ten Business Days’ prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, the Lenders or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit
Pledge Agreement

risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Administrative Agent or any Lender or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
          The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.08 hereof.
          The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.
          5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.
          5.07 Private Sale. None of the Administrative Agent, the Lenders nor any of their respective Affiliates shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Subject to the Administrative Agent and the Lenders exercising any rights or remedies in a commercially reasonable manner, each Obligor hereby waives any claims against the Administrative Agent, any Lender or any of their respective Affiliates arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
          5.08 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the
Pledge Agreement

Administrative Agent under Section 4 hereof or this Section 5, shall be applied by the Administrative Agent:
     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out of pocket costs and expenses of the Administrative Agent and the reasonable fees and expenses of its agents and counsel, and all reasonable expenses incurred and advances made by the Administrative Agent in connection therewith;
     Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Lenders holding the same may otherwise agree; and
     Finally, to the payment to the respective Obligor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the “LC Exposure Sub Account” of the Collateral Account pursuant to Section 4.04 hereof shall be applied first to the LC Exposure outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.
          As used in this Section 5, “proceeds” of Collateral means cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligors or any Issuer of or obligor on any of the Collateral.
          5.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default pursuant to which the then outstanding principal amount of and accrued interest on the Loans are declared to be immediately due and payable, and five Business Days after the occurrence and during the continuance of any other Event of Default, the Administrative Agent is hereby appointed the attorney in fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
          5.10 Perfection; Certain Releases. (a) Prior to or concurrently with the execution and delivery of this Agreement, each Obligor (i) (a) shall file such financing statements and other documents, if any, in such offices as the Administrative Agent may request to perfect the security interests granted by Section 3 of this Agreement (including, without limitation, to perfect the security interests in the Pledged Partnership Interests) and (b) authorizes the Administrative Agent and anybody acting on its behalf to take any of the foregoing actions and (ii) deliver to the Administrative
Pledge Agreement

Agent all certificates identified in Part A of Annex 1 hereto, accompanied by undated stock powers duly executed in blank.
     (b) Upon receipt by the Administrative Agent of a certificate signed by the President, a Vice President or a Financial Officer of the Borrower to the effect that any of the shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property pledged by an Obligor under clauses (a) through (d), inclusive, of Section 3 hereof are no longer required to be so pledged pursuant to the Loan Documents, the Administrative Agent is hereby authorized and directed to take such action at the request and expense of the Borrower as shall be reasonably necessary to release the pledge and grant of the security interest in such shares, units, ownership interests, partnership interests, other equity interests or securities (and the certificates, if any, for any such shares, units and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank).
          5.11 Termination. Upon the date on which all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure and Swap Indebtedness shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith (i) cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and (ii) execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by such Obligor to effect the termination and release of the Liens on the Collateral.
          5.12 Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Administrative Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.
          Section 6. Miscellaneous.
          6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 10.01 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 10.01.
          6.02 No Waiver. No failure on the part of the Administrative Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
          6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Administrative Agent (with the consent of the requisite Lenders specified in Section 10.02(c) of the Credit
Pledge Agreement

Agreement). Any such amendment or waiver shall be binding upon the Administrative Agent and each Lender, each holder of any of the Secured Obligations and each Obligor.
          6.04 Expenses. The Obligors jointly and severally agree to reimburse each of the Lenders and the Administrative Agent for all reasonable costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3 hereof.
          6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor, the Administrative Agent, the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) and each holder of any of the Secured Obligations (provided, however, that no Obligor shall assign or transfer its rights hereunder without the prior written consent of the Administrative Agent, it being understood that any transaction involving any Obligor permitted under Section 7.03 of the Credit Agreement shall not be deemed to be an assignment for purposes of this Section 6.05).
          6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
          6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          6.08 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          6.09 Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.
          6.10 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be
Pledge Agreement

possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
          6.11 Additional Obligors. As contemplated in Section 6.09 of the Credit Agreement, new Subsidiaries of the Borrower acquired or formed by the Borrower after the date hereof may become a “Subsidiary Guarantor” under the Credit Agreement and an “Obligor” under this Agreement, by executing and delivering to the Administrative Agent a Guarantee Assumption Agreement in the form of Exhibit C to the Credit Agreement. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become an “Obligor” for all purposes of this Agreement, and Annex 1 hereto shall be supplemented in the manner specified in such Guarantee Assumption Agreement.
          6.12 The Administrative Agent. As provided in Article IX of the Credit Agreement, each Lender has appointed JPMorgan Chase as its Administrative Agent for purposes of this Agreement. Following the payment in full of all Secured Obligations outstanding under the Credit Agreement and the termination or expiration of the Commitments and LC Exposure thereunder, the provisions of said Article IX shall be deemed to continue in full force and effect for the benefit of the Administrative Agent under this Agreement until the payment in full of the Swap Indebtedness. In that connection, following such payment in full and expiration and termination of the Commitments and LC Exposure, the term “Required Lenders” (as used in said Article IX) shall be deemed to refer to Lenders or other Persons holding Secured Obligations representing at least 65% of the aggregate Secured Obligations.
Pledge Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

CONSTELLATION BRANDS, INC.
By
	Name:	Thomas D. Roberts
	Title:	Senior Vice President and Treasurer

Pledge Agreement

PLEDGORS

ALLBERRY, INC.
CLOUD PEAK CORPORATION
CONSTELLATION AVIATION, INC.
CONSTELLATION TRADING COMPANY, INC.
CONSTELLATION WINES U.S., INC.
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
R.M.E. INC.
THE ROBERT MONDAVI CORPORATION
ROBERT MONDAVI AFFILIATES
ROBERT MONDAVI INVESTMENTS
ROBERT MONDAVI PROPERTIES, INC.
ROBERT MONDAVI WINERY
3112751 NOVA SCOTIA COMPANY

By
	Name:	Thomas D. Roberts
	Title:	Vice President and Assistant Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BEERS OF WISCONSIN, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
MONARCH IMPORT COMPANY
BARTON FINANCIAL CORPORATION

By
	Name:	Thomas D. Roberts
	Title:	Vice President

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NOBILO HOLDINGS
By
	Name:	Thomas S. Summer
	Title:	Director

By
	Name:	Robert Sands
	Title:	Director

CANANDAIGUA LIMITED
By
	Name:	Thomas S. Summer
	Title:	Finance Director

By
	Name:	Robert Sands
	Title:	Director

CONSTELLATION AUSTRALIA PTY LIMITED
By
	Name:	Thomas D. Roberts
Title:

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JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Name:
Title:

Address for Notices: 1 Chase Manhattan Plaza, 8th Floor New York, NY 10081 Attention: Loan and Agency Services Group (Telecopy No. 212-552-5658)
Pledge Agreement

SCHEDULE 1
SUBSIDIARY GUARANTORS
Allberry, Inc.
Cloud Peak Corporation
Constellation Aviation, Inc.
Constellation Trading Company, Inc.
Constellation Wines U.S., Inc.
Franciscan Vineyards, Inc.
Mt. Veeder Corporation
R.M.E. Inc.
The Robert Mondavi Corporation
Robert Mondavi Affiliates
Robert Mondavi Investments
Robert Mondavi Properties, Inc.
Robert Mondavi Winery
Barton Incorporated
Barton Brands, Ltd.
Barton Beers, Ltd
Barton Beers of Wisconsin, Ltd.
Barton Brands of California, Inc.
Barton Brands of Georgia, Inc.
Barton Canada, Ltd.
Barton Distillers Import Corp.
Monarch Import Company
Barton Financial Corporation
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ANNEX 1
PART A
PLEDGED STOCK
U.S. ISSUERS

	Certificate
Issuer	No.	Registered Owner	Number of Shares
Allberry, Inc.	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Barton Beers, Ltd.	10	Barton Incorporated	100 shares of common stock, $0.0l par value

Barton Brands, Ltd.	9	Barton Incorporated	250 shares of common stock, $1.00 par value

Barton Brands of California, Inc.	4	Barton Incorporated	200 shares of common stock, no par value

Barton Brands of Georgia, Inc.	13	Barton Incorporated	20,000 shares of common stock, $1.00 par value

Barton Beers of Wisconsin, Ltd.	70	Barton Incorporated	254.7 shares of common stock, $100 par value

Barton Canada, Ltd.	1	Barton Brands, Ltd.	1,000 shares of common stock, $1.00 par value

Barton Distillers Import Corp.	10	Barton Incorporated	50 shares of common stock, $100 par value

Barton Financial Corporation	1	Barton Incorporated	1,000 shares of common stock, $1.00 par value
Pledge Agreement

U.S. ISSUERS

	Certificate
Issuer	No.	Registered Owner	Number of Shares
Barton Incorporated	81,88	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	7750.765335 of Class A common stock, $0.01 par value;

			7745.075439 of Class B common stock, $0.01 par value

Cloud Peak Corporation	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Constellation Wines U.S., Inc. (f/k/a Canandaigua Wine Company, Inc.)	2	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	100 shares of common stock, no par value

Franciscan Vineyards, Inc.	A-13, B-5, C-5, P-24	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	5,099 shares of Class A common stock, $0.20 par value;

			5,099 shares of Class B common stock, $0.20 par value;

			628,500 shares of Class C common stock, $10.00 par value;
			901,087 shares of preferred stock, $10.00 par value

Mt. Veeder Corporation	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Monarch Import Company	2	Barton Beers, Ltd.	1,000 shares of common stock, $1.00 par value

Constellation Aviation, Inc. (f/k/a Roberts Trading Corp.)	5	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	100 shares of common stock, no par value

Constellation Trading Company, Inc.	1	Constellation Brands, Inc.	100 shares of common stock, $0.01 par value
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U.S. ISSUERS

	Certificate
Issuer	No.	Registered Owner	Number of Shares
The Robert Mondavi Corporation	1	Constellation Brands, Inc.	10 shares of common stock

The Robert Mondavi Corporation	2	Robert Mondavi Properties, Inc.	.1419707267030010 share of common stock

R.M.E., Inc.	24	The Robert Mondavi Corporation	324,603 shares of capital stock

Robert Mondavi Affiliates	2	The Robert Mondavi Corporation	5,500 shares of common stock

Robert Mondavi Investments	1	Robert Mondavi Properties, Inc.	100,000 shares of common stock

Robert Mondavi Properties, Inc.	2	R.M.E., Inc.	1,800 shares of common stock

Robert Mondavi Winery	CBC 13, CBC 17	R.M.E., Inc.	2,083 shares of Class B common stock
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FOREIGN ISSUERS

Issuer	Certificate No.	Registered Owner	Number of Shares[5]
Matthew Clark Limited	0025077	Canandaigua Limited	57,538,323 ordinary shares

Hardy Wine Company Limited	13411, 13413	Constellation Australia Pty Limited	153,203,603 ordinary shares

CB International Finance S.A.R.L.	N/A	Constellation Brands, Inc.	325 shares

Nobilo Wine Group Limited	1	Nobilo Holdings	30,558,422 ordinary shares

[5]	The number of shares listed for each foreign issuer represents 65% of the issued and outstanding voting capital stock of such issuer.
Pledge Agreement

PART B
PLEDGED INTERESTS

Issuer	Certificate No.	Registered Owner	Number of Shares
Constellation Canada Limited Partnership	B-1	3112751 Nova Scotia Company	65 Class B Units

Constellation Canada Limited Partnership	B-4	3112751 Nova Scotia Company	23,725 Class B Units

Constellation Canada Limited Partnership	B-6	3112751 Nova Scotia Company	455,597,862 Class B Units
Pledge Agreement

EXHIBIT B-2
[Form of U.K. Equity Pledge Agreement]
U.K. Equity Pledge Agreement

THIS MORTGAGE OF SHARES is dated June 5, 2006 and made between:
(1)	Canandaigua Limited (the “Chargor”); and

(2)	JPMorgan Chase Bank N.A. (the “Administrative Agent”);
WHEREAS:
(A)	Constellation Brands, Inc. (the “Borrower”), the Subsidiary Guarantors (the “Subsidiary Guarantors”), certain lenders and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $3,500,000,000).

(B)	The Borrower and/or any Subsidiary Guarantors may from time to time be obligated to various of the Lenders (and their affiliates) in respect of certain Hedging Agreements under and as defined in the Credit Agreement entered into by the Borrower (such indebtedness being herein referred to as “Swap Indebtedness”).

(C)	As a condition precedent to and pursuant to the provisions of the Credit Agreement the Chargor has agreed to enter into this Mortgage of Shares for the purpose of providing security to the Lenders for the Secured Liabilities.
IT IS AGREED as follows:
1.	Definitions

In this Mortgage of Shares:

“Act” means the Law of Property Act 1925;

“Authorisation” means any consent, approval, licence, condition, permit, registration, filing, exemption, resolution or giving of notice under any applicable law or other authorisation (and includes any required renewals of the same);

“Business Day” means a day, other than a Saturday or Sunday, when banks are open for general business (excluding specific business for the purpose of settlement of euro transactions) in London;

“Chargeable Shares” means:
(a)	all of the Chargor’s right, title and interest in up to 65% of the Shares, which amount of the Shares shall be constituted by:
(i)	the Shares represented by the certificates received by the Administrative Agent pursuant to Clause 4.2 in order of receipt by the Administrative Agent; or

(ii)	if share certificates in respect of more than 65% of the Shares are received by the Administrative Agent at the same time, the Shares represented by the certificates, in numerical order of issuance, commencing with the first certificate issued, in each case, up to and including the certificate which, when aggregated with the preceding certificates, represents 65% of the Shares;

(b)	following any increase in the share capital of the Company, all of the Chargor’s right, title and interest in the Shares represented by such further certificates as may be identified by the Administrative Agent at that time as necessary to ensure that security is held pursuant to the terms hereof over 65% of the Shares (in respect of which the Administrative Agent’s written certification as to the affected certificates shall be conclusive evidence);
“Company” means Matthew Clark Limited, a company organised under the laws of England and Wales;

“Constitutional Document” means, in relation to any Person, any bylaw, memorandum, article of association, certificate of incorporation or other document concerning the constitution of that Person;

“Contract” means any instrument, agreement, side letter, deed, indenture, mortgage, assignment, transfer, conveyance, assurance, bill of exchange, letter of credit, deed of trust, guarantee, indemnity, bond or other document, instrument or obligation (including any leasing or hire-purchase agreement);

“Credit Agreement” has the meaning assigned to it in WHEREAS clause (A);

“Discharge” means any time, indulgence, composition, intermediate payment, arrangement, waiver, renewal, compromise, release, reduction, settlement, arrangement, failure to perfect, take up, exercise or enforce, non-presentation or non-observance or failure to realise full value;

“Disposal” means any lease, sub-lease, licence, sale, transfer, assignment, pledge, surrender, cancellation, novation or any agreement in connection with the same or any other form of disposition or alienation;

“Enforcement Event” means an Event of Default pursuant to Article VIII of the Credit Agreement;

“Finance Parties” means the Lenders (and their affiliates) and the Administrative Agent;

“Loan Document” has the meaning assigned to such term in the Credit Agreement; “Party” means a party to this Mortgage of Shares;

“Security Assets” means all assets, rights and property of the Chargor the subject of any Security Interest created hereby;

“Security Interest” means any security effected under or pursuant to this Mortgage of Shares;

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“Secured Liabilities” means all present and future obligations and liabilities whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever of the Borrower to any Finance Party under any Loan Document (including liabilities which would be treated as such but for the liquidation or dissolution of, or similar event affecting, the Borrower), or in respect of its guarantee of any Swap Indebtedness, but excludes any obligation which, if it were so included, would result in this Mortgage of Shares contravening section 151 of the Companies Act 1985;

“Security Period” means the period beginning on the date of this Mortgage of Shares and ending on the date on which the Secured Liabilities have been paid and discharged unconditionally and irrevocably in full and no commitment or other obligation is outstanding or capable of arising under any Loan Document;

“Share Accruals” means any dividend, income, stock, share, security, right, moneys or property which may accrue, be offered or otherwise derive from a Share (whether by way of redemption, bonus, preference, option or otherwise);

“Shares” means all the shares in the share capital of the Company from time to time (and includes any Share Accruals).

2.	Construction

2.1	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Mortgage of Shares, the same meaning in this Mortgage of Shares.

2.2	The provisions of Section 1.03 of the Credit Agreement apply to this Mortgage of Shares as though they were set out in full in this Mortgage of Shares except that references to the Credit Agreement are to be construed as references to this Mortgage of Shares.

2.3	A reference in this Mortgage of Shares to:
(a)	a “Clause” is a reference to a clause of this Mortgage of Shares;

(b)	a specific time for the performance of an obligation is a reference to the time in the place where that obligation is to be performed;

(c)	a “cost” includes any cost (including any enforcement cost), expense or fee (including any legal fee);

(d)	“invalidity” includes, in relation to any Person or any right or obligation of any such Person, any invalidity, illegality, irregularity, unenforceability, incapacity, limitation, disability, lack of power, authority or legal personality or dissolution or change in membership or status and the term “invalid” shall be construed accordingly;

(e)	a “judgement” includes any decree, order, injunction, prohibition or other judicial determination (whether granted by a court, tribunal, pursuant to proceedings, arbitration proceedings or otherwise) and includes any execution, attachment or other enforcement thereof;

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(f)	a “law” includes any statute, law, rule, regulation, directive, statutory instrument, decree, guideline, ordinance, code, code of practice, article, order, court order, concession, restriction or other rule whether imposed by any jurisdiction, government (or political sub-division or agency thereof), supranational body or other authority or supervisory organisation (whether local, national, European or international) and includes any of the aforesaid not having the force of law but compliance with which is customary;

(g)	a “liability” includes any loss, cost, claim, damage, expense, fine, penalty or other liability (including any liability to pay taxes);

(h)	“proceedings” includes any suit, demand, allegation, process, proceeding, injunction, Mareva injunction, garnishment, execution, levy, controversy, arbitration, dispute, specific performance, claim, proceedings, judgement or other action (whether actual or threatened and whether before or after judgement);

(i)	a “provision” includes any covenant, term, condition, clause, proviso, paragraph, representation, warranty or other provision;

(j)	a “right” includes any right, power, benefit, claim, remedy, immunity, option, election or discretion (express or implied);
2.4	The index and headings in this Mortgage of Shares shall be ignored in construing it.

2.5	For the purposes of sub-clause 94(1)(c) of the Act, the obligation of the Lenders to make further advances pursuant to the Credit Agreement shall be deemed to be incorporated into this Mortgage of Shares, mutatis mutandis.

2.6	This Mortgage of Shares is intended to and shall take effect as a deed notwithstanding that it may be executed under hand by one or more Parties.

2.7	All provisions hereof and rights hereunder shall remain in force and be exercisable throughout the Security Period.

2.8	The charge and mortgage contained in this Mortgage of Shares are granted with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

2.9	This Mortgage of Shares creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Chargor or otherwise.

2.10	A person who is not a party to this Mortgage of Shares has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Mortgage of Shares.

3.	Fixed security

4

The Chargor, as continuing security for the payment of the Secured Liabilities, with full title guarantee, hereby mortgages and charges and agrees to mortgage and charge to the Administrative Agent (as agent and trustee for the Lenders) by way of a first ranking equitable mortgage, the Chargeable Shares and the Share Accruals.

PROVIDED THAT all dividends and other amounts paid or payable constituting Share Accruals referred to above may, until the security constituted hereby becomes enforceable in accordance with the terms hereof, be paid directly to the Chargor.

4.	Undertakings

4.1	Secured Liabilities: the Secured Liabilities shall be discharged in the manner provided for in the Loan Documents. Any such discharge shall operate in satisfaction pro tanto of this covenant.

4.2	Share Certificates Etc:
(a)	On or before the date hereof the Chargor shall deliver to the Administrative Agent share certificates relating to the Chargeable Shares together with a stock transfer form relating to such shares, executed by the Chargor but left undated and blank as regards the identity of the transferee (provided that the Chargor shall further ensure that such certificates are prepared and delivered in such form as may enable the 65% proportion in respect of which security is granted hereunder to be clearly identified and segregated, whether before or after any increase in the share capital of the Company).

(b)	All certificates and other documents of title relating to the Security Assets arising after the date hereof shall forthwith upon receipt by the Chargor be deposited with or to the order of the Administrative Agent in such manner as the Administrative Agent shall require.
4.3	Share obligations:
(a)	The Chargor shall pay all calls or other payments which may become due in connection with the Security Assets.

(b)	The Chargor shall copy to the Administrative Agent and comply with any request for information in connection with section 212 of the Companies Act 1985 or any similar provision of any Constitutional Document (to the extent relevant). The Administrative Agent may provide any information which it has on behalf of the Chargor.
5.	Voting Powers

The full voting and other powers and rights in respect of the Shares for the time being the subject of this Mortgage of Shares shall be exercised on all matters exclusively by the Chargor until an Enforcement Event, when such voting and other powers and rights shall be exercisable by the Administrative Agent or its nominees (as the case may be) in such manner as they see fit (but subject to any restrictions and limitations provided for or referred to in this Mortgage of Shares).

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6.	Perfection of security and power of attorney

6.1	The Chargor shall, at its own expense, take whatever action the Administrative Agent may reasonably require for:
(a)	perfecting, protecting or maintaining the security intended to be created by this Mortgage of Shares over the Security Assets (including any filing or registration);

(b)	facilitating the realisation of the Security Assets or the exercise of any right exercisable by the Administrative Agent in respect of the Security Assets.
6.2	The Chargor, by way of security for the performance of the Chargor’s obligations hereunder, appoints the Administrative Agent (in accordance with section 4 of the Powers of Attorney Act 1971) to be its attorney for the duration of the Security Period to take any action whatsoever which the Chargor is obliged to take under, or pursuant to, this Mortgage of Shares.

6.3	The Chargor ratifies and confirms any action which the Administrative Agent may take pursuant to its appointment under this Clause.

7.	Enforcement of security

7.1	For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due on the date of this Mortgage of Shares.

7.2	Following an Enforcement Event the security constituted by this Mortgage of Shares shall become immediately enforceable and the Administrative Agent may:
(a)	exercise any right possessed by it pursuant to this mortgage under the Act or available to a secured creditor;

(b)	complete and take any other action required in connection with the stock transfer form described in Clause 4.2(a);

(c)	make any Disposal of the Security Assets or any part thereof; and

(d)	collect, recover or compromise and give a good discharge for any moneys payable in respect of the Security Assets.
8.	Application of proceeds

Any moneys received by the Administrative Agent in respect of the Security Assets after this Mortgage of Shares has become enforceable shall be applied in or towards satisfaction of the following and in the following order of priority (but without prejudice to the right of the Administrative Agent to recover any shortfall from the Chargor):
(a)	all costs incurred by the Administrative Agent (including its remuneration hereunder);

(b)	all liabilities of the Administrative Agent incurred in connection herewith;

6

(c)	payment of the Secured Liabilities or such part of them as is then due and payable, in each case equally and rateably in accordance with the respective amounts thereof then due and owing or as the Lenders holding the same may otherwise agree; and

(d)	the surplus (if any) to the Chargor or other person entitled to it.
9.	Exclusion of liability

9.1	The Administrative Agent shall not be:
(a)	responsible for performing any obligation of the Chargor in relation to the Security Assets (including the making of any claim or taking of any enforcement action in connection with any payment relating thereto); or

(b)	liable, by reason of taking possession of any of the Security Assets, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might otherwise be liable.
9.2	The Chargor alone shall be responsible for all Contracts, engagements, acts, omissions, defaults and liabilities incurred by the Administrative Agent (acting in good faith) in connection herewith.

9.3	The Administrative Agent shall not be liable in any way or responsible to the Chargor for any liability arising from any act, default, omission or misconduct on the part of any of its officers other than wilful misconduct or gross negligence.

9.4	The protections afforded to purchasers from a mortgagee by sections 104 and 107 of the Act and to persons dealing with an administrative receiver by section 42(3) of the Insolvency Act shall apply equally to entities dealing with the Administrative Agent.

9.5	The Administrative Agent shall not be concerned to enquire as to the exercise of any right hereunder by the Administrative Agent, whether any amount remains due under the Loan Documents or to check the application of any money borrowed.

10.	Continuing security

10.1	Except as provided in Section 13 hereof, this security shall be continuing and will extend to the ultimate balance of all sums payable by the Borrower under the Loan Documents, regardless of any Discharge.

10.2	Except as provided in Section 13 hereof, where any Discharge is made which is avoided or must be restored on insolvency, liquidation or otherwise, the liability of the Chargor under this Mortgage of Shares shall continue as if such Discharge had not occurred.

10.3	The Administrative Agent may concede or compromise any claim that any payment, security or Disposal is liable to avoidance or restoration.

10.4	Except as provided in Section 13 hereof, the obligations of the Chargor under this Mortgage of Shares will not be affected by anything (including any omission) which, but for this provision, would in any way affect any of its obligations under this

7

Mortgage of Shares including (whether or not known to it or the Administrative Agent):
(a)	any Discharge;

(b)	any invalidity; or

(c)	any alteration (however fundamental),
in connection with any Person, Loan Document or any Contract relating to any Person (including any obligation or security for such obligation thereunder).

10.5	The Chargor waives any right it may have of first requiring the Administrative Agent (or any officer thereof) to proceed against or enforce any other rights or security or claim payment from any person before enforcing the security constituted by this Mortgage of Shares.

10.6	Until the expiry of the Security Period, the Administrative Agent may refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of any Secured Liability, or apply and enforce the same in such manner and order as it sees fit and the Chargor shall not be entitled to the benefit of the same.

10.7	The Chargor shall not at any time:
(a)	be subrogated to any rights, security or moneys held, received or receivable by the Administrative Agent or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of any other Obligor’s liability under this Mortgage of Shares;

(b)	claim, rank, prove or vote as a creditor of any other Obligor or its estate in competition with the Administrative Agent; or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any other Obligor, or exercise any right of set-off against any other Obligor.
10.8	This Mortgage of Shares is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Administrative Agent.

11.	Expenses and Notices

The (i) obligation to pay costs and expenses to the Administrative Agent detailed in Section 10.03 of the Credit Agreement and (ii) the notice provisions detailed in Section 10.01 of the Credit Agreement, shall be deemed to be incorporated into this Mortgage of Shares, mutatis mutandis.

12.	Miscellaneous

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12.1	Time deposits: without prejudice to any right of set-off any Finance Party may have under any Loan Document or otherwise, if a time deposit matures on any account the Chargor has with the Administrative Agent at a time within the Security Period when:
(a)	this security has become enforceable; and

(b)	no amount of the Secured Liabilities is due and payable,
that time deposit shall automatically be renewed for any further maturity which the Administrative Agent considers appropriate.

12.2	Suspense account: if the Administrative Agent receives, or is deemed to be affected by, notice (whether actual or constructive) of any Lien affecting any Security Asset and/or the proceeds of sale of any Security Asset, it may open a new account for the Chargor. If the Administrative Agent does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Administrative Agent will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Mortgage of Shares is security.

12.3	Counterparts: this Mortgage of Shares may be executed in any number of counterparts, which will have the same effect as if the signatures on the counterparts were on a single copy of this Mortgage of Shares.

12.4	Severability: if at any time any provision hereof is invalid under any law, that invalidity shall not affect the other provisions of this Mortgage of Shares nor the provisions of this Mortgage of Shares under any other jurisdiction.

12.5	Language: all documents and notices provided in connection herewith shall be in English (or, if not in English, accompanied by a certified translation, in which case such translation shall prevail (unless the document is a statutory or other official document)).

12.6	Transfers: the Administrative Agent may transfer all or part of its rights under this Mortgage of Shares to the successor if it resigns pursuant to Section IX of the Credit Agreement. Except to the extent permitted by Section 7.04 of the Credit Agreement, the Chargor shall not make any Disposal of any of its rights or obligations hereunder.

12.7	Taxes: all payments hereunder shall be made without any deduction or withholding on account of any tax. If such deduction or withholding is required to be made pursuant to any law the payment shall be increased so that the recipient receives a net sum equal to the sum it would have received had such deduction or withholding not occurred.

12.8	Alterations to statute: Section 103, section 93 and section 109(1) of the Act do not apply to the security constituted by this Mortgage of Shares.

12.9	Payments:

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(a)	If any date on which a payment is to be made under this Mortgage of Shares is not a Business Day, the date for payment shall be deemed to be the immediately succeeding Business Day.

(b)	If the Administrative Agent considers that any amount paid by the Chargor under a Loan Document is capable of being avoided or set aside on the liquidation or administration of the Chargor or otherwise then that amount shall not be considered to have been paid irrevocably for the purposes of this Mortgage of Shares.

(c)	Any certificate of the Administrative Agent as to any amount due hereunder shall, in the absence of manifest error, be conclusive evidence of such amount.
13.	Release

Upon the date on which all Secured Liabilities shall have been irrevocably paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure and Swap Indebtedness shall have expired or been terminated, this Mortgage of Shares shall terminate, and the Administrative Agent shall forthwith cause the Security Interests to be released and return any stock transfer form in respect of the Shares to the Chargor.

14.	Governing law and jurisdiction

14.1	This Mortgage of Shares (and any proceedings arising therefrom) shall be governed by and construed in accordance with English law.

14.2	The Chargor waives any right it might have to claim that the courts of England are an inappropriate or inconvenient forum.

14.3	The Administrative Agent shall be entitled to engage in proceedings in the courts of any jurisdiction or the courts of more than one jurisdiction concurrently.
THIS MORTGAGE OF SHARES is intended to be and has been entered into and delivered as a deed on the date stated at the commencement hereof.

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EXECUTION PAGE

THE CHARGOR

Signed as a deed on behalf of	)
CANANDAIGUA LIMITED	)
(a company incorporated in England and Wales))
)
)
by	)

Robert Sands	)
)
)
and	)

Thomas D. Roberts	)
)
)
and	)

Thomas Summer	)

THE ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK N.A.	)
)
By:	)

)
Name:	)
)
Title:	)

11

SCHEDULE (Address/Fax details)
(a) if to the Chargor, to it at 300 WillowBrook Office Park, Fairport, New York 14450, Attention of Thomas Mullin, Esq. (Telecopy No. (716)218-2160); and
(b) if to the Administrative Agent, to JPMorgan Chase Bank N.A., 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention Loan and Agency Services Group (Telecopy No. (212)552-5658).

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EXHIBIT B-3
[Form of Australian Equity Pledge Agreement]
Australian Equity Pledge Agreement

CLAYTON UTZ
Mortgage of Shares
JP Morgan Chase Bank, National Association
(Security Agent)
Constellation Australia Pty Limited
(Mortgagor)
Relating to shares in Hardy Wine Company Limited
Clayton Utz
Lawyers
Level 18 333 Collins Street Melbourne VIC 3000 Australia
DX 38451 333 Collins VIC
T + 61 3 9286 6000 F + 61 3 9629 8488
www.claytonutz.com
Our reference 11100/80019289

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation	5
2. MORTGAGE	6
2.1 Mortgage	6
2.2 Priority	6
2.3 Consideration	6
2.4 Deposit of Certificates and Transfers	6
2.5 Transfers may be registered	7
2.6 Prospective liability	7
2.7 Increase in prospective liability	8
2.8 Limit	8
3. RELEASE OF MORTGAGE	8
3.1 Release of Mortgage	8
3.2 Partial Release of Mortgage	8
3.3 Reinstatement of Mortgage	9
4. DISTRIBUTIONS AND VOTING	9
4.1 Acquisition of rights by Mortgagor	9
4.2 Prior to Event of Default	9
4.3 After Event of Default	10
4.4 Voting and other restrictions	11
5. REPRESENTATIVES AND WARRANTIES	11
5.1 Representations and warranties	11
5.2 Survival of representations and warranties	11
5.3 Reliance	11
5.4 Notification	11
6. UNDERTAKINGS	12
6.1 Performance under Loan Documents	12
6.2 Undertakings	12
6.3 Term of undertakings	13
7. TRANSFER OF SECURED PROPERTY	13
8. EVENTS OF DEFAULT	13
8.1 Consequences of Default	13
8.2 Assistance in realisation	14
8.3 Title Documents	14
9. POWERS ON DEFAULT	14
9.1 Security Agent’s Powers	14
9.2 Nature of Security Agent’s Powers	17
9.3 Not mortgagee in possession	17
9.4 Give up possession	17
9.5 Exclusion of liability	17
9.6 Protection of third parties	17
9.7 Disposal final	18
9.8 No notice required unless mandatory	18
9.9 Mandatory notice period	18

10. APPOINTMENT OF RECEIVER	19
10.1 Appointment	19
10.2 Agent of Mortgagor	19
10.3 Powers of Receiver	20
11. POWER OF ATTORNEY	20
11.1 Appointment of Attorney	20
11.2 Ratification	21
12. RECEIPT AND APPLICATION OF MONEYS	21
12.1 Order of application	21
12.2 Money actually received	21
12.3 Amounts contingently due	21
12.4 Surplus Money	22
12.5 Receipts by the Mortgagee	22
12.6 Appropriation	22
12.7 Conversion of currencies on application	22
13. GENERAL SECURITY PROVISIONS	23
13.1 Continuance of Mortgagor’s obligations	23
13.2 Principal obligation	23
13.3 Preservation of Mortgagor’s obligations	23
13.4 Information	24
13.5 Loan Document not affected	25
13.6 Dealings with any of the Loan Documents	25
13.7 Exercise of Security Agent’s rights	25
13.8 No duty to act	25
13.9 Waiver of rights by Mortgagor	26
13.10 No rights against Mortgagee	26
13.11 Rights against Borrower and Security Providers	26
13.12 No rights in Winding Up	26
13.13 Prove in Winding Up	26
13.14 Other Liens	27
13.15 Priority of future advances	27
13.16 Rights regarding prior Liens	27
13.17 Notice of deed	28
13.18 Acceptance of payments	28
13.19 Continuing security	28
14. TAX, COSTS AND EXPENSES	28
14.1 Costs and expenses	28
14.2 Tax	28
14.3 GST	28
15. PRESERVATION OF RIGHTS	29
15.1 No merger of security	29
15.2 Moratorium legislation	29
15.3 Principal obligations	30
15.4 No obligation to marshal	30
15.5 Set-off	30
15.6 Certificate	31
16. GENERAL	31
16.1 Confidential Information	31

16.2 Performance of the Mortgagor’s obligations	31
16.3 Mortgagor to bear cost	31
16.4 Notices	31
16.5 Governing law	33
16.6 Jurisdiction	33
16.7 Invalidity	33
16.8 Amendments and Waivers	34
16.9 Cumulative rights	34
16.10 No Assignment	34
16.11 Consent and Opinions of Security Agent	35
16.12 Credit Agreement	35
16.13 Counterparts	35
SCHEDULE 1	1

Mortgage of Shares made at on 2004

Parties	JP Morgan Chase Bank, National Association (ARBN 074 112 011) of Floor 28, 225 George Street, Sydney, New South Wales 2000 Australia (“Security Agent”)

Constellation Australia Pty Limited (ACN 103 362 232) incorporated in the Australian Capital Territory having its address at Reynell Road, Reynella , South Australia 5161 Australia (“Mortgagor”)
Background
A.	Constellation Brands, Inc., a corporation incorporated under the laws of the State of Delaware, U.S.A., (“Borrower”), certain subsidiary guarantors (the “Subsidiary Guarantors”), certain lenders, and the Security Agent, are parties to a Credit Agreement dated as of 22 December 2004 (the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by those lenders to the Borrower in an aggregate principal or face amount not exceeding U.S. $2,900,000,000 (which amount may, under certain conditions referred to in the Credit Agreement, be increased to U.S. $3,200,000,000). The Borrower and/or the Subsidiary Guarantors may also from time to time be obligated to various of those lenders (and their affiliates) in respect of certain Hedging Agreements under and as defined in the Credit Agreement (such obligations being the “Swap Indebtedness”).
B.	As a condition precedent to and pursuant to the provisions of the Credit Agreement the Mortgagor enters into this deed for the purpose of providing security to the Mortgagees for the Secured Money.
C.	This deed is given to the Security Agent as trustee for itself and each other Mortgagee.
Operative provisions
1. Definitions and Interpretation
1.1 Definitions
     In this deed:
(a)	words defined in the Credit Agreement which are not defined in this deed have the meanings given in the Credit Agreement; and

(b)	the following words have the following meanings unless the context requires otherwise.
     Attorney means an attorney appointed under this deed.

     Authorised Officer means:
(a)	in relation to the Mortgagor, a director or secretary of the Mortgagor, a person so designated from time to time by the Mortgagor to the Mortgagee in writing;

(b)	in relation to a Receiver, a partner, director or secretary of the Receiver and each employee of the Receiver whose title includes “Manager” or a person acting in that capacity; or

(c)	in relation to the Security Agent, an officer of the Security Agent whose title includes “president”, “director”, or “manager”, or anyone acting in such a position or any person so designated from time to time by the Security Agent to the Mortgagor in writing.
Borrower means Constellation Brands, Inc., a company formed under the laws of the State of Delaware, U.S.A.
Business Day means:
(a)	in the case where the term is used or incorporated by reference from the Credit Agreement, the meaning given to that term in the Credit Agreement; and

(b)	in any other case, a day on which banks are open for business in Sydney, Melbourne and New York excluding a Saturday, Sunday or public holiday.
Certificated Share means a Share, title to which is evidenced by a Certificate.
Certificates means certificates or other instruments evidencing title to shares or other property forming part of the Secured Property.
Company means Hardy Wine Company Limited ACN 008 273 907.
Corporations Act means the Corporations Act 2001 (Cth).
Credit Agreement means the Credit Agreement dated as of [22 December 2004] between the Borrower, the Subsidiary Guarantors named in it, the Lenders named in it, JPMorgan Chase Bank , N.A. as Administrative Agent and others.
Government Authority means any government or any governmental or semi-governmental entity, authority, agency, commission, corporation or body (including, those constituted or formed under any Statute), local government authority, stock exchange, administrative or judicial body or tribunal.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
GST Law has the same meaning as it has in the GST Act.
Mortgage means the mortgage over the Secured Property created by this deed.

Mortgagee means:
(a)	the Security Agent and the Administrative Agent;

(b)	each Lender under the Credit Agreement;

(c)	each Lender and each affiliate of a Lender party to an Interest Rate Protection Agreement; and

(d)	each other person for whom the Security Agent is at any time acting as agent or trustee and which at any time makes available accommodation to or for the account of the Borrower under any Loan Document.
     Mortgaged Shares means:
(a)	all of the Mortgagor’s right, title and interest in up to 65% of the Shares, which amount of the Shares shall be constituted by:
(i)	the Shares represented by the certificates received by the Security Agent pursuant to clause 2.4 in order of receipt by the Security Agent; or

(ii)	if Certificates in respect of more than 65% of the Shares are received by the Security Agent at the same time, the Shares represented by the Certificates, in numerical order of issuance, commencing with the first certificate issued, in each case, up to and including the Certificate which, when aggregated with the preceding certificates, represents 65% of the Shares;
(b)	following any increase in the share capital of the Company, all of the Mortgagor’s right, title and interest in the Shares represented by such further Certificates as may be identified by the Security Agent at that time as necessary to ensure that security is held pursuant to the terms hereof over 65% of the Shares (in respect of which the Security Agent’s written certification as to the affected certificates shall be conclusive evidence).
Receiver means a receiver or receiver and manager appointed under this deed.
Rights means in respect of the Company all of the Mortgagor’s right, title and interest in and to all dividends, distributions, proceeds, bonus shares, rights, issues, options, warrants, notes, convertible instruments, securities and other instruments of any kind, and all allotments, accretions, offers, benefits and advantages made, now or in the future, granted, issued or otherwise distributed in respect of, in substitution for, in addition to, or in exchange for, the Mortgaged Shares, whether or not on or by reason of a Winding Up, conversion, redemption, bonus, cancellation, re-classification, option, rights issue, reduction of capital, buy-back scheme, scheme of arrangement or otherwise.

     Secured Money means:
(a)	the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time actually or contingently owing to the Lenders or the Administrative Agent by the Borrower under the Loan Documents (including all LC Exposure and interest thereon);

(b)	all Swap Indebtedness; and

(c)	all obligations of the Mortgagor to the Mortgagees under the Loan Documents.
Where the Mortgagor or Borrower would have been liable but for its Winding Up, it will be taken still to be liable.
Secured Property means the Mortgaged Shares and the Rights, from time to time.
Security means each Guarantee, Lien or other document or agreement entered into by any person to secure the Secured Money.
Security Provider means a person who grants a Security other than the Mortgagor.
Shareholders means those persons who hold shares in the Company.
Shares means all the shares and of all the other securities in the capital of the Company from time to time.
Statute means any legislation of the Parliament of the Commonwealth of Australia or of any State or Territory of the Commonwealth of Australia in force at any time, and any rule, regulation, ordinance, by-law, statutory instrument, order or notice at any time made under that legislation.
Swap Indebtedness has the meaning given to it in Recital A.
Tax means a tax, levy, charge, impost, fee, deduction, withholding or duty of any nature, including stamp and transaction duty or any goods and services tax (including GST), value added tax or consumption tax, which is imposed or collected by a Government Authority, except where the context requires otherwise. This includes any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts, but does not include a tax on the overall net income of the Mortgagee.
Title Document means any original, duplicate or counterpart certificate or document of title including any real property certificate of title or any share certificate.
Transfer means a transfer of the Secured Property executed by the Mortgagor (or any person who holds the Secured Property for the Mortgagor) as transferor.
Warranty means a representation or warranty set out in Schedule 1.

Winding Up includes liquidation, receivership, compromise, composition, arrangement, amalgamation, administration, reconstruction, dissolution, assignment for the benefit of creditors, moratorium, bankruptcy or death.
1.2 Interpretation
(a)	In this deed, unless the context otherwise requires:
(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Authority;

(v)	a reference to a thing (including a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, recital schedule or attachment is a reference to a clause of this deed, and a party, recital schedule or attachment to, this deed and a reference to this deed includes a schedule and attachment to this deed;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	a reference to an agreement, other than this deed, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing; and

(xi)	words of inclusion are not words of limitation.
(b)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the following Business Day.

(c)	Headings are for convenience only and do not affect the interpretation of this deed.

(d)	This deed may not be construed adversely to a party just because that party prepared it.

(e)	A term or expression starting with a capital letter:
(i)	which is defined in clause 1.1, has the meaning given to it in clause 1.1;

(ii)	which is defined in the Corporations Act but is not defined in clause 1.1, has the same meaning as in the Corporations Act; and

(iii)	which is defined in the GST Law but is not defined in clause 1.1, has the same meaning as in the GST Law.
2. Mortgage
2.1 Mortgage
The Mortgagor as beneficial owner mortgages all of its present and future right, title and interest in the Secured Property to the Security Agent, for itself and on behalf of the Mortgagees, as security for the due and punctual payment of the Secured Money.
2.2 Priority
The Mortgage is a first equitable mortgage and takes priority over all other Liens of the Mortgagor.
2.3 Consideration
The Mortgagor is a wholly-owned subsidiary of the Borrower and proceeds of Loans under the Credit Agreement will be indirectly provided to the Mortgagor by the Borrower for purposes of financing the Mondavi Acquisition and refinancing its existing facilities, and the Mortgagor enters into this deed for valuable consideration from the Mortgagees, and acknowledges receipt of that consideration including the Mortgagees’ agreement to enter into the Loan Documents at the request of (among others) the Mortgagor.
2.4 Deposit of Certificates and Transfers
     The Mortgagor must deposit with the Security Agent:
(a)	on the Mortgagor’s execution of this deed, all Secured Property beneficially owned by the Mortgagor at that time and:

(i)	in the case of Certificated Shares, all Certificates evidencing that Secured Property (provided that the Mortgagor shall further ensure that such Certificates are prepared and delivered in such form as may enable the 65% proportion of Shares forming the Mortgaged Shares to be clearly identified and segregated, whether before or after any increase in the share capital of the Company); and

(ii)	in the case of all Mortgaged Shares such number of Transfers of that Secured Property as the Security Agent requires with the name of the transferee, the date and the consideration left blank; and
(b)	on the date the Mortgagor beneficially acquires any Secured Property which becomes subject to this deed after the date of this deed, or on the date any Mortgaged Shares become Certificated Shares:
(i)	in the case of Certificated Shares, all Certificates evidencing that Secured Property (provided that the Mortgagor shall further ensure that such Certificates are prepared and delivered in such form as may enable the 65% proportion of Shares forming the Mortgaged Shares to be clearly identified and segregated, whether before or after any increase in the share capital of the Company); and

(ii)	in the case of all Mortgaged Shares, such number of Transfers of that Secured Property as the Mortgagee requires with the name of the transferee, the date and the consideration left blank.
2.5 Transfers may be registered
     The Mortgagor agrees that despite any provision of:
(a)	the Constitution of the Company;

(b)	any agreement between the Shareholders and the Company, or

(c)	any other agreement or arrangement or understanding, oral or written, with respect to the Shares, there shall be no restriction or condition, except as specified in the Credit Agreement, to the approval and registration of the transfer of Mortgaged Shares on the exercise of the rights, powers or remedies of the Security Agent or a Receiver or an Attorney appointed under this deed, and the Mortgagor must do everything which in the Security Agent’s sole opinion is necessary, convenient or desirable to procure the immediate registration of the transfer in those circumstances.
2.6 Prospective liability

(a)	The parties acknowledge that the maximum amount of the prospective liability secured by this deed for the purposes of establishing priority under section 282(3) of the Corporations Act, is US$4,800,000,000.

(b)	Paragraph (a) does not affect or limit the actual amount of Secured Money secured by this deed.
2.7 Increase in prospective liability
From time to time, the Mortgagee may lodge a notice under s268(2) of the Corporations Act on behalf of the Mortgagor specifying an increase in the maximum prospective liability secured by this deed. From the date of lodgement the sum specified in clause 2.6 will be taken to be varied to the sum specified in the notice.
2.8 Limit
The amount recoverable under this deed is limited to the value of the Secured Property.
3. Release of Mortgage
3.1 Release of Mortgage
(a)	The Security Agent is not obliged to discharge the Mortgage unless the Security Agent is satisfied that:
(i)	the Secured Money has been irrevocably paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure and Swap Indebtedness shall have expired or been terminated;

(ii)	the Mortgagor has complied with its obligations under each Loan Document to which it is a party; and

(iii)	there is no reasonable possibility that money received or recovered to satisfy Secured Money must be repaid or refunded under any law, including a law about preferences, bankruptcy, insolvency, Winding Up or the protection of creditors;
(b)	The parties intend that paragraph (a)(iii) be severed from paragraph (a) if it is void or unenforceable under applicable law. This paragraph (b) does not exclude the general law of severance.
3.2 Partial Release of Mortgage

(a)	Subject to the terms of Section 10.02 of the Credit Agreement, the Security Agent may release a part of the Secured Property from the Mortgage at any time.

(b)	A release under paragraph (a) does not adversely affect:
(i)	the Mortgage over other Secured Property; or

(ii)	a Loan Document.
3.3 Reinstatement of Mortgage
(a)	The Mortgagor must do or cause to be done anything the Security Agent requires the Mortgagor to do to reinstate the Mortgage, if anyone claims that money applied to satisfy Secured Money has to be repaid or refunded under any law after the Mortgage has been discharged.

(b)	A law referred to in paragraph (a) includes a law about preferences, bankruptcy, insolvency, Winding Up or the protection of creditors.

(c)	The Security Agent may require the Mortgagor to sign documents under paragraph (a) and may do so as the Mortgagor’s attorney if the Mortgagor does not do so.

(d)	If a claim referred to in paragraph (a) is upheld or admitted, the Security Agent is entitled to the same rights, powers and remedies against the Mortgagor and the Secured Property as it would have had if the relevant money had not been applied to satisfy Secured Money, and the Mortgage had never been discharged.

(e)	This clause 3.3 survives discharge of the Mortgage.
4. Distributions and Voting
4.1 Acquisition of rights by Mortgagor
     The Mortgagor must:
(a)	on the acquisition by the Mortgagor of any Rights, deliver to the Security Agent the relevant Certificate or Certificates (as the case may be) or, if required by the Mortgagee, the relevant Transfers, at which time such Rights will be held by the Security Agent pursuant to the terms of this deed; and

(b)	subject to clause 4.2(a), immediately pay to the Security Agent any moneys received by the Mortgagor under any Rights.
4.2 Prior to Event of Default

     Unless an Event of Default has occurred and is continuing:
(a)	the Mortgagor may retain and apply for its own use any cash dividend payable for the Secured Property;

(b)	the Mortgagor may exercise the right to vote on the Secured Property and exercise the right to acquire any further Shares in the Company; and

(c)	the Security Agent will not exercise any voting rights over the Secured Property without the Mortgagor’s consent.
4.3 After Event of Default
(a)	If an Event of Default has occurred and is continuing:
(i)	all the rights of the Mortgagor under clause 4.2 cease and the Security Agent alone is entitled to those rights;

(ii)	the Mortgagor agrees to procure that all dividends or other income or other moneys owing in respect of the Secured Property are paid directly to the Security Agent; and

(iii)	the Mortgagor must, at its own expense, promptly execute any and all proxies and other instruments which the Security Agent requires to enable the Security Agent to exercise the right to vote on the Secured Property and to become the registered holder or legal owner of the Secured Property.
(b)	If the Mortgagor receives any cash dividend or any other property which forms part of the Secured Property during the continuance of an Event of Default, the Mortgagor must promptly pay the amount of any cash dividend or other income or other moneys owing in respect of the Secured Property and deliver any other property received by it to the Security Agent. The Security Agent may retain and apply the amount or other property received by it in reduction of the Secured Money in accordance with clause 12.

(c)	The Security Agent need not:
(i)	do anything to obtain payment of any dividends or other income or other moneys owing in respect of the Secured Property; or

(ii)	vote at any meeting of Shareholders; or

(iii)	exercise rights in respect of the Secured Property; or

(iv)	sell the Secured Property,

even if it has reason to believe that the value of the Secured Property may fall. No Mortgagee is responsible for loss as a result of such failure to act or delay in so acting.
4.4 Voting and other restrictions
The Mortgagor must not vote or agree to vote or take any other action in favour of any resolution the effect of which will be to vary the Constitution of the Company in a manner that is materially adverse to the interests of the Lenders without the prior written consent of the Security Agent.
5. Representations and Warranties
5.1 Representations and warranties
(a)	The Mortgagor represents and warrants to the Security Agent that each of the Warranties is true as at the date of this deed.

(b)	Each Warranty must be construed independently and is not limited by reference to another Warranty.
5.2 Survival of representations and warranties
The representations and warranties given in clause 5.1 survive the execution of this deed.
5.3 Reliance
The Mortgagor acknowledges that:
(a)	it has not entered into this deed or another Loan Document in reliance on a representation, warranty or promise made by any Mortgagee or another person on behalf of any Mortgagee; and

(b)	the Security Agent has entered into this deed in reliance on the Warranties.
5.4 Notification
The Mortgagor agrees to notify the Security Agent of anything that happens which would mean the Mortgagor could not truthfully repeat all its representations and warranties in this deed in all material respects, including those in clause 5.1 on each date on which the Borrower is deemed under Section 5.02 of the Credit Agreement to repeat the representations and warranties set out in that agreement (or any of them). A notification under this clause 5.4 does not limit the Security Agent’s rights under this deed.

6. Undertakings
6.1 Performance under Loan Documents
(a)	The Mortgagor must comply with its obligations under the Loan Documents to which it is a party in accordance with the terms thereof.

(b)	The Mortgagor must ensure that no Event of Default occurs.
6.2 Undertakings
Unless the Security Agent otherwise agrees in writing, the Mortgagor must:
(a)	no sales: not sell, redeem, dispose of, part with possession of or deal with, any Secured Property other than cash dividends as contemplated by clause 4.2(a), (unless otherwise permitted to do so under any Loan Document);

(b)	calls: pay when due all calls, instalments or other moneys which are payable for the Secured Property;

(c)	transfer requirements: if the requirements for the transfer of any Secured Property alter as to the form or content of transfer approved by the Company, the information required by the Company in connection with a transfer or in any other respect, immediately on that alteration notify the Security Agent and lodge with or provide to the Security Agent all instruments and information that may, in the sole opinion of the Security Agent, be necessary or desirable to enable the Secured Property to be transferred to or by the Security Agent in accordance with the terms of this deed;

(d)	protect: institute or defend any legal proceedings which the Security Agent may reasonably require to protect any of the Secured Property;

(e)	remedy defect: remedy each defect in its title to any part of the Secured Property;

(f)	not prejudice: not do, omit to do or permit to occur, any act, omission or thing which would or might result in any Secured Property being surrendered, forfeited, cancelled or prejudiced in any manner or reduced in value, or this deed or any rights, powers or remedies of the Security Agent under this deed being prejudiced or adversely affected;

(g)	consents: punctually comply with the terms attaching to any consent given by the Security Agent in connection with this deed;

(h)	contrary directions, voting: not give any direction to the Company or exercise any vote in respect of the Secured Property which is inconsistent with the terms of this deed; and

(i)	negative pledge: not create or allow to exist any Lien over the Secured Property other than Liens permitted under Section 7.02 of the Credit Agreement and any Lien created under this deed.
6.3 Term of undertakings
Each of the Mortgagor’s undertakings in this clause 6 continues in full force and effect from the date of this deed until the Mortgage in respect of all the Secured Property is discharged under clause 4.
7. Transfer of Secured Property
Without limiting any rights, powers or remedies conferred on the Security Agent, a Receiver or an Attorney by this deed or by law, at any time after the occurrence and during the continuance of an Event of Default:
(a)	the Security Agent, a Receiver or an Attorney may:
(i)	insert the name of the Security Agent or its nominee, or a purchaser under the exercise of a power of sale conferred by law or by this deed, in all or any of the Transfers (and other relevant documents, if any) deposited with the Security Agent for the Secured Property;

(ii)	in the name of the Mortgagor sign, seal and deliver all or any of those Transfers (and those other relevant documents);

(iii)	cause all or any of those Transfers to be registered; and

(iv)	deliver the Certificates deposited with the Security Agent for the Secured Property (or any certificates issued consequent on any registration of the Transfers or both) to any nominee of the Security Agent or any purchaser; and
(b)	the Mortgagor must on the request of the Security Agent, a Receiver or an Attorney procure the approval of the shareholders of the Mortgagor or the board of directors of the Mortgagor or both, or any other relevant person (if necessary) to the registration of the Transfers and, if applicable, the delivery to the Security Agent or its nominee or any purchaser of any Certificates issued on any registration of the Transfers.
8. Events of Default
8.1 Consequences of Default

(a)	The Mortgage is immediately enforceable if an Event of Default occurs without the need for any demand or notice to be given to the Mortgagor or any other person.

(b)	the Security Agent may enforce the Mortgage before it enforces other rights or remedies:
(i)	against any other person; or

(ii)	under another document, such as another Security.
(c)	if the Security Agent has more than one Security, it may enforce them in any order it chooses.
8.2 Assistance in realisation
After the Mortgage has become enforceable, the Mortgagor must take all action required by the Security Agent, an Attorney or a Receiver to assist them to realise the Secured Property and exercise any right, power or remedy including:
(a)	signing all transfers, conveyances, assignments and assurances of any of the Secured Property;

(b)	doing anything necessary or desirable under the law of the place where Secured Property is situated; and

(c)	giving all notices, orders, directions and consents which the Security Agent, an Attorney or a Receiver thinks expedient.
8.3 Title Documents
If the Mortgage is enforced, the Mortgagee, an Attorney or Receiver is entitled:
(a)	to deal with the Title Documents as if it was the absolute and unencumbered owner of the Secured Property to which the Title Documents relate; and

(b)	in exercising a power of sale, to deliver a Title Document to a purchaser of the Secured Property.
9. Powers on Default
9.1 Security Agent’s Powers
If an Event of Default occurs and is continuing, the Security Agent has the power to do all acts and things and exercise all rights, powers and remedies that the Mortgagor could do or exercise in relation to the Secured Property. This includes the power to do any of the following:

(a)	manage, possession or control: manage, take possession or assume control of the Secured Property;

(b)	receive distributions: receive all dividends or other distributions or other moneys (whether monetary or otherwise) made or to be made for or owing in relation to the Secured Property;

(c)	sale: sell or agree to sell any Secured Property to any person on terms the Security Agent thinks fit and irrespective of:
(i)	whether or not the Security Agent has taken possession;

(ii)	whether by public auction, private treaty or by tender;

(iii)	whether for cash or on deferred purchase terms or a combination of those and whether or not deferred purchase terms provide for the charging of interest or the giving of security;

(iv)	whether in one lot or in parcels;

(v)	whether or not it is sold with other property by the Security Agent or another person; and

(vi)	whether with or without special provisions including provisions relating to title and payment of the purchase money;
(d)	grant options to purchase: grant to any person an option to purchase any of the Secured Property on terms that the Security Agent thinks fit;

(e)	acquire assets: acquire assets including any interest in any property, in the name or on behalf of the Mortgagor, which on acquisition forms part of the Secured Property;

(f)	borrowings and security:
(i)	advance money for the account of the Mortgagor;

(ii)	raise or borrow money in its name or in the name of the Mortgagor or on the Mortgagor’s behalf, from a person approved by the Security Agent;

(iii)	secure money advanced under paragraph (i) or raised or borrowed under paragraph (ii) by a Lien over Secured Property whether ranking in priority to, equal with or after this deed or any Loan Document;
(g)	maintain or protect Secured Property: do anything to maintain, protect or improve any of the Secured Property;

(h)	compromise: make or accept a compromise or arrangement;

(i)	surrender or transfer of Secured Property: surrender or transfer the Secured Property to any Government Authority, whether or not for fair compensation;

(j)	exchange Secured Property: exchange with any person any of the Secured Property for an interest in any other property of any tenure, whether or not of equal value, and deal with the property acquired as if it were part of the Secured Property and, for that purpose, the Security Agent may create a Lien over that property in favour of the Security Agent;

(k)	employ: employ or engage any person on terms that the Security Agent thinks fit for the purpose of exercising a right, power or remedy of the Security Agent under this deed;

(l)	delegate: delegate to any person any right, power or remedy of the Security Agent on terms that the Security Agent thinks fit;

(m)	perform or enforce: carry out and enforce, or refrain from carrying out or enforcing, rights and obligations of the Mortgagor or any other rights and obligations which may arise in connection with the Secured Property or obtained or incurred in the exercise of the rights, powers and remedies of the Security Agent;

(n)	receipts: give effective receipts for all moneys and other assets which may come into the hands of the Security Agent;

(o)	take proceedings: commence, conduct, defend, discontinue, settle or compromise any proceedings and submit to any court or arbitration any claims, questions or disputes whatsoever which may arise in connection with the business of the Mortgagor (including for the recovery of moneys due to the Mortgagor) or in any way relating to this deed, and to execute releases or other discharges in relation to any of those things;

(p)	insolvency proceedings: make any debtor bankrupt, wind-up any company, corporation or other entity and do all things in relation to any bankruptcy or winding-up which the Security Agent thinks necessary or desirable including attending and voting at creditors’ meetings and appointing proxies for those meetings;

(q)	sign documents: sign and deliver documents on behalf of the Mortgagor under seal or under hand;

(r)	make calls: make calls on uncalled capital of the Mortgagor and enforce payment of calls whether or not made by the Security Agent;

(s)	vote: exercise any voting rights or powers in respect of any part of the Secured Property; and

(t)	incidental power: do anything necessary or incidental to the exercise of any right, power or remedy of the Security Agent, and any moneys which the Security Agent pays or becomes liable to pay by reason of doing any of the above form part of the Secured Money.
9.2 Nature of Security Agent’s Powers
(a)	The rights, powers and remedies of the Security Agent must be construed independently and no one right, power or remedy limits the generality of another right, power or remedy.

(b)	A dealing under a right, power or remedy of the Security Agent is on the terms and conditions the Security Agent thinks fit.

(c)	The powers of the Security Agent listed in clause 9.1 are in addition to any right, power or remedy conferred by law. The powers conferred on a mortgagee by law are excluded or varied only so far as they are inconsistent with the express terms of this deed.
9.3 Not mortgagee in possession
If the Security Agent or an Attorney or Receiver exercises any right, power or remedy, including taking possession of any Secured Property, none of the Security Agent, Attorney or Receiver will be liable as a mortgagee in possession.
9.4 Give up possession
The Security Agent, an Attorney or a Receiver may give up possession of any Secured Property or any part of it at any time and may discontinue any receivership.
9.5 Exclusion of liability
Neither a Mortgagee, an Attorney or a Receiver is responsible for losses of any kind which may occur in relation to the exercise or attempted exercise or non-exercise of a right, power or remedy of the Mortgagee or an Attorney or Receiver including negligence or default by any person.
9.6 Protection of third parties
(a)	A person dealing with the Security Agent, an Attorney or a Receiver in connection with the exercise of any of the Security Agent’s rights, powers or remedies:
(i)	is not bound to enquire whether an Event of Default has occurred, if the appointment of a Receiver is duly made, or otherwise as to the propriety or regularity of dealings with any of them; and
(ii)	is not affected by express notice that a dealing is unnecessary or improper.
(b)	A dealing is taken to be valid and effective despite an irregularity or impropriety described in paragraph (a).
9.7 Disposal final
The Mortgagor agrees that if the Security Agent, an Attorney or a Receiver sells or otherwise disposes of the Secured Property:
(a)	the Mortgagor will not challenge the acquirer’s right to acquire the Secured Property (including on the ground that the Security Agent, the Attorney or the Receiver was not entitled to dispose of the Secured Property or that the Mortgagor did not receive notice of the intended disposal) and the Mortgagor will not seek to reclaim that property; and

(b)	the person who acquires the Secured Property need not check whether the Security Agent, the Attorney or the Receiver has the right to dispose of the Secured Property or whether the Security Agent, the Attorney or the Receiver exercises that right properly.
9.8 No notice required unless mandatory
Neither the Security Agent nor any Attorney or Receiver need give the Mortgagor any notice or demand or allow time to elapse before exercising a right under this deed or conferred by law (including a right to sell) unless the notice, demand or lapse of time is required by law and cannot be excluded, or is required under the Credit Agreement.
9.9 Mandatory notice period
If the law requires that a period of notice must be given or a lapse of time must occur or be permitted before a right under this deed or conferred by law may be exercised, then:
(a)	when a period of notice or lapse of time is mandatory, that period of notice must be given or that lapse of time must occur or be permitted by the Security Agent; or

(b)	when the law provides that a period of notice or lapse of time may be stipulated or fixed by this Mortgage, then one day is stipulated and fixed as that period of notice or lapse of time including, if applicable, as the period of notice or lapse of time during which:

(i)	an Event of Default must continue before a notice is given or requirement otherwise made for payment of the Secured Money or the observance of other obligations under this deed; and

(ii)	a notice or request for payment of the Secured Money or the observance of other obligations under this deed must remain not complied with before the Security Agent or a Receiver or Attorney may exercise rights.
10. Appointment of Receiver
10.1 Appointment
(a)	If an Event of Default occurs, the Security Agent may appoint in writing one or more persons to be a receiver or receiver and manager of the Secured Property or part of it.

(b)	The Security Agent may appoint different receivers and managers for different parts of the Secured Property.

(c)	The Security Agent may appoint a receiver or receiver and manager under paragraph (a) on terms that the Security Agent thinks fit:
(i)	whether or not the Security Agent has taken possession of the Secured Property; and

(ii)	even if an order has been made or a resolution passed to wind-up the Mortgagor.
(d)	The Security Agent may, by notice in writing, remove a Receiver and may appoint a replacement for a Receiver who is removed or who retires or dies.

(e)	The Security Agent may fix the remuneration of the Receiver at an amount or rate of commission agreed between the Security Agent or the Receiver or a rate determined by the Mortgagee, in the absence of an agreement.

(f)	If the Mortgagee appoints two or more persons under paragraph (a), the Security Agent may appoint them jointly or severally or jointly and severally.
10.2 Agent of Mortgagor
(a)	A Receiver is the agent of the Mortgagor unless and until:
(i)	the Security Agent notifies the Mortgagor and the Receiver in writing that it requires that the Receiver act as the agent of the Security Agent; or

(ii)	an order is made or a resolution is passed to wind-up the Mortgagor, except to the extent that approval is given under section 420C(l) of the Corporations Act.
(b)	If, for any reason, a Receiver ceases to be the agent of the Mortgagor, the Receiver immediately becomes the agent of the Security Agent.

(c)	Whilst the Receiver is the agent of the Mortgagor, the Mortgagor alone is responsible for the acts, defaults, remuneration and costs of the Receiver. However, in exercising a right, power or remedy of the Security Agent, the Receiver has the authority of both the Mortgagor and the Security Agent.
10.3 Powers of Receiver
(a)	A Receiver may do any act, matter of thing and exercise any right, power or remedy that may be done or exercised by the Security Agent in relation to the Secured Property.

(b)	The power conferred on a Receiver under paragraph (a) is in addition to any right, power or remedy conferred on the addition to any right, power or remedy conferred on the Receiver by law, but is subject to any specific limitations placed on a Receiver by the terms of the appointment of that Receiver.
11. Power of Attorney
11.1 Appointment of Attorney
The Mortgagor irrevocably appoints the Security Agent, a Receiver appointed by the Mortgagee and their respective Authorised Officers, severally the Mortgagor’s Attorney to:
(a)	perform the obligations of the Mortgagor under the Loan Documents;

(b)	do everything the attorney considers necessary or desirable to assist the Security Agent or a Receiver to give full effect to a right, remedy or power under a Loan Document, including signing and lodging proofs of debt or similar claims in legal proceedings;

(c)	appoint, substitute and otherwise revoke or delegate its rights, including this right of delegation; and

(d)	after an Event of Default has occurred, do everything that the Mortgagor may lawfully authorise an agent to do in respect of the Secured Property.

11.2 Ratification
The Mortgagor must ratify anything which the Security Agent, a Receiver or an Authorised Officer of either of them does in exercising its rights as the Mortgagor’s attorney under this clause, whether or not the exercise of the right constitutes a conflict of interest or duty.
12. Receipt and Application of Moneys
12.1 Order of application
The Security Agent or Attorney or Receiver will apply money received or recovered under this deed in the following manner and order:
(a)	first, in payment of all costs, charges and expenses incurred or payable by the Security Agent, an Attorney or a Receiver in connection with the exercise or attempted exercise of a right, power or remedy under a Loan Document;

(b)	secondly, in payment of the Receiver’s remuneration;

(c)	thirdly, in payment or satisfaction of any Lien of which the Security Agent has notice having priority over this deed in order of their priority and to the extent of their priority;

(d)	fourthly, in payment to the Mortgagees pari passu among themselves in respect of Secured Money owing to them, towards satisfaction of the Secured Money; and

(e)	fifthly, in payment of the surplus, if any, to the Mortgagor in accordance with Clause 12.4, or otherwise as required by law.
12.2 Money actually received
In applying any money towards satisfaction of the Secured Money the Mortgagor is to be credited only with that money actually received by the Security Agent, an Attorney or a Receiver in immediately available funds. The credit dates from the time of actual receipt.
12.3 Amounts contingently due
If money available for distribution to a Mortgagee relates to that part of the Secured Money which is contingently due to the Mortgagee:
(a)	the Security Agent, an Attorney or a Receiver may place that money in a short-term interest bearing deposit account:

(i)	with any person selected by the Security Agent, including a Mortgagee or a Related Body Corporate of a Mortgagee;

(ii)	on terms approved by the Security Agent; and

(iii)	until that part of the Secured Money becomes actually due and payable or otherwise ceased to be contingently due; and
(b)	at that time the amount actually owing may be paid to the Mortgagee and the balance distributed in accordance with clause 12.1.
12.4 Surplus Money
(a)	If, at any time after satisfaction of the Secured Money, the Security Agent holds surplus money payable to the Mortgagor, that money:
(i)	does not carry interest; and

(ii)	may be placed to the credit of an account in the name of the Mortgagor with a bank.
(b)	The Security Agent, an Attorney or a Receiver (as the case may be) has no further liability for money dealt with in accordance with paragraph (a).
12.5 Receipts by the Mortgagee
The receipt by an Authorised Officer of the Security Agent, an Attorney or a Receiver for money or another asset payable to a Mortgagee or received by or for the account of a Mortgagee under a Loan Document exonerates the paying person from all liability to enquire about:
(a)	how that money or asset is applied;

(b)	whether the Secured Money is due or payable; or

(c)	the priority or regularity of the appointment of an Attorney or a Receiver.
12.6 Appropriation
The Mortgagor irrevocably authorises the Security Agent to appropriate any money received by the Security Agent, an Attorney or any Receiver towards any part of the Secured Money that the Security Agent thinks fit.
12.7 Conversion of currencies on application

For the purpose of making an application under clause 12.1, any Mortgagee, a Receiver or an Attorney may exchange currencies in the manner and at the time it thinks fit.
13. General Security Provisions
13.1 Continuance of Mortgagor’s obligations
The Mortgagor’s obligations under this deed are continuing and not discharged by any one payment.
13.2 Principal obligation
The obligations and indemnities of the Mortgagor under this deed are principal obligations and not ancillary or collateral to any other right or obligation. The Security Agent need not take any steps against the Borrower or any other person (other than by serving a demand on the Mortgagor) before it enforces these obligations and indemnities.
13.3 Preservation of Mortgagor’s obligations
Rights given to the Security Agent under this deed and the obligations and indemnities of the Mortgagor under this deed will not be released, discharged or affected in any other way by anything that, but for this clause 13.3, might do so under law or otherwise including by any one or more of the following events, whether or not the Security Agent or the Mortgagor gave its consent to or knew or had knowledge of the occurrence of the event (and a reference to any person includes a reference to the Borrower and to each Security Provider):
(a)	a release, forbearance to sue, discharge, relinquishment, waiver, compounding or compromising of the obligations of any person under a Loan Document or in respect of the Secured Money;

(b)	a variation in the obligations of any person under a Loan Document or in respect of the Secured Money including any variation under which the Mortgagor’s obligations are increased, the Mortgagor incurs additional obligations or the time and method of payment by the Mortgagor is varied;

(c)	an obligation of any person under a Loan Document being or becoming illegal, void, voidable or unenforceable;

(d)	a waiver, replacement, variation, increase, decrease, compounding or compromising of the obligations of the Mortgagor under this deed;

(e)	the fact that a Loan Document may be entered into after the execution of this deed;

(f)	any part of the Secured Money being or becoming irrecoverable or never having been recoverable;

(g)	any irregularity or deficiency in the execution of any Loan Document by any person or any lack or abuse of authority or power of any person in relation to that execution;

(h)	a law staying or suspending a right of a Mortgagee against any person;

(i)	any person becoming or not becoming a guarantor of the Secured Money or any part of it or any discharge or release of any person;

(j)	the granting of any time, indulgence or other concession to any person, with or without the imposition of any additional burden;

(k)	a judgment or a right which a Mortgagee may have or exercise against any person;

(l)	a change in the legal capacity of the Mortgagor or any person;

(m)	a Winding Up of any person or the receipt by a Mortgagee of a dividend or distribution out of or relating to any Winding Up;

(n)	a partnership or other association of which any person is a member changing its membership or ceasing to carry on its business;

(o)	any person entering into agreements or transactions with a Mortgagee or incurring obligations to it;

(p)	a transfer, assignment, participation, sub-participation, novation or syndication of, or other dealing with, the benefit of this deed or another Loan Document by a Mortgagee;

(q)	a Security from any person:
(i)	being granted;

(ii)	not being obtained, registered or perfected;

(iii)	being lost or impaired; or

(iv)	being void, voidable or unenforceable;
(r)	the setting aside or avoidance of a payment by or on behalf of any person; or

(s)	a negotiable or other instrument remaining in circulation or being outstanding.
13.4 Information

The Mortgagor agrees that:
(a)	the Security Agent is under no obligation to inform the Mortgagor of any matters affecting any Loan Document including any variation of it, or of any person’s performance or breach of any of its obligations under any Loan Document or of any other matters referred or relating to those specified in clause 13.3;

(b)	the Mortgagor will obtain for itself, at its cost, its own information on all matters referred to in clause 13.3; and

(c)	it received and read a copy of all Loan Documents before signing this deed.
13.5 Loan Document not affected
This deed:
(a)	shall not merge with, discharge, postpone or otherwise prejudicially affect any of the other Loan Documents or any judgment now or later held by a Mortgagee and no such Loan Document or judgment shall merge with, discharge, postpone or otherwise prejudicially affect this deed; and

(b)	is in addition to and not in substitution for the other Loan Documents which the Security Agent may hold and any of the other Loan Documents may be enforced by the Security Agent in its absolute discretion without first having recourse to this deed.
13.6 Dealings with any of the Loan Documents
The Mortgagor shall not hold a Mortgagee liable for any loss or damage suffered by the Mortgagor as a result of:
(a)	any release or other dealing with any of the Loan Documents including any prejudice to or loss of any rights of subrogation; or

(b)	the Mortgagee failing or neglecting to recover, by the non-realisation of any Lien or otherwise, any moneys owing or to become owing to the Mortgagee by the Mortgagor or the Borrower.
13.7 Exercise of Security Agent’s rights
The Security Agent may in its absolute discretion determine from time to time not to enforce this deed against the Mortgagor and may from time to time make any arrangement or compromise with the Mortgagor as it thinks fit.
13.8 No duty to act

The Mortgagor agrees that the Security Agent was not prior to execution by the Mortgagor of this deed, and is not thereafter, under any duty to do or execute any matter, thing or document relating to the Company or its affairs or transactions with the Security Agent.
13.9 Waiver of rights by Mortgagor
The Mortgagor waives in favour of each Mortgagee all rights whatsoever against the Mortgagee, the Company and any other person and any property so far as necessary to give effect to this deed.
13.10 No rights against Mortgagee
The Mortgagor shall not, whether or not the Secured Money has been paid or satisfied in full, call on a Mortgagee to sue or take proceedings against the Borrower or a Security Provider or raise a defence, set-off or counterclaim of itself or of the Borrower or any Security Provider in reduction of its liability hereunder and, unless and until the whole of the Secured Money has been paid or satisfied in full, the Mortgagor shall not be subrogated to any Mortgagee or claim the benefit of, or participate in, any Lien or Guarantee now or afterwards held by a Mortgagee in respect of the Secured Money.
13.11 Rights against Borrower and Security Providers
Unless and until the whole of the Secured Money has been paid or satisfied in full, the Mortgagor shall not recover or make any claim for any sum paid under this deed or enforce any rights which it may have against the Borrower or any Security Provider whether under any of the other Loan Documents or by way of defence, indemnity, set-off, counterclaim, subrogation or otherwise.
13.12 No rights in Winding Up
Unless and until the whole of the Secured Money has been irrevocably paid or satisfied in full, the Mortgagor shall not (except in accordance with Clause 13.3) prove or claim in any Winding Up of the Borrower or any Security Provider so as to diminish any distribution, dividend or payment which, but for such proof or claim, a Mortgagee would be entitled to receive in that Winding Up and the Mortgagor shall not claim or receive the benefit of any distribution, dividend or payment in that Winding Up.
13.13 Prove in Winding Up
Upon the Winding Up of the Borrower or any Security Provider, the Mortgagor authorises each Mortgagee to (without being obliged to do so):

(a)	in the name of the Mortgagor prove for all moneys for which the Borrower or Security Provider is liable to the Mortgagor, including any moneys which the Mortgagor has paid under this deed; and/or

(b)	retain and carry to a separate account and appropriate at the Mortgagee’s discretion any distribution, dividend or payment received in that Winding Up until the Secured Money have been paid or satisfied in full; and/or

(c)	do anything and exercise all rights which the Mortgagor could lawfully do or exercise in the Winding Up, and the Mortgagor appoints the Mortgagee and each Authorised Officer of the Mortgagee, severally, to be its Attorney for the purposes set out above.
13.14 Other Liens
This deed is in addition to, and not in substitution for, any other Lien which the Security Agent now has or may take in the future to secure the Secured Money.
13.15 Priority of future advances
Despite any rule of law or equity to the contrary, all moneys which are expressed to be secured by this deed and which are advanced, paid or provided after the receipt of notice by the Security Agent of the creation of any other Lien will despite receipt of that notice be secured by this deed in priority to any moneys secured by that other Lien, unless the Security Agent specifically agrees otherwise in writing.
13.16 Rights regarding prior Liens
The Security Agent may (but without being obliged to do so) pay any moneys, obligations or liabilities secured by any Lien having priority over this deed and, at the Mortgagor’s expense, take a transfer of that Lien for the benefit of the Mortgagees and:
(a)	the Security Agent will not be bound to enquire whether the moneys claimed to be owing under that prior Lien are actually owing;

(b)	the person having the benefit of the prior Lien will not be bound to enquire whether any moneys remain due under this deed;

(c)	the Mortgagor authorises, directs and consents to a person having the benefit of the prior Lien providing the Security Agent with all information it may require in relation to the prior Lien, including the state of accounts of the financial obligations secured by the prior Lien; and

(d)	any moneys paid by the Mortgagor to the Security Agent after the date of transfer will be available to be applied by the Mortgagee in its absolute discretion to either the Secured Money or to the moneys secured by the prior Lien.
13.17 Notice of deed
The Security Agent need not give any notice of this deed to any person, enforce payment of any Secured Money, enforce or realise any security (other than this deed) or take any steps or proceedings for any purpose unless the Security Agent thinks fit.
13.18 Acceptance of payments
This deed may be enforced even if a Mortgagee may have accepted performance of any obligation under a Loan Document after the occurrence of an Event of Default.
13.19 Continuing security
This deed is a continuing security despite any settlement of account or other matter or thing until a final discharge is given to the Mortgagor and the Borrower.
14. Tax, Costs and Expenses
14.1 Costs and expenses
Section 10.03 of the Credit Agreement applies in relation to costs, charges and expenses incurred in relation to this deed.
14.2 Tax
(a)	Without limiting Section 10.03 of the Credit Agreement, the Mortgagor must pay or reimburse all Tax, which arises:
(i)	on the execution of this deed;

(ii)	from amending, releasing, performing or enforcing this deed; or

(iii)	because the Security Agent acquires anything directly in connection with this deed, to the extent to which the Security Agent is not entitled to claim an Input Tax Credit.
(b)	The Mortgagor indemnifies the Mortgagee on demand against an amount payable under paragraph (a).
14.3 GST
(a)	Any consideration or payment obligation under this deed is exclusive of GST unless stated otherwise.

(b)	The Mortgagor must pay to the Security Agent, in addition to any payment which is wholly or partly consideration for the Taxable Supply, an additional amount equal to the amount payable by the Security Agent as GST on each Taxable Supply made by the Security Agent under this deed. The Mortgagor must pay that additional amount at the same time and in the same manner as the payment to which it relates.

(c)	The Security Agent must give the Mortgagor a Tax Invoice for each Taxable Supply in a form which complies with the GST Law within 10 Business Days after the end of the month in which any consideration is paid, or an invoice issued, in relation to the Supply, whichever occurs first.

(d)	If a party is entitled under this deed to be reimbursed or indemnified by the other party for an expense, claim, loss, liability or cost incurred in connection with this deed, the reimbursement or indemnity payment must not include any GST component of the expense, claim, loss, liability or cost for which an Input Tax Credit may be claimed.

(e)	If a party sets off an amount under this deed, the same principles apply to calculate the amount to be set-off, as if the amount had been paid in accordance with paragraph (d).

(f)	If an Adjustment Event occurs, the parties must do all things necessary to make sure that the Adjustment Event may be properly accounted for, including the issue of an Adjustment Note.
15. Preservation of Rights
15.1 No merger of security
(a)	Except as expressly provided in this deed, no Security or Loan Document merges, discharges, postpones or otherwise adversely affects a Mortgagee’s rights, powers or remedies under this deed.

(b)	Nothing in this deed merges, discharges, postpones or otherwise adversely affects any Security in favour of a Mortgagee at any time or any of the Mortgagee’s rights, powers or remedies against any person at any time.

(c)	If a judgment or order is made in favour of a Mortgagee against the Mortgagor about the Secured Money, the Mortgagee holds the judgement collaterally with the Loan Documents as security for the payment of the Secured Money, and no Loan Document merges in the judgment or order.
15.2 Moratorium legislation
To the extent permitted by law, a provision of a law is excluded if it does or may, at any time, directly or indirectly:

(a)	lessen or otherwise vary an obligation of the Mortgagor under this deed or another Loan Document; or

(b)	delay, curtail or otherwise prevent or adversely affect the exercise by a Mortgagee of any of its rights, powers or remedies under a Loan Document.
15.3 Principal obligations
This deed and each Security is:
(a)	a principal obligation and is not ancillary or collateral to any other Lien or other obligation however created other than another Loan Document; and

(b)	independent of any other Lien or other obligation which a Mortgagee may hold at any time for the Secured Money.
15.4 No obligation to marshal
Except as required by the Credit Agreement, no Mortgagee is required before enforcing this deed or any other Security, to do any of the following things unless it thinks fit:
(a)	give notice of this deed to any person or allow any period of time to expire, to the extent not prohibited by law;

(b)	enforce payment of or appropriate Secured Money or other money or assets which it at any time holds or is entitled to receive;

(c)	enforce, realise, otherwise resort to or marshal or appropriate in favour of the Mortgagor, any other Security or agreement or document; or

(d)	take steps or proceedings for any such purpose.
15.5 Set-off
(a)	A Mortgagee may set-off the credit balance of any account of the Mortgagor with the Mortgagee and apply it against any part of the Secured Money, without notice to the Mortgagor or any other person irrespective of:
(i)	whether the account is subject to notice;

(ii)	whether the account is matured; or

(iii)	the currency of the account.
(b)	If the currency of the Mortgagor’s account is not Australian dollars, the Mortgagee may buy Australian dollars with that other currency in accordance with its usual banking procedures.

(c)	The right of set-off contained in this clause is in addition to any general or banker’s lien, right of set-off, right to combine accounts or other right to which it may be entitled.
15.6 Certificate
A certificate signed by an Authorised Officer of the Security Agent stating an amount or rate or any other matter under this deed is, prima facie evidence of the statement in the certificate.
16. General
16.1 Confidential Information
The Security Agent, an Attorney or a Receiver may, for the purpose of exercising any right, power or remedy under a Loan Document, disclose to any person any documents, records or information relating to the Mortgagor, the Secured Property or the Mortgagor’s business or affairs, whether or not confidential and whether or not the disclosure is in breach of a law or of a duty owed to the Mortgagor.
16.2 Performance of the Mortgagor’s obligations
If the Mortgagor fails to perform an obligation in this deed, the Security Agent may do all things which the Mortgagee considers necessary or desirable to make good or attempt to make good that failure without adversely affecting a right, power or remedy of the Mortgagee.
16.3 Mortgagor to bear cost
Anything which must be done by the Mortgagor under this deed, whether or not at the request of the Security Agent, is to be done at the cost of the Mortgagor unless otherwise provided.
16.4 Notices
(a)	A notice or other communication given under this deed including a request, demand, consent or approval, to or by a party to this deed:
(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies to the other under this clause:
A.	if to the Mortgagor:

Address: Constellation Australia Pty Limited
c/o Constellation Brands, Inc.

300 Willowbrook Office Park\

Fairport, New York 14450
Attention:

Facsimile No:

With a copy to:

Address: Clayton Utz
1 O’Connell Street

Sydney, NSW 2000

Australia
Attention: Rod Halstead (or such other person as nominated by that party from time to time)

Facsimile No. +61 2 8220 6700
B.	if to the Security Agent:
Address: JPMorgan Chase Bank, National Association
Floor 28, 225 George Street,

Sydney, NSW 2000

Australia
Attention:Yvonne Blunt

Facsimile No. +61 2 9251 3371

With a copy to:

Address: JPMorgan Chase Bank
270 Park Avenue

New York, NY 10017

United States of America

Attention: Pam Lambiase

Facsimile No. +1 212 270 0998
(iii)	must be signed by an Authorised Officer; and

(iv)	is deemed to be received by the addressee in accordance with paragraph (b).
(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received when delivered in the manner and otherwise in accordance with Section 10.01 of the Credit Agreement.

(c)	In this clause, a reference to an addressee includes a reference to an addressee’s Authorised Officers, agents or employees or a person reasonably believed by the sender to be an Authorised Officer, agent or employee of the addressee.
16.5 Governing law
This deed is governed by the laws of the Australian Capital Territory.
16.6 Jurisdiction
Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in the Australian Capital Territory;

(b)	waives any:
(i)	claim or objection based on absence of jurisdiction or inconvenient forum; or

(ii)	immunity in relation to this deed in any jurisdiction for any reason; and
(c)	agrees that a document required to be served in proceedings about this deed may be served:
(i)	under clause 16.4; or

(ii)	in any other way permitted by law.
16.7 Invalidity

(a)	If a provision of this deed or a right or remedy of a party under this deed is invalid or unenforceable in a particular jurisdiction:
(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.
(b)	This clause is not limited by any other provision of this deed in relation to severability, prohibition or enforceability.
16.8 Amendments and Waivers
(a)	This deed may be amended only by a written document signed by the parties (with the consent of the requisite Lenders specified in Section 10.02(c) of the Credit Agreement).

(b)	A waiver of a provision of this deed or a right or remedy arising under this deed, including this clause, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.
16.9 Cumulative rights
The rights and remedies of the Security Agent or a Receiver under this deed are in additional to any other right or remedy provided by law.
16.10 No Assignment
(a)	The Mortgagor may not assign or otherwise transfer a right, remedy, power, duty or obligation under this deed without the prior written consent of the Security Agent (with the consent of the requisite Lenders specified in Section 10.02(c) of the Credit Agreement).

(b)	The provisions of Article 1X of the Credit Agreement relating to the retirement and assignment of rights by the Administrative Agent shall apply to the Security Agent under this deed as if references to the Administrative

Agent were references to the Security Agent and as if those provisions (with all necessary changes) were set out in full in this deed.
16.11 Consent and Opinions of Security Agent
(a)	The Security Agent may give its consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless a Loan Document provides otherwise.

(b)	The Security Agent may form an opinion or hold a considered view under this deed in its absolute discretion by its board of directors or any Authorised Officer of the Security Agent.

(c)	The Security Agent may give reasons for a matter described in paragraph (a) or (b) but is not obliged to do so.
16.12 Credit Agreement
The provisions of the Credit Agreement relating to the rights, powers and discretions of the Administrative Agent under the Loan Documents, and in particular under this deed, apply to the Security Agent in its capacity as trustee for the Mortgagees under this deed. To the extent there is any inconsistency or conflict between the provisions of the Credit Agreement and this deed, the provisions of the Credit Agreement will prevail.
16.13 Counterparts
This deed may be signed in any number of counterparts and all those counterparts together make one instrument.

SCHEDULE 1
WARRANTIES
(a)	ownership: the Mortgagor is, and at the time of delivery of any Certificates or Transfers pursuant to Clause 2, will be, the sole legal and beneficial owner of the Secured Property and the Secured Property includes all the Mortgaged Shares;
(b)	priority: the Mortgage is a first ranking mortgage over the Secured Property and no other Lien exists over the Secured Property except as permitted under Section 7.02 of the Credit Agreement;
(c)	validly issued: the Mortgaged Shares have been duly authorised and validly issued and are fully paid;
(d)	no options: there are no existing options, warrants, conversion privileges, rights to call or commitments of any kind relating to the Secured Property;
(e)	compliance with laws: no Government Authority has issued any notice or otherwise directed or requested the Mortgagor or any other person to do any act, matter or thing in relation to any Secured Property, which notice, direction or request has not been complied with to the satisfaction of the relevant Government Authority.
(f)	permitted transactions: The execution of this deed and the performance by it of its obligations or the exercise of its rights hereunder does not:
(i)	contravene its Constitution;

(ii)	contravene a law or Authorisation;

(iii)	contravene an agreement or obligation binding on it or applicable to its assets, revenues or business;

(iv)	exceed any limits on its powers or the powers of its directors;

(v)	result in the creation of a Lien over its assets, revenues or business other than in favour of the Security Agent and except as permitted under Section 7.02 of the Credit Agreement;

(vi)	result in the acceleration or cancellation of an agreement or obligation relating to indebtedness;

(vii)	involve an act, matter or thing which constitutes an event of default or prepayment, cancellation or similar event under an agreement or obligation about indebtedness, or which would constitute an event of that kind with the giving of notice, passing of time or the fulfilment of any other condition.

Schedule 2. Page 1

EXECUTED as a deed
Each attorney executing this document states that he or she has not received notice of revocation or suspension of his or her power of attorney.
The Security Agent:
EXECUTED as a deed by JP MORGAN
CHASE BANK, NATIONAL
ASSOCIATION
By:
Its:
Name (print)
The Mortgagor:
SIGNED SEALED AND DELIVERED
for CONSTELLATION AUSTRALIA
PTY LIMITED by its attorney in the
presence of:

Signature of witness

Signatory
Name (print)

Name (print)

EXECUTED as a deed
Each attorney executing this document states that he or she has not received notice of revocation or suspension of his or her power of attorney.
The Security Agent:
EXECUTED as a deed by JP MORGAN
CHASE BANK, NATIONAL
ASSOCIATION
By:
Its:
Name (print)
The Mortgagor:
SIGNED SEALED AND DELIVERED
for CONSTELLATION AUSTRALIA
PTY LIMITED by its attorney in the
presence of:

Signature of witness
Signatory
Name (print)
Name (print)

EXHIBIT B-4
[Form of Luxembourg Equity Pledge Agreement]
Luxembourg Equity Pledge Agreement

K R E M E R	SOLICITORS AND LAWYERS OF OTHER JURISDICTIONS
A S S O C I E S &
C L I F F O R D
C H A N C E
Association d’Avocats
Execution Copy
CONSTELLATION BRANDS, INC.
AS PLEDGOR
AND
JPMORGAN CHASE BANK, N.A.
AS SECURED PARTY

PLEDGE OVER SHARES
(CB INTERNATIONAL FINANCE S.À.R.L.)

THIS PLEDGE AGREEMENT is made on 5 June 2006
BETWEEN
(1)	CONSTELLATION BRANDS, INC., incorporated on December 4, 1972 under the name Canandaigua Wine Company, Inc., under the laws of the State of Delaware with registered office at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, U.S.A. (the “Pledgor”),

(2)	JPMORGAN CHASE BANK, N.A., having its principal place of business at 270 Park Avenue, New York, New York 10017, USA (the “Secured Party”),
AND IN THE PRESENCE OF
(3)	CB INTERNATIONAL FINANCE S.À.R.L., a “société à responsabilité limitée” incorporated on 24 March 2003 under Luxembourg law with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the register of commerce and companies of Luxembourg under the number B.93.303, with a share capital of USD 25.000 a wholly-owned subsidiary of the Pledgor (the “Company”).
WHEREAS:
(A)	Pursuant to a USD 2,900,000,000 credit agreement (the “Initial Credit Agreement”) dated 22 December 2004 and made between, amongst others, the Pledgor as borrower and JPMorgan Chase Bank, N.A., as administrative agent, certain facilities have been granted to the Pledgor for the purposes set out therein.

(B)	As a condition precedent to the Initial Credit Agreement, the Pledgor had agreed, for the payment and discharge of and as security for all of the Secured Obligations as defined therein, to enter into a pledge agreement dated 22 December 2004 (the “Initial Pledge Agreement”).

(C)	Pursuant to new a USD 3,500,000,000 credit agreement (the “Credit Agreement”) dated on or about 5 June 2006 and made between, amongst others, the Pledgor as borrower and JPMorgan Chase Bank, N.A., as administrative agent, certain new facilities shall be granted for the refinancing of the Initial Credit Agreement.

(D)	In addition, the Pledgor and/or the Subsidiary Guarantors party to the Credit Agreement may from time to time be obligated to various of the Lenders in respect of certain Hedging Agreements under and as defined in the Credit Agreement (such indebtedness being herein referred to as “Swap Indebtedness”, it being understood that such Swap Indebtedness shall continue to be secured hereunder whether or not the Borrower’s and/or such Subsidiary Guarantor counterparty under any Hedging Agreement remains a Lender.

(E)	As a condition precedent to the Credit Agreement, the Pledgor had agreed, for the payment and discharge of and as security for all of the Secured Obligations as defined therein, to enter into the present pledge agreement (the “Pledge Agreement”).

(F)	Consequently, the Initial Credit Agreement shall be paid-off and the Initial Pledge Agreement shall be discharged by the express release thereof granted by the Secured

Party which release of the Initial Pledge shall be recorded in the Company’s register of shareholders.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Pledge Agreement:

“Collateral Rights” means all rights, powers and remedies of the Secured Party provided by this Pledge Agreement or by law.

“Event of Default” has the meaning ascribed to such term in Article VIII of the Credit Agreement.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“Pledged Portfolio” means the Shares and the Related Assets of the Company.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Obligations” means all monies and liabilities now or hereafter due, owing or incurred by the Pledgor to the Secured Party under or pursuant to the Credit Agreement (including, without limitation the Swap Indebtedness and all LC Exposure and interest thereon) or this Pledge Agreement, all such obligations in any currency or currencies, whether present or future, actual or contingent, together with all interest accruing thereon and all costs, charges and expenses payable in connection therewith, as well as any indemnities due thereunder.

“Shares” means 65% of the voting shares (“parts sociales”) in the share capital of the Company held by the Pledgor.

“Swap Indebtedness ” has the meaning assigned to such term in the recitals hereof.

1.2	In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement and the Credit Agreement) is a reference to such agreement as amended, varied, modified, supplemented (however fundamentally), replaced or refinanced from time to time. Clause headings are for ease of reference only.

1.3	Terms defined in the Credit Agreement shall bear the same meaning herein, unless expressly provided to the contrary.

1.4	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which shall constitute one and the same Pledge Agreement.

2.	DECLARATION OF PLEDGE (“GAGE SUR PARTS SOCIALES”)

2.1	The Pledgor pledges the Pledged Portfolio, with full title guarantee, in favour of the Secured Party, who accepts, as first-priority security (“gage”) (the “Pledge”) for the due and full payment and discharge of all of the Secured Obligations.

2.2	The Pledgor, in addition irrevocably and unconditionally pledges to the Secured Party if and to the extent not already covered by, and without prejudice to, sub-clause 2.1. above, all the shares up to 65% of the share capital of the Company which the Pledgor may subscribe in the future in the case of an increase in the share capital of the Company following exchange, merger, consolidation or division, issue of stock or otherwise, it being understood that the Pledgor undertakes to subscribe to all capital increases and to take advantage of all possibilities offered to it to receive any available shares in the Company.

3.	PERFECTION OF PLEDGE

3.1	The Pledgor and the Secured Party request the Company and the Company hereby undertakes to immediately and duly register the Pledge in its register of shareholders and to provide to the Secured Party a certified copy of the register of shareholders evidencing such registration.

3.2	The Pledgor shall forthwith, upon execution hereof, deposit with the Secured Party all certificates and documents of title to the Shares, if any.

3.3	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Secured Party to cause any formal steps to be taken by the managers or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Secured Party.

4.	VOTING RIGHTS AND DIVIDENDS

4.1	As long as this Pledge Agreement remains in force and until the occurrence of an Event of Default, the Pledgor shall be entitled to receive and apply all Related Assets. If and when an Event of Default has occurred and upon notification of the Event of Default to the Pledgor and the Company, the Secured Party shall be entitled to receive and apply all Related Assets to the payment of the Secured Obligations.

4.2	Until the occurrence of an Event of Default, the Pledgor shall be entitled to exercise all voting rights in relation to the Shares in a manner which does not adversely affect this Pledge.

4.3	After the occurrence of the Event of Default, the Pledgor shall not, without the prior written consent of the Secured Party, exercise any voting rights or otherwise in relation to the Shares. The Pledgor furthermore undertakes to inform the Secured Party of any meeting of the shareholders, as well as of the agenda thereof, and to request such consent in writing.

The Secured Party shall be appointed, after an Event of Default has occurred, as the Pledgor’s irrevocable proxy to represent the Pledgor at the relevant shareholders’ meeting and exercise the voting rights in any manner the Secured Party deems fit for the purpose of protecting and/or enforcing its rights hereunder in accordance with the provisions of Article 9 of the Financial Collateral Law. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Secured Party, including the issuing of a written proxy in any form required under applicable law.
5.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Except with the Secured Party’s prior written consent, the Pledgor shall not:
5.1.1	assign or dispose of all or any part of the Pledged Portfolio; or

5.1.2	create, grant or permit to exist (a) any security interest (other than those arising by mandatory Luxembourg law) over or (b) any restriction on the ability to transfer or realise, all or any part of the Pledged Portfolio.
5.2	The Pledgor hereby represents and warrants to the Secured Party and undertakes during the subsistence of this Pledge Agreement that:
5.2.1	it is, and will be, the sole legal and beneficial owner of the Pledged Portfolio free from any security interest, except as created in favour of the Secured Party by this Pledge Agreement;

5.2.2	it is, and will be, the sole legal and beneficial owner of 100% of the share capital of the Company except as otherwise provided under the Credit Agreement;

5.2.3	it has not, except in the ordinary course of business, sold or disposed of all or any of its rights, title and interest in the Pledged Portfolio;

5.2.4	it has, and will have the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement;

5.2.5	it shall cooperate with the Secured Party and sign or cause to be signed all such further documents and take all such further action as the Secured Party may from time to time reasonably request to perfect and protect this Pledge and to carry out the provisions and purposes of this Pledge Agreement;

5.2.6	as shareholder of the Company, it shall act in good faith to maintain and exercise its rights in the Company, and in particular shall not knowingly take any steps nor do anything which could affect the existence of the security interest created hereunder;

5.2.7	this Pledge Agreement constitutes its legal, valid and binding obligations and is an effective security over the Pledged Portfolio except as the enforceability of the Pledge Agreement may be limited by bankruptcy, insolvency, reorganisation, moratorium, including but not limited to a controlled management procedure (gestion contrôlée); and

5.2.8	all necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are, and will remain in full force and effect.
6.	POWER OF ATTORNEY

The Pledgor irrevocably appoints the Secured Party to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Secured Party may consider to be requisite for exercising any of the rights conferred on the Secured Party by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Portfolio must be carried out as described in Clause 7 hereunder.

7.	ENFORCEMENT OF PLEDGE

7.1	If the Secured Obligations are due and payable and remain unpaid then the Secured Party shall be entitled, 3 days after the service of a formal summons to pay (“mise en demeure”) addressed by registered mail to the Pledgor (the “Summons to Pay”) to realise the Pledged Portfolio in the most favourable manner provided for by Luxembourg law and in particular: (a) to sell the Shares by public auction; and/or (b) to request the court that title to the Shares be assigned and/or transferred to the Secured Party for payment of the Secured Obligations, in all cases without prejudice to any rights of appropriation in relation to the Related Assets arising under this Pledge Agreement or applicable law. The Secured Party shall be entitled to apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

7.2	In as far as legally required, the shareholders of the Company have decided on or about the date hereof (substantially in the form attached hereto as Schedule 1), that the Secured Party as well as any of its affiliated or group companies (as shown on the then latest consolidated balance sheet) or any successors or assignees of the Secured Party in such capacity, are approved as future shareholder of the Company in case the Secured Party or such other entity buys or acquires or is attributed the Shares in any way (including as the result of a public auction).

7.3	The Pledgor further confirms that the shareholders have decided by the same decision, in as far as legally required, to approve as new shareholders any other person who would acquire the Shares as the result of an enforcement of the pledge over the Shares, and undertakes, to the extent necessary to approve any other person as shall be designated by the Secured Party in the future for this purpose in a similar way.

7.4	The Pledgor further undertakes not to revoke, amend or otherwise modify the resolutions referred to in 7.2. and 7.3. above, except to the extent such modification has been requested or authorised by the Secured Party.

8.	EFFECTIVENESS OF COLLATERAL

8.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been expressly released by the Secured Party.

8.2	The Pledge shall be discharged by the express release thereof granted by the Secured Party which the Secured Party shall be obliged to grant (and in which respect it shall take all necessary action) upon first request of the Pledgor, after the Secured Obligations has been discharged. The Secured Party shall inform the Company of such release and instruct it to record the release of the Pledge in the Company’s register of shareholders.

8.3	The Pledge shall be cumulative, in addition to and independent of every other security which the Secured Party may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Secured Party may now or at any time in the future have in respect of the Secured Obligations.

8.4	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Party in perfecting or enforcing any security interest or rights or remedies that the Secured Party may now or at any time in the future have from or against the Pledgor or any other person.

8.5	No failure on the part of the Secured Party to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

8.6	If, at any time, any provision of this Pledge Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Pledge Agreement nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.7	None of the Secured Party or any of its agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of negligence or default upon its part.

9.	PARTIAL ENFORCEMENT

The Secured Party shall have the right to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest/pledge created hereunder over the Pledged Portfolio as it then shall be (and in particular those Shares which have not been subject to enforcement). The security interest/pledge thereover shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

10.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Section 10.10 of the Credit Agreement, provided that any notice to be served on the Secured Party shall be effective only when actually received by the Secured Party, marked for the attention of the department or officer specified by the Secured Party for such purpose.

11.	SUCCESSORS

11.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Party, and references to the Secured Party shall be deemed to include any assignee or successor in title of the Secured Party and any person who, under any applicable law, has assumed the rights and obligations of the Secured Party hereunder or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Secured Party to make any notifications and/or to require any required registrations to be made in the register of shareholders of the Company, or to take any other steps, and undertakes to do so itself if so requested by the Secured Party.

11.2	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof, the Secured Party hereby expressly reserves the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations.

12.	COSTS AND EXPENSES

The obligations of the Pledgor to pay costs and expenses to the Secured Party detailed in Section 10.03 of the Credit Agreement shall be deemed to be incorporated into this Pledge Agreement, mutatis mutandis.

13.	AMENDMENTS

This Pledge Agreement may not be amended, modified or waived except with the written consent of the Pledgor and the Secured Party.

14.	LAW AND JURISDICTION

This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

IN WITNESS WHEREOF this Pledge Agreement has been duly executed by the parties in 3 originals.
Date:
The Secured Party
JPMorgan Chase Bank, N.A.

By:

By:

The Pledgor
CONSTELLATION BRANDS, INC.,

By:

By:

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Portfolio for the purposes of Article 5.(2).c) of the Financial Collateral Law, takes notice of the terms thereof, undertakes to duly register forthwith this Pledge in its register of shareholders and to provide the Secured Party with a certified copy of the register, evidencing the registration of the present pledge on the date hereof.
The Company

CB INTERNATIONAL FINANCE S.À.R.L.
By:
Noëlla Antoine

SCHEDULE 1

EXHIBIT B-5
[Form of New Zealand Equity Pledge Agreement]
New Zealand Equity Pledge Agreement

Deed of Amendment and Restatement
of Security Agreement relating to Shares in Nobilo Wine Group Limited dated 22 December 2004
     Nobilo Holdings (Debtor)
     JPMorgan Chase Bank, N.A. (Administrative Agent)

DEED OF AMENDMENT AND RESTATEMENT
TABLE OF CONTENTS

1	DEFINITIONS AND CONSTRUCTION	1
1.1	Defined terms	1
1.2	Construction	1

2	CONDITIONS PRECEDENT	2

3	CONFIRMATION	3

4	COUNTERPARTS	3

5	FACSIMILE SIGNATURE	3

6	GOVERNING LAW	3

DEED OF AMENDMENT AND RESTATEMENT
Date: June 5, 2006
PARTIES
Nobilo Holdings a company incorporated in New Zealand under the Companies Act 1993 and having its registered offices at Station Road, Huapai, Auckland (Debtor)
JPMorgan Chase Bank, N.A. as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement (Administrative Agent)
BACKGROUND
A	The Debtor and the Administrative Agent are parties to a Security Agreement relating to Shares in Nobilo Wine Group Limited dated 22 December 2004 (Agreement).

B	The parties intend to vary the Agreement and to restate it in the form set out in the Schedule to this deed.
BY THIS DEED the parties agree as follows:
1	DEFINITIONS AND CONSTRUCTION

1.1	Defined terms

In this deed, unless the context requires otherwise:

Effective Date means the date on which the Administrative Agent is satisfied that it has received or (in its discretion) waived, all of the documents and other evidence listed in clause 2.1 in form, substance and manner satisfactory to it.

Nobilo Wine means Nobilo Wine Group Limited.

Shares means ordinary shares in Nobilo Wine numbered 1 to 30,558,422 owned by the Debtor as the registered holder.

1.2	Construction

In the construction of this deed, unless the context requires otherwise:

Clauses and Schedules: a reference to a clause or a schedule is to a clause or schedule of this deed, and a reference in a schedule to a clause is a reference to a clause in that schedule;

Defined Terms: words or phrases appearing in this deed with capitalised initial letters are defined terms and have the meanings given to them in this deed;

1

DEED OF AMENDMENT AND RESTATEMENT
Documents: a reference to any document, including this deed, includes a reference to that document as amended or replaced from time to time;
Headings: headings appear as a matter of convenience and do not affect the construction of this deed;
Parties: a reference to a party to this deed or any other document includes that party’s personal representatives/successors and permitted assigns;
Person: a reference to a person includes a corporation sole and also a body of persons, whether corporate or unincorporate;
Related Terms: where a word or expression is defined in this deed, other parts of speech and grammatical forms of that word or expression have corresponding meanings;
Schedules: the schedules form part of this deed; and
Statutes and Regulations: a reference to an enactment or any regulations is a reference to that enactment or those regulations as amended, or to any enactment or regulations substituted for that enactment or those regulations.
2	CONDITIONS PRECEDENT
2.1	This deed shall not take effect unless the following conditions precedent are satisfied:
(a)	The Administrative Agent has received the original of this deed, duly executed by the Debtor;

(b)	The Administrative Agent has received a certificate from one director of the Debtor in the form attached as the Appendix to this deed, or in the form otherwise agreed between the Administrative Agent and the Debtor; and

(c)	The Administrative Agent has received a share transfer instrument of the Shares from the Debtor to the Administrative Agent or its nominee; and

(d)	The Administrative Agent has received any other document or condition that it may reasonably require.
2.2	The Debtor acknowledges that each of the conditions in clause 2.1 have been inserted for the sole benefit of the Administrative Agent and may be waived at the Administrative Agent’s sole discretion.

2

DEED OF AMENDMENT AND RESTATEMENT
3	CONFIRMATION

3.1	Each of the parties confirms that its respective obligations under the Facility Agreement and the Financing Documents remain in full force and effect, subject only to the amendments contained in this deed.

4	COUNTERPARTS

4.1	This deed may be signed in any number of counterparts, each of which where taken together will constitute one and the same instrument. Each party may enter into this deed by signing any such counterpart copy.

5	FACSIMILE SIGNATURE

5.1	The parties may sign a counterpart copy of this deed by photocopying a facsimile of this deed and signing that photocopy. The transmission by facsimile by a party to the other of the counterpart copy of this deed signed by that party will be deemed proof of signature of the original and the signed facsimile so transmitted will be deemed to be an original.

6	GOVERNING LAW

6.1	This deed is governed by and will be construed in accordance with New Zealand law and the parties submit to the non-exclusive jurisdiction of the courts of New Zealand.

3

DEED OF AMENDMENT AND RESTATEMENT

EXECUTION as a deed

Nobilo Holdings by:

Thomas Summer, Director

Robert Sands, Director

JPMorgan Chase Bank, N.A. by

Name:
Title:

4

DEED OF AMENDMENT AND RESTATEMENT
SCHEDULE 1: SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE
GROUP LIMITED

5

Security Agreement relating to Shares in Nobilo Wine Group Limited
Nobilo Holdings
(Debtor)

JPMorgan Chase Bank, N.A.
(Administrative Agent)

SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
TABLE OF CONTENTS

1	INTERPRETATION	1
1.1	Credit Agreement	1
1.2	Definitions	1
1.3	References	3
1.4	PPSA terms incorporated	4
1.5	Construction	5

2	GRANT OF SECURITY	5

3	PRIORITY	5
3.1	Priority of security interest in Secured Property	5
3.2	No agreement or consent to subordination or attachment	6
3.3	Contrary agreements	6

4	SHARE CERTIFICATES AND TRANSFERS	6
4.1	Deposit of Certificates and Other Documents	6
4.2	Delivery	6
4.3	Retention of Documents	7

5	REPRESENTATIONS AND WARRANTIES	7
5.1	Representations and warranties relating to Secured Property	7
5.2	Repetition of representations and warranties	7
5.3	Reliance on representations and warranties	7

6	UNDERTAKINGS RELATING TO SECURED PROPERTY	7

7	ENFORCEMENT	10

8	RECEIVER	11
8.1	Appointment of Receiver	11
8.2	Additional rights	11
8.3	Remuneration	11
8.4	Receiver agent of Debtor	12
8.5	Receiver’s rights	12
8.6	Exercise of Receiver’s rights	12
8.7	Withdrawal	12

9	APPLICATION OF AMOUNTS	12
9.1	Order of application	12
9.2	Amounts contingently owing	12

10	PROTECTIONS	13
10.1	Protection of Administrative Agent and Receiver	13

SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED

10.2	No marshalling or merger	13
10.3	Protection of third parties	13

11	GENERAL SECURITY PROVISIONS	14
11.1	Security continuing and independent	14
11.2	Release	14
11.3	Debtor’s right to redeem Secured Property	15

12	POWER OF ATTORNEY	15
12.1	Appointment	15
12.2	Ratification	16

13	PPSA	16
13.1	Waiver and section 109	16
13.2	PPSA — Part 9 and additional rights	16
13.3	Other rights	17

14	ASSIGNMENT	17
14.1	Assignment by Debtor	17
14.2	Assignment by Administrative Agent	17

15	COMMUNICATIONS	17

16	GENERAL	17
16.1	Rights 17
16.2	Discretions	17
16.3	No limitation	18
16.4	Waiver	18
16.5	Certificates and determinations	18
16.6	Immunity	18
16.7	Moratorium legislation	18
16.8	Conflict of provisions	18
16.9	Amendments	19
16.10	Contracts (Privity) Act 1982	19
16.11	Partial invalidity	19
16.12	Counterparts	19
16.13	Governing law and jurisdiction	19

SCHEDULE 1: DEBTOR DETAILS		21

SCHEDULE 2: SHARE DETAILS		22

SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
Date of amendment and restatement: June 5, 2006
PARTIES
Nobilo Holdings, whose further details are set out in Schedule 1 (the Debtor)
JPMorgan Chase Bank, N.A. as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement (Administrative Agent)
BACKGROUND
A	The Lenders have agreed to make funds available to the Borrower pursuant to the Credit Agreement.

B	To induce the Lenders to enter into the Credit Agreement and to extend credit thereunder the Debtor has agreed to enter into this document.
BY THIS DEED the parties agree as follows:
1	INTERPRETATION

1.1	Credit Agreement

In this document, unless the context requires otherwise, terms defined in the Credit Agreement and which are not defined in this document shall have the same meaning where used in this document.

1.2	Definitions

In this document, unless the context requires otherwise:

Attorney means a person appointed by the Administrative Agent under this document, and includes any agent or delegate.

Borrower means Constellation Brands, Inc., a corporation duly organised and validly existing under the laws of the State of Delaware.

Company means Nobilo Wine Group Limited.

Credit Agreement means the credit agreement dated on or about the date of this document (as amended and restated, modified and supplemented and in effect from time to time, or as replaced or refinanced) between the Borrower, the Subsidiary Guarantors, certain Lenders, the Administrative Agent, Citicorp North America, Inc. as Syndication Agent, J.P.Morgan Securities Inc. and Citigroup Global Markets Inc. as Joint Lead Arranger and Bookrunner and the Bank of Nova Scotia as Documentation Agent.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
Event of Default has the meaning given to that term in the Credit Agreement.

FASTER means the New Zealand Stock Exchange’s screen based trading system which automatically records and settles transactions between buyers and sellers of shares.

FIN means, with respect to any Shares, the identification number issued by the registrar of those Shares which is required to be quoted in order to sell those Shares pursuant to FASTER.

FIN Direction means, with respect to any Shares, a direction to the registrar for those Shares in such form as the Administrative Agent may require, requesting the registrar to cancel the Debtor’s FIN for those Shares, to not issue a replacement FIN to the Debtor in respect of those Shares and to issue a replacement FIN to the Administrative Agent in respect of those Shares if the Administrative Agent requests.

Future Entitlements means:
(a)	all moneys, dividends, distributions, bonuses and all other such rights or entitlements of whatever nature that are or may at any time be payable, distributable, allotable or transferable to, or otherwise derivable (whether certainly or contingently) by the Debtor or anyone on the Debtor’s behalf as the holder of or otherwise in respect of the Shares; and

(b)	any other right to moneys or assets or other benefits that are or may at any time be payable, distributable, allotable or transferable to, or otherwise derivable (whether certainly or contingently) by the Debtor or anyone on the Debtor’s behalf as the holder of or otherwise in respect of the Shares arising from a reduction of capital or from any liquidation or scheme of arrangement.
Secured Indebtedness means all monetary obligations of the Borrower to the Lenders or the Administrative Agent (whether alone or with any other person and in any capacity) under or in connection with the Credit Agreement and the other Loan Documents and all Swap Indebtedness (and includes future advances).
Secured Obligations means, collectively:
all obligations of the Borrower under the Credit Agreement and the other Loan Documents and all Swap Indebtedness and all obligations of the Debtor to the Administrative Agent under this document.

2

SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
Secured Property means all of the Debtor’s present and future right, title and interest in and to the Shares of the Company and the Future Entitlements.
Share Certificate means a certificate or other document evidencing title to a Share or Shares.
Shareholder Number means the number issued by a share registrar to identify the Debtor’s holding of Shares.
Shares means the voting shares of the Company that are now or hereafter held by the Debtor, which includes the shares identified on Schedule 2 hereof.
Share Statements means, in respect of any Shares, a statement issued by the relevant registry detailing the Shares held by the Debtor.
Swap Indebtedness means any obligations owing from time to time by the Borrower, the Debtor and/or any other Subsidiary Guarantors under the Credit Agreement to any Lender (or its affiliates) in respect of any Hedging Agreement.
U.S. Pledge Agreement means the pledge agreement dated on or about the date of this document (as amended and restated, modified and supplemented and in effect from time to time) between the Borrower, the Subsidiary Guarantors, certain Lenders and the Administrative Agent.

1.3	References
In this document, unless the context requires otherwise any reference to:
agreement includes a contract, deed, or legally enforceable arrangement, whether present or future, and whether or not in writing.
asset includes any present or future, real or personal, tangible or intangible asset, benefit, interest, property, revenue, right or undertaking, and includes uncalled capital and called but unpaid capital.
authorisation includes any consent, authorisation, registration, filing, permit, order, recording, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a governmental authority.
distribution has the meaning given to it in section 2 of the Companies Act 1993.
dissolution includes:
(a)	the bankruptcy or liquidation of any person;

3

SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(b)	the removal of a company from the register under the Companies Act 1993;

(c)	any amalgamation under the Companies Act 1993; and

(d)	any equivalent or analogous procedure under the law of any jurisdiction.
governmental authority includes any government or any governmental, semi-governmental, regulatory or judicial entity, agency or authority (including a local authority), or legislative body, or any person or body charged with the administration of any law.

indebtedness includes any obligation (whether present or future, actual or contingent, secured or unsecured, joint, several or joint and several, and as principal or surety or otherwise) for the payment or delivery of money, and debt is to be construed accordingly.

right includes any right, power, remedy, authority or discretion.

person includes an individual, a body corporate, any association of persons (whether corporate or not), a trust, and a state and any governmental authority (in each case whether or not having separate legal personality).

security includes:
(a)	any mortgage, charge, encumbrance, lien, pledge, finance lease, sale (or lease) and lease-back, sale and repurchase, assignment by way of security, title retention arrangement or similar interest imposed by statute, or other arrangement of any nature having similar economic effect to any of the foregoing; and
(b)	any present or future right or interest in personal property that is a security interest for the purposes of the PPSA.
written and in writing include all means of reproducing words in a tangible and permanently visible form including by facsimile transmission.
1.4	PPSA terms incorporated

In this document, unless the context requires otherwise, the following words and expressions (and grammatical variations of them) have the same meanings as are given to them in the PPSA: advance, attach, documents of title, financing statement, future advance, investment security, personal property, proceeds, security interest, transfer, value and verification statement.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
1.5	Construction

In this document, unless the context requires otherwise:
(a)	Headings: headings are for convenience only, and do not affect interpretation;

(b)	Singular and plural: the singular includes the plural and the converse;

(c)	Particular party or person: a reference to a particular party or person includes that party’s or person’s executors, administrators, successors, substitutes and assigns;

(d)	Agreement or document: a reference to an agreement or a document is to the agreement or document as amended, novated, supplemented or replaced from time to time;

(e)	Legislation: a reference to legislation or to a provision of legislation includes any amendments and re-enactments of it, a legislative provision substituted for it and a statutory regulation, rule, order or instrument made under or issued pursuant to it;

(f)	Time to time: anything which may be done at any time may also be done from time to time; and

(g)	Including: a reference to including, for example or such as, when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
2	GRANT OF SECURITY

2.1	To secure to the Administrative Agent payment or delivery or satisfaction of the Secured Obligations, the Debtor hereby mortgages and grants to the Administrative Agent a security interest in the Debtor’s Secured Property.

2.2	Only a portion of the Shares owned by the Debtor in the Company representing 65 percent of the aggregate voting shares in the Company shall be deemed to be subject to the mortgage and security interest in favour of the Administrative Agent.

3	PRIORITY

3.1	Priority of security interest in Secured Property

The security interest granted in the Secured Property has the same priority in relation to all Secured Indebtedness, including future advances.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
3.2	No agreement or consent to subordination or attachment

Nothing in this document may be construed as an agreement or consent by the Administrative Agent to:
(a)	Subordination: subordinate the security created under this document in favour of any person;

(b)	Security: any security attaching to or being created in any Secured Property; or

(c)	Deferral of attachment: defer or postpone the date of attachment of the security interest created under this document in any Secured Property.
3.3	Contrary agreements

This clause 3 is subject to any written agreement to the contrary between the parties, including the overriding provisions of any subordination and/or priority agreement entered into by the Administrative Agent in respect of any other holder of security.

4	SHARE CERTIFICATES AND TRANSFERS

4.1	Deposit of Certificates and Other Documents

The Debtor will on or before the date of this document deliver to the Administrative Agent or its nominee:
(a)	all certificates or the most recent Share Statements (certified true, correct and up-to-date) (as the case may be) in respect of the Shares showing the Debtor as registered owner;

(b)	registrable transfers or FIN Directions (as the case may be) in respect of the Shares, which are registered in the Debtor’s name, duly executed by the Debtor in favour of the Administrative Agent; and

(c)	advice as to the Debtor’s Shareholder Number (if any) in respect of the Shares.
4.2	Delivery

The documents mentioned in clause 4.1 shall be delivered (in respect of the Secured Property owned by the Debtor at the date of this document)) immediately upon execution of this document and (in respect of Secured Property acquired by the Debtor after the date of this document) promptly following the acquisition of such Secured Property by the Debtor.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
4.3	Retention of Documents

So long as any moneys remain owing in respect of the Secured Obligations the Administrative Agent shall be entitled to retain the documents mentioned in clause 4.1 as security for the due performance by the Debtor of the Debtor’s obligations under this document.
5	REPRESENTATIONS AND WARRANTIES
5.1	Representations and warranties relating to Secured Property

The Debtor represents and warrants to the Administrative Agent that, unless the Administrative Agent has otherwise consented in writing, in respect of all of its Secured Property existing as at the date of this document:
(a)	it has good title to and is the sole legal and beneficial owner of that Secured Property;

(b)	no security exists over or affects any of that Secured Property;

(c)	it has not entered into any agreement to give or permit to exist a security over or affecting that Secured Property other than this agreement and the U.S. Pledge Agreement;

(d)	it is lawfully entitled to create, in favour of the Administrative Agent, security in that Secured Property; and

(e)	the shares are fully paid and there is no indebtedness outstanding or payable in respect of those Shares.
5.2	Repetition of representations and warranties

Each of the representations and warranties made by the Debtor in clause 5.1 (Representations and warranties relating to Secured Property) will be deemed to be made in respect of any Secured Property in which the Debtor acquires rights or an interest, after the date of this document, at the time that the Debtor acquires rights or an interest in it.
5.3	Reliance on representations and warranties

The Debtor acknowledges that the Administrative Agent relies on the representations and warranties made by the Debtor.
6	UNDERTAKINGS RELATING TO SECURED PROPERTY
6.1	The Debtor agrees that, unless the Administrative Agent has otherwise consented in writing, it:

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(a)	No other security: will not create or permit to exist any security over or in relation to any Secured Property except as otherwise permitted under Section 7.02 of the Credit Agreement;

(b)	Location of Secured Property: will not consent to any proposal or resolution whereby the register for the Shares is moved to a location outside New Zealand;

(c)	No prejudice to Secured Property: will not do or allow anything to occur which:
(i)	results in the Secured Property, any right or interest of the Debtor in the Secured Property, or the security created under this document, being or becoming invalid, unenforceable, liable to forfeiture or cancellation;

(ii)	results in any material deterioration in value of any Secured Property; or

(iii)	otherwise adversely affects the security created under this document;
(d)	Name change: will promptly notify the Administrative Agent of any change of its name (including any name by which it is known or under which it trades);

(e)	Dividends: may receive and retain any dividends in relation to the Secured Property unless an Event of Default has occurred and is continuing;

(f)	Authorisations: will maintain, keep in force and renew (and comply with) all authorisations which are necessary for the ownership of the Secured Property;

(g)	Voting: may vote in respect of any resolution unless an Event of Default has occurred and is continuing but will not vote or agree to vote in favour of any resolution the effect of which will be to:
(i)	modify or repeal the constitution of the Company unless such modification is not materially adverse to the Lenders;

(ii)	entitle any person to suspend or refuse registration of any transfers or FIN Directions (as the case may be) in respect of the Shares;

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(iii)	which, in the reasonable opinion of the Administrative Agent, may have the effect of diminishing the value of the security created by this document; or

(iv)	which, in the reasonable opinion of the Administrative Agent, conflicts with the terms of the U.S. Pledge Agreement or the Credit Agreement;
(h)	Further assurances: will at its own cost do all things that the Administrative Agent reasonably requires in order:
(i)	to perfect or improve the Debtor’s title to, or other right or interest in, all or any part of the Secured Property;

(ii)	to perfect, preserve, maintain, protect or otherwise give full effect to the Secured Property, or the security intended to be created under this document, and the priority of that security required by the Administrative Agent, including:
(A)	for the Administrative Agent to register and maintain (including to renew before expiry) one or more financing statements in relation to the security interest in the Secured Property;

(B)	to remove any financing statement which is registered against the Debtor and is not otherwise permitted under Section 7.02 of the Credit Agreement;
(iii)	to secure more satisfactorily to the Administrative Agent payment or delivery of the Secured Indebtedness and compliance with the Secured Obligations;

(iv)	to facilitate the exercise of any right by the Administrative Agent or any Receiver or Attorney at any time or the realisation of the Secured Property following the occurrence of and during the continuance of an Event of Default; and

(v)	otherwise to enable the Administrative Agent to obtain the full benefit of the provisions of this document;
(i)	Additional Shares: will promptly notify the Administrative Agent of any shares acquired or issued to it in the Company.
6.2	If an Event of Default occurs and is continuing, and upon the Administrative Agent or any Lender exercising any available right to declare any Secured

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
Obligation due and payable or pursuing any other relief or remedy available to it under applicable law or under the U.S. Pledge Agreement, the Credit Agreement or any other agreement relating to such Secured Obligation:
(a)	all dividends and other distributions in relation to the Secured Property shall be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Equity Collateral, subject to the terms of the U.S. Pledge Agreement and the Credit Agreement, as applicable; and

(b)	if the Administrative Agent requests in writing, the Debtor agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents, provided that if such Event of Default is cured, any such dividend or distribution paid to the Administrative Agent shall, upon request by the Debtor (except to the extent applied to the Secured Obligations), be returned by the Administrative Agent to the Debtor.
7	ENFORCEMENT
If an Event of Default occurs and is continuing:
(a)	Security enforceable: following 10 Business Days’ prior written notice from the Administrative Agent, the security created under this document will become immediately enforceable;

(b)	Administrative Agent’s rights: the Administrative Agent may, in addition to its rights under the Credit Agreement or the U.S. Pledge Agreement, do any or all of the following:
(i)	upon notice to the Debtor terminate any or all of the Administrative Agent’s obligations under this document;

(ii)	appoint a receiver pursuant to clause 8.1 (Appointment of receiver); and

(iii)	(whether or not a Receiver has been appointed) exercise all or any rights which a person would have if appointed as a Receiver under this document.
(c)	Voting: the Administrative Agent shall have the rights to exercise all voting, consensual and other powers of ownership pertaining to the Secured Party as if the Administrative Agent were the sole and absolute owner thereof (and the Debtor agrees to take all such actions as may be appropriate to give effect to such right).

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
8	RECEIVER
8.1	Appointment of Receiver

If:
(a)	an Event of Default has occurred which has not been remedied to the satisfaction of, or waived by, the Administrative Agent following 10 Business Days’ prior written notice; or
(b)	the Debtor so requests,
the Administrative Agent may appoint any person or persons (whether jointly, severally or jointly and severally) to be a receiver of all or any of the Secured Property. The Administrative Agent may do this whether or not it has exercised any other right and even if dissolution of the Debtor has already commenced.
8.2	Additional rights

At any time upon or following the appointment of any Receiver, the Administrative Agent may:
(a)	Determine or vary terms: determine, or vary, the terms of appointment of the Receiver;

(b)	Require security: require any Receiver to give it security or an indemnity for the due performance of the Receiver’s duties;

(c)	Remove Receiver: remove any Receiver; or

(d)	Appoint another Receiver: appoint another Receiver in addition to, or in place of, any Receiver.
8.3	Remuneration

The Administrative Agent may, subject to the Receiverships Act 1993, determine or vary the remuneration of any Receiver. Such remuneration:
(a)	may be (or may include) a commission;
(b)	is payable by the Debtor;
(c)	will form part of the Secured Indebtedness; and
(d)	will be secured by the security created under this document.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
8.4	Receiver agent of Debtor

Every Receiver is the agent of the Debtor. The Administrative Agent is not responsible for each Receiver’s actions, including the misconduct, negligence or default of a Receiver.

8.5	Receiver’s rights

In addition to, and without limiting or affecting, any other rights granted to or conferred on a Receiver (whether under the Receiverships Act 1993, at law or otherwise), and subject to the specific terms of appointment of each Receiver, each Receiver has the right in respect of the Secured Property and the Debtor’s business to do anything (whether alone or with any other person) that the Debtor could do as if the Receiver had full legal and beneficial ownership of the Secured Property and carried on the Debtor’s business for the Receiver’s own benefit.

8.6	Exercise of Receiver’s rights

Every Receiver will, to the fullest extent permitted by law, exercise its rights in compliance with any directions issued by the Administrative Agent, and otherwise on such terms and conditions as the Receiver requires.

8.7	Withdrawal

The Administrative Agent may at any time give up possession of any Secured Property or discontinue any receivership.

9	APPLICATION OF AMOUNTS

9.1	Order of application

All amounts received or recovered by the Administrative Agent or any Receiver from the security created under this document will be applied in the manner and order determined in accordance with clause 5.08 (Application of Proceeds) under the U.S. Pledge Agreement. This clause is subject to:
(a)	any claims ranking in priority to the security created under this document; and
(b)	any mandatory provisions of law (including any mandatory provisions of the PPSA).
9.2	Amounts contingently owing

If, at the time of application of any amounts under clause 9.1 (Order of application), any part of the Secured Indebtedness is contingently owing, or not yet due and payable, to the Administrative Agent, the Administrative Agent or any Receiver:
(a)	Retention: may retain an amount equal to all or part of the amount of such Secured Indebtedness;

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(b)	Deposit: will place that retained amount in an interest bearing deposit account until such Secured Indebtedness becomes actually due and payable or ceases to be contingently owing;

(c)	Payment: will pay to the Administrative Agent from the amount retained, all amounts which become actually due and payable after that time; and

(d)	Application: will apply the balance of the amount retained, together with interest earned whilst on deposit, in accordance with clause 9.1 (Order of application).
10	PROTECTIONS
10.1	Protection of Administrative Agent and Receiver

Neither the Administrative Agent nor any Receiver is:
(a)	Accountable for proceeds: accountable for any proceeds of enforcement other than those proceeds actually received by it;
(b)	Obliged to enforce: obliged to enforce payment of the Secured Indebtedness or compliance with the Secured Obligations;
(c)	Liable for exercise of rights: liable in respect of any conduct or delay in the exercise, manner of exercise, attempted exercise, or non-exercise of any right by the Administrative Agent or a Receiver;
(d)	Liable to account as mortgagee: liable to account as mortgagee in possession in respect of the Secured Property; or
(e)	Liable for loss: liable for any loss resulting from, or consequential upon, any of the matters set out in clauses 10.1(a) to (d).
10.2	No marshalling or merger

The Administrative Agent is not required to marshal, enforce, apply, appropriate, recover or exercise any security or other entitlement held by it or any assets which it holds or is entitled to receive. The Administrative Agent’s right to payment of any Secured Indebtedness (including under any negotiable instrument or other agreement) will not merge in the Debtor’s obligation to pay that Secured Indebtedness under any Loan Document.
10.3	Protection of third parties

No person dealing with or entering into a transaction with the Administrative Agent or any Receiver or Attorney of the Administrative Agent or any Receiver, need enquire:

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(a)	Event of Default: whether an Event of Default has occurred or is continuing or any Loan Document or the security created under it has become enforceable;
(b)	Appointment: whether any Receiver or Attorney has been properly appointed;
(c)	Secured Indebtedness: as to the amount of the Secured Indebtedness or whether the Secured Indebtedness is due and payable;
(d)	Rights: whether any right was exercised or is exercisable;
(e)	Dealings: as to the propriety or regularity of any transaction or dealing; or
(f)	Application of amounts paid: as to the application of any amount paid to the Administrative Agent or any Receiver, or to any Attorney.
11	GENERAL SECURITY PROVISIONS
11.1	Security continuing and independent

Each of this document and the security created under it is:
(a)	Continuing: a continuing security and operates despite any intermediate payment, settlement of account, exercise of rights or other matter or circumstance;
(b)	Independent: in addition to and enforceable independently of any other security or guarantee; and
(c)	Release: to remain in full force and effect (whether or not at any given time the Debtor is indebted to the Administrative Agent) until all Secured Obligations have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure and Swap Indebtedness have expired or terminated.
11.2	Release

Promptly following release pursuant to clause 11.1, the Administrative Agent shall:
(a)	Shares: deliver to the Debtor registrable transfers or FIN Directions (as the case may be) in respect of the Shares, duly executed by the Administrative Agent in favour of the Debtor or as the Debtor may direct; and

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
(b)	Financing Statement: register a financing change statement on the Personal Property Securities Register releasing the Secured Property.
11.3	Debtor’s right to redeem Secured Property

The Debtor may redeem the Secured Property if all of the following conditions are satisfied:
(a)	an Event of Default has occurred which has not been remedied to the satisfaction of, or waived by, the Administrative Agent;
(b)	the Administrative Agent has not sold or agreed to sell any Secured Property and is not deemed to have taken any Secured Property in satisfaction of the Secured Obligations or Secured Indebtedness; and
(c)	the Administrative Agent is satisfied that all the Secured Obligations have been complied with.
The Debtor may only effect the redemption by tendering to the Administrative Agent, in cleared funds, an amount certified by the Administrative Agent as being equal to the Secured Indebtedness or the value of the Secured Obligations as at the date the amount is tendered.
12	POWER OF ATTORNEY
12.1	Appointment

Upon the occurrence of (i) an Event of Default in relation to non-payment of outstanding principal and interest on the Loans and while it is continuing, or (ii) any other Event of Default which is continuing for five Business Days after the occurrence, the Debtor irrevocably appoints the Administrative Agent, every officer of the Administrative Agent and every Receiver, separately, for valuable consideration and by way of security, to be the attorney of the Debtor with power to:
(a)	Debtor non-compliance: at the Debtor’s expense, do anything the Debtor is obliged to do under any Loan Document to which it is a party and has failed to do;
(b)	Give effect to rights: do anything the Attorney thinks desirable to:
(i)	protect or secure payment or delivery of the Secured Indebtedness or compliance with the Secured Obligations; and
(ii)	give effect to the rights conferred on the Administrative Agent or any Receiver by this document, any other Loan Document, or by law or otherwise,

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
even if the Attorney has a conflict of duty or interest in doing so;
(c)	Delegation: delegate its rights (including this right of delegation) to any person for any period (and to revoke any such delegation); and
(d)	Agent: appoint any person its agent for any period (and to revoke any such appointment).
12.2	Ratification

The Debtor agrees to ratify everything done by an Attorney, or by any delegate or agent of any Attorney, in accordance with clause 12.1.
13	PPSA
13.1	Waiver and section 109

Without limiting any other provision of this document or any other Loan Document, the Debtor:
(a)	Waiver: waives its right to receive any verification statement in respect of any financing statement or financing change statement relating to any security interest created under this document;
(b)	Section 109: agrees that, at any time after an Event of Default has occurred and is continuing, the Administrative Agent may:
(i)	take possession of any Secured Property; and/or

(ii)	dispose of any Secured Property in such manner and generally on such terms and conditions as the Administrative Agent thinks desirable subject to any applicable provisions of this agreement or the Credit Agreement, and otherwise do anything the Debtor could do in relation to the Secured Property.
The Administrative Agent and the Debtor agree that section 109(1) of the PPSA is contracted out of in respect of the Secured Property if and only for so long as the Administrative Agent is not the Administrative Agent with priority over all other secured parties in respect of the Secured Property.
13.2	PPSA — Part 9 and additional rights

The Debtor and the Administrative Agent agree that, to the extent permitted by law and in respect of this document and each security interest created under this document the Debtor and the Administrative Agent contract out of sections 133 and 134 of the PPSA.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
13.3	Other rights

Where the Administrative Agent has rights in addition to, or existing separately from, those in Part 9 of the PPSA, those rights will continue to apply and are not limited or excluded (or otherwise adversely affected) by any right provided by this document or by law.
14	ASSIGNMENT
14.1	Assignment by Debtor

The Debtor may not assign or transfer any of its rights or obligations under this document without the prior written consent of the Administrative Agent, it being understood that any transaction involving the Debtor permitted under section 7.03 of the Credit Agreement shall not be deemed to be an assignment for the purposes of this clause 14.1.
14.2	Assignment by Administrative Agent

The Administrative Agent may assign any of its rights or transfer by novation any of its rights and obligations under this document.
15	COMMUNICATIONS

Each notice or other communication under this document shall be given in the manner contemplated by section 10.01 of the Credit Agreement and shall be deemed to have been given at the times specified in section 10.01.
16	GENERAL
16.1	Rights

The Administrative Agent may take any action it thinks desirable to:
(a)	Remedy: remedy any failure by the Debtor to comply with its obligations under this document; or
(b)	Protect security: protect the security created under this document.
However, this entitlement does not impose any obligation on the Administrative Agent to take any such action, or affect any obligation of the Debtor under this document.
16.2	Discretions

Except to the extent otherwise expressly provided, the Administrative Agent or any Receiver may act in its absolute and sole discretion when forming any opinion, exercising (or not exercising) any right, taking (or not taking) any action, giving or withholding consents or releases, dealing with any other matter, or imposing any terms in respect of any such matter.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
16.3	No limitation

The Administrative Agent’s rights under this document do not limit, and are in addition to, any other right to which the Administrative Agent is at any time entitled (whether under this document or by law, agreement or otherwise) and may be exercised by the Administrative Agent without prior notice to the Debtor or any other person.
16.4	Waiver

A waiver by the Administrative Agent of any provision of this document will only be effective if it is given in writing and signed by the Administrative Agent. A waiver will be effective only to the extent that it is expressly stated to be given. A failure to act or delay in exercising or attempting to exercise, or a non-exercise of, any right under this document or any other Loan Document or at law does not operate as a waiver of that right. A single exercise or partial exercise of any right does not preclude further exercises of that right or the exercise of any other right.
16.5	Certificates and determinations

Any certificate or determination by the Administrative Agent as to any amount payable or fact which might reasonably be expected to be within the Administrative Agent’s knowledge will be, in the absence of manifest error, prima facie evidence of the matters to which it relates.
16.6	Immunity

The Debtor waives any immunity (including from any proceeding and enforcement process) it may have in any jurisdiction.
16.7	Moratorium legislation

To the maximum extent permitted by law, all moratorium legislation is negated and excluded from application to this document or any other Loan Document, to the extent that it directly or indirectly
(a)	lessens, varies, or affects, in favour of the Debtor, any Secured Obligation; or
(b)	delays, prevents, or adversely affects the exercise of any right by the Administrative Agent or any Receiver or Attorney.
16.8	Conflict of provisions

In the event of a conflict between a provision of this document and a provision of the Credit Agreement or the U.S. Pledge Agreement, as applicable, the Credit Agreement or the U.S. Pledge Agreement, as applicable, will prevail.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
16.9	Amendments

No amendment to this document will be effective unless it is in writing and signed by all parties to this document.

16.10	Contracts (Privity) Act 1982

For the purposes of the Contracts (Privity) Act 1982, each Receiver and each Attorney is entitled to enforce against the Debtor each provision of this document which confers a benefit upon a Receiver or Attorney (as the case may be). However, none of them need consent to any amendment made to this document.

16.11	Partial invalidity

The illegality, invalidity, or unenforceability of any provision of any Loan Document under the law of any relevant jurisdiction will not impair the legality, validity or enforceability of that provision under any other law, or the legality, validity or enforceability of any other provision of that Loan Document.

16.12	Counterparts

This document may be executed in any number of counterparts. Once the parties have executed the counterparts, and delivered or transmitted by fax to the other parties the signed execution page of the counterpart copy executed by them, each counterpart is deemed to be as valid and binding on the party executing it as if it had been executed by all the parties.

16.13	Governing law and jurisdiction

This document is governed by and will be construed in accordance with New Zealand law. The parties submit to the non-exclusive jurisdiction of the courts of New Zealand.

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED

EXECUTED AS AN AGREEMENT

Nobilo Holdings by:

Thomas Summer, Director

Robert Sands, Director

JPMorgan Chase Bank, N.A. by

Name:
Title:

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
SCHEDULE 1: DEBTOR DETAILS
Organisation Name: Nobilo Holdings
Incorporation No. (if applicable): 1477933
Trading name (if applicable):

Organisation Type:		Official name* (if different):
☐	company
☐	trust	* i.e. statutory or registered name or name appearing in
☐	partnership	constituting documents
☐	incorporated society
☐	incorporated charitable	If “other”, specify type:
trust board
☐	industrial and provident
society
☐	building society
☐	friendly society or credit
union
☐	other

Contact address:
City/town:

Telephone:	Facsimile:
e-mail address:

Person acting on behalf of organisation:
Full Name:
Address:
City/Town:

Telephone:	Facsimile:
e-mail address:

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SECURITY AGREEMENT RELATING TO SHARES IN NOBILO WINE GROUP LIMITED
SCHEDULE 2: SHARE DETAILS
Shares numbered 1 to 30,558,422.

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EXHIBIT B-6
[Form of Canadian Pledge Agreement]
Canadian Pledge Agreement

PLEDGE AGREEMENT
          PLEDGE AGREEMENT dated as of June 5, 2006 between 3112751 Nova Scotia Company, an unlimited company incorporated under the laws of Nova Scotia (the “Obligor”) and JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          Constellation Brands, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), the Subsidiary Guarantors, certain Lenders, and the Administrative Agent are parties to a Credit Agreement dated as of May 31, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by the Lenders to the Borrower in an aggregate principal or face amount not exceeding U.S. $3,500,000,000 (which amount may, in the circumstances therein provided, be increased to U.S. $4,000,000,000). In addition, the Obligor may from time to time be obligated to various of the Lenders (or their Affiliates) in respect of certain Hedging Agreements under and as defined in the Credit Agreement (such indebtedness being herein referred to as “Swap Indebtedness”, it being understood that such Swap Indebtedness shall continue to be secured hereunder whether or not the Obligor’s counterparty under any Hedging Agreement remains a Lender).
          To induce the Lenders to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor has agreed to mortgage, charge, pledge, hypothecate, assign and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:
          Section 1. Definitions and Limited Recourse Guarantee.
          1.01. Definitions. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:
          “Collateral” has the meaning assigned to such term in Section 3 hereof.
          “Collateral Account” has the meaning assigned to such term in Section 4.01 hereof.
          “Equity Collateral” has the meaning assigned to such term in Section 3(d) hereof.
           “Guaranteed Obligations” has the meaning assigned to such term in Section 1.02 hereof.
          “Issuers” means, collectively, (a) the respective corporations and other entities identified beside the name of the Obligor on Annex 1 hereto under the caption “Issuer” and (b) any other entity that shall at any time be a Subsidiary of the Obligor, excluding, however, (i) any Inactive Subsidiary, (ii) any Joint Venture Entity, and (iii) CB Nova Scotia ULC.
          “Pledged Interests” has the meaning assigned to such term in Section 3(b) hereof.
          “Pledged Partnership Interests” has the meaning assigned to such term in Section 3(b) hereof.
          “Pledged Stock” has the meaning assigned to such term in Section 3(a) hereof.

          “PPSA” means the Personal Property Security Act (Nova Scotia) as in effect from time to time.
          “Secured Obligations” means, collectively, (a) the Guaranteed Obligations and (b) all other present and future obligations of the Obligor to the Lenders and the Administrative Agent hereunder.
          “Swap Indebtedness” has the meaning assigned to such term in the recitals hereof.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          1.02. The Limited Recourse Guarantee in Support of Pledge. The Obligor hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under the Credit Agreement and by the Obligor under any of the other Loan Documents, and all obligations of the Borrower or any of its Subsidiaries to any Lender (or any Affiliate of any Lender) in respect of any Hedging Agreement, in each case strictly in accordance with the terms of the Credit Agreement and such Hedging Agreement (such obligations being herein collectively called the “Guaranteed Obligations”). The Obligor hereby further agrees that if the Borrower or any of its Subsidiaries shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Obligor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This guarantee shall be a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising and this guarantee and the security granted herein shall secure the Secured Obligations and any ultimate balance thereof; provided that, recourse by the Administrative Agent and the Lenders against the Obligor for payment, satisfaction and performance of the Secured Obligations and the Obligor’s obligations pursuant to this Agreement shall be limited and restricted to the rights and remedies of the Administrative Agent and to the Lenders to realize against the Collateral and the Administrative Agent shall have recourse and remedies hereunder only against such Collateral. The Administrative Agent shall be entitled to name the Obligor in any action, enforcement or proceeding commenced to realize against the above described collateral security but solely for the purpose of being able to realize upon such collateral security and the Administrative Agent shall not (i) otherwise be entitled to sue or commence any action or other proceeding against the Obligor; or (ii) be entitled to seek a judgment, execution or other process against the Obligor, in respect of the Secured Obligations or any deficiency following realization, except, in each case, for the purpose of, or in connection with, realizing on the Collateral. Notwithstanding the foregoing, this Agreement and the limited rights of recourse contained herein are in addition to and not in substitution for, and for greater certainty, not intended to limit the recourse of the Administrative Agent and Lenders against the Obligor pursuant to any other agreement now or hereafter delivered by the Obligor to the Administrative Agent or any other security now or hereafter held by the Administrative Agent in respect of the Obligor, the Secured Obligations or any other property, assets or undertaking of the Obligor.
          The Obligor confirms, covenants and agrees to the Lenders and the Administrative Agent that Sections 3.02 through 3.07, inclusive, of the Credit Agreement are hereby incorporated by reference herein and shall apply, mutatis mutandis, to the Obligor and to the guarantee by the Obligor contained in the preceding paragraph, as if each of such Sections were set out herein in their entirety. Notwithstanding the foregoing sentence, the parties hereto acknowledge and agree that the foregoing sentence has been

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included in support of this Agreement only, and that the Obligor is not a Subsidiary Guarantor, and under no circumstances shall be considered a Subsidiary Guarantor, as defined in and for the purposes of the Credit Agreement.
          Section 2. Representations and Warranties. The Obligor represents and warrants to the Lenders and the Administrative Agent that:
(a)	The Obligor is the sole registered and beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof and no Lien exists or will exist upon such Collateral at any time, and no right or option to acquire the same exists in favor of any other Person, except for Liens permitted under Section 7.02 of the Credit Agreement and except for the pledge and security interest in favor of the Administrative Agent for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) created or provided for herein, which pledge and security interest shall constitute a first priority perfected pledge and security interest in and to all of such Collateral.

(b)	The Pledged Interests of the Obligor identified in Annex 1 hereto are, and all other Pledged Interests in which the Obligor shall hereafter grant a security interest pursuant to Section 3 hereof will be, duly authorized, validly issued and fully paid and non-assessable and none of such Pledged Interests will be subject to any contractual restriction, or (other than with respect to private company restrictions) any restriction under the charter, articles of association, by-laws or operating agreement, as the case may be, of the respective Issuer of such Pledged Interests, upon the transfer of such Pledged Interests (except for any such restriction contained herein or in or otherwise permitted by the Credit Agreement).

(c)	The Pledged Interests of the Obligor identified in Annex 1 hereto constitute 65% of all of the issued and outstanding shares of capital stock, units, partnership interests or other equity interests, as the case may be, of every class of the Issuers registered in the name of or beneficially owned by the Obligor on the date hereof (whether or not registered in the name of the Obligor) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Interests and (i) in the case of the Pledged Stock, if any, the respective class of the shares comprising such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each certificate evidencing such Pledged Stock and (ii) in the case of the Pledged Partnership Interests, the respective class of the units comprising such Pledged Partnership Interests and the respective number of units (and registered owners thereof) represented by each certificate evidencing such Pledged Partnership Interests.

(d)	Each Pledged Partnership Interest owned by the Obligor as of the date of this Pledge Agreement is represented by a certificate.
          Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Obligor hereby mortgages, charges, pledges, assigns and grants a security interest to the Administrative Agent, for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) as hereinafter provided, in all of the Obligor’s present and future right, title and interest in the following property, whether now owned by the Obligor or hereafter acquired and whether now existing or hereafter coming into existence, and wherever located (all being collectively referred to herein as “Collateral”):

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(a)	the respective shares of common stock of the Issuers evidenced by the certificates identified in Part A of Annex 1 hereto beside the name of the Obligor, if any, and all other shares of capital stock of whatever class of other Issuers, now or hereafter owned by the Obligor, together with in each case the certificates evidencing the same, in each case subject to the limitation set forth in the proviso below with respect to shares of any Foreign Subsidiary (collectively, the “Pledged Stock”);

(b)	the limited partnership units or other interests of the Issuer identified in Part B of Annex 1 hereto beside the name of the Obligor, and all other partnership interests of other Issuers, now or hereafter owned by the Obligor, in each case subject to the limitation set forth in the proviso below with respect to partnership interests of any Foreign Subsidiary (the “Pledged Partnership Interests” and, together with the Pledged Stock, the “Pledged Interests”);

(c)	all shares, securities, moneys or property representing a dividend or distribution of profits on any of the Pledged Interests, or representing a distribution or return of capital upon or in respect of the Pledged Interests, or resulting from a split-up, revision, reclassification or other like change of the Pledged Interests or otherwise received in exchange therefor, any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Interests, in each case subject to the limitation set forth in the proviso below;

(d)	without affecting the obligations of the Obligor under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving corporation or other entity, all shares of each class of the capital stock, limited partnership units or other ownership interests of the successor corporation, limited partnership or other entity (unless such successor corporation, limited partnership or other entity is the Obligor itself) formed by or resulting from such consolidation or merger, in each case subject to the limitation set forth in the proviso below (the Pledged Stock and Pledged Interests, collectively together with all other certificates, shares, units, interests, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a), (b) or (c) above and this clause (d) being herein collectively called the “Equity Collateral”);

(e)	the balance from time to time in the Collateral Account; and

(f)	all proceeds of any of the property of the Obligor described in the preceding clauses of this Section 3 (including, without limitation, all causes of action, claims and warranties now or hereafter held by the Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers;
provided that, in the case of any pledge of the shares of stock, ownership interests, partnership interests or other equity interests of any Issuer that is a Foreign Subsidiary, only a portion of the issued and outstanding shares, units, ownership interests, partnership interests or other equity interests of such Issuer representing 65% of the aggregate voting shares, units, ownership interests, partnership interests or other equity interests in such Issuer shall be deemed to be delivered in pledge hereunder by the Obligor.
     In addition to the foregoing, the parties contemplate that the pledge of the Pledged Interests provided for in this Agreement will be supplemented by that certain amended and restated U.S. Pledge Agreement dated as of June 5, 2006 executed and delivered by, inter alia, the Obligor for the

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benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) (through the Administrative Agent) (the “U.S. Pledge Agreement”), which U.S. Pledge Agreement will provide for the pledge of the Pledged Interests in accordance with the applicable requirements of the laws of the State of New York. If there is any conflict or inconsistency between the terms of this Agreement and the terms of the U.S. Pledge Agreement, the provisions of the U.S. Pledge Agreement shall govern and prevail to the extent of such conflict or inconsistency.
          Section 4. Cash Proceeds of Collateral.
          4.01 Collateral Account. The Administrative Agent shall cause JPMorgan Chase to establish a single, segregated trust account (the “Collateral Account”), which shall be a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code) and in respect of which the Administrative Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code), into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Administrative Agent pursuant hereto and into which the Obligor shall deposit such additional amounts as provided in Section 2.05(l) of the Credit Agreement, as it may be required to pledge as additional collateral security thereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Administrative Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the Obligor as the Obligor through the Borrower shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein. In addition to the foregoing, the Obligor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder shall be received by it, the Obligor shall, upon the request of the Administrative Agent, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by the Obligor for and as the property of the Administrative Agent and shall not be commingled with any other funds or property of the Obligor.
          4.02 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the Obligor through the Borrower (or, after the occurrence and during the continuance of a Default, the Administrative Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Administrative Agent, provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof.
          4.03 Cover for LC Exposure. Upon receipt of any amounts to be deposited into the Collateral Account as cover for LC Exposure under the Credit Agreement pursuant to Section 2.05(l) thereof, the Administrative Agent shall (i) cause JPMorgan Chase to establish a single, segregated trust sub-account in the Collateral Account (designated “LC Exposure Sub-Account”), which shall be a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code) and in respect of which the Administrative Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code) and (ii) deposit such amounts in such sub-account, and all amounts held

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therein shall constitute collateral security first for the LC Exposure outstanding from time to time and second as collateral security for the other Secured Obligations hereunder.
              Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Obligor hereby agrees with each Lender and the Administrative Agent as follows:
              5.01 Delivery and Other Perfection. The Obligor shall:
(a)	if any of the shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property required to be pledged by the Obligor under clauses (a) through (d), inclusive, of Section 3 hereof are received by the Obligor, forthwith (subject to Section 5.04(c)) transfer and deliver to the Administrative Agent such shares, units, ownership interests, partnership interests, other equity interests or securities so received by the Obligor (together with the certificates for any such shares, units and securities which are registered in the name of the Obligor, duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral or take such other action as the Administrative Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property referred to in said clauses (a) through (d), inclusive;

(b)	give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, following an Event of Default and during the continuance thereof, causing any or all of the Equity Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any Equity Collateral is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to the Obligor copies of any notices and communications received by it with respect to the Equity Collateral pledged by the Obligor hereunder);

(c)	keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(d)	subject to Section 6.06 of the Credit Agreement, permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at the Obligor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Obligor with respect to the Collateral, all in such manner as the Administrative Agent may require.
              5.02 Other Financing Statements and Liens. Except as otherwise permitted under Section 7.02 of the Credit Agreement, without the prior written consent of the Administrative Agent

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(granted with the authorization of the Lenders as specified in the Credit Agreement), the Obligor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness).
               5.03 Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
               5.04 Special Provisions Relating to Equity Collateral.
(a)	The Obligor will cause the Equity Collateral to constitute at all times not less than 65% of (i) in the case of the Pledged Stock, if any, the total number of shares of each class of capital stock of each applicable Issuer then outstanding and (ii) in the case of the Pledged Partnership Interests, the total number of units of each class of each applicable Issuer then outstanding.

(b)	The Obligor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Equity Collateral for all purposes not inconsistent with the terms of this Agreement, the Credit Agreement or any other instrument or agreement executed and delivered to the Administrative Agent in connection therewith, provided that the Obligor agrees that it will not vote the Equity Collateral in any manner that is inconsistent with the terms of this Agreement, the Credit Agreement or any such other instrument or agreement.

(c)	Unless and until an Event of Default has occurred and is continuing, the Obligor shall be entitled to receive and retain any dividends and/or other distributions of income or profit on the Equity Collateral paid in cash.

(d)	If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Administrative Agent or any Lender exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Equity Collateral shall be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Equity Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, the Obligor agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of the Obligor (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to the Obligor.

(e)	The Obligor agrees not to, without the prior written consent of the Administrative Agent, cause or permit any Pledged Partnership Interest existing as of the date of this Pledge Agreement to cease to be certificated.
               5.05 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

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(a)	Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the PPSA and the Uniform Commercial Code (whether or not the PPSA or said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Obligor agrees to take all such action as may be appropriate to give effect to such right);

(b)	the Administrative Agent in its discretion may, in its name or in the name of the Obligor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(c)	the Administrative Agent may, upon twenty days’ prior written notice to the Obligor of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, the Lenders or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable law and cannot be waived), and the Administrative Agent or any Lender or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligor, any such demand, notice and right or equity being hereby expressly waived and released (to the extent permitted by applicable law). The Administrative Agent may, without notice or publication (to the extent permitted by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(d)	Without limiting the generality of the provisions contained above in this Section 5.05, during the period during which an Event of Default shall have occurred and be continuing, and in addition to any other remedies available at law or equity or contained in any other agreement between the Obligor and the Administrative Agent, the Administrative Agent may: (a) obtain possession of any Collateral which it does not already hold, by any method permitted by law; (b) realize upon, collect, sell, transfer, assign, give options to purchase, or otherwise dispose of and deal with the Collateral or any part thereof; (c) notify any parties obligated in respect of any Collateral (including without limitation proceeds) to make payment thereof to the Administrative Agent; (d) exercise all voting rights attached to the Equity Collateral (whether or not registered in the name of the Administrative Agent or its nominee) and give or withhold all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the absolute owner thereof; (e) exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Equity Collateral as if it were the absolute owner thereof including, without limitation,

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the right to exchange at its discretion any and all of the Equity Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of any Issuer, or upon the exercise by any Issuer of any right, privilege or option pertaining to any of the Equity Collateral, and in connection therewith, to deposit and deliver any of the Equity Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; (f) comply with any limitation or restriction in connection with any proposed sale or other disposition of the Collateral as may be necessary in order to comply with applicable law or regulation or any policy imposed by any stock exchange, securities commission or other governmental or regulatory authority or official, and the Obligor further agrees that the Administrative Agent shall not be liable or accountable to the Obligor for any discount in the sale price of the Collateral which may be given by reason of the fact that such Collateral are sold in compliance with any such limitation or restriction; and (g) file proofs of claim and other documents in order to have the claims of the Administrative Agent and the Lenders lodged in any bankruptcy, winding-up, or other judicial proceeding relating to the Obligor.
               The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.08 hereof.
               5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligor shall remain liable for any deficiency.
               5.07 Private Sale. None of the Administrative Agent, the Lenders or any of their respective Affiliates shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Subject to the Administrative Agent and the Lenders exercising any rights or remedies in a commercially reasonable manner, the Obligor hereby waives any claims against the Administrative Agent, any Lender or any of their respective Affiliates arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
               5.08 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Section 4 hereof or this Section 5, shall be applied by the Administrative Agent:
               First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the reasonable fees and expenses of its agents and counsel, and all reasonable expenses incurred and advances made by the Administrative Agent in connection therewith;
               Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Lenders holding the same may otherwise agree; and

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          Finally, to the payment to the Obligor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the “LC Exposure Sub-Account” of the Collateral Account pursuant to Section 4.04 hereof shall be applied first to the LC Exposure outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.
          As used in this Section 5, “proceeds” of Collateral means cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligor or any Issuer of or obligor on any of the Collateral.
          5.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default pursuant to which the then outstanding principal amount of and accrued interest on the Loans are declared to be immediately due and payable, and five Business Days after the occurrence and during the continuance of any other Event of Default, the Administrative Agent is hereby appointed the attorney-in-fact of the Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Obligor representing the dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
          5.10 Perfection. (a) Prior to or concurrently with the execution and delivery of this Agreement, the Obligor (i) (a) shall file such financing statements and other documents, if any, in such offices as the Administrative Agent may request to perfect the security interests granted by Section 3 of this Agreement (including, without limitation, to perfect the security interests in the Pledged Partnership Interests) and (b) authorizes the Administrative Agent and anybody acting on its behalf to take any of the foregoing actions and (ii) deliver to the Administrative Agent all certificates identified in Part A of Annex 1 hereto, accompanied by undated stock powers duly executed in blank.
     (b) Upon receipt by the Administrative Agent of a certificate signed by the President, a Vice President or a Financial Officer of the Borrower to the effect that any of the shares, units, ownership interests, partnership interests, other equity interests, securities, moneys or property pledged by the Obligor under clauses (a) through (d), inclusive, of Section 3 hereof are no longer required to be so pledged pursuant to the Loan Documents, the Administrative Agent is hereby authorized and directed to take such action at the request and expense of the Borrower as shall be reasonably necessary to release the pledge and grant of the security interest in such shares, units, ownership interests, partnership interests, other equity interests or securities (and the certificates, if any, for any such shares, units and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank).
          5.11 Termination. Upon the date on which all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all LC Exposure and Swap Indebtedness shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith (i) cause to be assigned, transferred and delivered, against receipt

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but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Obligor and (ii) execute and deliver to the Obligor upon such termination such financing change statements and such other documentation as shall be reasonably requested by the Obligor to effect the termination and release of the Liens on the Collateral.
          5.12 Further Assurances. The Obligor agrees that, from time to time upon the written request of the Administrative Agent, the Obligor will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.
          Section 6. Miscellaneous.
          6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 10.01 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 10.01.
          6.02 No Waiver. No failure on the part of the Administrative Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
          6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Obligor and the Administrative Agent (with the consent of the requisite Lenders specified in Section 10.02(c) of the Credit Agreement). Any such amendment or waiver shall be binding upon the Administrative Agent and each Lender, each holder of any of the Secured Obligations and the Obligor.
          6.04 Expenses. The Obligor agrees to reimburse each of the Lenders and the Administrative Agent for all reasonable costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of the Obligor in respect of the Collateral that the Obligor has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3 hereof.
          6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Obligor, the Administrative Agent, the Lenders (and their applicable Affiliates, in the case of Swap Indebtedness) and each holder of any of the Secured Obligations (provided, however, that the Obligor shall not assign or transfer its rights hereunder without the prior written consent of the Administrative Agent, it being understood that any transaction involving

11

the Obligor permitted under Section 7.03 of the Credit Agreement shall not be deemed to be an assignment for purposes of this Section 6.05).
          6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
          6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Province of Nova Scotia and the federal laws of Canada applicable therein.
          6.08 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          6.09 Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.
          6.10 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
          6.11 The Administrative Agent. As provided in Article IX of the Credit Agreement, each Lender has appointed JPMorgan Chase as its Administrative Agent for purposes of this Agreement. Following the payment in full of all Secured Obligations outstanding under the Credit Agreement and the termination or expiration of the Commitments and LC Exposure thereunder, the provisions of said Article IX shall be deemed to continue in full force and effect for the benefit of the Administrative Agent under this Agreement until the payment in full of the Swap Indebtedness. In that connection, following such payment in full and expiration and termination of the Commitments and LC Exposure, the term “Required Lenders” (as used in said Article IX) shall be deemed to refer to Lenders or other Persons holding Secured Obligations representing at least 65% of the aggregate Secured Obligations.
          6.12 Additional Security. This Agreement and the security granted hereunder are in addition to and not in substitution for any other security now or hereafter held by the Administrative Agent from the Obligor or in respect of the Secured Obligations.
          6.13 Value. The Obligor and the Administrative Agent acknowledge that value has been given to the Obligor, the Obligor has rights in the currently existing Collateral and that the Obligor and the Administrative Agent have not agreed to postpone the time for attachment of the security interest granted hereunder.
[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

12

     IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

3112751 NOVA SCOTIA COMPANY
By:
Name:
Title:

[Canadian Pledge Agreement]

13

ANNEX 1
PART A
PLEDGED STOCK
Nil.

PART B
PLEDGED PARTNERSHIP INTERESTS

Issuer	Certificate No.	Registered Owner	Number of Units[1]
Constellation Canada	B-1	3112751 Nova Scotia Company	65 Class B Units
Limited Partnership

Constellation Canada	B-4	3112751 Nova Scotia Company	23,726 Class B Units
Limited Partnership

Constellation Canada	B-6	3112751 Nova Scotia Company	<> Class B Units
Limited Partnership

[1]	The number of units listed for each issuer represents 65% of the issued and outstanding units in the capital of such issuer.

EXHIBIT C
[Form of Guarantee Assumption Agreement]
GUARANTEE ASSUMPTION AGREEMENT
          GUARANTEE ASSUMPTION AGREEMENT dated as of                     , ___by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a                                          corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to an Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).
          Pursuant to Section 6.09(b) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and an "Obligor” for all purposes of the U.S. Pledge Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.
          The Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Pledge Agreement shall be supplemented as provided in Attachment A hereto.
Guarantee Assumption Agreement

     IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]
By
Title:

Accepted and agreed: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

Guarantee Assumption Agreement

APPENDIX A
SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT
Guarantee Assumption Agreement

EXHIBIT D-1
[Form of Opinion of U.S. Counsel to the Obligors]
Opinion of U.S. Counsel to the Obligors

437 Madison Avenue
New York, New York 10022-7001
(212) 940-3000
Fax: (212) 940-3111
June 5, 2006
To the Lenders party to the Credit
Agreement referred to below, and
JPMorgan Chase Bank, N.A. as
Administrative Agent
          Re:      Constellation Brands, Inc. and Subsidiaries
Ladies and Gentlemen:
          We have acted as counsel to Constellation Brands, Inc., a Delaware corporation (the “Borrower”), and certain of its subsidiaries, in connection with (i) that certain Credit Agreement dated as of June 5, 2006 (the “Credit Agreement”) among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto, Citicorp North America, Inc., as Syndication Agent, J.P. Morgan Securities, Inc. and Citigroup Global Markets, Inc., as Joint Lead Arrangers and Book Runners, The Bank of Nova Scotia, as Documentation Agent, and JPMorgan Chase Bank, N.A. (“JPM”), as Administrative Agent for such Lenders, providing for, among other things, extensions of credit to be made by the Lenders to the Borrower in an aggregate principal amount not exceeding $3,500,000,000 (which amount may, in the circumstances therein provided, be increased to up to $4,000,000,000), and (ii) the various agreements and documents referred to in the next following paragraph. As such counsel, we have been requested to render this opinion pursuant to Section 5.01(a)(ii)(u) of the Credit Agreement. Except where indicated, capitalized terms used in this opinion and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
          In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:
(a)	the Credit Agreement;

(b)	the U.S. Pledge Agreement; and

(c)	such corporate records of the Obligors and such other documents as we have deemed necessary as a basis for the opinions expressed below.

The Credit Agreement and the U.S. Pledge Agreement are collectively referred to herein as the “Credit Documents”.
          In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Obligors certificates and documents issued by public officials and authorities, and information received from searches of public records.
          Based upon and in reliance on the foregoing, and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:
          1. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation as indicated on Annex 1 hereto. Each Obligor is qualified to do business and in good standing as a foreign corporation under the laws of each state set forth on Annex 1 hereto. All of the foregoing opinions (other than the opinion set forth in the first sentence of this paragraph 1) are based solely on certificates of the state agencies from the states set forth on Annex 1 as of the dates set forth on such certificates and are limited to the meaning ascribed to such certificates by each such applicable state agency.
          2. Each Obligor has the corporate power and authority to own its properties and transact the business in which it is currently engaged, and to execute and deliver, and to perform its obligations under, the Credit Documents to which it is a party. The Borrower has all requisite corporate power and authority to borrow, and to incur liability in respect of the Letters of Credit, under the Credit Agreement.
          3. Each Obligor’s execution and delivery of, and its performance of its obligations under, the Credit Documents to which it is a party, and the Borrower’s borrowings under the Credit Agreement and incurrence of liability in respect of the Letters of Credit under the Credit Agreement, have been duly authorized by all necessary action on the part of such Obligor.
          4. Each Obligor has duly executed and delivered each Credit Document to which it is a party.
          5. The Credit Agreement constitutes the legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its terms. The U.S. Pledge Agreement constitutes the legal, valid and binding obligation of each Obligor and Foreign Pledgor (as defined below) party thereto enforceable against each such Obligor and Foreign Pledgor in accordance with its terms.
          6. The U.S. Pledge Agreement is sufficient to create, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders thereunder, a security interest in all right, title and interest of the Obligors and the Foreign Pledgors in and to those items and types of collateral described in the U.S. Pledge Agreement in which the relevant

Obligor and Foreign Pledgor has rights and in which a security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Code”) as collateral security for the Secured Obligations (as defined in the U.S. Pledge Agreement), except (i) that such security interest will continue in Collateral (as so defined) after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Code and (ii) the security interest in Collateral in which an Obligor or Foreign Pledgor acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Obligor or Foreign Pledgor may be limited by Section 552 of the Bankruptcy Code.
          7. The issued and outstanding ownership interests of each Issuer (as defined in the U.S. Pledge Agreement) which is an Obligor consists of the type and number of shares or ownership interests, as applicable, described on Annex 2 hereto. The foregoing opinion is given solely on the basis of an officer’s certificate of the Borrower certifying the accuracy of the information set forth in Annex 2 hereto. Assuming (a) the Administrative Agent (or any custodian acting on its behalf) has taken delivery in New York of the stock certificates representing the pledged shares listed on attached Annex 2 (the “Pledged Shares”) and such certificates have been effectively indorsed to the Administrative Agent or in blank as provided in Section 8-106(b) of the Code and (b) continuous possession by the Administrative Agent of the stock certificates evidencing the Pledged Shares so indorsed in the State of New York, the security interest in the Pledged Shares constitutes a valid, perfected security interest under the Code in the interest of each Obligor in the Pledged Shares, and such security interest has priority over a security interest of a secured party which can be perfected under the Code who does not have control over the Pledged Shares, except as follows: (i) in the case of the issuance of additional shares or other distributions in respect of the Pledged Shares which constitute investment property (as such term is defined in Section 9-102(49) of the Code) or additional instruments (as such term is defined in Section 9-102(47) of the Code), the security interest therein in favor of the Administrative Agent for the benefit of the Lenders will be perfected only if possession thereof is obtained by the Administrative Agent in accordance with the provisions of the U.S. Pledge Agreement and of the Code, and only if the Administrative Agent has “control” of any investment property in accordance with Sections 8-106 and 9-106 of the Code; and (ii) in the case of certain proceeds, the continuation of perfection of the security interests therein in favor of the Administrative Agent for the benefit of the Lenders is limited to the extent set forth in Section 9-315 of the Code.
          8. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of New York (“Filing or Approval”) is required on the part of any Obligor for the execution, delivery or performance by any Obligor of any of the Credit Documents to which it is a party, or for the Borrower’s borrowings under the Credit Agreement, and incurrence of liability in respect of the Letters of Credit under the Credit Agreement, except for the filing of financing statements, and other similar actions in respect of the Liens created pursuant to the Security Documents, any Filing or Approval which has previously been made or obtained and is in full force and effect on the date hereof and any Filing or Approval required to be made after the date hereof.
          9. Each Obligor’s execution and delivery of the Credit Documents to which it is a party, and the performance of its obligations thereunder, do not on this date conflict with or result in a breach of any provision of the certificate of incorporation, articles of organization, by-laws or operating agreement, as applicable, of such Obligor. Each Obligor’s execution and delivery of the Credit Documents to which it is a party, and the performance of its obligations thereunder, do not on this date (i) result in a breach of any of the provisions of, or constitute a default under, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any of the assets of such Obligor pursuant to the indentures listed on Annex 3 hereto (assuming that the laws of each jurisdiction governing such instruments are the same as the laws of the State of New York), or (ii) to our actual knowledge after inquiry of an officer of the Borrower, violate any existing judgment, order, writ, injunction or decree expressly applicable to such Obligor, or (iii) violate any existing federal or New York law or any existing federal or New York rule, regulation or ordinance applicable to such Obligor and affecting the enforceability of the Credit Documents to which such Obligor is a party.
          The foregoing opinions are subject to the following qualifications and are based upon the following further assumptions:
          A. We have assumed, without any investigation, with respect to each party thereto other than the Borrower and the Obligors, (i) the full capacity, power and authority of such party to execute, deliver and perform the Credit Documents, (ii) the due execution and delivery of the Credit Documents by such party, and (iii) the legality, validity and binding effect of the Credit Documents as against such party (other than, with respect to the U.S. Pledge Agreement, Canandaigua Limited, Nobilo Holdings, Constellation Australia Pty Limited ACN 103 362 232 and 3112751 Nova Scotia Company (each a “Foreign Pledgor” and, collectively, “the “Foreign Pledgors”). We have also assumed that each Foreign Pledgor (i) is duly organized, formed or created and validly existing under the laws of the jurisdiction in which it is organized, formed or created and (ii) has taken all action necessary to authorize the execution, delivery and performance of the U.S. Pledge Agreement.
          B. We have assumed without any investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or telestatic copies, and the authenticity and completeness of originals of such copies. We have also assumed, without investigation, that the representations and warranties as to factual matters of each of the Obligors in the Credit Documents are true and correct.
          C. The enforceability of provisions in the Credit Documents to the effect that the terms may not be waived or modified except in writing may be limited in certain circumstances.
          D. The enforceability of Article III and 10.03 of the Credit Agreement (and any similar provisions in any of the other Credit Documents) may be limited by laws rendering unenforceable (i) indemnification contrary to federal or state securities laws and the public policy underlying such laws, and (ii) the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances.

          E. We express no opinion as to (i) the effect of the laws of any jurisdiction (other than the State of New York) in which any Lender or JPM is located that limit the interest, fees or other charges such Lender or JPM may impose, and (ii) Section 10.09(b) of the Credit Agreement (and any similar provisions in any of the other Credit Documents), insofar as such Section relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents. Furthermore, to the extent that enforcement of any of the Credit Documents is sought in the courts of the State of California (or in another forum applying the laws of the State of California), we express no opinion as to: (i) any provision in any of the Credit Documents providing for choice of laws other than the laws of the State of California and (ii) any provision in any of the Credit Documents purporting to effect a waiver of the right of a party to have a trial by jury.
          F. To the extent title to any property is required to be held by any party in order to perform its obligations under any of the Credit Documents, we have assumed without any investigation that such party holds title adequate to perform its obligations.
          G. The foregoing opinions are subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and/or similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance provisions under applicable laws, and (ii) equitable limitations (regardless of whether considered in a proceeding in equity or at law) and public policy limitations relating to principles of good faith and fair dealing. The foregoing opinions are also subject to the qualification that certain provisions contained in the Credit Documents may not be enforceable, but (subject to the limitations as set forth elsewhere herein) such unenforceability will not render the Credit Documents invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby. Finally, we wish to point out that provisions of the Credit Documents which permit the Administrative Agent, any Lender or JPM to take action or make determinations, or to benefit from indemnities and similar undertakings of the Obligors, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by the Administrative Agent, any Lender or JPM which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.
          H. We express no opinion herein as to (i) whether any borrowing evidenced by the Credit Documents is usurious under the applicable laws of any jurisdictions other than New York, (ii) the effect of any land use or environmental law, rule, regulation or ordinance, (iii) the validity or enforceability of any provision of any of the Credit Documents which might be construed as a waiver of counterclaims, (iv) the Administrative Agent’s, the Lenders’ or JPM’s right to collect any payment due to the extent that such payment constitutes a penalty or forfeiture, and (v) the right, title or interest of any of any Obligor or Foreign Pledgor in or to any assets or property in which a Lien is purported to be created by the Credit Documents or, except as specifically provided in paragraph 7 above, the perfection or, except as specifically provided in paragraph 7 above, priority of any such Liens or any filings, recordings or registrations required in connection therewith.

          I. We express no opinion as to the applicability to the obligations of the Subsidiary Guarantors (or the enforceability of such obligations) of Section 548 of the Bankruptcy Code or any other provision of law relating to fraudulent conveyances, transfers or obligations.
          J. We express no opinion with respect to any law, regulation or order of any jurisdiction or agency or tribunal thereof with respect to the manufacture, sale, distribution or control of alcoholic beverages. We further express no opinion with respect to the effect of any law other than (i) the law of the State of New York, (ii) the General Corporation Law of the State of Delaware, (iii), subject to the limitations and qualifications set forth in paragraph L below, the Uniform Commercial Code as in effect on the date hereof in the State of Delaware and solely as set forth in the CCH Secured Transactions Guide and without regard to the case law decided thereunder (the “Delaware UCC”), (iv) the Federal law of the United States, and (v), with respect to our opinions in paragraphs 1, 2, 3 and 4 above, the California General Corporation Law, irrespective of any choice of law provisions which may be contained in any of the Credit Documents. In this regard, we note that some of the Obligors are incorporated or organized in jurisdictions other than New York, Delaware or California. Accordingly, for purposes of the opinions rendered in paragraphs 2 and 3, above, we have assumed, with your consent and without investigation and without any representation as to the reasonableness of such assumption, that the laws governing corporations or other entities in the jurisdiction where such Obligors are incorporated or organized are the same in all applicable respects as the General Corporation Law of the State of Delaware.
          K. We wish to point out that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any currency other than Dollars would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on date of entry of such judgment, and (ii) a judgment rendered by a United States Federal court in the State of New York in respect of the obligation dominated in a currency other than Dollars may be expressed in Dollars (provided that we express no opinion as to the rate of exchange such court would apply).
          L. With respect to any matters concerning the Delaware UCC, we draw your attention to the fact that we are not admitted to the Bar of the State of Delaware and are not experts in the law of such jurisdiction and that any such opinions concerning the Delaware UCC are limited to Article 9 of the Delaware UCC and are based solely upon our review of the statutory language of such Article (and not on any legislative history or judicial decisions or any rules, regulations, guidelines, released or interpretations concerning the Delaware UCC).
     This opinion is rendered solely to the Administrative Agent and the Lenders and is intended solely for the benefit of the Administrative Agent and the Lenders and may not be relied upon, referred to or otherwise used by the Administrative Agent or the Lenders for any other purposes, or by any other Person other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

Very truly yours,

ANNEX 1

Jurisdiction of
Name	Incorporation	Foreign Qualifications
Constellation Brands, Inc.	Delaware	New York
California
Florida
Georgia
Michigan
Oklahoma
New Hampshire
North Carolina
New Jersey
West Virginia
Washington
Allberry, Inc.	California

Barton Beers, Ltd.	Maryland	California
Colorado
Florida
Illinois
Missouri
Montana
New Jersey
New Hampshire
Texas
Washington
West Virginia

Barton Brands, Ltd.	Delaware	California
Kentucky
Illinois
Florida
Maine
Oklahoma
New Hampshire
North Carolina
New Jersey
West Virginia

Barton Brands of California, Inc.	Connecticut	California

Barton Brands of Georgia, Inc.	Georgia

Barton Beers of Wisconsin, Ltd.	Wisconsin

Barton Canada, Ltd.	Illinois

Jurisdiction of
Name	Incorporation	Foreign Qualifications
Barton Distillers Import Corp.	New York
Barton Financial Corporation	Delaware
Barton Incorporated	Delaware
Constellation Wines U.S., Inc.	New York	California
Washington
Idaho
Constellation Trading Company, Inc.	New York
Franciscan Vineyards, Inc.	Delaware	California
Mt. Veeder Corporation	California
Monarch Import Company	Illinois	New Hampshire
Montana
West Virginia
Georgia
California
Colorado
Florida
Washington
New Jersey
Cloud Peak Corporation	California
Constellation Aviation, Inc.	New York
The Robert Mondavi Corporation	California
R.M.E., Inc.	California
Robert Mondavi Affiliates	California
Robert Mondavi Properties, Inc.	California
Robert Mondavi Investments	California
Robert Mondavi Winery	California

ANNEX 2
Part A
STOCK OWNERSHIP OF ISSUERS

Issuer	Certificate No.	Registered Owner	Number of Shares
Allberry, Inc.	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Barton Beers, Ltd.	10	Barton Incorporated	100 shares of common stock, $0.0l par value

Barton Brands, Ltd.	9	Barton Incorporated	250 shares of common stock, $1.00 par value

Barton Brands of California, Inc.	4	Barton Incorporated	200 shares of common stock, no par value

Barton Brands of Georgia, Inc.	13	Barton Incorporated	20,000 shares of common stock, $1.00 par value

Barton Beers of Wisconsin, Ltd.	70	Barton Incorporated	254.7 shares of common stock, $100 par value

Barton Canada, Ltd.	1	Barton Brands, Ltd.	1,000 shares of common stock, $1.00 par value

Barton Distillers Import Corp.	10	Barton Incorporated	50 shares of common stock, $100 par value

Barton Financial Corporation	1	Barton Incorporated	1,000 shares of common stock, $1.00 par value

STOCK OWNERSHIP OF ISSUERS

Issuer	Certificate No.	Registered Owner	Number of Shares
Barton Incorporated	81, 88	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	7750.765335 of Class A common stock, $0.01 par value;

			7745.075439 of Class B common stock, $0.01 par value

Cloud Peak Corporation	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Constellation Wines U.S., Inc. (f/k/a Canandaigua Wine Company, Inc.)	2	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	100 shares of common stock, no par value

Franciscan Vineyards, Inc.	A-13, B-5, C-5, P-24	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	5,099 shares of Class A common stock, $0.20 par value;

			5,099 shares of Class B common stock, $0.20 par value;

			628,500 shares of Class C common stock, $10.00 par value;

			901,087 shares of preferred stock, $10.00 par value

Mt. Veeder Corporation	1	Franciscan Vineyards, Inc.	1,000 shares of common stock, no par value

Monarch Import Company	2	Barton Beers, Ltd.	1,000 shares of common stock, $1.00 par value

STOCK OWNERSHIP OF ISSUERS

Issuer	Certificate No.	Registered Owner	Number of Shares
Constellation Aviation, Inc. (f/k/a Roberts Trading Corp.)	5	Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.)	100 shares of common stock, no par value

Constellation Trading Company, Inc.	1	Constellation Brands, Inc.	100 shares of common stock, $0.01 par value

The Robert Mondavi Corporation	1	Constellation Brands, Inc.	10 shares of common stock

The Robert Mondavi Corporation	2	Robert Mondavi Properties, Inc.	.1419707267030010 share of common stock

R.M.E., Inc.	24	The Robert Mondavi Corporation	324,603 shares of capital stock

Robert Mondavi Affiliates	2	The Robert Mondavi Corporation	5,500 shares of common stock

Robert Mondavi Investments	1	Robert Mondavi Properties, Inc.	100,000 shares of common stock

Robert Mondavi Properties, Inc.	2	R.M.E., Inc.	1,800 shares of common stock

Robert Mondavi Winery	CBC 13, CBC 17	R.M.E., Inc.	2,083 shares of Class B common stock

ANNEX 3
Senior Subordinated Notes
1.	Supplemental Indenture No. 7, dated as of January 23, 2002 to the 1999 Indenture among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and BNY Midwest Trust Company, as Trustee, with respect to the 8 1/8% Senior Subordinated Notes in the amount of $250,000,000 due in 2012.
Senior Unsecured Notes
2.	Supplemental Indenture No. 2, dated as of August 4, 1999, to the 1999 Indenture among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and BNY Midwest Trust Company (as successor Trustee to Harris Trust and Savings Bank), as Trustee, with respect to the 8 5/8% Senior Notes due 2006 in the amount of $200,000,000.

3.	Supplemental Indenture No. 4, dated as of May 15, 2000, to the 1999 Indenture among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, with respect to the 8 1/2% Senior Notes due 2009 in the amount of £154,000,000.

4.	Indenture, dated as of November 17, 1999, among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and BNY Midwest Trust Company (as successor Trustee to Harris Trust and Savings Bank), as Trustee, with respect to 8 1/2% Series B Senior Notes due 2009 in the amount of £1,000,000.

5.	Indenture, dated as of February 21, 2001, among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and BNY Midwest Trust Company, as Trustee, with respect to 8% Series B Senior Notes due 2008 in the amount of $200,000,000.

EXHIBIT D-2
[Form of Opinion of U.K. Counsel to the Obligors]
Opinion of U.K. Counsel to the Obligors

Boston Brussels Chicago Düsseldorf London Los Angeles Miami Munich	Graham Rowbotham
New York Orange County Rome San Diego Silicon Valley Washington, D.C	growbotham@europe.mwe.com
+44(0) 20 7577 6930
Our Ref:    025309-0058/GR/nh/407525
Your Ref:
To: The Lenders party to the Credit
Agreement referred to below
(the “Lenders”) and
JPMorgan Chase Bank, N.A.
270 Park Avenue
4th Floor
New York
NY 10017
USA
(the “Administrative Agent”) for itself and
on behalf of the Lenders
5 June 2006
Dear Sirs
1.	We have acted as English legal adviser to Constellation Brands, Inc. (“Constellation”) and Canandaigua Limited (“Canandaigua”).
The opinion expressed in this letter is provided to you in connection with the Credit Agreement dated 5 June 2006 (the “Credit Agreement”) between, inter alia, Constellation, the Lenders and the Administrative Agent in relation to a U.S.$3,500,000,000 credit facility being provided to Constellation.
2.	In our capacity as English legal adviser to Constellation and Canandaigua we have only examined and relied on the following documents:

2.1	copies of the Certificate of Incorporation of Canandaigua dated 14 October 1998, the Certificate of Incorporation on Change of Name of Canandaigua dated 30 October 1998, a Certificate of the Registrar of Companies as to certain corporate matters in respect of Canandaigua dated 5 June 2006, and copies of the Memorandum and Articles of Association of Canandaigua certified as true, correct, complete and up to date copies by the Secretary of Canandaigua;

2.2	a copy of the written resolution of the board of directors of Canandaigua dated 22 November 2004 inter alia approving and authorising execution, delivery and performance of any and all guarantees, security agreements, pledge agreements and other collateral agreements required by Additional Financing Arrangements (as defined in such written resolution) certified as a true copy by the Secretary of Canandaigua (the “Written Resolution”);

2.3	a copy of a written approval of the Credit Agreement signed by Thomas D. Roberts being the Treasurer of Constellation Brands, Inc. (the “Approval”);

2.4	a certificate of the Assistant Secretary of Canandaigua dated 5 June 2006 certifying (inter alia) that there are no proceedings for the amendment or modification of or for any other change in the Memorandum and Articles of Association of Canandaigua, that the Written Resolution was duly and validly adopted by the board of directors of Canandaigua and is in full force and effect, and has not been subsequently amended, modified or rescinded, and that Robert Sands and Thomas Summer, both being directors of Canandaigua, and Thomas D. Roberts, being an authorised officer of Canandaigua, are duly authorised to sign and deliver the Pledge Agreement on behalf of Canandaigua (the “Canandaigua Certificate”);

2.5	the Mortgage of Shares entered into between Canandaigua and the Administrative Agent dated 5 June 2006 (the “Pledge Agreement”);

2.6	an execution copy of the Credit Agreement dated 5 June 2006; and

2.7	the result of a search in respect of Canandaigua conducted at the Companies Registry on 5 June 2006 and the result of an oral telephone enquiry of the Central Registry of Winding Up Petitions at or about 11am (London time) on 5 June 2006 in respect of Canandaigua.

3.	In this letter the Credit Agreement and the Pledge Agreement are together referred to as the “Financing Documents”.

4.	For the purposes of this opinion, we have assumed:

4.1	the genuineness of all signatures;

4.2	the authenticity and completeness of all documents submitted to us as originals;

4.3	the completeness and conformity to original documents of all documents submitted to us as drafts or certified or photostatic copies and the authenticity and completeness of all such original documents;

4.4	the capacity, power and authority of each of the parties (other than Canandaigua) to execute and deliver the Financing Documents and the due execution and delivery (pursuant to due authorisation) of the Financing Documents by each party thereto (other than Canandaigua) on the date thereof;

4.5	that the Credit Agreement and the rights and obligations created thereby constitute the legal, valid and binding obligations of Canandaigua in accordance with their terms under the laws of the State of New York by which the Credit Agreement is expressed to be governed and that the choice of the laws of the State of New York to govern the Credit Agreement is recognised by the laws of the State of New York and that the Credit Agreement has not been terminated or revoked by the parties thereto;

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4.6	that the submission to the jurisdiction of the courts of the State of New York in the Credit Agreement is valid, binding and enforceable against the parties thereto under the laws of the State of New York;

4.7	that, as to questions of fact, the Canandaigua Certificate is true, complete, accurate and correct in all respects;

4.8	the due compliance with all matters under such laws other than English law as may relate to the Financing Documents, the parties thereto or the performance or enforcement by or against parties or such other persons of such of their obligations or rights as are to be performed or enforced, as the case may be, outside England;

4.9	that the results of the search and enquiry referred to in paragraph 2.7 above were accurate and complete;

4.10	that Canandaigua has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution or administration of Canandaigua and no receiver, trustee, administrator or similar officer has been appointed in relation to Canandaigua or any of Canandaigua’s assets or revenue;

4.11	that, on the date hereof, (a) Canandaigua was not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; and (b) Canandaigua would not be, as a consequence of doing any act or thing which the Financing Documents contemplate, permit or require Canandaigua to do, unable to pay its debts within the meaning of such Section;

4.12	that the Financing Documents have not been and are not being entered into for the purposes of repaying indebtedness which has been used for the acquisition of shares in Canandaigua or any of its holding companies which would constitute the giving of financial assistance directly or indirectly for the acquisition, or for the reduction or discharge of any liability incurred in the acquisition of, shares in Canandaigua, or in any company of which it is a subsidiary within the provisions of Section 151(1) and 151(2) of the Companies Act 1985;

4.13	that the Pledge Agreement does not constitute financial collateral arrangements for the purposes of the Financial Collateral Arrangements (No. 2) Regulations 2003; and

4.14	the absence of any other arrangements between any of the parties which modify or supersede any of the terms of the Financing Documents.
For the purposes of this opinion, we have also assumed that the above assumptions were or are applicable as at the date of execution and delivery of the Financing Documents.
We do not express any opinion herein as to, nor have we investigated for the purposes of this opinion, the laws of any jurisdiction other than the laws of England as they exist at the date hereof (including those of the European Community (save to the extent incorporated into English law)). Further, it is assumed that no foreign law (including those of the European Community) which may apply with respect to the Financing Documents or any of the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated in this opinion. We express no opinion as to matters of fact. This opinion

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is given on the basis that it will be governed by and construed in accordance with English law.
5.	Based upon, and subject to, the foregoing and subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the laws of England, as applied by the English courts at the date of this opinion, are concerned:

5.1	Status

Canandaigua is a company duly incorporated and validly existing under the laws of England;

5.2	Power and Authority

Canandaigua has the requisite corporate power and authority to execute and deliver the Pledge Agreement and to perform its obligations thereunder, and has taken all necessary corporate action to authorise the execution, delivery and performance of the Pledge Agreement;

5.3	Non-violation

The execution and delivery by Canandaigua of the Pledge Agreement, and the performance by Canandaigua of its obligations thereunder, will not conflict with or violate its Memorandum or Articles of Association or any provision of any existing statute, rule or regulation under English law pertaining to it;

5.4	Search and Enquiry

The search referred to in paragraph 2.7 above revealed no order or resolution for the winding up of Canandaigua, no interim or final administration order in relation to Canandaigua, and no notice of the appointment of a receiver, administrative receiver or administrator. A telephone enquiry of the Central Registry of Winding up Petitions (the “Winding Up Enquiry”) revealed that no administration order or petition for the winding up of Canandaigua had been presented;

5.5	No immunities from Suit, etc.

Canandaigua is subject to the relevant commercial law and civil law of England and Wales and is generally subject to suit, and neither Canandaigua nor any of its respective properties enjoys any right of immunity from any judicial proceedings;

5.6	Further acts

No further acts, conditions or things are required by English law to be done, fulfilled or performed in order to enable Canandaigua lawfully to enter into, exercise its rights or perform its obligations under the Pledge Agreement or make the Pledge Agreement admissible in evidence in England other than delivery to the Registrar of Companies of the Pledge Agreement together with the prescribed particulars of the charges thereby constituted in compliance with Section 395 of the Companies Act 1985;

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5.7	Taxes

No stamp, registration or similar tax is required to be paid in England on or in relation to the Pledge Agreement;

5.8	Enforceability

The Pledge Agreement constitutes the legal, valid, binding and enforceable obligations of Canandaigua;

5.9	Security

The Pledge Agreement is sufficient to create, in favour of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, a security interest in all right, title and interest in and to the collateral specified therein and pledged by Canandaigua thereunder;

6.	Notwithstanding the foregoing this opinion is subject to the following qualifications:

6.1	an English court will not give effect to any provision of a contract if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty. A provision will be held to be in the nature of a penalty to the extent that it requires a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained;

6.2	there is some possibility that an English court would hold that a judgment on the Financing Documents, whether given in an English court or elsewhere, would supersede the Financing Documents to all intents and purposes so that (inter alia) any obligations relating to the payment of default interest, indemnification and the manner and currency in which payments are to be made would not be held to survive such a judgment;

6.3	provisions in the Financing Documents as to severability may not be binding under English law and the question whether or not any provisions of the Financing Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the English courts in their discretion;

6.4	where it can be shown that the directors of a company were not acting bona fide or considering the best interests of that company when entering transactions to provide support, such transactions could be set aside. The granting of security by Canandaigua pursuant to the Pledge Agreement is done pursuant to powers which must be exercised for the benefit of Canandaigua. Whilst the resolution referred to in paragraph 2.2 above refers to proposed financing arrangements being for the benefit of the subsidiaries of Constellation Brands, Inc. as well as for the benefit of Constellation Brands Inc. itself, this is a question of fact relating to the nature of the business and operations of Canandaigua and we do not express any opinion as to whether the English courts would determine that Canandaigua is in fact deriving a benefit from those transactions;

6.5	although a right of set-off may exist pursuant to English law, we express no opinion as to whether any provision in the Financing Documents conferring on any party

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thereto a right of set-off or similar right or a right excluding the same would be effective against a liquidator, administrator or a creditor;

6.6	an English court might not treat as final, conclusive or binding those certificates, calculations and determinations which the Financing Documents state are to be so treated;

6.7	an English court may stay proceedings if concurrent proceedings are being brought elsewhere;

6.8	the Financing Documents may be amended orally by the parties thereto notwithstanding provisions therein to the contrary;

6.9	the effectiveness of certain provisions exculpating a party from a responsibility, liability or duty otherwise owed may be limited by law and applicable equitable principles;

6.10	we express no opinion as to any provision of the Financing Documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any person party thereto or any other person;

6.11	an English court will not necessarily give effect to an indemnity for legal costs;

6.12	an indemnity, insofar as it relates to stamp duty, payable in the United Kingdom, may be void under the provisions of Section 117 of the Stamp Act 1891 and, insofar as it relates to the costs of unsuccessful litigation incurred by the indemnified party, may not be given effect by the English courts;

6.13	the search referred to in paragraph 2.7 above is not capable of revealing conclusively whether or not:
6.13.1	a winding up order has been made or a resolution passed for the winding up of a company; or

6.13.2	an administration order has been made; or

6.13.3	a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, the search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

6.14	the Winding Up Enquiry relates only to compulsory winding up and is not capable of revealing conclusively whether or not a petition for a compulsory winding up has been presented or an administration order has been made, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and

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the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. Also, the results of oral telephone enquiries of the Central Registry of Winding-Up Petitions have in the past been found to be unreliable;

6.15	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances;

6.16	in appropriate cases, English courts will give judgment in a currency other than sterling, although a judgment would have to be converted into sterling for the purposes of enforcement or for claiming in a liquidation;

6.17	it seems that a clause which provides that a notice shall be deemed to have been served at a fixed time after dispatch has no application where it is proved that the notice was not in fact received by the addressee;

6.18	a provision in any of the Financing Documents that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions is subject to rights of appeal and other remedies available to litigants and to the laws and applicable procedures prevailing in other jurisdictions;

6.19	except as specifically provided in paragraph 5.7 above, we do not express any opinion as to any tax (including, without limitation, value added tax) consequences, or filing to be made in respect of tax, arising out of any of the Financing Documents or any transaction contemplated therein;

6.20	an English court has the power to stay an action where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, that is, in which the case can be tried more suitably for the interests of all the parties and ends of justice, and where staying the action is not inconsistent with any relevant legislation including, without limitation, the Civil Jurisdiction and Judgments Act 1982 (as amended by the Civil Jurisdiction and Judgments Act 1991) and subordinate legislation made thereunder;

6.21	the expressions “enforceable”, “valid” and “binding” as used above mean that the obligations assumed by the relevant party under the relevant document are of a type which the English courts enforce or will treat as valid and binding, as the case may be. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by general principles of equity or otherwise be subject to the discretionary jurisdiction of the English courts — for example, an order for specific performance or other equitable remedies may not be available where damages are considered to be an adequate remedy;

(b)	claims may become barred by statutory limitation or prescription or may be or become subject to defences of set-off or counterclaim;

(c)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction, or contrary to public policy or the exchange control regulations of that jurisdiction;

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(d)	where a party to an agreement is a party to that agreement in more than one capacity, that party will not be able to enforce obligations owed by it to itself;

(e)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution; and

(f)	the enforcement of any term of a contract by a person who is not a party to the contract pursuant to the Contracts (Rights of Third Parties) Act 1999 is subject to the provisions of the Contracts (Rights of Third Parties) Act 1999;
6.22	we express no opinion as to the enforceability under English law of any obligation to pay interest “as well after as before judgment” (or any similar expression);

6.23	an English court may refuse to give effect to a provision in any of the Financing Documents in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs;

6.24	an English court may interpret restrictively any provision purporting to allow the beneficiary of the Pledge Agreement to make an amendment to the obligations to which the Pledge Agreement relates without further reference to Canandaigua. We would advise obtaining the confirmation of Canandaigua in such circumstances;

6.25	the choice of English law to govern the Pledge Agreement would not be recognised or upheld if its application would be incompatible with public policy, for example (but without limitation) if it were made with the intention of evading the law of the jurisdiction with which the Pledge Agreement had its most substantial connection and which, if English law had not been chosen, would have invalidated the Pledge Agreement or been inconsistent with it. As regards jurisdiction, an English court may stay proceedings if concurrent proceedings are being brought elsewhere;

6.26	the effect of any term of a trust which purports to exclude or restrict the statutory right of indemnity under Section 31(1) of the Trustee Act 2000 is unclear;

6.27	the validity, enforceability or effectiveness of a security interest, or its priority in relation to other rights and interests, may be governed or affected by the law which governs, or is otherwise applicable to, the asset which the security interest covers;

6.28	a security interest may be invalid or unenforceable if the terms attaching to the asset which it covers, or on which that asset is held, preclude the creation of security interests over it;

6.29	a security interest over an asset may rank after:
6.29.1	rights or interests which a third party holds in relation to that asset on the date on which the security interest is created; or

6.29.2	rights or interests which a third party later acquires without notice of the existence of the security interest or, in the case of an asset covered by a floating charge, with notice of the existence of the floating charge but without notice of a restriction precluding the owner of the asset from creating a right or interest such as that acquired by the third party;

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6.30	a person who has created a security interest over certain types of asset (assets covered by mortgages over which the Law of Property Act 1925 applies) is entitled, so far as English law is relevant, to apply to the High Court for an order that the asset be sold, notwithstanding that the person holding the security interest dissents;

6.31	the enforcement of security interests is subject to applicable insolvency legislation such as the Insolvency Act 1986 and the Enterprise Act 2002, as well as certain rules of law. For example, a person who holds a charge over property cannot sell the property to himself and owes a duty to take reasonable care to realise the property for a proper price;

6.32	the practical value of the security interests created by the Pledge Agreement may be limited because, although the share certificates may be held by the pledgee bank, the share register of the company whose shares are being charged (rather than the share certificates) is the primary evidence of legal ownership of the shares, and it is possible that the company could issue other certificates or alter the register, for example following an assignment of the shares to a third party;

6.33	a court might hold the security interests created by the Pledge Agreement to be floating (and not fixed) charges. We draw attention to the fact that a floating charge is more vulnerable than a fixed charge both to being set aside in a liquidation or administration and to losing its priority to other rights and interests. A floating charge will take effect subject to third party rights or interests (including rights of set-off) unless the third party concerned had express notice that a term in the Pledge Agreement prohibited the type of transaction which Canandaigua entered into with him or that the floating charge had crystallised, and subject also to any execution, distress or attachment completed before crystallisation. Also, amounts produced in a liquidation or receivership by realising assets subject to a floating charge might first have to be used to pay certain preferential debts, for example, money owed to the Inland Revenue for tax deducted at source, value added tax and remuneration of employees. An administrator has wider powers to sell assets subject to a floating charge than assets subject to a fixed charge. The Enterprise Act 2002 has to some extent restricted the powers of the holder of a floating charge and the availability of proceeds of a floating charge to the holder of that floating charge; and

6.34	we express no opinion as to whether or not the Pledge Agreement constitutes financial collateral arrangements within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003.
This opinion is solely for the benefit of the specific persons to whom it is addressed and for the purposes of the Financing Documents, and is not to be relied upon by, or communicated to, any other person or for any other purpose nor is it to be quoted or made public in any way without our prior written consent.
Yours faithfully
McDermott Will & Emery UK LLP

9

EXHIBIT D-3
[Form of Opinion of Luxembourg Counsel to the Obligors]
Opinion of Luxembourg Counsel to the Obligors

To: The Lenders party to the Credit	5 June 2006
Agreement (as defined below) and
JPMorgan Chase Bank, N.A. in its capacity
as Administrative Agent for itself and on
behalf of the Lenders under the Credit
Agreement and as secured party for itself
and on behalf of the Lenders under the New
Pledge Agreement (as defined below)
Ladies and Gentlemen,
Pledge over shares (“parts sociales”) in CB International Finance S.A.R.L.
1.	We have acted as advisors as to Luxembourg law on behalf of CB International Finance S.A.R.L. (the “Company”) in relation to the transaction as defined below, a pledge over shares (“parts sociales”) granted by Constellation Brands, Inc. (the “Pledgor”) in its capacity as sole shareholder of the Company over 65% of the voting shares (“parts sociales”) of the Company under and pursuant to the New Pledge Agreement (as defined below) and a USD 3,500,000,000 credit agreement dated as of 5 June 2006 entered into between, inter alia, the Pledgor as borrower, the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), and JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement”).
2.	For the purpose of the present opinion we have reviewed an executed copy of a Luxembourg law pledge over shares agreement dated as of 5 June 2006 (the “New Pledge Agreement”) between the Pledgor and JPMorgan Chase Bank, N.A. as secured party (the “Secured Party”) and in the presence of the Company, pursuant to which the Pledgor pledged 65% of the shares (“parts sociales”) it holds in the share capital of the Company to the benefit of the Secured Party and replacing the pledge agreement dated 22 December 2004 (the “Initial Pledge Agreement”), which has been released.
3.	We have further reviewed the following documents in relation to the Company:
3.1	a copy of the constitutional deed dated 24 March 2003 and a copy of its co-ordinated articles dated 10 March 2005 (hereafter the “Company Constitutional Deed”);

3.2	a copy of the minutes of the resolutions of the board of managers of the Company, dated 24 May 2006 authorising the execution and delivery of the Credit Agreement and of the New Pledge Agreement (hereafter the “Company Board Resolutions”);

3.3	a copy of the resolutions of the sole shareholder of the Company dated 29 May 2006 whereby the sole shareholder approves the Secured Party and any other person which would acquire the shares of the Company as a result of the enforcement of the New Pledge Agreement as new shareholder of the Company (the “Company Shareholder Resolution”);

3.4	a copy of the shareholders register of the Company evidencing the release of the Initial Pledge Agreement and the due registration of the pledge over 65% of the shares of the Company made pursuant to the New Pledge Agreement (the “Company Share Register”); and

3.5	a certificate of the court clerks to the second chamber of the Tribunal d’arrondissement de Luxembourg dated 30 May 2006 and stating that as of the date thereof, the Company has not been declared insolvent and has not requested composition proceedings or controlled management and suspension of payments proceedings to be opened, and that no compulsory winding-up proceedings have been opened against the Company (“liquidation judiciaire”) (the “Company Court Certificate”)

(all such documents being referred to together hereafter as the “Company Corporate Documents”, and the transactions contemplated thereby together with the transactions contemplated by the Credit Agreement and the New Pledge Agreement shall be referred to together as the “Transaction”).

4.	For the purpose of this opinion, we have seen but do not opine upon the Credit Agreement. We have not reviewed any documents other than the New Pledge Agreement and the Company Corporate Documents, and this opinion does not purport to address any legal issues, which arise in relation to such other documents that may be or come into in force between the parties even if the New Pledge Agreement contains an express reference thereto.

We further refer you to the legal opinion dated 22 December 2004, which we have issued in the framework of this Transaction (the “Prior Opinion”). Nothing in this Opinion is intended to nor may be construed as extending or changing any of the opinions, reservations and qualifications expressed in the Prior Opinion (and in particular any qualifications in relation to the New Pledge Agreement), and any and all opinions contained herein are subject to the assumptions, qualifications, reservations and limitations expressed in the Prior Opinion. In addition, we assume for the purpose of the opinions expressed herein that all assumptions contained in the Prior Opinion (on the terms of the Prior Opinion) are and remain true, accurate and up-to-date on the date hereof and during the period between the date of the Prior Opinion and today.

5.	This opinion is confined to and given on the basis of the laws of the Grand Duchy of Luxembourg (“Luxembourg”) as currently applied by the Luxembourg courts in published case law. We have made no independent investigation of the laws of any other jurisdiction for the purpose of this opinion and do not express or imply any opinion in relation to any such laws. Notwithstanding the particular assumptions below, we have assumed that there is nothing in the law of any jurisdiction other than Luxembourg, which would affect this opinion.

This opinion is given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

6.	The opinion assumes:

6.1	the genuineness of all signatures and seals, and that persons purported to have signed have in fact signed;

6.2	the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies or documents sent by fax or email and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us;

6.3	that each of the parties to the New Pledge Agreement other than the Company (the “Other Parties”) are duly incorporated or organised and validly existing under the laws of their respective places of incorporation and all other applicable laws;

6.4	the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform their respective obligations under the New Pledge Agreement;

6.5	the due execution and delivery by each of the parties of the New Pledge Agreement ;

6.6	that the execution, delivery and performance by each of the Other Parties of the New Pledge Agreement is legal, valid and binding on them under the laws of their respective places of incorporation or organisation and under all other applicable laws (other than the laws of Luxembourg), the execution, delivery and performance by each of the parties (including the Company) is in their best corporate interest and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws;

6.7	that all obligations under the New Pledge Agreement are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than the laws of Luxembourg) and that there is no provision of the laws of any jurisdiction (other than Luxembourg) that would have a bearing on the foregoing;

6.8	that the parties entered into the New Pledge Agreement without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction;

6.9	that the New Pledge Agreement has in fact been signed by the persons authorised to sign such documents on behalf of the Company as indicated in the relevant Company Corporate Documents;

6.10	that the situs of the assets over which a security is created or purported to be created under the Pledge Agreement is Luxembourg or would be deemed to be Luxembourg by any court for the purposes of Regulation EC 1346/2000 on insolvency proceedings (“ Regulation 1346/2000”), and in particular article 5 thereof;

6.11	that the Company has its centre of main interests in Luxembourg and has no establishment outside Luxembourg, in each case as such terms are defined in Regulation 1346/2000;

6.12	that the security interests over assets located or deemed to be located in Luxembourg on the basis of Luxembourg private international law or pledged pursuant to Luxembourg law will also have been validly created and perfected under any other applicable law, if necessary under such law;

6.13	that the Pledgor has valid and unencumbered title, free from any third party rights, to the assets pledged or to be pledged under the New Pledge Agreement to which its is a party as pledgor;

6.14	that the Company Board Resolution and the Company Shareholder Resolution have been validly taken, have not been rescinded or amended and that there have been no amendments to the Corporate Documents;

6.15	that the Company is in full compliance with the law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations) imposing certain requirements on a company having established its registered office with a third party (other than a shareholder exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such company; and

6.16	that no winding-up, insolvency or other similar petition has been presented for the parties to the New Pledge Agreement (including the Company), that these companies are not subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally, that none of them meets or threatens to meet the criteria for the opening of any such procedures and that the Company Court Certificate is true, correct and up-to date on the date hereof.

7.	On the above assumptions, and subject to the reservations set out below, we are of the opinion that:

7.1	the Company is a company duly incorporated in Luxembourg as a limited liability company (“société à responsabilité limitée”) with power to enter into the New Pledge Agreement to which it is party and to exercise its rights and perform its obligations thereunder;

7.2	all necessary corporate and other action has been taken to enable the Company validly to execute, deliver and perform its obligations under the New Pledge Agreement;

7.3	that the security interest created pursuant to the New Pledge Agreement over the shares in the Company located in Luxembourg has been perfected in accordance with the relevant Luxembourg law provisions, i.e., by virtue of acceptance by the Company and an inscription in the share register of the Company whose shares are being pledged pursuant to the New Pledge Agreement;

7.4	no further acts, conditions and things are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Company or the Other Parties lawfully to enter into, exercise their rights under and perform the obligations expressed to be assumed by them in the New Pledge Agreement (to which they are party), (b) to ensure that the obligations expressed to be assumed by the Other Parties and the Company in the New Pledge Agreement (to which they are party) are legal, valid and binding and (c) to make the New Pledge Agreement admissible in evidence in Luxembourg;

7.5	the pledge constitutes the legal valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

7.6	in any proceedings taken in Luxembourg, the Company shall not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

7.7	in any proceedings taken in Luxembourg for the enforcement of the New Pledge Agreement, the choice of the governing law expressed in the New Pledge Agreement to be Luxembourg law and the jurisdiction clause in the New Pledge Agreement in favour of the courts of Luxembourg-City is valid and binding;

7.8	under Luxembourg law, it is not necessary that the New Pledge Agreement be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the New Pledge Agreement in accordance therewith, except that in the case of court proceedings in a Luxembourg court, or the presentation of the New Pledge Agreement to an “autorité constituée” in Luxembourg, such court or “autorité constituée” may require registration of the New Pledge Agreement, in which case the NewPledge Agreement would be subject to a fixed duty of 12 EUR, such duty being payable by the party being ordered to register the New Pledge Agreement; and

7.9	the execution and delivery by the Company of the New Pledge Agreement and the performance by the Company of its obligations thereunder, will not conflict with or violate or breach any provisions of Luxembourg law or the Company Constitutional Deed.

8.	The opinion set forth above is subject to the following reservations:

8.1	the rights and obligations of the parties under the New Pledge Agreement may be limited by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, during a gestion contrôlée procedure, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court; declarations of default and subsequent acceleration will not be enforceable against reorganisation or liquidation orders given by a court in these circumstances, except insofar as any exceptions are established under Regulation 1346/2000;

8.2	a Luxembourg court will, subject to the provisions of Regulation 1346/2000, recognise the effects of insolvency proceedings regularly opened over any of the parties abroad, even without the need for any enforcement proceedings in Luxembourg, except where measures of forced execution are required, and the Luxembourg courts will similarly recognise the powers of a receiver or liquidator appointed by a foreign court, subject to such foreign proceedings and laws having extra-territorial effects and having been regularly and validly opened abroad. In particular, in accordance with article 4.2 (m) of regulation 1346/2000, Luxembourg courts may apply foreign insolvency rules relating to the voidness, voidability or unenforceability of legal acts detrimental to all the creditors;

8.3	the rights and obligations of the parties under the New Pledge Agreement may be limited by general principles of criminal law, including but not limited to criminal freezing orders, violation of which may have an adverse impact on the New Pledge Agreement;

8.4	all rights and obligations arising under the New Pledge Agreement involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law;

8.5	the admissibility as evidence of the New Pledge Agreement before a Luxembourg Court or Public Authority to which the New Pledge Agreement is produced may require that the New Pledge Agreement be accompanied by a complete or partial translation into French or German;

8.6	in the case of the enforcement of a pledge over shares in a “société à responsabilité limitée” such as the New Pledge Agreement, it is a legal requirement, in case of a transfer of shares to a non-shareholder, that such new shareholder (which would be either the buyer through a public auction or the secured party through a court attribution) to be approved by a majority of shareholders representing 3/4 of the then issued share-capital. While the existing shareholder has approved the Secured Party and certain other persons determined therein in the Company Shareholder Resolution at the time of execution of the pledge agreement, and such approval in futurum is generally recognised to be valid and enforceable in case of later enforcement insofar as the persons approved are identified or identifiable, it cannot be excluded that such approval could be challenged to the extent it extends to any buyer of the shares or even to any person not specifically named therein, which may limit the ability to enforce the pledge by public auction;

8.7	a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;

8.8	the enforcement of the New Pledge Agreement and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and in particular to the provisions of the Financial Collateral Law of 5 August 2005 (Loi du 5 août 2005 sur les contrats de garantie financière): remedies such as specific performance, the issue of an injunction or termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. In particular, without however being limited to, courts may decide that there are more adequate remedies than specific performance for violations of clauses limiting or prohibiting in certain circumstances the exercise of voting rights;

8.9	we express no opinion as regards the enforceability of the security interest created by the New Pledge Agreement if the security interest was called in an abusive manner;

8.10	save in case of an attribution judiciaire, a pledge will rank after the rights of certain creditors (liquidators’ or receivers’ fees and costs, judicial fees and costs, employees, treasury for taxes, social security, etc.), some or all of which may be unpublished preference rights arising by operation of law, attribution judiciaire procedures which may have to be undertaken if this was the chosen route, involve court procedures which will be time consuming and may take several years;

8.11	claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

8.12	no opinion is given on the tax consequences of the transaction;

8.13	no opinion is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the New Pledge Agreement or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them ; and

8.14	any power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney, signing rights over bank accounts and mandates, whether expressed to be irrevocable or not) granted and all appointments of agents made by any Luxembourg company, explicitly or by implication, will terminate by law and without notice upon such Luxembourg company’s bankruptcy (faillite) or judicial winding-up (“liquidation judiciaire”), and become ineffective upon such Luxembourg company entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

9.	In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

This opinion is delivered to its addressee in such capacity as attributed to it under the New Pledge Agreement and is only for its use and the use of its legal advisers. It is strictly limited to the matters stated herein, it only speaks as of this day and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the New Pledge Agreement or otherwise. It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent. This opinion does not contain any undertaking to update it or to inform the addressees of any changes in the laws of Luxembourg or any other laws that would affect the content thereof in any manner.
Yours faithfully,
KREMER ASSOCIES & CLIFFORD CHANCE
By Christian KREMER

EXHIBIT D-4
[Form of Opinion of Australian Counsel to the Obligors]
Opinion of Australian Counsel to the Obligors

CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

Clayton Utz
Lawyers
Levels 19-35
No. 1 O’Connell Street
Sydney NSW 2000
Australia
22 December 2004
PO Box H3
Australia Square
Sydney NSW 1215 DX 370 Sydney
To JP Morgan Chase Bank, National Association as Administrative Agent	T +61 2 9353 4000
for the Lenders referred to below, (including their	F +61 2 8220 6700
substitutes and assigns)	www.claytonutz.com
Our reference: 11465/11100/80019289
Dear Sirs
CREDIT AGREEMENT — CONSTELLATION BRANDS, INC.
We have acted as Australian legal advisers to Constellation Brands, Inc. (the “Borrower") in connection with the Credit Agreement (“Credit Agreement”) dated as of 22 December 2004 between the Borrower, the Subsidiary Guarantors named in the Credit Agreement, the lenders named in the Credit Agreement (the “Lenders”), JP Morgan Chase Bank, National Association (“JP Morgan Chase Bank”) as Administrative Agent and others.
In this opinion, capitalised terms not defined in this opinion have the meaning given them in the Credit Agreement and:
(a)	CBI means CBI Australia Pty Ltd, ACN 103 359 299.
(b)	Constellation Australia means Constellation Australia Pty Ltd ACN 103 362 232.
(c)	CIHL means Constellation International Holdings Limited, a company duly incorporated in the state of New York.
(d)	Corporations Act means the Corporations Act 2001 (Cth).
(e)	Document means each of the following documents:
(i)	the Mortgage of Shares dated as of 22 December 2004 between CBI as Mortgagor and JP Morgan Chase Bank as Security Agent in respect of the shares in Constellation Australia and other property;

(ii)	the Mortgage of Shares dated as of 22 December 2004 between CIHL as Mortgagor and JP Morgan Chase Bank as Security Agent in respect of the shares in CBI and other property; and

(iii)	the Mortgage of Shares dated as of 22 December 2004 between Constellation Australia as Mortgagor and JP Morgan Chase Bank as Security Agent in respect of the shares in Hardy Wine and other property.
(f)	Hardy Wine means Hardy Wine Company Limited ACN 008 273 907.
Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
(g)	Mortgagees has the meaning given to it in the Security.
(h)	Power means each of the powers of attorney referred to in paragraph 1(b)(iii).
(i)	Relevant Company means each of CBI and Constellation Australia.
(j)	Relevant Jurisdiction means each of the Commonwealth of Australia, the Australian Capital Territory and the State of South Australia.
(k)	Secured Property has the meaning given to it in the relevant Security.
(l)	Security means each of the Documents listed in paragraph (e)(i), (ii) and (iii) above.
No assumption or qualification in this opinion limits any other assumption or qualification in it.
1. DOCUMENTS EXAMINED
We have examined the following documents:
(a)	a counterpart of each of the Documents executed by each Relevant Company;

(b)	a certified copy of each of:
(i)	the Constitution of each Relevant Company;

(ii)	resolutions adopted by the board of directors of each Relevant Company authorising the execution by it of the Documents, and entry by it into the transactions contemplated under the Documents to which it is a party; and

(iii)	power of attorney issued by each Relevant Company in relation to the execution of the Documents, to which it is a party.
The above are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion are specified in paragraph 2 below.
We have not investigated the laws of any country other than Australia and this opinion is given only with respect to the laws of each Relevant Jurisdiction in effect as at the date of this opinion.
2. SEARCHES
At 3.30pm (approximately) on 20 December 2004 we obtained a company extract in relation to each of the Relevant Companies from the Australian Securities and Investments Commission (“ASIC”).
The above searches did not disclose the existence of any registered Lien other than those currently existing in favour of JP Morgan Chase Bank N.A.
We have not conducted any further searches since such date.

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CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
3. ASSUMPTIONS
For the purposes of giving this opinion, we have assumed the following:
(a)	the authenticity of all seals and signatures (including copies of seals and signatures) and of any duty or registration stamp or marking;

(b)	the completeness, the due execution and the conformity to original instruments, of all copies (including unexecuted copies) submitted to us, and that any document (other than a Document) submitted to us continues in full force and effect;

(c)	each Document executed by CIHL has been validly authorised by all necessary corporate, or other action under its constituent documents for due execution delivery and performance of its obligations under such Document;

(d)	in respect of any Document to which it is a party, such Document:
(i)	has been validly authorised, executed and delivered by CIHL;

(ii)	is within the capacity and powers of, each party (other than the Relevant Companies);

(iii)	has been validly authorised by each party (other than the Relevant Companies);

(iv)	has been validly executed and delivered by each party (other than the Relevant Companies); and

(v)	is binding on, and enforceable against, each party (other than in each Relevant Jurisdiction, the Relevant Companies and CIHL),
and the performance of obligations under such Documents by each party to it (other than, in each Relevant Jurisdiction, the Relevant Companies and CIHL) will comply with all applicable laws;
(e)	each of the Constitution, board resolutions and the power of attorney of each Relevant Company referred to in paragraph 1(b) continues to be in full force and effect;

(f)	each Relevant Company and CIHL enters each Document to which it is a party and carries out the transactions contemplated in each such Document for the benefit and purposes of its business. On the basis of our examination of the board resolutions referred to in paragraph 1(b) above, we are not aware of any reason to doubt this assumption in relation to the Relevant Companies;

(g)	insofar as any obligation under any Document is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal or unenforceable under the law of that jurisdiction and that no foreign law affects any of the conclusions stated in this opinion;

(h)	in relation to any payment under the Documents, the Commissioner of Taxation has not given and will not give a valid direction under any laws of the Commonwealth of Australia requiring a Relevant Company to deduct from sums payable by it to persons under the Documents an amount of Australian tax payable by the payee;

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CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
(i)	that no party to any Document has passed a voluntary winding-up resolution and that no application has been presented to or order made by a court for winding-up or for appointing a liquidator or administrator of any party and that no receiver, liquidator or administrator has been appointed in relation to or in connection with any party. Our searches at ASIC did not disclose any filings in respect of those matters in respect of the Relevant Companies;

(j)	that any representations and warranties given by any party as to matters of fact contained in the Documents are true and accurate;

(k)	that the binding effect of the Documents on any party is not affected by any matter or factual circumstance such as duress, undue influence or mistake;

(l)	that at the time of creation of each Security, no Mortgagee (as defined therein) was on notice, actual or constructive, of any prohibition or restriction on the creation of the Security or of any other Lien, interest, equity or other interest in the Secured Property (as defined in the Security) or any option or agreement to create the same;

(m)	that the existing Liens in favour of JP Morgan Chase Bank N.A. referred to in paragraph 2 will be released and the Security referred to in paragraphs (i) and (iii) of the definition of Documents will be registered against the appropriate Relevant Company at ASIC not later than 45 days after the date of execution of the relevant Security and that no other Lien will be registered against such Relevant Company before that Security has been so registered;

(n)	that any meetings of the boards of directors referred to in paragraph 1(b) above were properly convened, that all directors who attended and voted were entitled so to do, that the resolutions were properly passed, that the directors have properly performed their duties and all provisions relating to the declaration of the interests of directors or the power of interested directors to vote were duly observed and that the resolutions have not been amended, modified or rescinded and remain in full force and effect and that each director has complied with its duties and obligations under any law or document or agreement;

(o)	that each person who deals with a Relevant Company by being, or becoming, a party to the Documents (or any of them) and engaging in the transactions given effect to by or under the Documents is entitled to make the assumptions set out in Section 129 of the Corporations Act, including that:
(i)	at all relevant times, such Relevant Company’s constitution and any provisions of the Corporations Act that apply as replaceable rules, have been complied with;

(ii)	that a person who appears from information provided by such Relevant Company that is available to the public from ASIC to be a director or a company secretary of such Relevant Company has been duly appointed and has authority to exercise the powers and perform the duties customarily exercised or performed by a director or company secretary of a similar company;

(iii)	that a Document or Power has been duly executed by such Relevant Company if either:
A.	both:

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CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
1)	that company’s common seal appears to have been fixed to the document; and

2)	the fixing of the common seal appears to have been witnessed by two persons, being persons one of whom may be assumed by virtue of paragraph (ii) to be a director of that company, and the other of whom may be assumed by virtue of paragraph (ii) to be a director or secretary of that company; or
B.	the document appears to have been signed by 2 directors of that company or a director and a secretary of that company; and
(iv)	that the officers and agents of such Relevant Company properly perform their duties to that company.
Under section 128 of the Corporations Act, a person dealing with a Relevant Company is entitled to make the assumptions set out above, unless that person knew or suspected that any such assumption is incorrect. The searches referred to in paragraph 2 do not give us any reason to suspect that any of the above assumptions are incorrect;
(p)	that no Relevant Company has breached section 208, section 209 or sections 260A-D of the Corporations Act by entering into any Document to which it is a party; and

(q)	the Documents have been executed by all parties in the United States, New South Wales, South Australia or the Australian Capital Territory.
4. QUALIFICATIONS
Our opinion is subject to the following qualifications:
(a)	we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion or as to any present or future party to the Documents except as expressly stated herein;

(b)	we express no opinion as to matters of fact;

(c)	our opinion that an obligation or document is enforceable does not mean that the obligation or document can necessarily be enforced in courts of a Relevant Jurisdiction in accordance with its terms in all circumstances. In particular:
(i)	equitable remedies, such as injunction and specific performance, are discretionary subject to equitable defences and are not available where damages are considered an adequate remedy;

(ii)	the enforceability of an obligation or document may be affected by statutes of limitation, waiver and similar principles, by the doctrine of frustration, by laws concerning insolvency, bankruptcy, liquidation, administration, enforcement of security interests or reorganisation, or by other laws generally affecting creditors or counterparties’ rights or duties;
(d)	the enforcement of a Document may be:

5

CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
(i)	limited by estoppel and similar principles, and by statutory prohibition of misleading, deceptive or unconscionable conduct; and

(ii)	subject to defences of set-off, abatement or counterclaim,
in each case arising from representations, acts, omissions or liabilities of a Mortgagee;
(e)	we have relied on searches of the public records on file at ASIC as mentioned in paragraph 2 above. We note that records disclosed by those searches may not be complete or up to date;

(f)	an Australian court may stay any proceedings commenced therein against a party if there are other proceedings arising out of the same cause of action simultaneously on foot against that party in another jurisdiction;

(g)	an Australian court may in any enforcement proceedings make an order for costs against a party or may not permit a party to recover its costs in full, if that party has acted unreasonably or oppressively, even if the party is successful in the proceedings;

(h)	stipulations that illegal provisions are severable from a document or that obligations are enforceable notwithstanding illegality may not be enforceable in accordance with their terms, as an Australian court may reserve any decision on severability to itself or direct that public policy should override any purported exculpation of illegality;

(i)	any obligation of a party under a Document to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable;

(j)	we express no opinion on any provision in the Documents requiring written amendments and waivers, insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the relevant parties;

(k)	any provision in any Document providing that any entry, calculation or certification is to be conclusive and binding will not be effective if such entry, calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

(l)	where any party to the Documents is vested with a discretion or may determine a matter in its opinion, Australian law may require that such discretion be exercised reasonably and that such opinion be based on reasonable grounds;

(m)	we express no opinion as to the enforceability of any obligation to negotiate in good faith;

(n)	a document may not be admissible in court proceedings unless applicable stamp duty has been paid;

(o)	in certain circumstances, certain other claims may have or obtain priority (either in whole or in part) over the claims secured by the Securities, for example:
(i)	the claims of chargees, mortgagees and persons having the benefit of other Liens or interests of which the persons having the benefit of the

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CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
Securities had actual or constructive notice or knowledge at the time of execution of the Securities;
(ii)	claims for the costs of administration, liquidation and realisation;

(iii)	certain claims mandatorily preferred by law;

(iv)	certain claims arising by operation of law or specifically charged by statute (including without limitation, local government rates and land tax);

(v)	in relation to any floating charge, certain claims in relation to unpaid audit fees, unpaid wages, accrued holiday pay and long service leave and compensation for injuries;

(vi)	claims secured by Liens existing on an asset or granted at the time of its acquisition;

(vii)	claims secured by Liens on property registered under specific legislation relating to title to, or security over, that property;

(viii)	claims secured by Liens over certain types of property which are not registrable under the Corporations Act;

(ix)	where the amount secured by the Securities exceeds the stated priority amount for the purposes of the applicable Corporations Act, claims secured by any subsequent Liens but only to the extent of the excess; and

(x)	in some circumstances, claims secured by a subsequent Lien when advances have been made by the first lender after notice of the subsequent Lien;

(xi)	the claims of chargees, mortgagees and persons having the benefit of other Liens or interests where such Lien or interest is created by a legal mortgage over the Secured Property and such chargee, mortgagee or person did not have notice of the relevant Security;

(xii)	in respect of the Security listed in paragraph (e)(ii) of the definition of Document, the claims of chargees, mortgagees and persons having the benefit of other Liens or interests which were created prior to the Securities; and

(xiii)	the claims of chargees, mortgagees and persons having the benefit of any subsequent Lien or interest to which the Security Agent concedes priority (by act or omission), but in this regard the position of the Mortgagees are no different from that of any person taking similar security in Australia.
(p)	no opinion is given as to whether a charge created by any of the Securities would be held to operate as a fixed charge or a floating charge over any particular Secured Property;

(q)	we express no opinion as to the title of any party to the Documents to any of the Secured Property;

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CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
(r)	the ability to take control of or to dispose of the Secured Property pursuant to the Securities may be affected by the nature of the asset, for example:
(i)	a share in a company may not be transferable except in accordance with the constitution of that company or if the company is in liquidation; and

(ii)	the assignment of contractual rights may be restricted by contract or may give rise to rights of termination for the counterparty;
(s)	the courts might not give full effect to an indemnity for legal costs or for penalties or Taxes;

(t)	a judgement by a court of a Relevant Jurisdiction may be given in some cases only in Australian dollars. In all relevant cases, the court would have a discretion to give a judgement in United States dollars or another foreign currency;

(u)	purported waivers of statutory rights, agreements not to sue or agreements to agree or negotiate or consult may not be enforceable;

(v)	provisions in the Securities stating that the mortgagee, an attorney or a receiver will have no liability, or that any person dealing with them will not be affected by any irregularity or defect, may not be effective in all circumstances; and

(w)	we express no opinion as to any Lien as security over property situated outside any Relevant Jurisdiction.
5. OPINION
Based on the assumptions and subject to the qualifications set out above, we are of the following opinion:
(a)	each Relevant Company is duly incorporated as a company limited by shares and validly subsisting under the laws of the Commonwealth of Australia, has all requisite power to carry on its business and own its property and is capable of suing and being sued in its corporate name;

(b)	each Relevant Company has the corporate power and authority to execute and deliver the Documents to which it is a party and the Power executed by it and to perform its obligations under those Documents;

(c)	the Documents to which each Relevant Company is a party and the Powers executed by them have been duly authorised by all necessary corporate action on their part and have been duly executed and delivered;

(d)	the execution and delivery of the Documents to which each Relevant Company is a party and the Powers to which they are a party and the performance by any Relevant Company of its obligations under any Document to which it is a party did not and will not require any Consent or approval of or registration or filing with any Governmental Authority of a Relevant Jurisdiction (except as provided in paragraph (h) below) and does not and will not violate in any respect any now existing provision of its Constitution or any law of a Relevant Jurisdiction;

(e)	each Document to which a Relevant Company or CIHL is a party constitutes legal, valid and binding obligations of the Relevant Company, or, as the case may be,

8

INDEX

CLAYTON UTZ

Sydney	Melbourne	Brisbane	Perth	Canberra	Darwin

22 December 2004
CIHL enforceable in competent courts of the Relevant Jurisdictions in accordance with the terms of that Document;
(f)	no stamp or registration or similar taxes or charges are payable under the laws or administrative practices of any Relevant Jurisdiction in connection with the execution, delivery, performance or enforcement of the Documents or any transaction contemplated by them other than nominal duty;

(g)	each Security constitutes a valid equitable security over the assets thereby expressed to be mortgaged or charged and has the priority stated therein, subject to the terms of the relevant Document;

(h)	it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of a Document or Power that it be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in a Relevant Jurisdiction, other than the registration of the Security referred to in paragraphs (i) and (iii) of the definition of Documents at ASIC and the registration of the Powers given by each Relevant Company with the Registrar-General, ACT;

(i)	it is not necessary that the Mortgagees should be licensed, qualified or otherwise entitled to carry on business under the laws of any Relevant Jurisdiction in order to enforce their rights under the Securities or by reason only of the execution, delivery and performance of any Document;

(j)	no Relevant Company nor any of its properties has any immunity from the jurisdiction of any court of, or from any legal process under the laws of, any Relevant Jurisdiction; and

(k)	all authorisations under the laws of each Relevant Jurisdiction applicable to companies generally and required by:
(i)	each Relevant Company in connection with the execution, delivery, performance, validity or enforceability and

(ii)	by CIHL in connection with performance, validity or enforceability, of the Documents to which it is a party, have been obtained or effected and are in full force and effect.
This opinion is furnished to you as of 5pm today for the sole benefit of each of you. It is not to be used for any other purpose and may not be circulated, quoted or filed with any government agency, or otherwise referred to without our express written permission. It is not to be relied upon by any other person, firm or corporation.
Yours faithfully
CLAYTON UTZ

9

Clayton Utz
Lawyers
Levels 19-35
No. 1 O’Connell Street
Sydney NSW 2000
5 June 2006	Australia

PO Box H3
Australia Square
Sydney NSW 1215
DX 370 Sydney

JP Morgan Chase Bank, N.A. as Administrative Agent for the	T +61 2 9353 4000 F +61 2 8220 6700
Lenders referred to in the	www.claytonutz.com
Credit Agreement
Our reference: 904
Dear Sirs
Credit Agreement — Constellation Brands Inc. dated on or about 5 June 2006 (“Replacement Credit Agreement”)
We refer to our opinion (the “Opinion”) dated 22 December 2004 issued by us and addressed to JP Morgan Chase Bank, N.A., as Administrative Agent.
On the basis that the Opinion has not been updated since 22 December 2004, we hereby confirm that you and the Lenders may rely on the Opinion as if you were an original addressee thereof insofar as it relates to Constellation Australia and the Mortgage of Shares dated as of 22 December 2004 between Constellation Australia as Mortgagor and JP Morgan Chase Bank as Security Agent in respect of the shares in Hardy Wine and other property (“Mortgage of Shares”).
We also confirm that, subject to the Assumptions and Qualifications in that Opinion, references to the Credit Agreement in the Mortgage of Shares would now be taken to be references to the Replacement Credit Agreement.
Terms not otherwise defined herein shall have the meaning given to them in the Opinion.
Yours faithfully
Dan Fitts, Partner
+61 3 9286 6904
dfitts@claytonutz.com

EXHIBIT D-5
[Form of Opinion of New Zealand Counsel to the Obligors]
Opinion of New Zealand Counsel to the Obligors

Chapman Tripp Sheffield Young. 23-29 Albert St, PO Box 2206, Auckland,
New Zealand. Tel +64 9 357 9000. Fax +64 9 357 9099. DX CP24029.
www.chapmantripp.com Offices also in Wellington and Christchurch.
PARTNERS, PRINCIPALS AND CONSULTANTS

D S Alderslade	P J England*	S M Janissen	H C McQueen•	J G Sproat
K Anderson*	S H Foote*	M D Jonas	A J Nicholls	V H Stace•
M G Anderson	S L Franks•	L Jones	M R Nicholson*	C J Street•
N A Anderson*	N E Gray•	A J Keenan	D J Parker	W J Strowger
J M Appleyard	M M Harper*	B R Kidd*	J L Parker*	M C Sumpter*
M D Arthur*	J J Hassan	J A Knight*	R I Parker	P C Sumpter•
P W Bennett	V L Heine*	C S N Lawgun*	L J Partridge*	R F Wallis
H M Bowie	L I Hinton•	A F Lester*	C M V Plunket	N R S Wells
B J Brown	J E Hodder	S B Lowe	A S G Poole	T G R Williams
R A Bycroft	S A Hodge	N MacFarlane*	P M Reese	R J Wilson
M J Carroll*	J L Holland	B L McArthur	V J Rive	M W Woodbury*
G T Carter*	G A Hughes*	R B McClintock	A S Ross	A N C Woods
D J Cochrane	A J Hurst*	A G McDonald	D M M Ross	C C J Wright*
M K Corse-Scott*	B H W Hutchinson•	J A McKay	W A Sandston	M E Yarnell
G W David	E R Jack*	F D McLaughlin	B A Scott	A W Young
C M Elliffe	P R Jagose	P A McLeod•	J G M Shirtcliffe

Principals and Consultants do not share Partners’ liabilities for the firm.

*	Principals	•	Consultants
Our ref: Michael Anderson
Direct dial: +64 9 357 9003
Email: michael.anderson@chapmantripp.com
5 June 2006
JPMorgan Chase Bank, N.A. as Administrative Agent
270 Park Avenue
4th Floor
New York
NY 10017
United States of America
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
     Background
1	We have acted as New Zealand legal advisors to Nobilo Holdings in connection with:
1.1	a deed of amendment and restatement of a security agreement relating to Shares in Nobilo Wine Group Limited dated 22 December 2004 granted by Nobilo Holdings in favour of JP Morgan Chase Bank as administrative agent (“Security Agreement”); and

1.2	a pledge agreement between Constellation Brands, Inc., certain subsidiary guarantors, certain lenders and JPMorgan Chase Bank as administrative agent (“Pledge Agreement”)
(together the Documents).
2	In this opinion:
2.1	the “Company” means Nobilo Holdings.

Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
2.2	“Credit Agreement” means a credit agreement between

Constellation Brands, Inc. as borrower, certain subsidiary guarantors, certain lenders, JPMorgan Chase Bank, N.A. as administrative agent (the Administrative Agent), Citicorp North America, Inc as syndication agent J.P.Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arranger and bookrunner and the Bank of Nova Scotia as documentation agent.

2.3	In this opinion, the expressions “financing statement”, “personal property” and “security interest” have the meanings given to them in the Personal Property Securities Act 1999 (the PPSA).

2.4	Words and expressions defined or construed in the Credit Agreement (unless otherwise defined or construed in this opinion) have the same meanings and constructions where used in this opinion.
3	This opinion is furnished to you pursuant to section 5.01(a)(ii) of the Credit Agreement.

Enquiries and Searches

4	We have examined:
4.1	A copy of each of the Documents as executed by the Company.

4.2	For the Company:
(a)	an on-line search of its public records on the register of companies maintained by the New Zealand Registrar of Companies (the New Zealand Register) on 30 May 2006;

(b)	the records of a search of the miscellaneous register at the High Court in Auckland (the High Court Register) (this being the office of the High Court at which a statement of claim for the liquidation of the Company would be required to be filed under the High Court Rules) for details of any liquidation proceedings, on 30 May 2006;

(c)	a certificate from one of its directors dated 5 June 2006; and

(d)	a search of the New Zealand Personal Property Securities Register on 30 May 2006.

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
Assumptions

5	For the purposes of this opinion, we have assumed:
5.1	copy documents examined by us conform to the originals, and all documents examined by us are authentic and complete;

5.2	all signatures on documents examined by us are genuine;

5.3	all statements of fact made in each director’s certificate referred to above is and remains true, complete and accurate in all respects;

5.4	in the case of the Company:
(a)	in determining that it enter into the transactions contemplated by the Documents, its directors have acted for a proper purpose; and

(b)	its entry into the transactions contemplated by the Documents is in its best interests and in the best interests of its holding company;

(c)	it is duly constituted and validly exists as a separate legal entity with the capacity, power and authority to enter into, and to exercise its rights and to perform its obligations under, the Documents;

(d)	it has duly executed the Documents to which it is party, after the taking of all necessary corporate and other action; and

(e)	all acts, conditions or things required to be fulfilled, performed or effected under any law (other than New Zealand law) in connection with the Documents or in order to ensure the validity, effectiveness, performance or enforceability of the Documents have been duly fulfilled, performed and effected;
5.5	no receiver or liquidator has been appointed to the Company, and the Company has not been made subject to statutory management (and these assumptions are not contradicted by our search of the New Zealand Register and High Court Register);

5.6	there is nothing under any law (other than New Zealand law) which affects the opinions expressed below;

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
5.7	if it is necessary, in order to ensure the validity, effectiveness, performance or enforceability of Documents, that:
(a)	any of the Documents or details of them be filed or registered in any jurisdiction outside New Zealand; or

(b)	any other instrument relating to them be executed, delivered, filed or registered in any jurisdiction outside New Zealand, such has been or will be duly completed;

5.8	that to the extent that any stamp duty or similar tax on the Documents is payable in any jurisdiction other than New Zealand, such has been or will be duly paid;
6	We have not taken steps to verify these assumptions except for our search of the New Zealand Register and High Court Register in respect of the assumption in paragraph 5.6. We note however that, pursuant to Section 18(1) of the Companies Act 1993, the Company may not assert against you that the Companies Act 1993 or its constitution has not been complied with unless you know otherwise, or ought to do so because of your relationship with it.

7	The director’s certificate referred to above set out the determination of the board of directors of the Company as to the assumption in paragraph 5.4(b).

Opinion

8	Based on and subject to the enquiries and assumptions set out above, and subject to the qualifications and reservations set out below, we are of the opinion that:
8.1	the Company is a company registered under the Companies Act 1993;

8.2	the Company has:
(a)	the corporate power to enter into and to perform its obligations under the Documents to which it is party; and

(b)	taken all necessary corporate action to authorise the execution of those Documents and the performance by it of its obligations under those Documents;

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
8.3	the Company has duly executed the Documents;

8.4	the obligations of the Company under the Security Agreement are valid, binding and enforceable;

8.5	to the extent that New Zealand law governs the validity of the security interest under the Security Agreement (the NZ Securities), the NZ Securities validly create a security interest in favour of the Administrative Agent in respect of the particular collateral described in the NZ Securities when (and not before):
(a)	value is given by the Administrative Agent (within the meaning of section 40(1)(a) of the PPSA); and

(b)	the relevant Company has rights in that collateral (within the meaning of section 40(1)(a) of the PPSA);
8.6	the execution by the Company of, and the exercise of its rights and performance of its obligations under, the Documents does not:
(a)	conflict with its constitution; nor

(b)	conflict with any New Zealand law;
8.7	no consent, licence, approval or authorisation of or with any New Zealand court or New Zealand governmental agency is required:
(a)	in connection with the execution of the Documents by any of the Company; or

(b)	to ensure the enforceability of obligations under the Documents;
8.8	New Zealand law does not require:
(a)	that any of the Documents be filed, recorded or registered with any New Zealand court or New Zealand governmental agency; nor

(b)	that any stamp or similar tax be paid on any of the Documents, to ensure the enforceability of obligations under the Documents as against the Company (provided that in order to perfect its security

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
interest under the NZ Securities in respect of the collateral subject to it, the Administrative Agent should register a financing statement (and maintain that registration) in respect of that collateral in compliance with the PPSA and maintain physical possession of the share certificates;

8.9	the irrevocable submission of the Company under the Pledge Agreement to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court from any thereof is valid and binding on it.
Qualifications

9	This opinion is given subject to the following qualifications:
9.1	our opinion on the enforceability of obligations under the Security Agreement means that the obligations are of a type which a New Zealand court enforces or recognises. It does not mean that each obligation will necessarily be enforceable in accordance with all its terms and in all circumstances. For example:
(a)	enforcement of the Security Agreement may be limited by general principles of equity and the discretionary powers of the courts;

(b)	a New Zealand court may not give effect to provisions of the Security Agreement if to do so would conflict with public policy. We do not, however, believe that any provisions of the Security Agreement would be held to be contrary to public policy in New Zealand;

(c)	a New Zealand court may not give effect to an indemnity for legal costs, as the New Zealand courts reserve a wide discretion in the making of an order for costs;

(d)	an obligation to pay default interest may not be enforceable if the amount is held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered in the relevant circumstances;

(e)	a New Zealand court may not enforce a provision of the Security Agreement which may be or become illegal under the laws of another jurisdiction in which it is to be performed or

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
which is contrary to the exchange control regulations of another jurisdiction;
9.2	the obligations of each Company may be subject to limitation of action by the effluxion of time or defences of set off or counterclaim;

9.3	the obligations of the Company are subject to all insolvency, moratorium, reorganisation or similar laws affecting creditors’ rights generally (and in particular statutory management). For example, a transaction entered into by a company which is not solvent at the time may be set aside:
(a)	under section 292 of the Companies Act 1993, if it has a preferential effect and was entered into within the period which begins 2 years before the commencement of the liquidation (unless it took place in the ordinary course of business);

(b)	under section 293 of the Companies Act 1993, if it constitutes the giving of a charge and was entered into within the period which begins one year before the commencement of the liquidation (except to the extent of valuable consideration given at or after the granting of the charge);
9.4	under section 297 of the Companies Act 1993, the liquidator of a company may recover any excess benefit provided by a company under a transaction entered into at an undervalue and within the period which begins one year before the commencement of the liquidation (unless certain solvency tests are satisfied);

9.5	a New Zealand court may not give effect to provisions of the Security Agreement relating to severability (as it may reserve to itself the decision as to whether any provision is severable);

9.6	a New Zealand court may not give effect to provisions of the Security Agreement limiting, restricting or otherwise relating to amendments or waivers if it determines the intentions of the parties to be contrary in any case;

9.7	a determination, calculation or certificate as to any matter provided for in the Security Agreement might be held by a New Zealand court not to be conclusive and binding if the matter could be shown to have been determined, calculated or certified on an unreasonable or arbitrary basis.

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
9.8	discretions may be required to be exercised reasonably, and opinions based on reasonable grounds.

9.9	a provision in the Security Agreement that any amount is payable on demand may be construed as requiring reasonable notice;

9.10	we express no opinion on the enforceability of a currency indemnity clause, to the extent that it is expressed to apply in insolvency, bankruptcy and liquidation.

9.11	a New Zealand court can give a judgment in a currency other than New Zealand dollars if, in accordance with the relevant contract, that currency is the one which most fairly expresses the plaintiff’s loss; procedurally, the enforcement of a judgment by registering it under the Reciprocal Enforcement of Judgements Act 1934 requires it to be registered (at the option of the judgment creditor) either in the currency in which the judgment is expressed or in New Zealand dollars converted at the rate applicable at the date when applying for registration;

9.12	proceedings brought before a New Zealand court may be stayed if:
(a)	the subject matter of the proceedings has previously been considered by or is concurrently before another court in another jurisdiction; or

(b)	another forum, having competent jurisdiction, is the more appropriate forum for those proceedings;
9.13	our search of the New Zealand Register and the High Court Register is not conclusively capable of disclosing whether or not:
(a)	an application to liquidate a company has been made; or

(b)	a resolution for liquidation has been passed or a receiver or liquidator has been appointed; or

(c)	a company has been made subject to statutory management.
For example, notice of these matters may not be filed immediately or, even if filed, may not be available for immediate inspection; and it is possible that a statement of claim for the liquidation of a company would be accepted by a High Court registrar other than at Auckland.

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
9.14	insofar as the Security Agreement constitutes a Credit Contract within the meaning of the Credit Contracts and Consumer Finance Act 2003, it may not be enforceable in accordance with its terms to the extent that a New Zealand court holds such terms, or the exercise by a party of any of its rights and powers thereunder, to be oppressive or to the extent that a Company has been induced to enter into the transactions by oppressive means. In this context the expression “oppressive” is defined by the Credit Contracts and Consumer Finance Act 2003 as meaning oppressive, harsh, unjustly burdensome, unconscionable or in contravention of reasonable standards of commercial practice. We are of the view that a New Zealand court is unlikely to hold that any provision of the Security Agreement is oppressive;

9.15	recognition, acceptance and enforcement by a New Zealand court of a judgment of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof against the Company in an action arising out of the Security Agreement, without any re-trial or re-examination of the merits of the action, would depend upon:
(a)	the relevant court having jurisdiction in accordance with the rules of private international law applied in New Zealand;

(b)	the judgment of the relevant court being:

(i)	final and conclusive;

(ii)	for a debt or a sum of money;

(iii)	not in respect of taxes or penalties;
(iv)	not obtained by fraud or in a manner contrary to natural justice; and

(v)	not repugnant to public policy as then recognised in New Zealand; and
(c)	service of process in relation to the proceedings in that court having being properly effected in accordance with New Zealand law;

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
9.16	if the parties have agreed to any postponement of the time at which the security interest under the NZ Securities attaches, then the creation of the security interest will be postponed until that time;

9.17	we express no opinion as to:
(a)	the title of the Company to any property in respect of which a security interest is expressed to be created; or

(b)	whether any security interest in respect of personal property has been perfected; or

(c)	whether a security interest has priority over any other security interest or other interest in the property (and in particular we note that if another person:
(i)	acquires an interest in the Nobilo Wine Group Limited Shares for value and without notice of the NZ Securities; and

(ii)	takes possession of the certificates for the Nobilo Wine Group Limited Shares, the interest of that other person will take priority over the interest of the Administrative Agent under the NZ Securities); or

(d)	the validity of a security interest in respect of personal property which is not identifiable or traceable;
9.18	we express no opinion as to whether or not the laws of any other jurisdiction may operate to affect the validity or effectiveness of any security interest;

9.19	we express no opinion as to any provision of a document which purports to relieve a secured party of liability for, or protect a secured party from, any misconduct or negligence (on its part, or on the part of a receiver appointed by it);

9.20	we express no opinion as to any licences, permits or approvals that may be required in connection with the enforcement of a security interest (whether such enforcement involves operating a business, or disposing of property);

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Chapman Tripp
NOBILO HOLDINGS — SECURITY AGREEMENT RELATING TO SHARES
9.21	the PPSA:
(a)	imposes certain obligations on secured creditors which cannot be varied by contract (including the obligation to exercise or discharge all rights, duties or obligations in good faith and in accordance with reasonable standards of commercial practice and the obligation on exercising a power of sale to obtain the best price reasonably obtainable); and

(b)	may also affect the enforcement of certain rights and remedies contained in a security interest to the extent that those rights and remedies are inconsistent with or contrary to certain provisions of the PPSA;
9.22	the conduct of a receivership is subject to the Receiverships Act 1993. For example, a receiver:
(a)	must exercise powers in good faith for a proper purpose; and

(b)	owes a duty to obtain the best price reasonably obtainable at the time of sale (and is not entitled to indemnity from the charged property or the grantor for liability arising from a breach of this duty).
10	This opinion is addressed to you personally for the purposes of the Documents. It may not be relied on by or disclosed to another person, without our prior written consent.

11	This opinion relates only to New Zealand law in force on the date of this opinion.
Yours faithfully
Michael Anderson
Partner

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EXHIBIT D-6
[Form of Opinion of Ontario Counsel to the Obligors]
Opinion of Ontario Counsel to the Obligors

June 5, 2006
JPMorgan Chase Bank, N.A., as
Administrative Agent
270 Park Avenue, 4th Floor
New York, NY 10017
Dear Sirs:
We have acted as special counsel to Constellation Canada Holdings Limited (“AcquisitionCo”) and Constellation Canada Limited Partnership (the “Limited Partnership”) in connection with a Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among Constellation Brands, Inc., as borrower, the guarantors party thereto, the lenders party thereto (the “Lenders”), Citicorp North America, Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, The Bank of Nova Scotia, as documentation agent and JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used in this opinion letter, unless otherwise defined, shall have the meanings specified in the Credit Agreement. This opinion is given to you pursuant to Section 5.01(a)(ii) of the Credit Agreement.
A.	Documentation
As such counsel, we have reviewed:
(a)	the Vincor Arrangement Agreement;

(b)	the limited partnership agreement of the Limited Partnership (the “Limited Partnership Agreement”) dated as of November 28, 2005, between 3112751 Nova Scotia Company (the “Limited Partner”) and CB Nova Scotia ULC as sole general partner of the Limited Partnership (the “General Partner”);

(c)	a copy of the declaration filed under the Limited Partnerships Act (Ontario) in respect of the Limited Partnership (the “Declaration”);

(d)	the Canadian Pledge Agreement; and

(e)	the U.S. Pledge Agreement.

B.	Jurisdiction
We are solicitors qualified to practise law in the Province of Ontario and, we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario (“Applicable Law”). In particular, without limiting the generality of the immediately preceding sentence, no opinion is expressed with respect to the laws of any other jurisdiction to the extent those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of any security interest created by any Loan Document as a result of the application of the Ontario conflict of laws rules including, without limitation, the provisions of the Personal Property Security Act (Ontario) (the “PPSA”).

C.	Scope of Examinations
In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

D.	Assumptions and Reliances
In expressing the opinion in paragraph E1 with respect to the Limited Partnership not having been dissolved, we have relied solely upon a certified copy of the Limited Partnerships Report dated May 31, 2006, a copy of which has been delivered to you. In expressing the opinions in paragraph E2, we have relied upon a certificate of compliance issued by the Department of Industry Canada, dated May 31, 2006, a copy of which has been delivered to you.
To the extent that the opinions expressed in this opinion letter are based on factual matters, we have relied solely on officer’s certificates of David Sorce, the Secretary of each of AcquisitionCo and the General Partner (in its capacity as general partner of the Limited Partnership) as to such matters (the “Officer’s Certificates”). Copies of such Officer’s Certificates have been delivered to counsel to the Lenders.
For purposes of the opinions expressed in this letter, we have assumed:
(a)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

(c)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificates are true as of the date hereof;

(d)	that each of the General Partner and the Limited Partner is an unlimited company incorporated and subsisting under the laws of the Province of Nova Scotia;

(e)	that all necessary corporate action (if any) by the General Partner, as sole general partner of the Limited Partnership, has been taken to authorize the transfer by way of pledge and security interest of the units of the Limited Partnership to the Administrative Agent contemplated by the Canadian Pledge Agreement and the U.S. Pledge Agreement and any transfer of such units by the Administrative Agent in connection with any enforcement of the Canadian Pledge Agreement or the U.S. Pledge Agreement by the Administrative Agent;

(f)	that all necessary corporate action (if any) by the Limited Partner, as sole limited partner of the Limited Partnership, to authorize the transfer by way of pledge and security interest of the units of the Limited Partnership to the Administrative Agent contemplated by the Canadian Pledge Agreement and the U.S. Pledge Agreement and any transfer of such units by the Administrative Agent in connection with any enforcement of the Canadian Pledge Agreement or the U.S. Pledge Agreement by the Administrative Agent; and

(g)	that each of the Canadian Pledge Agreement and the U.S. Pledge Agreement has been duly authorized, executed and delivered by, and is enforceable in accordance with its respective terms against, all parties thereto.

E.	Opinions
On the basis of the foregoing and subject to the qualifications and limitations expressed in Section F, we are of the opinion that:
1.	The Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario) and has not been dissolved.

2.	AcquisitionCo is a corporation existing under the laws of Canada.

3.	AcquisitionCo has all necessary corporate power and capacity to carry out its obligations under the Vincor Arrangement Agreement.

4.	The performance by AcquisitionCo of its obligations under the Vincor Arrangement Agreement will not contravene, breach or result in any default under:

(a)	the articles or bylaws of AcquisitionCo; or

(b)	subject to the issuance of the Certificate of Arrangement, any statutory law or regulation to which it is subject.

5.	All necessary action in accordance with the provisions of the Limited Partnership Agreement has been taken to authorize the transfer by way of pledge and security interest of the limited partner units of the Limited Partnership (the “Pledged LP Units”) to the Administrative Agent contemplated by the Canadian Pledge Agreement and the U.S. Pledge Agreement and any transfer of such Pledged LP Units by the Administrative Agent in connection with any enforcement of the Canadian Pledge Agreement or the U.S. Pledge Agreement by the Administrative Agent.
6.	The validity, perfection and effect of perfection or non-perfection of a possessory security interest in a security or instrument, as a result of the application of Ontario conflict of laws rules including, without limitation, Sections 5 to 8 of the PPSA, is governed by the law of the jurisdiction where such collateral is situated at the time the security interest attaches (in each case as such terms are used in the PPSA).

7.	The validity, perfection and effect of perfection or non-perfection of a non-possessory security interest in a security or instrument, as a result of the application of Ontario conflict of laws rules including, without limitation, Sections 5 to 8 of the PPSA, is governed by the law of the jurisdiction where the debtor is located at the time the security interest attaches (in each case as such terms are used in the PPSA).

F.	Qualifications
The opinions under Section E are subject to the following qualifications and limitations:
(a)	Title — We express no opinion as to whether any party to the Canadian Pledge Agreement or the U.S. Pledge Agreement has title to or any rights in the collateral charged by such agreement or on the rank or priority of any mortgage, assignment, pledge, charge or security interest provided for in such agreement;

(b)	Transfer of Pledged Shares — We express no opinion as to the ability of the directors of the General Partner or the Limited Partner to authorize the future transfer of the relevant Pledged LP Units nor to bind (i) a future board of directors of the General Partner or the Limited Partner or (ii) future general partners or limited partners of the Limited Partnership to such transfer.

G.	Administrative Matters
The opinions expressed in this opinion letter are given solely for the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person.
Yours very truly,

EXHIBIT D-7
[Form of Opinion of Nova Scotia Counsel to the Obligors]
Opinion of Nova Scotia Counsel to the Obligors

Suite 900	Correspondence:	Telephone: 902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com	Direct Fax: 902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com	csr@smss.com
Canada B3J 3N2
File Reference: NS2272-687
June 5, 2006
JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent
170 Park Avenue
New York, NY 10017
- and -
The Lenders party to the Amended and Restated Credit Agreement (as defined below) from time to time
Dear Sirs:

Re:	Credit Arrangements by JPMorgan Chase Bank, N.A., as administrative agent in favour of Constellation Brands, Inc. (the “Borrower”)
We have acted as Nova Scotia counsel for 3112751 Nova Scotia Company (“ULC”), CB Nova Scotia ULC (“GP ULC”, and collectively with ULC, the “Nova Scotia Companies”), the general partner of Constellation Canada Limited Partnership (the “Partnership”) and Constellation Americas Holdings Limited (“Newco (US)”) (ULC, GP ULC and Newco (US) being individually, an “Opinion Obligor” and collectively, the “Opinion Obligors”) in connection with the authorization, execution and delivery of the Transaction Documents (as defined below).
In connection with this opinion, we have examined originals or photostatic copies certified or otherwise identified to our satisfaction, of the following:
(a)	a credit agreement (the “Amended and Restated Credit Agreement”) dated as of June 5, 2006 among the Borrower, the subsidiaries of the Borrower party thereto, as subsidiary guarantors, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto from time to time (collectively, the “Lenders”);

(b)	a Pledge Agreement (the “Pledge Agreement”) (including a limited recourse guarantee) dated as of June 5, 2006 between ULC and the Administrative Agent, pursuant to which ULC shall pledge its interests in the Partnership to the Administrative Agent for the benefit of the Lenders;

(c)	a Pledge Agreement (the “U.S. Pledge”) dated as of June 5, 2006 among the Borrower, the Subsidiary Guarantors (as defined therein including ULC) and the Administrative Agent, pursuant to which, inter alia, ULC shall pledge its interests in the Partnership to the Administrative Agent for the benefit of the Lenders; and

(d)	unit transfer power in blank (the “Unit Power”) relating to the transfer of 65 Class B Units of the Partnership signed by ULC.
The Credit Agreement, the Pledge Agreement, the U.S. Pledge and the Unit Power are hereinafter from time to time collectively referred to as the “Transaction Documents” and individually as a “Transaction Document”. The Pledge Agreement and the U.S. Pledge are hereinafter from time to time collectively referred to as the “Security Documents” and individually as a “Security Document”. The Credit Agreement, the U.S. Pledge and Unit Power are hereinafter from time to time collectively referred to as the “Foreign Governed Documents”.
We have also reviewed and are relying upon each of the following in rendering our opinions herein:
(a)	verification statement in respect of a financing statement (the “Financing Statement”) registered in the Nova Scotia Personal Property Registry (the “PPR”) pursuant to the provisions of the Personal Property Security Act (Nova Scotia) (the “PPSA”) against ULC in favour of the Administrative Agent, particulars of which are described on Schedule “A” attached hereto;

(b)	certificates of status (the “Certificates of Status”) pertaining to each of the Nova Scotia Companies issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated May 31, 2006 (copies of which are being delivered concurrently herewith);

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of each of the Nova Scotia Companies contained in the minute book of each of the Nova Scotia Companies;

(d)	resolutions of the directors of each of the Nova Scotia Companies dated May ●, 2006 (collectively, the “Resolutions”) authorizing the execution and delivery by the Nova Scotia Companies of the Transaction Documents to which they respectively are parties; and

(e)	a certificate of the secretary of each of the Nova Scotia Companies (the “Officer’s Certificates”) dated the date hereof relating to each of the Nova Scotia Companies and, inter alia, matters of corporate status, incumbency of officers and directors and corporate power and authority and attaching copies of the Resolutions and the memorandum of association and articles of association referred to above (copies of which are being delivered concurrently herewith);
together with such other corporate and public records and have made such other investigations, searches and inquiries and have researched such matters of law as we have considered necessary or appropriate to provide the opinions hereinafter expressed.

The opinions expressed herein are restricted to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. Without limiting the generality of the immediately preceding sentence, we express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the security interests created by the Security Documents as a result of the application of Nova Scotia conflict of laws rules, including without limitation, sections 6 to 9 of the PPSA. In addition, we express no opinion whether, pursuant to those conflict of laws rules, Nova Scotia laws would govern the validity, perfection, effect of perfection or non-perfection or enforcement of those security interests.
We have assumed:
(a)	the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photostatic, telecopied, certified or notarial copies;

(b)	that the Administrative Agent has been incorporated or formed, as the case may be, and exists, in good standing, under the laws of the jurisdiction of its incorporation or formation;

(c)	that each of the parties to each of the Transaction Documents (other than the Nova Scotia Companies) have duly authorized, executed and delivered each of the Transaction Documents to which each is a party;

(d)	that each of the Transaction Documents, other than the Pledge Agreement, constitute legal, valid and binding obligations of the parties which are a party to such Transaction Documents enforceable against such parties in accordance with their respective terms;

(e)	the currency and accuracy of (i) any printed search result from the PPR, and (ii) the indices and records maintained at the public offices where we have conducted searches or made inquiries or caused searches or inquiries to be made;

(f)	that (i) value has been given by the Administrative Agent or by the Lenders for whom the Administrative Agent acts, and (ii) none of the Administrative Agent or the Lenders has agreed in writing with ULC to postpone the time for attachment of the security interests created by the Security Documents;

(g)	that ULC has physically delivered to the other parties thereto, or their respective agents, all of the Transaction Documents to which it is a party and such Transaction Documents have been properly delivered under all relevant laws other than those of the Province of Nova Scotia and are not delivered subject to any condition or escrow which has not been satisfied; and

(h)	for the purposes of our opinions in sections 12, 15 and 17 below, the correctness of the (i) description of the Collateral (as defined in the Security Documents) (collectively, the “Collateral”) contained in the Security Documents; and (ii) the name and address of the Administrative Agent set forth in the Security Documents or otherwise used in the registration of the Financing Statement.

To the extent that the opinions expressed in this opinion letter are based on factual matters, including the address of ULC, we have relied solely on the Officer’s Certificates.
Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Opinion Obligors for the purpose of providing this opinion. Based and relying upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:
1.	ULC is an unlimited company incorporated and subsisting under the laws of the Province of Nova Scotia.

2.	GP ULC is an unlimited company incorporated and subsisting under the laws of the Province of Nova Scotia.

3.	Each of the Nova Scotia Companies has all necessary corporate power and capacity to enter into, execute, deliver and perform its obligations under the Transaction Documents to which it is a party, on its own behalf or on behalf of the Partnership, and to own or lease its property and to carry on its business as described in the Officer’s Certificates by it in each jurisdiction where such business is described in the Officer’s Certificates.

4.	GP ULC has all necessary corporate power and capacity to act as the sole general partner of the Partnership.

5.	All necessary action has been taken by ULC to authorize the entering into, execution, delivery of and the performance by it of its obligations under the Transaction Documents to which it is a party.

6.	GP ULC, as sole general partner of the Partnership, has taken all necessary corporate action (if any) to authorize the transfer by way of pledge and security interest of the units of the Partnership to the Administrative Agent contemplated by the Pledge Agreement and the U.S. Pledge and any transfer of such units by the Administrative Agent in connection with any enforcement of the Pledge Agreement or the U.S. Pledge by the Administrative Agent.

7.	ULC, as sole limited partner of the Partnership, has taken all necessary corporate action (if any) to authorize the transfer by way of the pledge and security interest of the units of the Partnership to the Administrative Agent contemplated by the Pledge Agreement and the U.S. Pledge and any transfer of such units by the Administrative Agent in connection with any enforcement of the Pledge Agreement or the U.S. Pledge by the Administrative Agent.

8.	ULC has duly executed and delivered each of the Transaction Documents to which it is a party.

9.	The Pledge Agreement constitutes a legal, valid and binding obligation of ULC, enforceable against it in accordance with its terms.

10.	The authorization, issuance, execution and delivery of the Transaction Documents to which ULC is a party, the terms or conditions thereof and the performance by ULC of its obligations thereunder do not and will not conflict with, contravene or constitute a breach of: (i) any applicable laws of the Province of Nova Scotia or the federal laws of Canada applicable therein; or (ii) any term, condition or provision of the articles of association or memorandum of association of ULC (which are the only constating documents of ULC) or any resolution of the directors or shareholders in the minute books of ULC.

11.	No authorization, consent, permit or approval of, or other action by, or filing with, or notice to, any federal or provincial governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction in the Province of Nova Scotia over ULC is required in connection with the execution, delivery and performance of the Transaction Documents by ULC.

12.	Registration has been made in all public offices provided under the laws of the Province of Nova Scotia and the federal laws of Canada where such registration is necessary or desirable to preserve, protect or perfect the security interests created by ULC under each of the Security Documents in favour of the Administrative Agent in the personal property described therein, the particulars of which are set forth in the Financing Statement.

13.	The validity, perfection and effect of perfection or non-perfection of a possessory security interest in a security or instrument under the PPSA, as a result of the application of Nova Scotia conflict of laws rules including, without limitation, sections 6 and 9 of the PPSA, is governed by the law of the jurisdiction where such collateral is situated (as such term is used in the PPSA) at the time the security interest attaches.

14.	The validity, perfection and effect of perfection or non-perfection of a non-possessory security interest in a security or instrument under the PPSA, as a result of the application of Nova Scotia conflict of laws rules including, without limitation, sections 7 and 9 of the PPSA, is governed by the law of the jurisdiction where the grantor of such interest is located (as such term is used in the PPSA) at the time the security interest attaches.

15.	Our searches in Nova Scotia against each of the Opinion Obligors pursuant to the PPSA in the PPR, the Bank Act (Canada) at the Halifax agency of the Bank of Canada and Industry Canada pursuant to the Bankruptcy and Insolvency Act (Canada) as of the dates and in the locations referred to in Schedule “A” attached hereto indicated only those registrations referred to in Schedule “A” attached hereto.

16.	Neither of the Nova Scotia Companies has any former or predecessor names recognized by the applicable corporate authorities of the Province of Nova Scotia.

17.	Each of the Security Documents creates a valid security interest in favour of the Administrative Agent in the personal property described therein in which ULC now has rights, and is sufficient to create a valid security interest in favour of the Administrative Agent in any personal property in which ULC hereafter acquires rights when those rights are acquired in each case to secure payment and performance of the obligations of ULC, as applicable, described therein as being secured thereby.

18.	No stamp or other issuance, documentary, registration, transfer or other similar tax or duty imposed by any government department or other taxing authority of or in the Province of Nova Scotia is payable in connection with the execution and delivery of the Transaction Documents other than PPR filing fees which have been paid.

19.	The selection of the laws of the State of New York (the “Foreign Law”) as the governing law of the Foreign Law Documents, would be recognized and given effect in the courts of the Province of Nova Scotia in any action or proceeding arising out of or relating to such documents brought in such courts provided that:
(a)	proof of such Foreign Law is made to such court as a question of fact by a duly qualified expert;

(b)	such choice of law is bona fide (in the sense it was not made with a view to avoid the consequences of laws of any other jurisdiction); and

(c)	such choice of law is not contrary to public policy, as that term is applied by the courts of the Province of Nova Scotia (“Public Policy”). Based solely upon our review of the Foreign Law Documents and of authority we would consider binding or authoritative in the Province of Nova Scotia but without having any knowledge of the Foreign Law and without expressing any views on the circumstances in which it was chosen, we have no reason to believe that the choice of the Foreign Law in this context is contrary to Public Policy.
20.	If a Foreign Law Document is sought to be enforced in the Province of Nova Scotia in accordance with the Foreign Law, a court in the Province of Nova Scotia would recognize such Foreign Law as it relates to matters governed by such Foreign Law and, upon appropriate evidence as to such Foreign Law being specifically pleaded and proved, apply such Foreign Law, subject to the following qualifications:
(a)	the qualifications in the preceding paragraph regarding the validity of the choice of such Foreign Law as the governing law;

(b)	a court in the Province of Nova Scotia would not enforce provisions of the Foreign Governed Documents or the applicable provisions of the laws of the jurisdictions chosen by the parties and stated in such Foreign Governed Documents which such a court would characterize as procedural, penal, revenue, or expropriatory in nature or as contrary to Public Policy and no opinion is expressed as to whether specific remedies available under such laws would be available from a Nova Scotia court;

(c)	a court in the Province of Nova Scotia has an inherent power to decline to hear such an action if it is contrary to Public Policy for it to do so, or if it is not the convenient forum to hear such action, or if concurrent proceedings are being brought elsewhere; and

(d)	a court in the Province of Nova Scotia may not enforce an obligation enforceable under such laws where performance of the obligation would be illegal under the law of the Province of Nova Scotia.

21.	The laws of the Province of Nova Scotia permit an action to be brought in a court in the Province of Nova Scotia on a final and conclusive judgment in personam of a court of the State of New York, which is not impeachable as void or voidable under the internal laws of such foreign jurisdiction, for a sum certain without re-examination of the merits of the foreign action if:
(a)	the court rendering that judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province of Nova Scotia;

(b)	that judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with Public Policy and is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada), which legislation provides such persons authority, in certain circumstances, to prevent or limit the enforcement of judgments which would adversely affect competition or trade and commerce in Canada or are as otherwise described in such legislation;

(c)	the enforcement of that judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws;

(d)	there has been compliance with the applicable limitation period;

(e)	there are no proceedings pending in the Province of Nova Scotia or no judgment rendered in such Province or in another province or country meeting the necessary conditions for recognition in the Province of Nova Scotia between the same parties, based on the same facts and having the same object;

(f)	if the foreign judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant in accordance with law of the place where the decision was rendered and a Nova Scotia court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, such defendant was unable to learn of the act of procedure initiating the proceedings or was not given sufficient time to offer a defence; and

(g)	a Nova Scotia court may decline to hear an action if such court considers that the courts of another jurisdiction are in a better position to decide the dispute.
The opinions contained herein are subject to the following qualifications:
(a)	the enforceability of the Pledge Agreement and the validity of otherwise enforceable security interests under the U.S. Pledge is subject to applicable laws relating to bankruptcy, moratorium, reorganization, insolvency and other similar laws of general application affecting the enforcement of creditors’ rights generally including the power of a court to stay proceedings in the enforcement of remedies and to impose limitations on the rights of creditors to require immediate payment of amounts stated to be payable on demand prior to the expiration of a reasonable period of time after such demand is made;

(b)	the PPSA imposes certain obligations on secured creditors which cannot be varied by contract. The Administrative Agent and any receiver, receiver and manager or agent appointed by the Administrative Agent, when realizing upon any of the assets charged by the Pledge Agreement or the U.S. Pledge must issue notices and otherwise comply with, and the enforceability of certain rights and availability of certain remedies under the Pledge Agreement or the U.S. Pledge may be affected by the PPSA including, without limitation, sections 17, 18 and 42, and Part V, of the PPSA;

(c)	the discretion exercisable by courts of competent jurisdiction in respect of the availability of equitable remedies and, more generally, the enforceability of the Pledge Agreement and the validity of otherwise enforceable security interests under the U.S. Pledge is subject to general principles of equity, whether applied by a court of law or equity, which include principles:
(i)	governing the availability of specific performance, injunctive relief, the power to grant relief from forfeiture, to stay proceedings before it, to stay execution of judgments or other traditional equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which the application for such relief is made;

(ii)	requiring good faith, commercial reasonableness and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; and

(iii)	limiting or affecting the enforceability of provisions governing judicial discretion regarding the determination of damages and entitlement to legal fees and other costs;
(d)	the security interest created by the Security Documents may not be enforceable in respect of proceeds which are not identifiable or traceable;

(e)	enforcement of rights under the Transaction Documents through courts of competent jurisdiction in the Province of Nova Scotia may require corporations to be registered and in good standing under the Corporations Registration Act (Nova Scotia);

(f)	applicable laws regarding limitations of actions and limiting the rate of interest on judgments;

(g)	any provision of the Security Documents which purports to exclude a duty or onus imposed by the PPSA or which purports to limit the liability of the Administrative Agent or Lenders for failure to discharge duties imposed on it by the PPSA may be void;

(h)	if any of the provisions of the Pledge Agreement is held to be illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions thereof will be subject to the exercise of the discretion of the court;

(i)	no opinion is expressed herein as to the validity or perfection of the security interest created by the Security Documents on debts, claims, demands and other rights which by their terms are not assignable or which are claims against the Crown;

(j)	we express no opinion as to the creation, validity or effect or perfection of the security interest created by the Security Documents in any part of the Collateral which is of a type or kind that would not be governed by the PPSA or in respect of which there is applicable federal legislation which is paramount;

(k)	if the Collateral now or hereafter includes any motor vehicle, trailer, mobile home, aircraft, boat or an outboard motor for a boat within the meaning of those terms under the Personal Property Security Act General Regulations situate in the Province of Nova Scotia which is not held by either of the Opinion Obligors as inventory (as such term is defined in the PPSA), the security interests in such Collateral or their proceeds must be registered against the applicable serial number description in order to maintain the perfection of such security interests in such Collateral as against certain persons who may have an interest in such Collateral. We have not made any registrations against such serial numbered collateral;

(l)	if the Collateral now or hereafter includes an intangible or chattel paper (as those terms are defined in the PPSA), such security interests therein are subject to section 42 of the PPSA, including the giving of proper notice of such security interests to the account debtors thereunder before the secured party would be able to enforce payment directly against any such account debtor;

(m)	if the Collateral now or hereafter includes any real property in the Province of Nova Scotia or any chattel which is or becomes a fixture to such real property then, to protect the security interest therein, further filings will be required in the appropriate land registry office pursuant to the PPSA or the Land Registration Act (Nova Scotia);

(n)	if the Collateral now or hereafter includes an interest or claim in or under a contract of annuity or policy of insurance, no opinion is expressed herein as to the creation, validity or perfection of the security interest created therein other than in respect of the transfer of a right to money or other value payable under a policy of insurance as indemnity or compensation for loss of, or damage to, Collateral;

(o)	to protect the rights of the Administrative Agent and the Lenders under the registrations referred to herein, such registrations must be renewed by registration of a financing change statement prior to the expiration dates set forth in Schedule “A” and thereafter from time to time in accordance with the PPSA. We do not maintain a diary of renewal dates and take no responsibility for ensuring that renewals occur. The PPSA also requires the Administrative Agent to file a financing change statement within the prescribed time periods where the Administrative Agent has knowledge of a transfer of all or part of ULC’s interests in the Collateral to another party or of a change in ULC’s name;

(p)	no opinion is expressed herein as to (i) the title of ULC to, or ownership of, the Collateral, or (ii) the priority of any security interest;

(q)	we have not conducted searches or made inquiries in respect of any statutory liens or deemed trusts which may arise against the property of ULC pursuant to the laws of Nova Scotia or the federal laws of Canada applicable therein. Such liens and trusts can arise under many statutes, notable examples of which are the Income Tax Act (Canada), the Workers’ Compensation Act (Nova Scotia) and the Labour Standards Code (Nova Scotia);

(r)	we have not conducted any inquiries or made any investigations with regard to any consents or approvals which may be required in connection with the transfer of any of any contractual interests made subject to a security interest under the Security Documents;

(s)	we express no opinion respecting the enforceability of any waiver of notice of exercise of any remedy;

(t)	the enforceability of any general waiver of defences contained in the Pledge Agreement will be strictly construed against the Administrative Agent. In particular we refer to those provisions of the Pledge Agreement which provide that the obligations of ULC are unconditional notwithstanding any listed actions of the Administrative Agent or any circumstance which might otherwise give discharge or defence to a guarantor and note that such waiver may be held to be too vague or uncertain to have effect;

(u)	whether any suspension or waiver of rights under the Pledge Agreement will suspend or waive any other rights will depend upon the circumstances of such suspension or waiver;

(v)	a right under the Pledge Agreement cannot be enforced if waived verbally or by course of conduct notwithstanding provisions in the Pledge Agreement requiring that such be in writing; and

(w)	we express no opinion with respect to any rights of the Administrative Agent or the Lenders which arise under any document incorporated by reference in the Pledge Agreement and, without limitation, we express no opinion as to any provision of the U.S. Pledge which may supersede the provisions of the Pledge Agreement.
This opinion letter and the opinions expressed herein are solely for use by the addressees hereof and their respective successors and assigns (including, without limitation, any financial institution that becomes a party to the Amended and Restated Credit Agreement as a Lender) in connection with the transactions contemplated herein and may not be relied upon by any other person or for any other purpose without our prior written consent. We acknowledge that addressees hereof are relying upon the opinions expressed herein in connection with the transactions referred to herein.
Yours very truly,

STEWART MCKELVEY STIRLING SCALES

SCHEDULE “A”
SEARCHES AND ENQUIRIES
Searches were conducted against
3112751 Nova Scotia Company
CB Nova Scotia ULC
Constellation Americas Holdings Limited
RESULTS
1.	Searches under the Personal Property Security Act (Nova Scotia) in the effective May 31, 2006

Registration Number:	•
Registration Date:	May •, 2006
Expiry Date:	May •, 2014
Debtor:	3112751 Nova Scotia Company
Secured Party:	JPMorgan Chase Bank, N.A., as Administrative Agent
Collateral:	•
2.	Searches under the Bank Act (Canada) at the agency of the Bank of Canada at Halifax, Nova Scotia effective May 31, 2006
NO FILINGS DISCLOSED
3.	Searches under the Bankruptcy and Insolvency Act (Canada) at Industry Canada effective May •, 2006
NO FILINGS DISCLOSED

EXHIBIT E
[Form of Opinion of Special New York Counsel to JPMorgan Chase]
Opinion of Counsel to JPMorgan Chase

June 5, 2006
To the Lenders party to the Credit Agreement referred to below and
JPMorgan Chase Bank, N.A., as Administrative Agent
for such Lenders (the “Administrative Agent”)
Ladies and Gentlemen:
          We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) in connection with the Credit Agreement dated as of June 5, 2006 (the “Credit Agreement”) between Constellation Brands, Inc. (the “Borrower”) the Subsidiary Guarantors party thereto, the financial institutions referred to as “Lenders” identified in the Credit Agreement (the “Lenders”) and JPMorgan Chase, as Administrative Agent. Terms defined in the Credit Agreement have the same respective defined meanings when used herein, and the term “Pledged Stock” has the meaning ascribed thereto in the Pledge Agreement referred to below.
          In rendering the opinions expressed below, we have examined:
(a)	an executed counterpart of the Credit Agreement; and

(b)	an executed counterpart of the U.S. Pledge Agreement (the “Pledge Agreement” and, together with the Credit Agreement, the “Credit Documents”).
          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Documents. We have also assumed that each of the Credit Documents has been duly authorized by, and has been duly executed and delivered by, and (except, to the extent set forth below, as to the Obligors) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that any authorizations, approvals or consents (including without limitation all foreign exchange control approvals) and all filings or registrations with, any governmental or regulatory authority or agency located in any jurisdiction other than the United States of America or any political subdivision thereof required for the making and performance by any party to any Credit Document have been obtained or made and are in effect.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:
          (1) Each of the Credit Documents constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.
          (2) The Pledge Agreement is effective to create, in favor of the Administrative Agent for the benefit of the Lenders, a valid security interest under the Uniform Commercial Code as in effect in the State of New York (the “UCC”) in the Collateral, provided that (a) such security interest will continue in the Collateral after disposition thereof and in any proceeds (as defined in § 9-102(a)(64) of the UCC) only to the extent provided in § 9-315 of the UCC, and (b) such security interest in any portion of the Collateral in which an Obligor acquires rights after the commencement of a case under the Bankruptcy Code in respect of the Borrower may be limited by Section 552 of the Bankruptcy Code.
          (3) The security interest created by the Pledge Agreement in the Pledged Stock represented by certificates will be perfected upon the delivery to the Administrative Agent of such certificates.
          (4) If certificates representing Pledged Stock are delivered to the Administrative Agent indorsed to the Administrative Agent or in blank by an effective indorsement, or registered in the name of the Administrative Agent, for value without notice (within the meaning of UCC §8-105) of an adverse claim (as defined in UCC §8-102(a)(1)) to the securities represented thereby, the Administrative Agent will acquire such security interest free of any adverse claim (as so defined).

               The foregoing opinions are also subject to the following comments and qualifications:
          (A) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
          (B) The enforceability of Section 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.
          (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.17(d) of the Credit Agreement, (iii) Sections 3.06 and 3.09 of the Credit Agreement, (iv) Section 10.09(b) of the Credit Agreement, insofar as such Section relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (v) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement, and any similar provision in any of the other Credit Documents, with respect to proceedings in the United States District Court for the Southern District of New York or (vi) Section 10.15 of the Credit Agreement.
          (D) We express no opinion as to the effect of Section 10.13 of the Credit Agreement.
          (E) Sub-clauses (i) and (ii) of the second sentence of Section 3.02(a) of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) are materially modified.
          (F) We express no opinion as to the applicability to the obligations of any Subsidiary Guarantor (or the enforceability of such obligations) under Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of any Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.
          (G) We wish to point out that the obligations of the Obligors, and the rights and remedies of the Administrative Agent and the Lenders, under the Pledge Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Administrative Agent and the Lenders inadequate for the practical realization of the substantive benefits purported to be provided by the Pledge Agreement.
          (H) We express no opinion as to the existence of, or the right, title or interest of the Obligors in, to or under, any of the Collateral, and except as expressly provided in paragraphs (2), (3) and (4) above, we express no opinion as to the creation, perfection or priority of any security interest in or other lien on the Collateral.
          (I) With respect to our opinion in paragraphs 2 and 3 above, we express no opinion as to the creation of any security interest in (or other lien on) any Collateral to the extent that, pursuant to Section 9-104 of the UCC, Article 9 of the UCC does not apply thereto; in addition, we have assumed that each indorsement referred to therein is effective in accordance with Section 8-107 of the UCC.
          (J) We express no opinion as to the existence of, or the right, title or interest of the Obligors in, to or under, any of the Collateral.
          (K) We wish to point out that the acquisition by the Borrower after the initial extension of credit under the Credit Agreement of an interest in property that becomes subject to the lien of the Pledge Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code.
          The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.
          This opinion letter is provided to you by us as special New York counsel to JPMorgan Chase pursuant to Section 5.01(a)(iii) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.
Very truly yours,
LVN/RJW

EXHIBIT F
[Form of Intercompany Note]
INTERCOMPANY NOTE
[                    ]
          Evidences of all loans or advances (each, a “Loan” and, collectively, the “Loans”) made hereunder shall be reflected on the grid attached hereto. FOR VALUE RECEIVED, [                    ], a [                    ] [corporation] (the “Maker”), HEREBY PROMISES TO PAY ON DEMAND to the order of CONSTELLATION BRANDS, INC. (the “Holder”) the aggregate unpaid principal amount of each Loan (plus accrued interest (if any) thereon) at any time and from time to time made hereunder which has not been previously paid.
          Reference is hereby made to the Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Holder, the Subsidiary Guarantors, certain Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
ARTICLE I
TERMS OF INTERCOMPANY NOTE
          Section 1.01 Not Forgivable. The Holder may not forgive any amounts owing under this intercompany note.
          Section 1.02 Interest; Prepayment. (a) The interest rate (the “Interest Rate”) on each Loan shall be a rate per annum therefor reflected on the grid attached hereto.
          (b) The interest (if any) payable on each Loan shall accrue from the date such Loan is made and, subject to Section 2.01, shall be payable upon demand of the Holder.
          (c) If the principal of or accrued interest (if any) on any Loan is not paid on the date demand is made, interest on such unpaid principal or interest will accrue at a rate equal to the Interest Rate (if any) plus 1.00% per annum from maturity until the principal of and interest on such Loan is fully paid.
          (d) Subject to Section 2.01, any Loan may be prepaid at any time by the Maker.
ARTICLE II
EVENTS OF DEFAULT
          Section 2.01 Events of Default. If after the making of any Loan hereunder an Event of Default has occurred under the Credit Agreement and as a result thereof the maturity of the “Loans” (as defined in the Credit Agreement) have been accelerated, the Loans hereunder shall be immediately due and payable to the Holder.
Intercompany Note

ARTICLE III
MISCELLANEOUS
          Section 3.01 Amendments, Etc. No amendment or waiver of any provision of this intercompany note, or consent to depart herefrom is permitted at any time for any reason, except with the consent of the Administrative Agent (acting at the direction of the Required Lenders).
          Section 3.02 Assignment. No party to this intercompany note may assign, in whole or in part, any of its rights and obligations under this intercompany note, except (i) to its legal successor in interest, (ii) as provided in the U.S. Pledge Agreement and (iii) in the case of the Maker, to any Subsidiary Guarantor or other Foreign Subsidiary of the Borrower so long as such Subsidiary Guarantor or Foreign Subsidiary, as the case may be, has assumed the obligations of the Maker hereunder pursuant to a written assumption agreement (such assumption agreement to be in form and substance reasonably satisfactory to the Administrative Agent) and consented to the security interest referred to in Section 3.03.
          Section 3.03 Third Party Beneficiaries; Etc. The Lenders and the Administrative Agent shall be third party beneficiaries to this intercompany note and shall have the right to enforce this intercompany note against the Maker subject to the terms and conditions of the Credit Agreement and the U.S. Pledge Agreement. The Maker acknowledges that the Holder has entered into the U.S. Pledge Agreement and consents to the grant of a security interest in this intercompany note pursuant thereto.
          Section 3.04 Headings. Article and Section headings in this intercompany note are included for convenience of reference only and shall not constitute a part of this intercompany note for any other purpose.
          Section 3.05 Entire Agreement. This intercompany note sets forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof.
          Section 3.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
          Section 3.07 Waivers. The Maker hereby waives presentment, demand for payment, notice of protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement hereof.
Intercompany Note

[MAKER]
By:
Name:
Title:

Intercompany Note

Acknowledged and Agreed as of the date first written above: CONSTELLATION BRANDS, INC.
By:
Name:
Title:

Intercompany Note

BORROWINGS, MATURITIES, AND PAYMENTS OF PRINCIPAL

Amount
	Amount of	Maturity of		Principal	Unpaid
	Borrowing/	Borrowing/	Interest	Paid or	Principal	Notation
Date	Principal	Principal	Rate	Prepaid	Balance	Made By
Intercompany Note

EXHIBIT G-1
[Form of Officer’s Certificate Pursuant to Section 5.01(a)(v)]
OFFICER’S CERTIFICATE
          Reference is made to the Credit Agreement, dated as of June 5, 2006 (the “Credit Agreement”) among Constellation Brands, Inc. (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, and The Bank of Nova Scotia and SunTrust Bank, as co-documentation agents. This Certificate is being delivered pursuant to Section 5.01(a)(v) of the Credit Agreement. Capitalized terms used and not defined herein have the respective meanings assigned thereto in the Credit Agreement.
          I, Thomas D. Roberts, Senior Vice President and Treasurer of the Borrower, DO HEREBY CERTIFY the following:
     1. I am familiar with the terms of the Credit Agreement, which provides for, among other things, the making of (i) Tranche A Term Loans to be made by the Tranche A Term Loan Lenders in an aggregate principal amount not exceeding $1,200,000,000, (ii) Tranche B Term Loans to be made by the Tranche B Term Loan Lenders in an aggregate principal amount not exceeding $1,800,000,000 and (iii) Revolving Loans to be made by the Revolving Lenders from time to time in an aggregate principal amount not exceeding $500,000,000, being an aggregate principal amount not exceeding $3,500,000,000 (which amount may, in the circumstances therein provided, be increased to up to $4,000,000,000);
     2. As to the matters herein below set forth, I either have personal knowledge thereof or have obtained knowledge thereof from officers or employees of the Borrower and/or its Subsidiaries in whom I have confidence and whose duties require them to have personal knowledge thereof, and I deliver this Certificate on behalf of the Borrower pursuant to Section 5.01(a)(v) of the Credit Agreement with the intent that this Certificate shall be relied upon by the Administrative Agent and the Lenders as a basis for the consummation of the transactions contemplated by the Credit Agreement;
     3. The Borrower hereby notifies the Administrative Agent that the Borrower requests that the Effective Date be June 5, 2006; and
     4. As of the date of this Certificate, prior to and during the syndication of the Commitments and Loans evidenced by the Credit Agreement, there has been no offerings, placements or arrangements of any other bank financing or debt securities by or on behalf of the Borrower or any affiliate Controlled by the Borrower or, to the Borrower’s knowledge, Vincor or any affiliate Controlled by Vincor.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on Behalf of the Borrower, in the undersigned’s capacity as Senior Vice President and Treasurer of the Borrower, this                      day of                     .

By:
	Name:	Thomas D. Roberts

Officer’s Certificate

EXHIBIT G-2
[Form of Officer’s Certificate Pursuant to Section 5.01(d)(i)]
OFFICER’S CERTIFICATE
          Reference is made to the Credit Agreement, dated as of June 5, 2006 (the “Credit Agreement”) among Constellation Brands, Inc. (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, and The Bank of Nova Scotia and SunTrust Bank, as co-documentation agents. This Certificate is being delivered pursuant to Section 5.01(d)(i) of the Credit Agreement. Capitalized terms used and not defined herein have the respective meanings assigned thereto in the Credit Agreement.
          I, Thomas D. Roberts, Senior Vice President and Treasurer of the Borrower, DO HEREBY CERTIFY the following:
1. I am familiar with the terms of the Credit Agreement, which provides for, among other things, the making of (i) Tranche A Term Loans to be made by the Tranche A Term Loan Lenders in an aggregate principal amount not exceeding $1,200,000,000, (ii) Tranche B Term Loans to be made by the Tranche B Term Loan Lenders in an aggregate principal amount not exceeding $1,800,000,000 and (iii) Revolving Loans to be made by the Revolving Lenders from time to time in an aggregate principal amount not exceeding $500,000,000 being an aggregate principal amount not exceeding $3,500,000,000 (which amount may, in the circumstances therein provided, be increased to up to $4,000,000,000);
2. As to the matters herein below set forth, I either have personal knowledge thereof or have obtained knowledge thereof from officers or employees of the Borrower and/or its Subsidiaries in whom I have confidence and whose duties require them to have personal knowledge thereof, and I deliver this Certificate on behalf of the Borrower pursuant to Section 5.01(d)(i) of the Credit Agreement with the intent that this Certificate shall be relied upon by the Administrative Agent and the Lenders as a basis for the consummation of the transactions contemplated by the Credit Agreement;
3. As of the Effective Date, the representations and warranties of the Borrower set forth in Sections 4.01, 4.02, 4.09, 4.13 and 4.16 (with respect to the Borrower and Canadian Acquisition Subsidiary only) of the Credit Agreement, and of each Obligor in each of the other Loan Documents to which it is a party (but as to such other Loan Documents, in all material respects), are true and correct on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

4. As of the Effective Date, no (i) Default arising under clause (a) or (b) of Article VIII of the Credit Agreement has occurred or is continuing, (ii) Event of Default arising under clause (h) or (i) of Article VIII of the Credit Agreement with respect to Borrower or any Vincor Acquisition Entity has occurred or is continuing and (iii) Event of Default arising as a result of a breach of any covenant restricting the activities of Canadian Acquisition Subsidiary or otherwise governing the Vincor Acquisition has occurred or is continuing; and
5. As of the Effective Date, the Debt Ratio (after giving effect to the Vincor Acquisition) is [            ] to 1.0, calculated as provided in the attached Exhibit A.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on Behalf of the Borrower, in the undersigned’s capacity as Senior Vice President and Treasurer of the Borrower, this                      day of                                                   .

By:
	Name:	Thomas D. Roberts

Officer Certificate

Exhibit A

Calculation of Debt Ratio

(attached hereto)

EXHIBIT H
[Form of Lender Addendum]
LENDER ADDENDUM
          Reference is made to the Credit Agreement dated as of June 5, 2006 (as in effect on the date hereof, the “Credit Agreement”) between Constellation Brands, Inc. (the “Borrower”), the Subsidiary Guarantors party thereto, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not defined herein have the respective meanings assigned thereto in the Credit Agreement.
          Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth opposite it signature below, effective as of the Effective Date.
          This Lender Addendum shall be construed in accordance with and governed by the law of the State of New York. This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
          IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this                      day of                      , 2006.

Commitments:	[NAME OF LENDER]

Revolving Loan:

Tranche A Term Loan:

Tranche B Term Loan:

By:
Name:
Title:

Accepted and agreed:
CONSTELLATION BRANDS, INC.
Lender Addendum

By:
Name:
Title:

Lender Addendum

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Lender Addendum

EXHIBIT I
FORM OF ESCROW AGREEMENT
Escrow Agreement

ESCROW AGREEMENT
ESCROW AGREEMENT (the “Agreement”) dated as of June 5, 2006,

BY AND AMONG:	VINCOR INTERNATIONAL INC. , a corporation incorporated under the laws of Canada (“Vincor”);

AND:	CONSTELLATION CANADA HOLDINGS LIMITED, a corporation incorporated under the laws of Canada (“Acquisition Sub”);

AND:	CONSTELLATION BRANDS, INC., a corporation incorporated under the laws of the State of Delaware, USA (“Constellation”);

AND:	JPMORGAN CHASE BANK, N.A., a national association formed under the laws of the United States of America, in its capacity as administrative agent for itself and the Lenders party to the Credit Agreement referred to below (as such, the “Senior Loan Agent”); and

AND:	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company licensed to carry on business in all Provinces in Canada (“Escrow Agent” or “Computershare”).
     WHEREAS, pursuant to an Arrangement Agreement (the “Arrangement Agreement”) dated April 2, 2006 among Vincor, Constellation and Acquisition Sub, as amended by an amending agreement effective April 21, 2006, Acquisition Sub will acquire all of the outstanding common shares in the capital of Vincor (the “Common Shares”) by way of plan of arrangement (the “Plan of Arrangement”) for a cash payment in the amount of $36.50 per Common Share on the terms and conditions set out in the Arrangement Agreement;
     WHEREAS, pursuant to the Arrangement Agreement, at or before the filing of the Articles of Arrangement, Acquisition Sub or Constellation shall deposit sufficient funds (the “Common Share Funds”) representing payment for Common Shares under the Arrangement pursuant to sections 2.3(b), 2.3(c)(i) and 2.3(e) of the Plan of Arrangement, with Computershare as escrow agent, to be held in escrow pending filing of the Articles of Arrangement (and issuance of the Certificate of Arrangement);
     WHEREAS, Vincor, Constellation and Acquisition Sub agree that the amount of the Common Share Funds equals $1,226,559,359.00;

     WHEREAS, pursuant to the Credit Agreement (the “Credit Agreement”) dated as of even date herewith among Constellation, the Subsidiary Guarantors and Lenders named therein, and the Senior Loan Agent, as administrative agent for such Lenders, upon consummation of the Plan of Arrangement, Constellation and Acquisition Sub shall cause Vincor to repay and prepay the indebtedness under that certain Credit Agreement dated June 30, 2004 among The Bank of Nova Scotia, as Lead Arranger and Administrative Agent, Vincor and the other parties thereto (as the same has been amended from time to time), the aggregate outstanding amount of which on June 5, 2006 that is payable in Canadian Dollars, plus any per diem interest amount (“Per Diem Amount”), (including principal, interest, prepayment premium and penalties and reimbursable fees and expenses) equals $251,595,848.39(collectively, the “Vincor Debt Funds”);
     WHEREAS, Vincor, Constellation, Acquisition Sub and the Senior Loan Agent wish to appoint the Escrow Agent hereunder to hold and disburse the Common Share Funds and Vincor Debt Funds, and the Escrow Agent is willing to hold and administer such amounts and any income thereon, and to pay and distribute the amounts held by it in accordance with this Agreement; and
     WHEREAS the first four paragraphs of the preamble are made by Vincor (except with respect to the fourth paragraph of the preamble), Acquisition Sub and Constellation and not by the Escrow Agent or the Senior Loan Agent.
     NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1.	Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Vincor Management Information Circular dated April 26, 2006 (the “Circular”). In addition, for the purposes of this Agreement, the following terms shall have the following meanings:
(a)	“Arrangement Agreement” has the meaning specified in the preamble.

(b)	“Circular” has the meaning specified above.

(c)	“Common Share Funds” has the meaning specified in the preamble.

(d)	“Credit Agreement” has the meaning specified in the preamble.

(e)	“Escrow Amount” means the $1,478,155,207.39 which is initially deposited with the Escrow Agent hereunder (which is the sum of the Common Share Funds and Vincor Debt Funds).

(f)	“Escrow Release Notice” has the meaning specified in Section 6(a).

(g)	“Escrow Period Termination Date” has the meaning specified in Section 6(c).

(h)	“Plan of Arrangement” has the meaning specified in the preamble.

(i)	“Vincor Debt Funds” has the meaning specified in the preamble.
2.	Appointment of Escrow Agent. Vincor, Constellation, the Senior Loan Agent and Acquisition Sub hereby appoint the Escrow Agent to act as escrow agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

3.	Delivery of the Escrow Amount. The Senior Loan Agent, for the account of Constellation under the Credit Agreement, has wire transferred (or has caused to be transferred) to the Escrow Agent the Escrow Amount, the receipt of which is hereby acknowledged by the Escrow Agent. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement.

4.	Deposit of Escrow Amount. Until the release of the Escrow Amount in accordance with Section 6, the Escrow Agent shall deposit the Escrow Amount in a non- interest bearing account with The Bank of Nova Scotia.

5.	Authorized Disbursements. The Escrow Agent is hereby authorized to disburse funds out of monies constituting the Escrow Amount, only in accordance with Section 6(a).

6.	Release from Escrow. The Escrow Amount shall be released by the Escrow Agent only as follows:
(a)	Immediately upon the receipt of a written notice (the “Escrow Release Notice”) from Vincor in the form attached hereto as Schedule A, the Escrow Agent shall pay from the Escrow Amount to the parties specified on Schedule 1 to the Escrow Release Notice the respective amounts set forth therein; provided that if any Per Diem Amount remains in the Escrow Account after the Escrow Agent shall have made such payment, the Escrow Agent shall deliver such Per Diem Amount to Constellation;

or;

(b)	on June 15, 2006 (the “Escrow Period Termination Date”), if the Escrow Amount has not been previously released in accordance with Section 6(a), the Escrow Agent shall deliver to the Senior Loan Agent the entire Escrow Amount.
Vincor shall deliver to the Senior Loan Agent a copy of the Escrow Release Notice, together with any attachments thereto concurrently with the delivery of same to the Escrow Agent.

Upon payment by the Escrow Agent of the Escrow Amount in accordance with this Section 6(a) or Section 6(b), the Escrow Agent shall no longer have any further obligations or liabilities in respect of the Escrow Amount.

7.	Anti-money Laundering. Each party to this Agreement other than the Escrow Agent and the Senior Loan Agent hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.

The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective; and (iii) that, except as explicitly provided otherwise in this Section 7, the Escrow Agent shall comply with Section 10.

8.	Responsibility of Escrow Agent; Indemnification.
(a)	Acquisition Sub, Constellation, Vincor and the Senior Loan Agent acknowledge and agree that the Escrow Agent acts hereunder as a depositary only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it (including, without limitation, the Arrangement Agreement), for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent, and unless it is indemnified, in a manner satisfactory to it, against such expense or liability; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; (v) may employ and consult counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and (vi) shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(b)	The Escrow Agent may employ such accountants, legal counsel, engineers, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.

(c)	The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(d)	No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own gross negligence, bad faith, wilful misconduct or breach of its obligations pursuant to or in respect of Section 6.

(e)	The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith, wilful misconduct or breach of its obligations pursuant to or in respect of Section 6.

(f)	The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash whether delivered by hand, wire transfer, registered mail or bonded courier.

(g)	Acquisition Sub and Vincor shall equally share the costs of the Escrow Agent’s services hereunder, which are set forth in Schedule B hereto, and shall also equally share the costs and expense reasonably incurred by the Escrow Agent in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder). Any amount owing under this Section and unpaid thirty (30) days after request for such payment, will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.

(h)	Acquisition Sub and Vincor shall be jointly and severally liable to indemnify the Escrow Agent and hold it harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, bad faith or wilful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(i)	The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and having only possession thereof. This Section 8 shall survive notwithstanding any termination of the Agreement or the resignation of the Escrow Agent.
9.	Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession and/or disposition of the Escrow Amount, or should any claim be made upon the Escrow Agent or the Escrow Amount by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of said Escrow Amount until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court or arbitrator of competent jurisdiction, the time for perfection of an appeal of such order, decree or judgment having expired. A copy of any such settlement or final order, decree or judgment of a court or arbitrator of competent jurisdiction shall be delivered to the Escrow Agent by Acquisition Sub, Constellation, the Senior Loan Agent or Vincor forthwith upon receipt thereof. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Amount.

10.	Resignation of Escrow Agent. The Escrow Agent shall have the right to resign from its duties and obligations hereunder upon giving to each of the Parties not less than thirty (30) days’ prior notice in writing or such shorter notice as the Parties accept as sufficient. Acquisition Sub, Vincor, Constellation and the Senior Loan Agent acting jointly, shall have the power at any time on thirty (30) days’ notice in writing to remove the existing the Escrow Agent and appoint a new escrow agent. In the event of the Escrow Agent resigning or being removed as aforesaid, Acquisition Sub, Vincor, Constellation and the Senior Loan Agent shall have the obligation to appoint a new escrow agent, upon which the retiring Escrow Agent shall transfer all of the Escrow Amounts and agreements and other documents relating to the transaction contemplated by this Agreement then in its possession to an escrow agent satisfactory to Acquisition Sub, Vincor, Constellation and the Senior Loan Agent, provided that the retiring the Escrow Agent shall have received payment in full of all fees and expenses owing to it hereunder. Should Acquisition Sub, Vincor, Constellation and the Senior Loan Agent fail to appoint a new escrow agent within thirty (30) days after notice has been given, then the Escrow Agent may, at its discretion, (a) pay and deliver the Escrow Amount into a court of a competent jurisdiction and have no further responsibility hereunder, or (b) retain the Escrow Amount on a merely safekeeping basis, at a fee to be determined solely by the Escrow Agent provided that such fee is not in excess of the fee listed on the fee schedule attached hereto.

11.	Tax Reporting. The Parties agree that, for tax reporting purposes, the Escrow Amount and all interest or other taxable income earned from the investment of the Escrow Amount in any tax year shall be taxable to Acquisition Sub.

12.	Representations and Warranties. Each of the parties hereto represents and warrants to the other parties hereto as follows: (a) it has full legal right, power and authority to enter into and perform all of its respective obligations under this Agreement; (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any other agreement to which it is a party; (c) this Agreement has been duly and validly executed and delivered and constitutes a legal, valid and binding agreement, enforceable against it in accordance with its terms; and (d) its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or any filing with any Governmental Entity or other Person and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of its constating documents, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, decree, or restriction by which it or any of its properties or assets is bound.

13.	Notices. Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication (excluding by way of electronic mail) addressed:
(a)	to Constellation and/or Acquisition Sub at:
370 Woodcliff Drive
Suite 300
Fairport, NY 14450
Attention: Thomas J. Mullin, Executive Vice President and General Counsel
Facsimile: (585) 218-3605
With a copy to:
Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place
100 King St. West
Suite 6100
Toronto, Ontario M5X 1B8
Attention: Donald C. Ross
                   Warren M. Katz
Facsimile: (416) 862-6666
(b)	to Vincor:
441 Courtney Park Drive East
Mississauga, Ontario
L5T 2V3
Attention: Donald L. Triggs, President and Chief Executive Officer
Facsimile: (905) 358-7147
With a copy to:
Goodmans LLP
250 Yonge Street
Suite 2400
Box 24
Toronto, Ontario M5B 2M6

Attention: David J. Matlow
Facsimile: (416) 979-1234
(c)	to Senior Loan Agent:
Loan and Agency Services
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: Cherry Arnaez
Facsimile: (713) 750-2782
With a copy to:
Milbank, Tweed, Hadley & McCLoy LLP
1 Chase Plaza
New York, NY 10005
Attention: Tad Van Norden
Facsimile: (212) 822-5223
And a copy to:
Fraser Milner Casgrain LLP
1 First Canadian Place
100 King Street West
Toronto, ON M5X 1B2
Attention: Peter Murphy
     to the Escrow Agent at:
COMPUTERSHARE TRUST COMPANY OF CANADA
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
M5J 2Y1
Attention: Manager, Corporate Trust
Facsimile: (416) 981-9777
Any such communication shall be deemed to have been validly and effectively given and received on the date of personal delivery or transmission by facsimile or similar means of recorded communication if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Eastern Standard Time) and otherwise on the next Business Day. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

14.	Miscellaneous.
(a)	The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b)	Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

(c)	This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart by facsimile (followed by the originally executed document forwarded promptly thereafter to the other party hereto), each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(d)	This Agreement or any provision hereof may be amended or waived only by written instrument duly signed by the party against whom such amendment or waiver is sought to be enforced.

(e)	No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(f)	No failure on the part of Escrow Agent, Acquisition Sub, Vincor, Constellation or the Senior Loan Agent to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. Nothing in this Agreement shall be construed to limit any payment obligations of Acquisition Sub and Constellation under the Arrangement Agreement or the Plan of Arrangement.

(g)	If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall remain in full force and effect.

(h)	This Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other Person any rights, remedies or any other type or types of benefits.

(i)	No party may assign its rights hereunder without the prior written consent of the other parties.

(j)	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(k)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(l)	All references herein to money amounts are to lawful money of Canada.

(m)	The Escrow Agent shall have no obligations with respect to tax reporting other than to deliver the required annual statement of interest earned.

(n)	Acquisition Sub, Vincor, Constellation and the Senior Loan Agent and the Escrow Agent shall keep the terms and conditions of this Agreement confidential and shall only disclose the existence of this Agreement and its terms and conditions to such of their employees and professional advisers who have a need to know; provided that the foregoing shall not restrict disclosure (i) in the Circular or any documents related to the Plan of Arrangement or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or (iii) in connection with any legal action relating to this Agreement.

(o)	The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

VINCOR INTERNATIONAL INC.
By:
Authorized Signing Officer

CONSTELLATION BRANDS, INC.
By:
Authorized Signing Officer

CONSTELLATION CANADA HOLDINGS LIMITED
By:
Authorized Signing Officer

JPMORGAN CHASE BANK, N.A.
By:
Authorized Signing Officer

COMPUTERSHARE TRUST COMPANY OF CANADA
By:
Stephen Byington
Professional, Corporate Trust

By:

Escrow Agreement

SCHEDULE A
Form of Notice of Release (s. 6(a))
Date: June __, 2006
TO: Computershare Trust Company of Canada (“Escrow Agent”)
AND
TO: JPMorgan Chase Bank, N.A.
Pursuant to Section 6(a) of the Escrow Agreement entered into as of June 5, 2006 by and among Constellation Canada Holdings Limited (“Acquisition Sub”), Vincor International Inc., (“Vincor”), Constellation Brands, Inc. (“Constellation”), JPMorgan Chase Bank, N.A. (the “Senior Loan Agent”) and the Escrow Agent (the “Escrow Agreement”), Vincor hereby attaches a Certificate of Arrangement issued by the Director pursuant to Section 192(7) of the Canada Business Corporation Act in respect of the Articles of Arrangement.
This shall constitute the “Escrow Release Notice” contemplated by Section 6(a), and Escrow Agent is hereby instructed to release the Escrow Amount in accordance with the terms of such section.
Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Escrow Agreement.
[SIGNATURE PAGE FOLLOWS]
Form of Notice of Release

     IN WITNESS WHEREOF, the parties hereto have executed this Notice of Release by their respective authorized officers as of the day and year first above written.

VINCOR INTERNATIONAL INC.
By:
Authorized Signing Officer

Schedule 1 to Form of Notice of Release

Payee	Amount	Payment Method	Bank

Computershare Investor Services, Inc.	$1,226,559,359.00	Intra-bank credit	Instructions for Canadian Dollar Payments coming from within and outside of Canada

			Send to:

			NOSCCATT (SWIFT ID) The Bank of Nova Scotia International Banking Division 44 King Street West Toronto, ON M5H 1H1

			For Further Credit to:

			Beneficiary: Computershare Trust Company of Canada and Computershare Investor Services, Inc.

			RE: Vincor International Inc.

			ADP A/C: 80002-07684-13

The Bank of Nova Scotia	$251,595,848.39	Wire Transfer	Canadian Dollar Standard Payment Instructions:

The Bank of Nova Scotia
Wholesale Banking Operations
720 King Street West, 4th Floor
Toronto, Ontario, Canada M5V 2T3
Account # 52712-23902-64
Attn: Loan Administration and
Agency Services
			Ref: Vincor International Inc.

			Administrative Details Address:
			The Bank of Nova Scotia 720 King Street West, 4th Floor Wholesale Banking Operations Loan Administration and Agency Services Toronto, Ontario, Canada M5V 2T3

Payee	Amount	Payment Method	Bank

Primary Contact: Zorida Shaw Tel. (416) 649-4049 Alternate Contact: John Hall Tel. (416) 866-5901 Department Fax: (416) 866-5991 Telex Address: WUI 6719400 SCOTIABANKTOR SWIFT Address: NOSCCATT